As filed with the Securities and Exchange Commission on July 29, 2013.

Registration No. 333-189853

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Intrexon Corporation

(Exact name of registrant as specified in its charter)

Virginia	8731	26-0084895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20374 Seneca Meadows Parkway

Germantown, Maryland 20876

Telephone: (301) 556-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randal J. Kirk

Chairman of the Board, President and Chief Executive Officer

Intrexon Corporation

222 Lakeview Avenue

Suite 1400

Palm Beach, Florida 33401

Telephone: (561) 855-7831

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John Owen Gwathmey David I. Meyers Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 Telephone: (804) 697-1200	Donald P. Lehr Chief Legal Officer Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, Maryland 20876 Telephone: (301) 556-9809	Mitchell S. Bloom Michael H. Bison Michael D. Maline Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Telephone: (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, no par value	9,583,333	$16.00	$153,333,328	$20,915

(1)	Includes 1,250,000 shares which the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Of this amount, $17,050 was previously paid in connection with the initial filing of this Registration Statement on July 9, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated July 29, 2013.

8,333,333 Shares

Common Stock

This is an initial public offering of shares of common stock of Intrexon Corporation.

We are offering 8,333,333 shares to be sold in this offering.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. We have been authorized to list our common stock on the New York Stock Exchange under the symbol “XON.”

We are an “emerging growth company” as defined under the federal securities laws, and as such, may elect to comply with certain reduced public company reporting requirements. See “Risk factors” beginning on page 11 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us, before expenses	$	$
(1)	We refer you to “Underwriting” beginning on page 168 for additional information regarding total underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to 1,250,000 additional shares of common stock from us at the initial public offering price less the underwriting discount.

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicated an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates.

The underwriters expect to deliver the shares on or about                     , 2013.

J.P. Morgan	Barclays
Griffin Securities	Mizuho Securities

Prospectus dated                     , 2013.

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

For investors outside the United States: Neither we nor any of the underwriters have taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

Prospectus summary

This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Intrexon,” “the Company,” “we,” “us” and “our” refer to Intrexon Corporation.

Company overview

At present rates of global industrialization and population growth, food and energy supplies and environmental and healthcare resources are becoming more scarce and/or costly. We believe it is not a viable option for mankind to continue on this path — new solutions will be necessary to preserve and globally expand a high quality of life. We believe that synthetic biology is a solution.

We believe Intrexon is a leader in the field of synthetic biology, an emerging and rapidly evolving discipline that applies engineering principles to biological systems. Using our suite of proprietary and complementary technologies, we design, build and regulate gene programs, or sequences of DNA that control cellular function, and cellular systems, or activities that take place within a cell and the interaction of those systems in the greater cellular environment, to enable the development of new and improved products and manufacturing processes across a variety of end markets, including healthcare, food, energy and environmental sciences. Our synthetic biology capabilities include the ability to precisely control the amount, location and modification of biological molecules to control the function and output of living cells and optimize for desired results at an industrial scale.

Working with our collaborators, we seek to create more effective, less costly and more sustainable solutions than can be provided through current industry practices. We believe our approach to synthetic biology can enable new and improved biotherapeutics, increase the productivity and quality of food crops and livestock, create sustainable alternative energy sources and chemical feedstocks and provide for enhanced environmental remediation. Our business model is to commercialize our technologies through exclusive channel collaborations, or ECCs, with collaborators that have industry expertise, development resources and sales and marketing capabilities to bring new and improved products and processes to market.

Our technologies combine the principles of precision engineering, statistical modeling, automation and production at an industrial scale. We efficiently engineer precise and complex gene programs across many cell types. We apply the engineering principle of a design-build-test-learn continuum, through which we accumulate knowledge about the characteristics and performance of gene programs and cell lines. This process of continuous learning allows us to enhance our ability to design and build improved and more complex gene programs and cellular systems.

We believe our technologies are broadly applicable across many diverse end markets, including some end markets that have failed to recognize the applicability of synthetic biology or failed to utilize biologically based processes to produce products. Our suite of proprietary and complementary technologies includes UltraVector, our gene program design platform, which is an integrated suite of tools comprising advanced DNA construction technology and components, cellular and protein engineering tools, computational models and statistical methods; Cell System Informatics, our proprietary bioinformatics software and database systems for mapping cellular pathways as well as our computational modeling and simulation platform; LEAP, our proprietary Laser-Enabled Analysis and Processing technology, which is an instrument that merges semiconductor manufacturing technologies for cell processing applications to provide high levels of control and scale to cell purification and stem cell culture management; and mAbLogix, our proprietary antibody discovery platform, which enables production of B-cell libraries for discovery of antibodies. All of these technologies are described in greater detail in “Business—Our suite of proprietary and complementary technologies.”

We have devised our business model to bring many different commercial products to market through the formation of ECCs with collaborators that have expertise within specific industry segments, but, to date, no commercial products have been enabled by our technologies. In our ECCs, we provide expertise in the engineering, fabrication and modification of gene programs and cellular systems, and our collaborators are responsible for providing market and product development expertise, as well as regulatory, sales and marketing capabilities. Generally, our collaborators compensate us through technology access fees, royalties, milestones and reimbursements of certain costs. This business model allows us to leverage our capabilities and capital across a broader landscape of product opportunities and end markets than we would be capable of addressing on our own.

We began entering into ECCs in 2011 and are currently party to nine such agreements. Under these ECCs, we are developing products in the fields of healthcare and food. In healthcare, our ECCs include programs in oncology, anti-infectives, antibiotics and tissue repair. In food, we are working to increase the productivity and nutritional value of salmon and other fish. We are also working to establish ECCs in the areas of energy and environmental sciences.

While the field of synthetic biology is still emerging, the addressable markets that may benefit from this approach are large and well-established. In healthcare, synthetic biology may provide new approaches to treating diseases, as well as improvements to the manufacture of existing products. It is estimated that the global human pharmaceuticals market is over $900 billion and that biological therapeutics represent approximately $150 billion of this market. While genetically modified salmon or trout may be considered new products, the global market for aquaculture was valued at approximately $110 billion in 2011. Genetically modified agricultural plants are already grown on more than 170 million hectares around the world and are worth an estimated $65 billion dollars. In energy, we are working to create novel, highly engineered organisms that use specific feed stocks to create commercially valuable end products, such as isobutanol, which already has a variety of technical and industrial applications and is also being investigated as a gasoline alternative.

Our competitive strengths

We believe that our technologies and our approach to synthetic biology — design-build-test-learn — give us a competitive advantage over traditional industrial processes as well as current approaches to synthetic biology.

We believe that we have the following competitive strengths:

•

We have a suite of proprietary and complementary technologies.    We have built a suite of proprietary and complementary technologies that provides us with a comprehensive ability to design, create, modify and regulate gene programs and cellular systems.

•

Our design-build-test-learn continuum allows us to design and build improved and more complex gene programs.    We have developed a core expertise and technologies to design, build, and test complex gene programs, as well as technologies to isolate cells that best express the desired biological output. We have also developed an extensive bioinformatic software platform that combines information technology with advanced statistical analysis for DNA design and genetic engineering, enabling us to continually learn and create optimal conditions for our gene programs.

•

We believe we are a leader in synthetic biology.    We believe we are the first company focused exclusively on applying synthetic biology across a broad spectrum of end markets and have been working in the field since 1998. Over the last 15 years, we have accumulated extensive knowledge and experience in the design, modification and regulation of gene programs. We believe all of these factors, coupled with our suite of proprietary and complementary technologies, provide us with a first-mover advantage in synthetic biology.

•

We serve large and diverse end markets with high built-in demand.    A vast number of the products consumed globally are or can be produced using biologically based processes. Natural resources are becoming more scarce as demand exceeds supply creating unmet needs for improvements in development and manufacturing. Because synthetic biology has the potential to deliver against these unmet needs, we believe that significant demand already exists for improved products enabled by synthetic biology. Additionally, there are markets utilizing traditional industrial processes that have failed to recognize the significant improvement in performance that could be achieved using synthetic biology.

•

We have a scalable ECC business model to leverage the broad potential of synthetic biology.    Under our ECC business model, our collaborators are primarily responsible for providing market and product development expertise, as well as sales, marketing and regulatory capabilities. Our ECC business model allows us to participate in the potential upside from products that are enabled by our technologies across an extensive range of industries, without the need for us to invest considerable resources in bringing individual programs to market. Moreover, we believe that we will increasingly engage in ECCs in new fields at an accelerating pace with well-recognized collaborators.

•

We have experienced management and employees.    Our management team, including our Chief Executive Officer, Randal J. Kirk, and our Chief Operating Officer, Krish Krishnan, consists of executives with a track record of success in building and managing research and development-driven companies, including New River Pharmaceuticals Inc., which was sold in 2007 to Shire plc for $2.6 billion. Our Chief Science Officer, Thomas D. Reed, was responsible for the initial conception and creation of our UltraVector technology platform. We have 142 employees primarily engaged in research and development, 61 of whom hold advanced degrees in engineering and biology or other sciences, including either a Ph.D., M.D. or D.V.M.

Our markets

Synthetic biology has applicability across many diverse end markets. Our goal is to be a leader in the application of synthetic biology for products currently utilizing biologically based processes, and a leader in the replacement of conventional processes and products with biologically based ones. Through the application of our suite of proprietary and complementary technologies, we believe we can create optimized biological processes and create substitutes for traditional industrial techniques, leading to improved products that are developed and manufactured faster and more cost-effectively. Our markets include healthcare (therapeutics, bioproduction and diagnostics), food (food animals and agriculture), energy and chemicals and environmental sciences (biosensors, bioremediation and specialty processes).

Our business model

We believe that because synthetic biology has applicability across many diverse end markets, we cannot take full advantage of synthetic biology with internal development programs alone. To address this, we have devised our business model to allow us to focus on our core expertise in synthetic biology while bringing many different commercial products to market via collaborations in a broad range of industries or end markets, thus minimizing and leveraging the use of our own capital.

Our business model is built around the formation of ECCs. An ECC is an agreement with a collaborator to develop products based on our technologies in a specifically defined field. We seek collaborators that have expertise within a specific industry segment and the commitment to provide resources for the development and commercialization of products within that industry segment. In our ECCs, we provide expertise in the engineering of gene programs and cellular systems, and our collaborators are responsible for providing market and product development expertise, as well as regulatory, sales and marketing capabilities.

Risks associated with our business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

•

We have incurred net losses since our inception. We anticipate that we will continue to incur losses and negative cash flow from operating activities for the foreseeable future, and we may never achieve or maintain profitability. We expect a significant period of time will pass before the achievement of contractual milestones and the realization of royalties on products commercialized under our ECCs.

•

We expect that we may need substantial additional funding in the future in order to fund our business. This may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

•	Ethical, legal and social concerns about synthetic biologically engineered products and processes could limit or prevent the use of products or processes using our technologies and limit our revenues.

•	If we fail to maintain and successfully manage our existing, or enter into new, ECCs, we may not be able to develop and commercialize our technologies and achieve or sustain profitability.

•	We rely on our collaborators to develop, commercialize and market products, and they may not be successful.

•	To date, no commercial products have been enabled by our technologies, and, even if our technologies prove to be effective, they still may not lead to commercially viable products.

•

Our ability to compete may decline if we do not adequately protect our propriety technologies or if we lose some of our intellectual property rights through costly litigation or administrative proceedings.

•

If we lose key management personnel, including our Chief Executive Officer, Randal J. Kirk, our Chief Operating Officer, Krish S. Krishnan, or our Chief Science Officer, Thomas D. Reed, or are unable to attract and retain additional personnel, it could delay our product development programs, harm our research and development efforts, and we may be unable to pursue collaborations or develop our own products.

Corporate information

We were founded by Thomas D. Reed, Ph.D., in 1998. We are a Virginia corporation. Since 2005, we have been controlled, managed and primarily funded by Randal J. Kirk, our Chairman and Chief Executive Officer, and his affiliates for the purposes of developing our synthetic biology technologies. Our principal executive offices are located at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876, and our telephone number is (301) 556-9900. Our website address is www.dna.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

UltraVector®, RheoSwitch Therapeutic System® and RTS® are our registered trademarks in the United States and LEAP™ and mAbLogix™ are our common law trademarks in the United States. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The offering

Common stock offered by us	8,333,333 shares

Common stock to be outstanding after this offering	93,819,407 shares

Option to purchase additional shares from us	We have granted the underwriters an option for a period of up to 30 days to purchase up to 1,250,000 additional shares from us.

Directed share program	At our request, the underwriters have reserved up to seven percent of shares offered hereby for sale at the initial public offering price to officers, directors, employees and certain other persons associated with us, but excluding Randal J. Kirk and his affiliates, through a directed share program. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. See “Underwriting.”

Use of proceeds	We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $113.5 million (or approximately $130.9 million if the underwriters’ option to purchase additional shares in this offering is exercised in full), based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash resources, to fund continued investment in our research and development platforms, to further our business development efforts to consummate new collaboration agreements with new companies across our various commercial divisions and for working capital and other general corporate purposes. See “Use of proceeds” on page 43.

New York Stock Exchange symbol	“XON“

The number of shares of common stock to be outstanding after this offering is based on (i) 5,671,635 shares of common stock outstanding on July 15, 2013, (ii) 75,402,330 shares of common stock into which all of our redeemable convertible preferred stock outstanding as of July 15, 2013 will be converted upon the completion of this offering, and (iii) upon the completion of this offering the conversion of aggregate dividends on our preferred stock of $66.2 million into 4,412,109 shares of our common stock, assuming for this purpose that the closing of this offering occurred on July 15, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, all of which is described more fully under the section of this prospectus entitled “Capitalization—Cumulative and unpaid dividends,” and excludes:

•	2,851,190 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.79 per share, of which 953,833 shares are vested as of July 15, 2013;

•

2,381,588 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of July 15, 2013. Upon completion of this offering, we will grant no further awards under the 2008 Equity Incentive Plan;

•	511,098 shares of common stock issuable upon the exercise of warrants outstanding as of July 15, 2013 at a weighted average exercise price of $0.79 per share; and

•	7,000,000 shares of our common stock that will be made available for future issuance under our 2013 Omnibus Incentive Plan upon completion of this offering.

Except as otherwise noted, all information in this prospectus:

•	gives effect to a reverse stock split of 1-for-1.75 of our shares of common stock effective on July 26, 2013;

•

assumes the filing and effectiveness of our amended and restated articles of incorporation in Virginia and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering; and

•	assumes no exercise by the underwriters of their option to purchase up to 1,250,000 additional shares of common stock from us to cover over-allotments.

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, Mr. Kirk and these affiliates would purchase an aggregate of up to approximately 2,000,000 of the 8,333,333 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicated an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates.

Summary consolidated financial data

The following table summarizes our consolidated financial data. We derived the summary consolidated statement of operations data for the years ended December 31, 2012 and 2011 from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012 and the consolidated balance sheet data as of March 31, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of our financial position and results of operations for these periods. All previously reported share and per share amounts throughout this prospectus have been retroactively adjusted to reflect our 1-for-1.75 reverse stock split of our shares of common stock effective on July 26, 2013. Our historical results for any prior period are not necessarily indicative of the results to be expected in any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year. The summary consolidated financial data should be read together with our consolidated financial statements and related notes, as well as “Selected consolidated financial data” beginning on page 53 and “Management’s discussion and analysis of financial condition and results of operations,” beginning on page 56. Our audited and unaudited consolidated financial statements have been prepared in U.S. dollars in accordance with U.S. GAAP.

	Three months ended March 31,		Years ended December 31,
	2013	2012	2012	2011

	(In thousands, except share and per share amounts)

Statement of Operations Data:
Revenues:
Collaboration revenues	$3,864	$1,554	$13,706	$5,118
Other revenues	112	64	219	3,053

Total revenues	3,976	1,618	13,925	8,171

Operating expenses:
Research and development	11,502	18,979	64,185	70,386
General and administrative	6,480	7,760	24,897	18,300
Other operating expenses	—	—	—	1,912

Total operating expenses	17,982	26,739	89,082	90,598

Loss from operations	(14,006)	(25,121)	(75,157)	(82,427)

Total other income (expense), net	(21,966)	11,209	(6,443)	(2,853)
Equity in net loss of affiliate	(390)	—	(274)	—

Net loss	$(36,362)	$(13,912)	$(81,874)	$(85,280)

Net loss attributable to noncontrolling interest	51	—	—	—

Net loss attributable to Intrexon	$(36,311)	$(13,912)	$(81,874)	$(85,280)

Accretion of dividends on redeemable convertible preferred stock, not declared	(6,405)	(5,460)	(21,994)	(13,868)

Net loss attributable to Intrexon common shareholders	$(42,716)	$(19,372)	$(103,868)	$(99,148)

Net loss attributable to Intrexon common shareholders per share, basic and diluted	$(7.54)	$(3.55)	$(18.77)	$(18.92)

Weighted average shares outstanding, basic and diluted	5,661,741	5,456,264	5,533,690	5,240,647

Unaudited Pro forma information(1)(2)

Pro forma net loss attributable to common shareholders	$(36,311)		$(81,874)

Pro forma net loss per share, basic and diluted	$(0.48)		$(1.16)

Pro forma shares used in computation of pro forma net loss per share, basic and diluted	75,649,245		70,295,460

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated as of December 31, 2012 after giving effect to (i) the issuance of 19,047,619 shares of Series F preferred stock issued between December 31, 2012 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of common stock upon the completion of this offering; (ii) the conversion of 112,906,464 shares of our preferred stock outstanding as of December 31, 2012 into 64,517,977 shares of common stock upon the completion of this offering; and (iii) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $50.5 million into 3,363,972 shares of our common stock, assuming for this purpose that the closing of this offering occurred on December 31, 2012 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, all of which is described more fully under the section of this prospectus entitled “Capitalization—Cumulative and unpaid dividends.”

(2)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated as of March 31, 2013 after giving effect to (i) the issuance of 10,868,655 shares of Series F preferred stock on April 30, 2013 and the conversion of those shares into 6,210,660 shares of common stock upon the completion of this offering; (ii) the conversion of 121,085,428 shares of our preferred stock outstanding as of March 31, 2013 into 69,191,670 shares of common stock upon completion of this offering; and (iii) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, all of which is described more fully under the section of this prospectus entitled “Capitalization—Cumulative and unpaid dividends.”

The following summary consolidated balance sheet data as of March 31, 2013 is presented:

•	on an actual basis;

•

on a pro forma basis after giving effect to (i) the issuance of 10,868,655 shares of Series F preferred stock issued on April 30, 2013 and the conversion of those shares into 6,210,660 shares of common stock upon completion of this offering; (ii) the conversion of $0.2 million of subscriptions for Series F preferred stock as of March 31, 2013 into shares of Series F preferred stock on April 30, 2013; (iii) the receipt of gross proceeds of $85.4 million, net of issuance costs of $1.6 million, from the issuance of Series F preferred stock on April 30, 2013; (iv) the conversion of 121,085,428 shares of our preferred stock outstanding as of March 31, 2013 into 69,191,670 shares of common stock upon completion of this offering; and (v) upon completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; and

•

on a pro forma as adjusted basis after giving effect to the pro forma adjustments and giving further effect to the sale of 8,333,333 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The summary unaudited pro forma as adjusted consolidated balance sheet is for information purposes only and does not purport to indicate consolidated balance sheet information as of any future date.

	As of March 31, 2013
	Actual	Pro forma	Pro forma as adjusted(1)

	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$59,724	$143,515	$256,965
Other current assets	6,290	6,290	6,290
Equity securities	56,147	56,147	56,147
Other long-term assets	77,524	77,524	77,524
Total assets	199,685	283,476	396,926
Accounts payable, accrued expenses and other current liabilities, excluding current portion of deferred revenue	7,817	7,617	7,617
Deferred revenue, current and non-current	61,092	61,092	61,092
Other long-term liabilities	3,232	3,232	3,232
Redeemable convertible preferred stock	475,946	—	—
Additional paid in capital	—	559,937	673,387
Accumulated deficit	(363,471)	(363,471)	(363,471)
Accumulated other comprehensive loss	(9)	(9)	(9)
Total Intrexon shareholders’ equity (deficit)	(363,480)	196,457	309,907
Noncontrolling interest	15,078	15,078	15,078
Total equity (deficit)	(348,402)	211,535	324,985

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total assets and total equity (deficit) by approximately $7.8 million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1.0 million shares in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total assets and total equity (deficit) by approximately $14.0 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions payable by us. An increase of 1.0 million shares in the number of shares we are offering, together with a $1.00 increase in the public offering price per share, would increase each of pro forma as adjusted cash and cash equivalents, total assets and total equity (deficit) by approximately $22.6 million. A decrease of 1.0 million shares in the number of shares we are offering, together with a $1.00 decrease in the public offering price per share, would decrease each of pro forma as adjusted cash and cash equivalents, total assets and total equity (deficit) by approximately $20.8 million.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition or prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special note regarding forward-looking statements” for information relating to these forward-looking statements.

Risks related to our financial position, operating results and need for additional capital

We have a history of net losses, and we may not achieve or maintain profitability.

We have incurred net losses since our inception, including losses of $81.9 million and $85.3 million in 2012 and 2011, respectively, and we incurred a net loss of $36.3 million for the three months ended March 31, 2013. As of March 31, 2013, we had an accumulated deficit of $363.5 million. We may incur losses and negative cash flow from operating activities for the foreseeable future. To date, we have derived a substantial portion of our revenues from exclusive channel collaborations, or ECCs, with our collaborators and expect to derive a substantial portion of our revenues from these and additional ECCs for the foreseeable future. If our existing collaborators terminate their ECCs with us or we are unable to enter into new ECCs, our revenues could be adversely affected. In addition, certain of our ECCs provide for milestone payments, future royalties and other forms of contingent consideration, the payment of which are uncertain as they are dependent on our collaborators’ abilities and willingness to successfully develop and commercialize products. We expect a significant period of time will pass before the achievement of contractual milestones and the realization of royalties on products commercialized under our ECCs. As a result, we expect that our expenses will exceed revenues for the foreseeable future, and we may not achieve profitability. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We may need substantial additional capital in the future in order to fund our business.

We expect our future capital requirements will be substantial, particularly as we continue to develop our business and expand our synthetic biology technology platform. Although we believe that, based on our current level of operations and anticipated growth, our existing cash and cash equivalents and cash expected to be received from our current collaborators will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements through at least the next 12 months, we may need additional capital if our current plans and assumptions change. Our need for additional capital will depend on many factors, including:

•	the commercial success of our ECCs;

•	whether we are successful in obtaining payments from our collaborators;

•	whether we can enter into additional ECCs;

•	the progress and scope of the collaborative and independent research and development projects performed by us and our collaborators;

•	whether an existing obligation under our ECC with ZIOPHARM Oncology, Inc. is triggered that could require us to provide up to $29 million to them, the timing of which is not within our control;

•	the effect of any acquisitions of other businesses or technologies that we may make in the future;

•	whether we decide to develop internal development or manufacturing capabilities;

•	the costs associated with being a public company; and

•	the filing, prosecution and enforcement of our intellectual property.

If our capital resources are insufficient to meet our capital requirements, and we are unable to enter into or maintain ECCs with collaborators that are able or willing to fund development efforts or commercialize products enabled by our technologies, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. If future financings involve the issuance of equity securities, our existing shareholders would suffer dilution. If we raise debt financing, we may be subject to restrictive covenants that limit our ability to conduct our business. We may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, develop products or technologies, or otherwise respond to competitive pressures could be significantly limited. If this happens, we may be forced to delay or terminate research or development programs or the commercialization of products resulting from our technologies, curtail or cease operations or obtain funds through ECCs or other collaborative and licensing arrangements that may require us to relinquish commercial rights, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan or continue our business.

Our quarterly and annual operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results have varied significantly in the past and may continue to fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•	our ability to achieve or maintain profitability;

•	our relationships, and the associated exclusivity terms, with collaborators in our target end markets;

•	our ability to develop and maintain technologies that our collaborators continue to use and that new collaborators are seeking;

•	our ability to enter into ECCs;

•	the feasibility of producing and commercializing products enabled by our technologies;

•	obligations to provide resources to our collaborators or to the collaborations themselves pursuant to the terms of the relevant ECC;

•	our ability to manage our growth;

•	the outcomes of research programs, clinical trials, or other product development and approval processes conducted by our collaborators;

•	the ability of our collaborators to develop and successfully commercialize products enabled by our technologies;

•	risks associated with the international aspects of our business;

•	our ability to integrate any businesses or technologies we may acquire with our business;

•	potential issues related to our ability to accurately report our financial results in a timely manner;

•	our dependence on, and the need to attract and retain, key management and other personnel;

•	our ability to obtain, protect and enforce our intellectual property rights;

•	our ability to prevent the theft or misappropriation of our intellectual property, know-how or technologies;

•	potential advantages that our competitors and potential competitors may have in securing funding or developing competing technologies or products;

•	our ability to obtain additional capital that may be necessary to expand our business;

•	our exposure to the volatility associated with recording the fair value of securities of our collaborators held by us;

•	our collaborators’ ability to obtain additional capital that may be necessary to develop and commercialize products under our ECCs;

•	business interruptions such as power outages and other natural disasters;

•	public concerns about the ethical, legal and social ramifications of genetically engineered products and processes;

•	our ability to use our net operating loss carryforwards to offset future taxable income; and

•	the results of our consolidated subsidiaries.

Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

We have been in existence since 1998. From 1998 until 2010, our operations focused primarily on organizing and staffing our Company and developing our technologies. Our current business model has not been tested. In January 2011, we recognized our first revenues from our first ECC. Because our revenue growth has occurred in recent periods, our limited operating history may make it difficult to evaluate our current business and predict our future performance. Any assessments of our current business and predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business will be harmed. If we engage in any acquisitions, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past, and if appropriate opportunities become available, we may acquire additional businesses, assets, technologies or products to enhance our business in the future. In connection with any future acquisitions, we could:

•	issue additional equity securities, which would dilute our current shareholders;

•	incur substantial debt to fund the acquisitions; or

•	assume significant liabilities.

Although we conduct due diligence reviews of our acquisition targets, such processes may fail to reveal significant liabilities. Acquisitions involve numerous risks, including:

•	problems integrating the purchased operations, technologies or products;

•	unanticipated costs and other liabilities, diversion of management’s attention from our core businesses;

•	adverse effects on existing business relationships with current and/or prospective collaborators, customers and/or suppliers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees.

We do not have extensive experience in managing the integration process, and we may not be able to successfully integrate any businesses, assets, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources. The integration process could divert management time from focusing on operating our business, result in a decline in employee morale and cause retention issues to arise from changes in compensation, reporting relationships, future prospects or the direction of the business. Acquisitions also may require us to record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets, and incur large and immediate write-offs and restructuring and other related expenses, all of which could harm our operating results and financial condition. In addition, we may acquire companies that have insufficient internal financial controls, which could impair our ability to integrate the acquired company and adversely impact our financial reporting. If we fail in our integration efforts with respect to any of our acquisitions and are unable to efficiently operate as a combined organization, our business and financial condition may be adversely affected.

We own equity interests in several of our collaborators and have exposure to the volatility and liquidity risks inherent in holding their common stock.

In connection with our ECCs, we generally receive technology access fees. Because several of our collaborators are private companies or public corporations with limited capital, we allow them to pay our access fee in stock. As a result, we own equity interests in several of our collaborators. We may continue to provide this alternative to our collaborators. Owning equity in our collaborators further increases our exposure to the risks of our collaborators’ businesses beyond our dependence on these collaborators to provide market and product development expertise, as well as sales, marketing and regulatory capabilities. Our equity ownership in our collaborators exposes us to volatility and the potential for negative returns. In many cases, our equity position is a minority position which exposes us to further risk as we are not able to exert control over the companies in which we hold securities.

We select collaborators based on a variety of factors such as their capabilities, capacity and expertise in a defined field. As described above, we may allow the collaborator to pay our access fee in cash or equity securities. As a result, the process by which we obtain equity interests in our collaborators and the factors we consider in deciding whether to acquire, hold or dispose of these equity positions may differ significantly from those that an independent investor would consider when purchasing equity interests in the collaborator. One significant factor would include our own expectation as to the success of our efforts to assist the collaborator in developing products enabled by our technologies.

We own common stock of several publicly traded companies and the values of those equity interests are subject to market price volatility. For each collaborator where we own equity securities, we make an accounting policy election to present them at either the fair value at the end of each reporting period or using the cost or equity method depending on our level of influence. We have adopted the fair value method of accounting for certain of these securities, and therefore, have recorded them at fair value at the end of each reporting period with the unrealized gain or loss recorded as a separate component of other expense, net for the period. As of March 31, 2013 and December 31, 2012, the aggregate original cost basis of these securities was $94.5 million and $92.1 million, respectively, and the market value was $56.1 million and $83.1 million, respectively. The fair value of these securities is subject to fluctuation in the future due to the volatility of the stock market, changes in general economic conditions and changes in the financial conditions of one or more collaborators.

The common stock of our collaborators may not be publicly traded, and if it is traded publicly, the trading market could be limited or have low trading volume. In some cases, we could hold unregistered shares and we may not have demand registration rights with respect to those shares. We evaluate whether any discounts for trading restrictions or other basis for lack of marketability should be applied to the fair value of the securities at inception of the ECC. In the event we conclude that a discount should be applied, the fair value of the securities is adjusted at inception of the ECC and re-evaluated at each reporting period thereafter. In all of these instances, we have substantial liquidity risk related to these holdings, and we may not be able to sell, or sell quickly, all or part of these equity interests.

In connection with future ECCs, we may, from time to time, receive from collaborators, both public and private, warrants, rights and/or options, all of which involve special risks. To the extent we receive warrants or options in connection with future ECCs, we would be exposed to risks involving pricing differences between the market value of underlying securities and our exercise price for the warrants or options, a possible lack of liquidity and the related inability to close a warrant or options position, all of which could ultimately have an adverse effect.

We rely on our collaborators and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

We need to receive timely, accurate and complete information from a number of third parties in order to accurately report our financial results on a timely basis. We rely on our collaborators to provide us with complete and accurate information regarding revenues, expenses and payments owed to or by us on a timely basis. In addition, we intend to rely on current and future collaborators under our ECCs to provide us with product sales and cost saving information in connection with royalties, if any, owed to us. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement, and we may not receive the full amount of consideration to which we are entitled under our ECCs. Although we have audit rights with these parties, performing such an audit could be expensive and time consuming and may not be adequate to reveal any discrepancies in a timeframe consistent with our reporting requirements. We own a significant equity position in several of our ECC collaborators, including a majority position in one of our ECC collaborators, AquaBounty Technologies, Inc., or AquaBounty. In March 2013, we began to consolidate the financial statements of AquaBounty into our consolidated financial statements. In the future, we may need to consolidate the financial statements of one or more other collaborators into our consolidated financial statements. Although we have contractual rights to receive information and certifications allowing us to do this, such provisions may not ensure that we receive information that is accurate or timely. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2012, we had net operating loss carryforwards of approximately $207.0 million for U.S. federal income tax purposes available to offset future taxable income and U.S. federal and state research and development tax credits of $5.8 million, prior to consideration of annual limitations that may be imposed under Section 382 of the Internal Revenue Code of 1986, as amended, or Section 382. These carryforwards begin to expire in 2022. Our past issuances of stock and mergers and acquisitions have resulted in ownership changes within the meaning of Section 382. As a result, the utilization of portions of our net operating losses may be subject to annual limitations. As of December 31, 2012, approximately $16.4 million of our net operating losses generated prior to 2008 are limited by Section 382 to annual usage limits of approximately $1.5 million. As of December 31, 2012, approximately $14.8 million of net operating losses were inherited via acquisition and are limited based on the value of the target at the time of the transaction. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Risks related to our technologies and business operations

Ethical, legal and social concerns about synthetic biologically engineered products and processes could limit or prevent the use of products or processes using our technologies and limit our revenues.

Our technologies involve the use of synthetic biologically engineered products or synthetic biological technologies. Public perception about the safety and environmental hazards of, and ethical concerns over, genetically engineered products and processes could influence public acceptance of our technologies, products and processes. If we and our collaborators are not able to overcome the ethical, legal and social concerns relating to synthetic biological engineering, products and processes using our technologies may not be accepted. These concerns could result in increased expenses, regulatory scrutiny, delays or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions. The ability of our collaborators to develop and commercialize products, or processes using our technologies could be limited by public attitudes and governmental regulation.

The subject of genetically modified organisms has received negative publicity, which has aroused public debate. This adverse publicity could lead to greater regulation and trade restrictions on imports of genetically altered products. Further, there is a risk that products produced using our technologies could cause adverse health effects or other adverse events, which could also lead to negative publicity.

The synthetic biological technologies that we develop may have significantly enhanced characteristics compared to those found in naturally occurring organisms, enzymes or microbes. While we produce our synthetic biological technologies only for use in a controlled laboratory and industrial environment, the release of such synthetic biological technologies into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on our business and financial condition, and we may have exposure to liability for any resulting harm.

We may become subject to increasing regulation in the future.

Our ongoing research and development relies on evaluations in animals, which may become subject to bans or additional regulations, and, as described above, our research operations are subject to various environmental regulations. However, most of the laws and regulations concerning synthetic biology relate to the end products produced using synthetic biology, but that may change. For example, the Presidential Commission for the Study of Bioethical Issues in December 2010 recommended that the federal government oversee, but not regulate, synthetic biology research. The Presidential Commission also recommended that the government lead an ongoing review of developments in the synthetic biology field and that the government conduct a reasonable risk assessment before the field release of synthetic organisms. Synthetic biology may become subject to additional government regulations as a result of the recommendations, which could require us to incur significant additional capital and operating expenditures and other costs in complying with these laws and regulations.

To date, no commercial products have been enabled by our technologies and even if our technologies prove to be effective, they still may not lead to commercially viable products.

To date, none of our collaborators has received marketing approval or has commercialized any products enabled by our technologies. There is no guarantee that we or our collaborators will be successful in creating products enabled by our technologies. Even if our collaborators are successful in using our technologies, they may not be able to commercialize the resulting products or may decide to use other methods competitive with our technologies that do not utilize synthetic biology.

The FDA has not yet approved any gene therapies for use in humans or animals.

The U.S. Food and Drug Administration, or FDA, has not yet approved any gene therapies for use in humans or animals. The field of gene therapies is experimental and has not yet proven successful in many clinical trials. Clinical trials with gene therapies have encountered a multitude of significant technical problems in the past, including unintended integration with host DNA leading to serious adverse events, poor levels of protein expression, transient protein expression, viral overload, immune reactions to either viral capsids utilized to deliver DNA, DNA itself, proteins expressed or cells transfected with DNA. There can be no assurance that our development efforts or those of our collaborators will be successful, that we or they will receive the regulatory approvals necessary to initiate clinical trials, where applicable, or that we will ever be able to successfully commercialize a product enabled by our technologies. To the extent that we or our collaborators utilize viral constructs or other systems to deliver gene therapies and the same or similar delivery systems demonstrate unanticipated and/or unacceptable side effects in preclinical or clinical trials conducted by ourselves or others we may be forced to, or elect to, discontinue development of such products.

If we lose key personnel, including key management personnel, or are unable to attract and retain additional personnel, it could delay our product development programs, harm our research and development efforts, and we may be unable to pursue collaborations or develop our own products.

Our business involves complex operations across a variety of markets and requires a management team and employee workforce that is knowledgeable in the many areas in which we operate. The loss of any key members of our management, including our Chief Executive Officer, Randal J. Kirk, our Chief Operating Officer, Krish S. Krishnan, or our Chief Science Officer, Thomas D. Reed, or the failure to attract or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and commercializing our products for our target markets and entering into collaborations or licensing arrangements to execute on our business strategy. We currently maintain key man insurance on Dr. Reed in the amount of $25.0 million; however, that coverage would likely be inadequate to compensate for the loss of his services. In addition, the loss of any key scientific staff, or the failure to attract or retain other key scientific employees, could prevent us from developing our technologies for our target markets and entering into collaborations or licensing arrangements to execute on our business strategy. We may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology, synthetic biology and other technology-based businesses, or due to the unavailability of personnel with the qualifications or experience necessary for our business. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to meet the demands of our collaborators and customers in a timely fashion or to support our internal research and development programs. In particular, our product and process development programs are dependent on our ability to attract and retain highly skilled scientists. Competition for experienced scientists and other technical personnel from numerous companies and academic and other research institutions may limit our ability to attract and retain such personnel on acceptable terms. All of our employees are at-will employees, which means that either the employee or we may terminate their employment at any time.

Our planned activities will require additional expertise in specific industries and areas applicable to the products and processes developed through our technologies or acquired through strategic or other transactions, especially in the end markets that we seek to penetrate. These activities will require the addition of new personnel, and the development of additional expertise by existing personnel. The inability to attract personnel with appropriate skills or to develop the necessary expertise could impair our ability to grow our business.

We may encounter difficulties managing our growth, which could adversely affect our business.

Currently, we are working simultaneously on multiple projects targeting several market sectors, including activities in human therapeutics, protein production, animal sciences, agricultural biotechnology and industrial products. These diversified operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians, scientists and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, collaborators, suppliers and other third parties. Our ability to manage our operations, growth and various projects effectively will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. As a result, we may be unable to manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter. In addition, we may not be able to successfully improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth.

Competitors and potential competitors may develop products and technologies that make ours obsolete or garner greater market share than ours.

We do not believe that we have any direct competitors who provide comparable technologies of similar depth and breadth which to the same extent enable the commercialization of products developed using synthetic biology across a broad spectrum of biologically based industries. However, there are companies that have competing technologies for individual pieces of our proprietary suite of complementary technologies. One portion of our proprietary technology related to DNA synthesis and assembly includes the ability to synthesize new DNA. We believe the following companies engage in the manufacture of DNA components: DNA 2.0, Inc., Blue Heron Biotech, LLC and Life Technologies Corporation. Another portion of our proprietary technology includes development of fully human monoclonal antibodies. Our technology utilizes advanced methods of stimulating antibody production in naïve human B-cells in vitro, or in a test tube, and specifically selecting those cells which produce antibodies that can bind a desired target, such as human toxins, tumor cells and microbial pathogens. We believe the following companies engage in the manufacture of human or human-like monoclonal antibodies: AbD SeroTec (a Bio-Rad Laboratories, Inc. company), Alexion Pharmaceuticals, Inc., XOMA

Corporation, Genmab US, Inc., MorphoSys AG, NovImmune SA, Société Des Systèmes Biologiques, or BIOTEM, Adimab, LLC, ProMab Biotechnologies, Inc., Abpro, Inc., AIIM Therapeutics, Inc. and Open Monoclonal Technology, Inc.

The synthetic biologics industry and each of the commercial sectors we have targeted are characterized by rapid technological change and extensive competition. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Academic institutions also are working in this field. Technological development by others may result in our technologies, as well as products developed by our collaborators using our technologies, becoming obsolete.

Our ability to compete successfully will depend on our ability to develop proprietary technologies that can be used by our collaborators to produce products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Certain of our competitors may benefit from local government subsidies and other incentives that are not available to us or our collaborators. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we or our collaborators can. As more companies develop new intellectual property in our markets, a competitor could acquire patent or other rights that may limit products using our technologies, which could lead to litigation.

We may be sued for product liability.

Each of our ECCs requires the collaborator to indemnify us for all liability related to products produced pursuant to the ECC and to obtain insurance coverage related to product liability in amounts considered standard for the industry. We believe that these industry-standard coverage amounts range from $15.0 million to $40.0 million in the aggregate. Even so, we may be named in product liability suits relating to products that are produced by our collaborators using our technologies. These claims could be brought by various parties, including other companies who purchase products from our collaborators or by the end users of the products. We cannot guarantee that our collaborators will not breach the indemnity and insurance coverage provisions of the ECCs. Further, insurance coverage is expensive and may be difficult to obtain, and may not be available to us or to our collaborators in the future on acceptable terms, or at all. We cannot assure you that our collaborators will have adequate insurance coverage against potential claims. In addition, although we currently maintain product liability insurance for our technologies in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows. This insurance may not provide adequate coverage against potential losses, and if claims or losses exceed our liability insurance coverage, we may go out of business. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	reduced resources of our management to pursue our business strategy;

•	decreased demand for products enabled by our technologies;

•	injury to our or our collaborators’ reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant costs to defend resulting litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products using our technologies.

We depend on sophisticated information technology and infrastructure.

We rely on various information systems to manage our operations. These systems are complex and include software that is internally developed, software licensed from third parties and hardware purchased from third parties. These products may contain internal errors or defects, particularly when first introduced or when new versions or enhancements are released. Failure of these systems could have an adverse effect on our business, which in turn may materially adversely affect our operating results and financial condition.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemicals and radioactive and biological materials in our business and are subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to these materials both in the United States and overseas, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the U.S. Environmental Protection Agency. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Risks associated with our ECC business model

If we fail to maintain and successfully manage our existing, or enter into new, ECCs, we may not be able to develop and commercialize our technologies and achieve or sustain profitability.

Our ability to enter into, maintain and manage collaborations in our target markets is fundamental to the success of our business. We currently rely, and intend to rely for the foreseeable future, on our collaborators to develop products enabled by our technologies and then to manufacture, market, distribute and sell these products. We intend to enter into other strategic ECCs to produce, market and sell products enabled by the technologies that we have developed and will continue to develop. However, we may not be successful in entering into ECCs with future strategic collaborators. Any failure to enter into ECCs in our target market sectors on favorable terms could delay or hinder our ability to develop and commercialize our technologies and could increase our costs of development and commercialization.

We have entered into ECCs with strategic collaborators to develop products enabled by our technologies. There can be no guarantee that we can successfully manage these ECCs. Under the

ECCs, we must use diligent efforts to carry out development activities under the ECC. The exclusivity provisions of the ECCs restrict our ability to commercialize our technologies in the designated field covered by the ECC. In most cases, the collaborator may terminate the ECC with us for any reason upon 90 days’ notice. In all cases, the ECC may be terminated if we fail to exercise diligent efforts or breach, and fail to cure, other provisions of the ECC. In addition, since our efforts to date have focused on a small number of collaborators in certain targeted sectors, our business would be adversely affected if one or more of these collaborators terminate their ECCs, fail to use our technologies or fail to develop commercially viable products enabled by our technologies.

Dependence on ECCs also will subject us to other risks, including:

•	we have relinquished important rights regarding the commercialization, marketing and distribution of products and we may disagree with our collaborators’ plans in these areas;

•

although we retain broad rights with respect to intellectual property developed under the ECCs, our collaborators have the right, under certain circumstances, to take control of the enforcement of such intellectual property;

•	we may have lower revenues than if we were to develop, manufacture, market and distribute products enabled by our technologies ourselves;

•	a collaborator could, without the use of our synthetic biology technologies, develop and market a competing product either independently or in collaboration with others, including our competitors;

•

our collaborators could be undercapitalized or fail to secure sufficient resources to fund the development and/or commercialization of the products enabled by our technologies in accordance with the ECC;

•

our collaborators could become unable or less willing to expend their resources on research and development or commercialization efforts with respect to our technologies due to general market conditions, their financial condition or other circumstances beyond our control;

•	we may be unable to manage multiple simultaneous ECCs or fulfill our obligations with respect thereto;

•

disagreements with a collaborator could develop and any conflict with a collaborator could reduce our ability to enter into future ECCs and negatively impact our relationships with one or more existing collaborators;

•

our collaborators could terminate our ECC with them, in which case, our collaborators may retain rights related to certain products, we may not be able to find another collaborator to develop different products in the field and we may not be able to develop different products in the field ourselves;

•

our business could be negatively impacted if any of our collaborators undergo a change of control to a third party who is not willing to work with us on the same terms or commit the same resources as our current collaborator; and

•	our collaborators may operate in countries where their operations could be adversely affected by changes in the local regulatory environment or by political unrest.

If any of these events occur, or if we fail to maintain our ECCs with our collaborators, we may not be able to commercialize our existing and potential technologies, grow our business or generate sufficient revenues to support our operations.

We rely on our collaborators to develop, commercialize and market products, and they may not be successful.

We depend on our collaborators to commercialize the products enabled by our technologies. If our collaborators are not able to successfully develop the products enabled by our technologies, none of our enabled products will become commercially available and we will receive no back-end payments under our ECCs. Because we do not currently and may never possess the resources necessary to independently develop and commercialize all of the potential products that may result from our technologies, our ability to succeed in markets we have currently targeted depends on our ability to enter into ECCs to develop and commercialize potential products. Some of our existing collaborators do not themselves have the resources necessary to commercialize products and they in turn will need to rely on additional sources of financing or third party collaborations. In addition, pursuant to our current ECCs and similar ECCs that we may enter into in the future, we have limited or no control over the amount or timing of resources that any collaborator is able or willing to devote to developing products or collaborative efforts. Any of our collaborators may fail to perform its obligations under the ECC. Our collaborators may breach or terminate their ECCs with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. If any of these events were to occur, our revenues, financial condition and results of operations could be adversely affected.

The sales process for our ECCs may be lengthy and unpredictable, and we may expend substantial funds and management effort with no assurance of successfully entering into new collaborations to commercialize our technologies.

The sales process for our ECCs may be lengthy and unpredictable. Our sales and licensing efforts may require the effective demonstration of the benefits, value, differentiation, validation of our technologies and services and significant education and training of multiple personnel and departments within the potential collaborator’s organization. Though we have made efforts to standardize our ECCs, we may be required to negotiate ECCs containing terms unique to each collaborator, which would lengthen the sales cycle. We may expend substantial funds and management effort with no assurance that we will execute an ECC or otherwise sell our technologies or services. In addition, this lengthy sales cycle makes it more difficult for us to accurately forecast revenue in future periods and may cause revenues and operating results to vary significantly in such periods.

We have entered into a limited number of ECCs to date, and we require collaborators to successfully commercialize the products enabled by our technologies.

Our success depends upon entering into ECCs with a number of collaborators across a broad spectrum of industries. There is a risk that we may not be able to demonstrate the value proposition of our technologies with enough collaborators across enough industries for us to be successful. We intend to pursue additional ECCs, but may be unable to do so on terms satisfactory to us, or at all. Our current ECCs and any new ECCs we are able to enter into in one or more of the markets we have targeted may not be successful. Moreover, because we have limited financial and managerial resources, we will be required to prioritize our application of resources to particular development efforts. Any resources we expend on one or more of these efforts could be at the expense of other potentially profitable opportunities. If we focus our efforts and resources on one or more of these markets and they do not lead to commercially viable products, our revenues, financial condition and results of operations could be adversely affected.

Many of our current collaborators have no experience producing products at the commercial scale needed for the development of their business, and they will not succeed if they cannot effectively commercialize their products.

In addition to developing products using our technologies, our collaborators must demonstrate the ability to utilize our technologies to produce desired products at the commercial scale and on an economically viable basis or they must collaborate with others to do so. The products and processes developed using our technologies may not perform as expected when applied at commercial scale, or our collaborators may encounter operational challenges for which we and they are unable to devise a workable solution. For example, contamination in the production process could decrease process efficiency, create delays and increase our collaborators’ costs. Moreover, under the terms of our ECCs, we limit the ability of our collaborators to partner their programs with third parties. We and our collaborators may not be able to scale up our production in a timely manner, if at all, even if our collaborators successfully complete product development in their laboratories and pilot and demonstration facilities. If this occurs, the ability of our collaborators to commercialize products and processes using our technologies will be adversely affected, and, with respect to any products that are brought to market, our collaborators may not be able to lower the cost of production, which would adversely affect our ability to increase the future profitability of our business.

The markets in which our collaborators are developing products using our technologies are subject to extensive regulation, and we rely on our collaborators to comply with all applicable laws and regulations.

Our technologies are used in products that are subject to extensive regulation by governmental authorities. We depend on our collaborators to comply with these laws and regulations with respect to products they produce using our technologies and we do not independently monitor whether our collaborators comply with applicable laws and regulations. If our collaborators fail to comply with applicable laws and regulations, we are subject to substantial financial and operating risks because we depend on our collaborators to produce the end products enabled by our technologies for sale, and because in many cases we have a substantial equity interest in our collaborators. These regulatory risks are extensive and include the following:

•

complying with these regulations, including seeking approvals, the uncertainty of the scope of future regulations, and the costs of continuing compliance with regulations could affect the sales and profitability of our collaborators and materially impact our operating results;

•	our business could be adversely affected if the processes used by our collaborators to manufacture their final products fail to be approved by the applicable regulatory authorities;

•

where products are subject to regulatory approval, the regulatory approval process can be lengthy, costly, time consuming and inherently unpredictable, and if our collaborators are ultimately unable to obtain regulatory approval for products using our technologies, our business will be substantially harmed;

•	even if our collaborators are able to commercialize products using our technologies, the product may become subject to post-approval regulatory requirements, unfavorable pricing regulations, third-party payor reimbursement practices or regulatory reform initiatives that could harm our business;

•	we and our collaborators conduct on-going research and development that relies on evaluations in animals, which may become subject to bans or additional regulations;

•	compliance with existing or future environmental laws and regulations could have a material adverse impact on the development and commercialization of products using our technologies; and

•

to the extent products produced using our technologies are commercialized outside the United States, they will be subject to additional laws and regulations under the jurisdictions in which such products are commercialized.

The markets in which our collaborators are developing products using our technologies are highly competitive.

The markets in which our collaborators are developing products are, and will continue to be, highly competitive, and there can be no assurance that we or our collaborators will be able to compete effectively. There are numerous companies presently in these markets that are developing products that may compete with, and could adversely affect the prices for, any products developed by our collaborators using our technologies. Many of these competitors and potential competitors are well-established companies with significant resources and experience, along with well-developed distribution systems and networks for their products, valuable historical relationships with potential customers and extensive sales and marketing programs for their products. Some of these competitors may use these resources and their market influence to impede the development and/or acceptance of the products developed by our collaborators using our technologies.

We do not believe that we have any direct competitors who provide similar technologies which fully enable the commercialization of products developed using synthetic biology across a broad spectrum of biologically based industries. However, there are companies that have competing technologies for individual pieces of our proprietary suite of complementary technologies. One portion of our proprietary technology related to DNA synthesis and assembly includes the ability to de novo synthesize DNA. The following companies are examples of companies which we believe engage in the manufacture of DNA componentry: DNA 2.0, Inc., Blue Heron Biotech, LLC and Life Technologies Corporation. Another portion of our proprietary technology includes development of fully human monoclonal antibodies. Our technology utilizes advanced methods of stimulating antibody production in naïve human B-cells in vitro (i.e., “in a test tube”) and specifically selecting those cells which produce antibodies that can bind a desired target (e.g., human toxins, tumor cells, microbial pathogens). The following companies are examples of companies which we believe engage in the manufacture of human or human-like monoclonal antibodies: AbD SeroTec (a Bio-Rad Laboratories, Inc. company), Alexion Pharmaceuticals, Inc., XOMA Corporation, Genmab US, Inc., MorphoSys AG, NovImmune SA, Société Des Systèmes Biologiques, or BIOTEM, Adimab, LLC, ProMab Biotechnologies, Inc., Abpro Labs, AIIM Therapeutics and OmniAb.

To the extent that any of our collaborators’ competitors are more successful with respect to any key competitive factor or our collaborators are forced to reduce, or are unable to raise, the price of any products enabled by our technologies in order to remain competitive, our operating results and financial condition could be materially adversely affected. Competitive pressure could arise from, among other things, safety and efficacy concerns, limited demand or a significant number of additional competitive products being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure products similar or equivalent to those of our collaborators at lower costs and the ability of competitors to access more or newer technology than our collaborators can access (including our own).

Our right to terminate our ECCs is limited.

Generally, we do not have the right to terminate an ECC except in limited circumstances such as the collaborator’s failure to exercise diligent efforts in performing its obligations under the ECC, including its development of products enabled by our technologies, or its breach of a term of the ECC that remains uncured for a specified period of time. Moreover, each of our collaborators receives an exclusive license to use all of our technologies in a designated field, potentially in perpetuity. The collaborators we choose in particular fields may not be in the best position to maximize the value of our technologies in that field, if they are capable of commercializing any products at all. In addition, the scope of the field for a particular ECC may prove to be too broad and result in the failure to maximize the value of our technologies in that field.

Risks related to our intellectual property

Our ability to compete may decline if we do not adequately protect our proprietary technologies or if we lose some of our intellectual property rights through costly litigation or administrative proceedings.

Our success depends in part on our ability to obtain patents and maintain adequate protection of our intellectual property in the United States and abroad for our suite of technologies and resultant products and potential products. We have adopted a strategy of seeking patent protection in the United States and abroad with respect to certain of the technologies used in or relating to our products and processes. We have also in-licensed rights to additional patents and pending patent applications in the United States and abroad. However, some of these in-licensed patents will expire as early as 2014, and some of our own patents will expire as early as 2017. We intend to continue to apply for patents relating to our technologies, methods and products as we deem appropriate.

We have strategic positioning with respect to our key technologies including patent portfolios directed to: our switch technology covering aspects of our gene switches, such as our RheoSwitch Therapeutic System, and gene modulation systems, vectors, cells and organisms containing these switches, and their use; our activator ligand technology covering aspects of our activator ligands and their use; and our cell identification and selection technology covering aspects of our cell identification and selection platform, including our cell purification, isolation, characterization and manipulation technologies. In these portfolios, the issued U.S. patents and applications, if granted, are scheduled to expire from 2017 to 2034. We have also filed counterpart patents and patent applications in other countries, including Australia, Argentina, Brazil, Canada, China, Europe, Hong Kong, India, Indonesia, Israel, Japan, Korea, Mexico, New Zealand, Philippines, Russia, Singapore, South Africa and Taiwan. In the future we may file in these or additional jurisdictions as deemed appropriate for the protection of our technologies. In these jurisdictions, the issued patents and patent applications, if granted, are scheduled to expire from 2018 to 2032.

The enforceability of patents involves complex legal and factual questions and, therefore, the extent of enforceability cannot be guaranteed. Issued patents and patents issuing from pending applications may be challenged, invalidated or circumvented. Moreover, the United States Leahy-Smith America Invents Act, enacted in September 2011, brought significant changes to the U.S. patent system, which include a change to a “first to file” system from a “first to invent” system and changes to the procedures for challenging issued patents and disputing patent applications during the examination process, among other things. The effects of these changes on our patent portfolio and business have yet to be determined, as the final substantive provisions of the America Invents Act took effect on March 16, 2013. The United States Patent and Trademark Office, or the USPTO, only recently finalized the rules relating to these changes and the courts have yet to address the new provisions. These changes could increase the costs and uncertainties surrounding the prosecution of our patent applications and the enforcement or defense of our patent rights. Additional uncertainty may result from legal precedent handed down by the United States Court of Appeals for the Federal Circuit and United States Supreme Court as they determine legal issues concerning the scope and construction of patent claims and inconsistent interpretation of patent laws by the lower courts. Accordingly, we cannot ensure that any of our pending patent applications will result in issued patents, or even if issued, predict the breadth of the claims upheld in our and other companies’ patents. Given that the degree of future protection for our proprietary rights is uncertain, we cannot ensure that we were the first to invent the inventions covered by our pending patent applications, we were the first to file patent applications for these inventions, the patents we have obtained, particularly certain patents claiming nucleic acids, proteins, or methods, are valid and enforceable, and the proprietary technologies we develop will be patentable.

In addition, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technologies, particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the United States. Moreover, third parties could practice our inventions in territories where we do not have patent protection. Such third parties may then try to import into the United States or other territories products, or information leading to potentially competing products, made using our inventions in countries where we do not have patent protection for those inventions. If competitors are able to use our technologies, our ability to compete effectively could be harmed. Moreover, others may independently develop and obtain patents for technologies that are similar to or superior to our technologies. If that happens, we may need to license these technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could harm our business.

We also rely on trade secrets to protect our technologies, especially in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require our employees, academic collaborators, collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. If we cannot maintain the confidentiality of our proprietary and licensed technologies and other confidential information, our ability and that of our licensor to receive patent protection and our ability to protect valuable information owned or licensed by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from commercializing our technologies or impact our stock price.

Our commercial success also depends in part on not infringing patents and proprietary rights of third parties, and not breaching any licenses or other agreements that we have entered into with regard to our technologies, products and business. We cannot ensure that patents have not been issued to third parties that could block our or our collaborators’ ability to obtain patents or to operate as we would like. There may be patents in some countries that, if valid, may block our ability to make, use or sell our products in those countries, or import our products into those countries, if we are unsuccessful in circumventing or acquiring the rights to these patents. There also may be claims in patent applications filed in some countries that, if granted and valid, also may block our ability to commercialize products or processes in these countries if we are unable to circumvent or license them.

The biotechnology industry is characterized by frequent and extensive litigation regarding patents and other intellectual property rights. Many companies have employed intellectual property litigation as a way to gain a competitive advantage. Our involvement in litigation, interferences, opposition proceedings or other intellectual property proceedings inside and outside of the United States, to defend our intellectual property rights or as a result of alleged infringement of the rights of others, may divert management time from focusing on business operations and could cause us to spend significant amounts of money. Some of our competitors may have significantly greater resources and, therefore, they are likely to be better able to sustain the cost of complex patent or intellectual property litigation than we could. The uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our business or to enter into additional collaborations with others. Furthermore, any potential intellectual property litigation also could force us or our collaborators to do one or more of the following:

•	stop selling, incorporating or using products that use the intellectual property at issue;

•	obtain from the third party asserting its intellectual property rights a license to sell or use the relevant technology, which license may not be available on reasonable terms, if at all; or

•

redesign those products or processes that use any allegedly infringing technology, or relocate the operations relating to the allegedly infringing technology to another jurisdiction, which may result in significant cost or delay to us, or which could be technically infeasible.

The patent landscape in the field of synthetic biology is particularly complex. We are aware of U.S. and foreign patents and pending patent applications of third parties that cover various aspects of synthetic biology including patents that some may view as covering aspects of our technologies. In addition, there may be patents and patent applications in the field of which we are not aware. In many cases, the technologies we develop are early-stage technologies and we are and our collaborators are just beginning the process of designing and developing products using these technologies. Although we will seek to avoid pursuing the development of products that may infringe any patent claims that we believe to be valid and enforceable, we and our collaborators may fail to do so. Moreover, given the breadth and number of claims in patents and pending patent applications in the field of synthetic biology and the complexities and uncertainties associated with them, third parties may allege that we or our collaborators are infringing upon patent claims even if we do not believe such claims to be valid and enforceable.

Although no third party has asserted a claim of infringement against us, others may hold proprietary rights that could prevent products using our technologies from being marketed. Any patent-related legal action against persons who license our technologies, our collaborators or us claiming damages and seeking to enjoin commercial activities relating to products using our technologies or our processes could subject us to potential liability for damages and require our licensor or us to obtain a license to continue to manufacture or market such products or any future product candidates that use our technologies. We cannot predict whether we or our licensor would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that any such products or any future product candidates or processes could be redesigned to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent our collaborators from developing and commercializing products using our technologies, which could harm our business, financial condition and operating results.

If any of our competitors have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention and, thus, the right to the patents for these inventions in the United States. These proceedings could result in substantial cost to us even if the outcome is favorable. Even if successful, an interference may result in loss of certain of our important claims.

Any litigation or proceedings could divert our management’s time and efforts. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management time, and disruption in our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. Given the size of our intellectual property portfolio, compliance with these provisions involves significant time and expense. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

If we do not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the patent terms and obtaining data exclusivity for our technologies, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of products using our technologies, one or more of the U.S. patents we own or license may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our ability to generate revenues could be materially adversely affected.

Enforcing our intellectual property rights may be difficult and unpredictable.

If we were to initiate legal proceedings against a third party to enforce a patent claiming one of our technologies, the defendant could counterclaim that our patent is invalid and/or unenforceable or assert that the patent does not cover its manufacturing processes, manufacturing components or products. Proving patent infringement may be difficult, especially where it is possible to manufacture a product by multiple processes. Furthermore, in patent litigation in the United States, defendant counterclaims alleging both invalidity and unenforceability are commonplace. Although we believe that we have conducted our patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of our patent rights, we cannot be certain, for example, that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would not be able to exclude others from practicing the inventions claimed therein. Such a loss of patent protection could have a material adverse impact on our business. Even if our patent rights are found to be valid and enforceable, patent claims that survive litigation may not cover commercially valuable products or prevent competitors from importing or marketing products similar to our own, or using manufacturing processes or manufacturing components similar to those used to produce the products using our technologies.

Although we believe we have obtained assignments of patent rights from all inventors, if an inventor did not adequately assign their patent rights to us, a third party could obtain a license to the patent from such inventor. This could preclude us from enforcing the patent against such third party.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to synthetic biology. This could make it difficult for us to stop the infringement of our patents or misappropriation of our other intellectual property rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

If our technologies or products using our technologies are stolen, misappropriated or reverse engineered, others could use the technologies to produce competing technologies or products.

Third parties, including our collaborators, contract manufacturers, contractors and others involved in our business often have access to our technologies. If our technologies, or products using our technologies, were stolen, misappropriated or reverse engineered, they could be used by other parties that may be able to reproduce our technologies or products using our technologies for their own commercial gain. If this were to occur, it would be difficult for us to challenge this type of use, especially in countries with limited intellectual property protection.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. We require our new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, our proprietary information may be disclosed, third parties could reverse engineer our technologies or products using our technologies and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks related to AquaBounty

Because we own a majority of the issued and outstanding shares of AquaBounty, the following risk factors that are applicable to AquaBounty’s business also apply to us.

AquaBounty will need additional capital.

In order for AquaBounty to execute on its business plan as announced by its management, AquaBounty will have future capital requirements, and we may be asked to invest additional funds in AquaBounty. If we fail to invest these additional funds, we may not retain control over AquaBounty. We have been advised by the management of AquaBounty that as of March 31, 2013, AquaBounty held $5.1 million of cash and cash equivalents and had a working capital balance of $4.8 million and that these amounts will provide adequate funds for AquaBounty’s ongoing operations into the second quarter of 2014. We have no contractual obligation to provide funds to AquaBounty and therefore we do not know whether, or to what extent, we will be required to invest additional funds in AquaBounty.

There is significant uncertainty regarding regulatory approval for AquaBounty’s AquAdvantage® Salmon.

As a genetically modified animal for human consumption, AquAdvantage Salmon, or AAS, will require approval from the FDA and regulatory bodies in other countries before it can be sold. To date, there have been significant delays in the regulatory process. There is no guarantee that any approvals granted, if granted, will not be subject to onerous obligations. Any change to AAS or the development of a new product, including pursuant to our ECC, will require AquaBounty to again obtain approval from the FDA and regulatory bodies in other countries.

The regulatory approval process for commercial introduction of AAS will be based on evidence that the AAS are safe to eat and can be grown under conditions that are environmentally sound. AquaBounty is seeking regulatory approval for AAS under a New Animal Drug Application, or NADA. NADA includes all the study components required for Import Tolerance, or tolerances for unapproved new animal drugs where edible portions of animals imported into the United States may contain residues of such drugs, plus an efficacy study, a target animal safety study and a non-target environmental safety study.

Regulatory approval, under the U.S. Food, Drug and Cosmetic Act, requires the submission of studies demonstrating human food safety and consistency in the manufacturing process. From 1995 to 2010 AquaBounty submitted the results of a number of studies on the safety and manufacturing of AAS. AquaBounty completed all major submissions for its NADA for AAS with the FDA in 2010.

In September 2010, the FDA held a public meeting of its Veterinary Medicine Advisory Committee to review its findings regarding AAS. The conclusion of the committee was that AAS is indistinguishable from other farmed Atlantic salmon, is safe to eat and does not pose a threat to the environment under its conditions of use. Subsequently, the FDA initiated an environmental assessment in compliance with its obligations under the U.S. National Environmental Policy Act, which requires that all federal agencies consider the possible environmental impacts of any action which they authorize.

On December 26, 2012, the FDA published its environmental assessment for AAS, along with a Finding of No Significant Impact, in the Federal Register, confirming that an approval of the pending NADA would not have an adverse effect on the environment and opened up a 60 day period for public comment. On February 13, 2013, the FDA extended the period for public comment by an additional 60 days and the period expired on April 26, 2013.

As of the date of this registration statement, AquaBounty is awaiting a report of final action by the FDA on the pending NADA. We do not know when the FDA will issue this report.

The loss of AquaBounty broodstock would result in the loss of AquaBounty’s commercial technology.

AquaBounty’s AAS intellectual property resides in the breeding population of live fish, or broodstock, themselves; destruction of AAS broodstocks by whatever means would result in the loss of the commercial technology. Live animals are subject to disease that may, in some cases, prevent or cause delay in the export of fish or eggs to customers. Disease organisms may be present undetected and transferred inadvertently. Such events may cause loss of revenue.

AquaBounty is exposed to exchange rate fluctuation.

As a consequence of the international nature of its business, AquaBounty is exposed to risks associated with changes in foreign currency exchange rates. AquaBounty is based in the United States and presents its financial statements in U.S. dollars and the majority of AquaBounty’s cash resources are held in U.S. dollars or in Canadian dollars. Some of AquaBounty’s future expenses and revenues are expected to be denominated in currencies other than in U.S. dollars. Therefore, movements in exchange rates to translate to foreign currencies may have an impact on AquaBounty’s reported results of operations, financial position and cash flows.

Risks related to our common stock and this offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $12.13 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Purchasers of common stock in this offering will have contributed approximately 19.7 percent of the aggregate price paid by all purchasers of our stock but will own only approximately 9.3 percent of our common stock outstanding after this offering, excluding any shares of our common stock that they may have acquired prior to this offering. Furthermore, if the underwriters exercise their over-allotment option or our previously issued options and warrants to acquire common stock at prices below the assumed initial public offering price are exercised, you will experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution” elsewhere in this prospectus.

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. Although we have been authorized to list our common stock on the New York Stock Exchange, an active trading market for our shares may never develop or, if developed, be maintained following this offering. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market also may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The lack of an active market also may reduce the fair market value of your shares.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in “Use of proceeds” elsewhere in this prospectus, we will have broad discretion in the application of the net proceeds and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these net proceeds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The price of our shares of common stock is likely to be volatile, and you could lose all or part of your investment.

The trading price of our shares of common stock is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk factors” section and elsewhere in this prospectus, these factors include:

•	developments concerning our collaborators;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	announcements of new ECCs, significant acquisitions, strategic partnerships, joint ventures, new products, capital commitments or other events by us or our competitors;

•	the inability to establish ECCs or terminate ECCs;

•	actual or anticipated variations in our quarterly operating results;

•	failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	our cash position;

•	announcement or expectation of additional financing efforts;

•	issuances of debt or equity securities;

•	our inability to successfully enter new markets or develop additional products, whether with our collaborators or independently;

•	actual or anticipated fluctuations in our competitors’ or our collaborators’ operating results or changes in their respective growth rates;

•	fluctuations in the market value of collaborators for which we own equity interests, particularly in light of our use of equity accounting for certain of these investments;

•	sales of our shares of common stock by us, or our shareholders in the future;

•	trading volume of our shares of common stock on the ;

•	market conditions in our industry;

•	overall performance of the equity markets and general political and economic conditions;

•	introduction of new products or services by us or our competitors;

•	additions or departures of key management, scientific or other personnel;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities or industry analysts;

•	changes in the market valuation of similar companies;

•	disputes or other developments related to intellectual property and other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	changes in accounting practices;

•	significant lawsuits, including patent or shareholder litigation; and

•	other events or factors, many of which are beyond our control.

Furthermore, the public equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our shares of common stock. If the market price of our shares of common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

We do not anticipate paying cash dividends, and accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying cash dividends in the future and intend to retain all of our future earnings, if any, to finance the operations, development and growth of our business. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to shareholders. Investors seeking cash dividends should not invest in our common stock.

If securities or industry analysts do not publish research or reports, or publish inaccurate or unfavorable research or reports about our business, our share price and trading volume could decline.

The trading market for our shares of common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If no securities or industry analysts commence coverage of us, the trading price for our shares of common stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our shares of common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares of common stock could decrease and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

If our executive officers, directors and largest shareholders choose to act together, they may be able to control our management and operations, acting in their own best interests and not necessarily those of other shareholders.

As of July 15, 2013, our executive officers, directors and beneficial holders of five percent or more of our outstanding stock owned approximately 72 percent of our voting stock, including shares subject to outstanding options and warrants, and we expect that upon completion of this offering, the same group will continue to hold at least 65 percent of our outstanding voting stock. As a result, these shareholders, acting together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions, as well as our management and affairs. The interests of this group of shareholders may not always coincide with the interests of other shareholders, and they may act in a manner that advances their best interests and not necessarily those of other shareholders. This concentration of ownership control may:

•	delay, defer or prevent a change in control;

•	entrench our management and/or the board of directors; or

•	impede a merger, consolidation, takeover or other business combination involving us that other shareholders may desire.

We have engaged in transactions with companies in which Randal J. Kirk, our Chief Executive Officer, and his affiliates have an interest.

We have engaged in a variety of transactions with companies in which Mr. Kirk and affiliates of Mr. Kirk have an interest. Among these transactions are our ECCs with Genopaver, LLC and Fibrocell Science, Inc., our research collaboration with Biolife Cell Bank, Inc., and our licensing arrangement with Halozyme Therapeutics, Inc. We believe that each of these transactions was on terms no less favorable to us than terms we could have obtained from unaffiliated third parties, and each of these transactions was approved by at least a majority of the disinterested members of our board of directors. In addition, subsequent to our consummation of the ECCs with Oragenics, Inc. and Synthetic Biologics, Inc., Mr. Kirk and his affiliates invested in these companies. Furthermore, as we execute on these ECCs going forward, a conflict may arise between our interests and those of Mr. Kirk and his affiliates. It is our intention to ensure that all future transactions, if any, between us and our officers, directors, principal shareholders and their affiliates, are approved by the audit committee or a majority of the independent and disinterested members of the board of directors in accordance with our written related person transaction policy, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Randal J. Kirk will control approximately 64 percent of our common stock after completion of this offering and will be able to control or significantly influence corporate actions, which may result in Mr. Kirk taking actions contrary to the desires of our other shareholders.

We have historically been controlled, managed and principally funded by Randal J. Kirk, our Chief Executive Officer, and affiliates of Mr. Kirk. As of July 15, 2013, Mr. Kirk and shareholders affiliated with him beneficially owned approximately 71 percent of our voting stock. Following this offering, Mr. Kirk and his affiliates will control approximately 64 percent of our common stock. Assuming an initial offering price of $15.00 per share, if these shareholders purchase all of the 2.0 million of shares they have indicated an interest in purchasing in this offering, the number of shares of our common stock beneficially owned by our executive officers, directors and shareholders who owned more than five percent of our outstanding common stock before this offering will, in the aggregate, increase to approximately 68 percent of our capital stock. Mr. Kirk will be able to control or significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of Mr. Kirk may not always coincide with the interests of other shareholders, and he may take actions that advance his personal interests and are contrary to the desires of our other shareholders.

Participation in this offering by certain of our existing shareholders would reduce the available public float for our shares.

Mr. Kirk, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30.0 million in shares of common stock in this offering at the initial public offering price. Because indications of interest are not binding agreements or commitments to purchase, these shareholders may elect not to purchase any shares in this offering. Assuming an initial public offering price of $15.00 per share, if such shareholders were to purchase all of these shares, they would purchase an aggregate of 2,000,000 shares of our common stock in this offering. If such shareholders were to purchase all of these shares, they would beneficially own approximately 67 percent of our outstanding common stock after this offering and our current directors and executive officers as a group would beneficially own approximately 68 percent of our outstanding common stock after this offering.

If our shareholders are allocated all or a portion of the shares in which they have indicated an interest in this offering and purchase any such shares, such purchase would reduce the available public float for our shares because such shareholders would be restricted from selling the shares by restrictions under applicable securities laws. As a result, any purchase of shares by such shareholders in this offering may reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not affiliated with us.

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. If Mr. Kirk or any of his affiliates were to sell a substantial portion of the shares they hold, it could cause our stock price to decline. Based on shares outstanding as of July 15, 2013, upon completion of this offering, we will have 93,819,407 outstanding shares of common stock, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares. This includes the 8,333,333 shares that we are selling in this offering. As of the date of this prospectus, of the remaining shares, approximately 98 percent of our outstanding common stock will be subject to a 180-day contractual lock-up with the underwriters.

In addition, as of July 15, 2013, there were 2,851,190 shares subject to outstanding options that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended. Moreover, after this offering, holders of an aggregate of approximately 72,666,533 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders.

We also intend to register 7,000,000 shares of common stock that we may issue under our Intrexon Corporation 2013 Omnibus Incentive Plan, or the 2013 Plan, plus the shares of common stock reserved for future grant or issuance under our Intrexon Corporation 2008 Equity Incentive Plan that remain unissued. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the 180-day lock-up periods under the lock-up agreements described in the “Underwriting” section of this prospectus.

We are subject to anti-takeover provisions in our articles of incorporation and bylaws and under Virginia law that could delay or prevent an acquisition of our Company, even if the acquisition would be beneficial to our shareholders.

Certain provisions of Virginia law, the commonwealth in which we are incorporated, and our articles of incorporation and bylaws could hamper a third party’s acquisition of us, or discourage a third party from attempting to acquire control of us. These provisions include:

•

a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of preferred stock could adversely affect the rights and powers, including voting rights, of the holders of common stock;

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at shareholder meetings;

•	the inability of shareholders to convene a shareholders’ meeting without the support of shareholders owning together 25 percent of our common stock;

•

the application of Virginia law prohibiting us from entering into a business combination with the beneficial owner of 10 percent or more of our outstanding voting stock for a period of three years after the 10 percent or greater owner first reached that level of stock ownership, unless we meet certain criteria;

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;

•	limit the manner in which shareholders can remove directors from the board;

•	require that shareholder actions must be effected at a duly called shareholder meeting and prohibit actions by our shareholders by written consent; and

•	limit who may call a special meeting of shareholder meetings.

These provisions also could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, these provisions make it more difficult for our shareholders, should they choose to do so, to remove our board of directors or management. See “Description of capital stock.”

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

The financial reporting obligations of being a public company in the United States are expensive and time consuming, and may place significant additional demands on our management.

Prior to the consummation of this offering, we have not been subject to public company reporting obligations in the United States. The additional obligations of being a public company in the United States require significant additional expenditures and place additional demands on our management, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the New York Stock

Exchange, the exchange on which we have been authorized to list our securities. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors also could make it more difficult for us to attract and retain qualified persons to serve on our board of directors, particularly to serve on our audit and compensation committees, or as executive officers.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our current and future ECCs;

•	developments concerning our collaborators;

•	our ability to successfully enter new markets or develop additional products, whether with our collaborators or independently;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	actual or anticipated variations in our operating results;

•	actual or anticipated fluctuations in our competitors’ or our collaborators’ operating results or changes in their respective growth rates;

•	our cash position;

•	market conditions in our industry;

•	our ability, and the ability of our collaborators, to protect our intellectual property and other proprietary rights and technologies;

•	our ability, and the ability of our collaborators, to adapt to changes in laws or regulations and policies;

•	the ability of our collaborators to secure any necessary regulatory approvals to commercialize any products developed under the ECCs;

•	the rate and degree of market acceptance of any products developed by a collaborator under an ECC;

•	our ability to retain and recruit key personnel;

•	our expectations related to the use of proceeds from this offering; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Forward-looking statements may also concern our expectations relating to AquaBounty Technologies, Inc. We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk factors” section beginning on page 11, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus, the documents that we reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of proceeds

We estimate that the net proceeds from our issuance and sale of 8,333,333 shares of our common stock in this offering will be approximately $113.5 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $130.9 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed initial public offering price of $15.0 per share would increase or decrease the net proceeds from this offering by approximately $7.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $14.0 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and facilitate our access to the public equity markets. We currently intend to use the net proceeds from this offering, together with our existing cash resources to fund continued investment in our research and development platforms (including up to approximately $29.0 million to fund our stock purchase commitments in conjunction with our ECC with ZIOPHARM Oncology, Inc.), further our business development efforts to consummate new ECCs with companies across various end markets, and for working capital and other general corporate purposes.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. We have not determined the amounts we may spend on any of the items listed above or the timing of these expenditures. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including: our ability to enter into new ECCs and the frequency with which we execute these new ECCs; the timing and amounts of cash received as upfront or milestone payments, reimbursement of our research and development services, and royalties received on sales of products enabled by using our technologies from existing and new ECCs; the status and results of ongoing research and development; and the timing and amount of capital investments we may be obligated to make in affiliated entities, including our $29.0 million stock purchase commitment in ZIOPHARM and any additional investments we elect to make in AquaBounty. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds. Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, we have no current understandings, agreements or commitments to do so.

Although it is difficult to predict future liquidity requirements, we believe that our existing cash and cash equivalents and cash expected to be received from our current collaborators will be sufficient to fund our operations for at least the next 12 months.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, certificates of deposit and direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board deems relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013 on:

•	an actual basis, except to the extent it has been adjusted to give effect to a reverse stock split of 1-for-1.75 of our shares of common stock effective on July 26, 2013;

•

on a pro forma basis after giving effect to (i) a reverse stock split of 1-for-1.75 of our shares of common stock effective on July 26, 2013; (ii) the issuance of 10,868,655 shares of Series F preferred stock on April 30, 2013 and the conversion of those shares into 6,210,660 shares of common stock upon completion of this offering; (iii) the conversion of $0.2 million of subscriptions for Series F preferred stock as of March 31, 2013 into Series F preferred stock on April 30, 2013; (iv) the receipt of gross proceeds of $85.4 million, net of issuance costs of $1.6 million, from the issuance of Series F preferred stock on April 30, 2013; (v) the conversion of 121,085,428 shares of our preferred stock outstanding as of March 31, 2013 into 69,191,670 shares of common stock upon completion of this offering; and (vi) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; and

•

a pro forma as adjusted basis after giving effect to the pro forma adjustments and giving further effect to the sale of 8,333,333 shares of common stock by us in this offering at the assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with our consolidated financial statements and related notes, “Selected consolidated financial data” and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.

	As of March 31, 2013
	Actual	Pro forma	Pro forma as adjusted

	(In thousands, except share amounts)
	(unaudited)
Cash and cash equivalents	$59,724	$143,515	$256,965

Short term debt, including capital leases	89	89	89
Long term debt, including capital leases	2,199	2,199	2,199

Total debt, including capital leases	2,288	2,288	2,288

Redeemable convertible preferred stock, no par value; 131,954,083 shares authorized and 121,085,428 shares issued and outstanding, actual; 131,954,083 shares authorized and no shares issued and outstanding, pro forma; and 25,000,000 shares authorized and no shares issued and outstanding, pro forma as adjusted	475,946	—	—

Shareholders’ equity (deficit):
Common stock, no par value, 185,000,000 shares authorized, 5,662,668 shares issued and outstanding, actual; 200,000,000 shares authorized and 84,855,688 shares issued and outstanding, pro forma; 200,000,000 shares authorized and 93,189,021 issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	—	559,937	673,387
Accumulated deficit	(363,471)	(363,471)	(363,471)
Accumulated other comprehensive loss	(9)	(9)	(9)

Total Intrexon shareholders’ equity (deficit)	(363,480)	196,457	309,907
Noncontrolling interest	15,078	15,078	15,078
Total equity (deficit)	(348,402)	211,535	324,985

Total capitalization	129,832	213,823	327,273

The pro forma and pro forma as adjusted tables above do not include:

•	2,258,955 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.90 per share, of which 908,062 shares are vested as of March 31, 2013;

•

2,974,037 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of March 31, 2013. Upon completion of this offering, we will grant no further awards under the 2008 Equity Incentive Plan;

•	511,098 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2013 at a weighted average exercise price of $0.79 per share; and

•	7,000,000 shares of our common stock that will be made available for future issuance under our 2013 Omnibus Incentive Plan upon completion of this offering.

A $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, increase or decrease, as applicable, each of the pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholder’s equity and total capitalization by $7.8 million, assuming the shares offered by us as set forth on the cover of this prospectus remain the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Cumulative and unpaid dividends

Pursuant to the terms of our preferred stock, we will, immediately prior to closing of this offering, issue additional shares of common stock to holders of our preferred stock in satisfaction of all accrued and unpaid dividends. The dividends on all such shares currently accrue at the rate of 6% per annum of the original purchase price of such shares. At March 31, 2013, the cumulative accrued and unpaid dividends on our preferred stock amounted to approximately $56.9 million, in the aggregate. The common stock issued in satisfaction of our accrued and unpaid dividends will be valued at the public offering price per share in this offering. As a result, the estimated number of shares of common stock that will be issued upon conversion of the dividends can be calculated by dividing the aggregate cumulative accrued and unpaid dividend amount by the initial public offering price. For example, at March 31, 2013, the total number of shares of common stock issuable upon satisfaction of the cumulative and unpaid dividends, based on the assumed initial public offering price of $15.00, which is the midpoint of the price range set forth on the cover page of this prospectus, was 3,790,690 shares. As of July 15, 2013, the aggregate cumulative and unpaid dividends on our preferred stock amounted to approximately $66.2 million, and dividends equaling approximately $0.1 million accrue each day. To calculate the number of shares that will be issued at the closing of this offering, you must divide the aggregate cumulative and unpaid dividend amount as of the closing date by the initial public offering price. The aggregate cumulative and unpaid dividend amount at closing can be determined by adding approximately $66.2 million, the accrued and unpaid dividend as of July 15, 2013, to the product of approximately $0.1 million multiplied by the number of days in the period beginning after July 15, 2013 and ending on the date prior to the closing date.

Dilution

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing shareholders for the presently outstanding stock. As of March 31, 2013, our net tangible book value (deficit) was $(405.9) million, or $(71.69) per share of common stock. Net tangible book value (deficit) per share represents the amount of our total tangible assets, which excludes intangible assets, less total liabilities, and redeemable convertible preferred stock, including cumulative dividends thereon, divided by 5,662,668, the number of shares of common stock outstanding on March 31, 2013.

Our pro forma net tangible book value (deficit) as of March 31, 2013 was $154.0 million, or $1.81 per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of March 31, 2013, after giving effect to (i) the issuance of 10,868,655 shares of Series F preferred stock on April 30, 2013, including the conversion of $0.2 million of subscriptions for Series F preferred stock as of March 31, 2013, and the receipt of gross proceeds of $85.4 million, net of issuance costs of $1.6 million, and the conversion of those shares into 6,210,660 shares of common stock upon completion of this offering; (ii) the conversion of 121,085,428 shares of our preferred stock outstanding as of March 31, 2013 into 69,191,670 shares of common stock upon completion of this offering; and (iii) upon completion of this offering the conversion of aggregate dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

After giving effect to the pro forma adjustments and giving further effect to the sale of 8,333,333 shares of our common stock in this offering, assuming an initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2013 would have been $267.5 million, or $2.87 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.06 per share to our existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $12.13 per share to investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that an investor paid for a share of common stock.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$15.00

Historical net tangible book value (deficit) per share as of March 31, 2013	$(71.69)

Increase per share from the proceeds received from the issuance of Series F preferred stock issued on April 30, 2013, and due to conversion of all of our preferred stock into common stock	$73.50

Pro forma net tangible book value per share as of March 31, 2013		$1.81

Increase per share attributable to this offering	$1.06

Pro forma net tangible book value per share after the offering		$2.87

Dilution per share to investors purchasing shares in this offering		$12.13

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $3.02 per share. This represents an increase in pro forma as adjusted net tangible book value of $1.21 per share to existing shareholders and dilution in pro forma as adjusted net tangible book value of $11.98 per share to investors purchasing shares in this offering.

A $1.00 increase or decrease in the assumed initial public offering price of $15.00, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value after this offering by $7.8 million and the pro forma as adjusted net tangible book value per share after this offering by $0.09 per share and would increase (decrease) the dilution per share to investors purchasing shares in this offering by $0.91 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2013, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing shareholders and by investors purchasing shares in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, investors purchasing shares in this offering will pay an average price per share substantially higher than our existing shareholders paid.

	Shares purchased		Total consideration		Average price Per share
	Number	%	Amount	%

Existing investors before this offering	81,064,998	90.7%	$510,055,671	80.3%	$6.29

Investors purchasing shares in this offering	8,333,333	9.3%	$125,000,000	19.7%	$15.00

Total	89,398,331	100%	$635,055,671	100%

The table above is based on (i) 5,662,668 shares of common stock outstanding on March 31, 2013, (ii) 69,191,670 shares of common stock into which all of our preferred stock outstanding as of March 31, 2013 will be converted upon the completion of this offering and (iii) 6,210,660 shares of common stock into which the shares of Series F preferred stock issued on April 30, 2013 will be converted upon the completion of this offering.

The table above does not include:

•	2,258,955 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.90 per share, of which 908,062 shares are vested as of March 31, 2013;

•

2,974,037 shares of our common stock reserved for future issuance under our 2008 Equity Incentive Plan as of March 31, 2013. Upon completion of this offering, we will grant no further awards under the 2008 Equity Incentive Plan;

•	511,098 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2013 at a weighted average exercise price of $0.79 per share;

•

upon the completion of this offering the conversion of aggregate dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; and

•	7,000,000 shares of our common stock that will be made available for future issuance under our 2013 Omnibus Incentive Plan upon completion of this offering.

If the underwriters exercise their option to purchase additional shares in full, the following will occur:

•

the percentage of shares of our common stock held by existing shareholders will decrease to approximately 89.4 percent of the total number of shares of our common stock outstanding after this offering; and

•

the number of shares of our common stock held by investors purchasing shares in this offering will increase to 9,583,333 or approximately 10.6 percent of the total number of shares of our common stock outstanding after this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, Mr. Kirk and these affiliates would purchase an aggregate of up to approximately 2,000,000 of the 8,333,333 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicated an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates. The foregoing discussion and tables do not reflect any potential purchases by Mr. Kirk and these affiliates.

Selected consolidated financial data

The following table sets forth our selected consolidated financial data for the periods and as of the dates indicated. You should read the following selected consolidated financial data in conjunction with our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s discussion and analysis of financial condition and results of operations” section of this prospectus beginning on page 56.

The consolidated statement of operations data for the years ended December 31, 2012 and 2011, and the consolidated balance sheet data as of December 31, 2012 and 2011, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2013 and 2012, and the consolidated balance sheet data as of March 31, 2013 are derived from our unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of our financial position and results of operations for these periods. All previously reported share and per share amounts of our common stock, including shares of common stock underlying stock options and warrants, throughout this prospectus have been retroactively adjusted to reflect our 1-for-1.75 reverse stock split of our shares of common stock effective on July 26, 2013. Our audited and unaudited consolidated financial statements have been prepared in U.S. dollars in accordance with U.S. GAAP.

Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Three months ended March 31,		Years ended December 31,
	2013	2012	2012	2011

	(In thousands, except share and per share amounts)

Statement of Operations Data:
Revenues:
Collaboration revenues	$3,864	$1,554	$13,706	$5,118
Other revenues	112	64	219	3,053

Total revenues	3,976	1,618	13,925	8,171

Operating expenses:
Research and development	11,502	18,979	64,185	70,386
General and administrative	6,480	7,760	24,897	18,300
Other operating expenses	—	—	—	1,912

Total operating expenses	17,982	26,739	89,082	90,598

Loss from operations	(14,006)	(25,121)	(75,157)	(82,427)

Total other income (expense), net	(21,966)	11,209	(6,443)	(2,853)
Equity in net loss of affiliate	(390)	—	(274)	—

Net loss	$(36,362)	$(13,912)	$(81,874)	$(85,280)

Net loss attributable to noncontrolling interest	51	—	—	—

Net loss attributable to Intrexon	$(36,311)	$(13,912)	$(81,874)	$(85,280)

Accretion of dividends on redeemable convertible preferred stock, not declared	(6,405)	(5,460)	(21,994)	(13,868)

Net loss attributable to Intrexon common shareholders	$(42,716)	$(19,372)	$(103,868)	$(99,148)

Net loss attributable to Intrexon common shareholders per share, basic and diluted	$(7.54)	$(3.55)	$(18.77)	$(18.92)

Weighted average shares outstanding, basic and diluted	5,661,741	5,456,264	5,533,690	5,240,647

Unaudited Pro forma information(1)(2)

Pro forma net loss attributable to common shareholders	$(36,311)		$(81,874)

Pro forma net loss per share, basic and diluted	$(0.48)		$(1.16)

Pro forma shares used in computation of pro forma net loss per share, basic and diluted	75,649,245		70,295,460

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated as of December 31, 2012 after giving effect to (i) the issuance of 19,047,619 shares of Series F preferred stock issued between December 31, 2012 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of common stock upon completion of this offering; (ii) the conversion of 112,906,464 shares of our preferred stock outstanding as of December 31, 2012 into 64,517,977 shares of common stock upon completion of this offering; and (iii) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $50.5 million into 3,363,972 shares of our common stock, assuming for this purpose that the closing of this offering occurred on December 31, 2012 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, all of which is described more fully under the section of this prospectus entitled “Capitalization—Cumulative and unpaid dividends.”

(2)	Pro forma net loss and pro forma net loss per share, basic and diluted have been calculated as of March 31, 2013 after giving effect to (i) the issuance of 10,868,655 shares of Series F preferred stock on April 30, 2013 and the conversion of those shares into 6,210,660 shares of common stock upon the completion of this offering; (ii) the conversion of 121,085,428 shares of our preferred stock outstanding as of March 31, 2013 into 69,191,670 shares of common stock upon completion of this offering; and (iii) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $56.9 million into 3,790,690 shares of our common stock, assuming for this purpose that the closing of this offering occurred on March 31, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, all of which is described more fully under the section of this prospectus entitled “Capitalization—Cumulative and unpaid dividends.”

	March 31, 2013(4)	December 31,
		2012(3)	2011

	(In thousands, except share and per share amounts)

Balance Sheet Data:
Cash and cash equivalents	$59,724	$10,403	$19,628
Other current assets	6,290	3,130	3,350
Equity securities	56,147	83,116	39,097
Other long-term assets	77,524	54,997	52,753
Total assets	199,685	151,646	114,828
Accounts payable, accrued expenses and other current liabilities, excluding current portion of deferred revenue(1)	7,817	6,754	16,197
Deferred revenue, current and non-current	61,092	58,636	16,921
Other long-term liabilities(2)	3,232	1,150	1,288
Redeemable convertible preferred stock	475,946	406,659	301,681
Total Intrexon shareholders’ deficit	(363,480)	(321,553)	(221,259)

Noncontrolling interest	15,078	—	—

Total deficit	(348,402)	(321,553)	(221,259)

(1)	Other current liabilities includes $200 related to subscriptions for Series F preferred stock as of March 31, 2013.

(2)	Other long-term liabilities includes $34, $42 and $97 related to capital leases as of March 31, 2013 and December 31, 2012 and 2011, respectively, and $2,165 of long term debt as of March 31, 2013.

(3)	We acquired four businesses in 2011: Agarigen, Inc. on January 26, 2011; Neugenesis Corporation on April 18, 2011; GT Life Sciences, Inc. on October 5, 2011; and Immunologix, Inc. on October 21, 2011.

(4)	On March 15, 2013, we acquired 18,714,814 additional shares of AquaBounty Technologies, Inc. common stock increasing our ownership in AquaBounty Technologies, Inc. to 53.82 percent, resulting in us gaining control over AquaBounty. As such AquaBounty Technologies, Inc. was consolidated in our results of operations and financial position on March 15, 2013.

Management’s discussion and analysis

of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected consolidated financial data” beginning on page 53 and our consolidated financial statements and the related notes. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk factors” beginning on page 11.

Overview

We believe Intrexon is a leader in the field of synthetic biology, an emerging and rapidly evolving discipline that applies engineering principles to biological systems. Using our suite of proprietary and complementary technologies, we design, build and regulate gene programs, which are DNA sequences that consist of key genetic components. A single gene program or a complex, multi-genic program are fabricated and stored within a DNA vector. Vectors are segments of DNA used as a vehicle to transmit genetic information. DNA vectors can, in turn, be introduced into cells in order to generate a simple or complex cellular system, which are the basic and complex cellular activities that take place within a cell and the interaction of those systems in the greater cellular environment. It is these genetically modified cell systems that can be used to produce proteins, produce small molecules, or serve as cell-based products, which enable the development of new and improved products and manufacturing processes across a variety of end markets, including healthcare, food, energy and environmental sciences. Intrexon’s synthetic biology capabilities include the ability to precisely control the amount, location and modification of biological molecules to control the function and output of living cells and optimize for desired results at an industrial scale.

We have devised our business model to bring many different commercial products to market through the formation of exclusive channel collaborations, or ECCs, with collaborators that have expertise within specific industry segments. In our ECCs, we provide expertise in the engineering, creation and modification of gene programs and cellular systems, and our collaborators are responsible for providing market and product development expertise, as well as regulatory, sales and marketing capabilities. Generally, our collaborators compensate us through payment of technology access fees, royalties, milestones and reimbursement of certain costs. This business model allows us to leverage our capabilities and capital across a broader landscape of product opportunities and end markets than we would be capable of addressing on our own.

We began entering into ECCs in 2011 and are currently party to nine such agreements. Under these ECCs, we are developing products in the fields of healthcare and food. In healthcare, our ECCs include programs in oncology, anti-infectives, antibiotics and tissue repair. In food, we are working to increase the productivity and nutritional value of salmon and other fish. We are also working to establish ECCs in the areas of energy and environmental sciences. Please see “Business — Our ECCs” for a detailed description of our material ECCs.

Mergers and acquisitions

We completed several acquisitions in 2011 in order to enhance our capabilities and service offerings. On January 26, 2011, we acquired Agarigen, Inc., or Agarigen, a North Carolina-based company that allowed us to expand our capabilities in the agricultural sector. On August 31, 2011, we acquired the LEAP platform technology from Cyntellect, Inc., or Cyntellect. On October 5, 2011, we acquired the cell systems informatics technology from GT Life Sciences, Inc., or GT Life. On October 21, 2011, we acquired the mAbLogix antibody platform from Immunologix, Inc., or Immunologix. See the footnotes to our audited consolidated financial statements found elsewhere in this prospectus for additional information with respect to these business combinations. See “Business — Our suite of proprietary and complementary technologies.”

Cyntellect was a related party to us through affiliates of Third Security, LLC. We recorded this transaction as a transaction between entities under common control and therefore, the results of operations of Cyntellect are presented in our consolidated financial statements for all periods presented. The results of operations for each of the other entities that we acquired have been included in our consolidated results of operations after the respective dates of acquisition. Because they represented significant acquisitions, the stand-alone audited financial statements for the period January 1, 2011 through the respective acquisition dates for GT Life and Immunologix are found elsewhere in this prospectus.

On November 16, 2012, we acquired 48,631,444 shares of common stock of AquaBounty Technologies, Inc., or AquaBounty, representing 47.56 percent of the then outstanding shares of AquaBounty, through a definitive purchase agreement with an existing AquaBounty shareholder and its affiliate. We originally accounted for our investment in AquaBounty using the equity method. On March 15, 2013, we acquired 18,714,814 additional shares of AquaBounty common stock increasing our aggregate ownership in AquaBounty to 53.82 percent, resulting in us gaining control over AquaBounty. AquaBounty was consolidated on our results of operations and financial position beginning on March 15, 2013.

Financial overview

We have incurred significant losses since our inception. We anticipate that we may continue to incur significant losses for the foreseeable future, and we may never achieve or maintain profitability. We have never generated any royalty revenues from sales of products by our collaborators and may never be profitable.

We expect our future capital requirements will be substantial, particularly as we continue to develop our business and expand our synthetic biology technology platform. Although we believe that, based on our current level of operations and anticipated growth, our existing cash and cash equivalents and cash expected to be received from our current collaborators will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements through at least the next 12 months, we may need additional capital if our current plans and assumptions change.

Sources of revenue

We derive our revenues through the execution of ECCs for the development and commercialization of products enabled by our technologies. Generally, the terms of our ECCs provide that we receive some or all of the following: (i) technology access fees upon consummation of such ECC; (ii) reimbursements of costs incurred by us for our research and development and/or manufacturing efforts related to the specific application provided for in the ECC; (iii) milestone payments upon the achievement of specified development, regulatory and commercial activities; and (iv) royalties on sales of products arising from the collaboration.

Our technology access fees and milestone payments may be in the form of cash or securities of the collaborator. Because our ECCs contain multiple arrangements, we typically defer much of the technology access fees and milestone amounts received and recognize such revenues in the future over the anticipated performance period. We are also entitled to sublicensing revenues in those situations where our collaborators choose to license our technologies to other parties.

Research and development expenses

We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

•	salaries and related overhead expenses for personnel in research and development functions;

•	fees paid to consultants and contract research organizations who perform research on our behalf and under our direction;

•	costs related to laboratory supplies used in our research and development efforts;

•	depreciation of leasehold improvements, laboratory equipment and computers;

•	amortization of patents and related technologies acquired in mergers and acquisitions;

•	rent and utility costs for our research and development facilities; and

•	costs related to stock options granted to personnel in research and development functions.

We have no individually significant research and development projects and our research and development expenses primarily relate to either the costs incurred to expand or otherwise improve our multiple platform technologies or the costs incurred to develop a specific application of our technologies in support of current or prospective collaborators. Research and development expenses typically do not include significant development, including pre-clinical or clinical development, activities since they are the responsibility of our collaborators. Research and development expenses incurred for programs we support pursuant to an ECC agreement are reimbursed by the collaborator at cost and all other research and development programs may be terminated or otherwise deferred at our discretion. The amount of our research and development expenses may be impacted by, among other things, the number of ECCs and the number and size of programs we may support on behalf of an ECC.

The table below summarizes our research and development expenses incurred to expand or otherwise improve our multiple platform technologies or the costs incurred to develop a specific application of our technologies in support of current or prospective collaborators for the three months ended March 31, 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011. Other research and development expenses for these periods include indirect salaries and overhead expenses that are not allocated to either expanding or improving our multiple platform technologies or specific applications of our technologies in support of current or prospective collaborators.

	Three months ended March 31,		Years ended December 31,
	2013	2012	2012	2011

	(In thousands)
	(unaudited)
Expansion or improvement of our platform technologies	$4,525	$11,213	$35,182	$32,724
Specific applications of our technologies in support of current and prospective collaborators	4,307	4,028	17,123	22,714
Other	2,670	3,738	11,880	14,948

Total research and development expenses	$11,502	$18,979	$64,185	$70,386

General and administrative expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and legal functions. Other significant general and administrative expenses include rent and utilities, insurance, legal services and expenses associated with obtaining and maintaining our intellectual property.

Other income (expense), net

We hold equity securities received and/or purchased from certain collaborators. Other than the investment in AquaBounty which was accounted for using the equity method discussed below, we elected the fair value option to account for our equity securities held in these collaborators, including ZIOPHARM Oncology, Inc., or ZIOPHARM, which is an equity method investment .. These equity securities are recorded at fair value at each reporting date. Unrealized appreciation (depreciation) resulting from fair value adjustments are reported as other income (expense) in the consolidated statement of operations. As such, we bear the risk that fluctuations in the securities’ share prices may significantly impact our results of operations.

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.

Interest expense pertains to equipment currently under four capitalized leases. Two of these capitalized leases mature in 2013, one matures in 2014, and the last one matures in 2015 and, as such, we will no longer be subject to the interest expense under these capitalized leases as of those dates.

On March 15, 2013, we recorded a gain on our previously held equity investment in AquaBounty; such gain represented the adjustment to fair value of the pro rata share of our original investment.

Equity in net income (loss) of affiliate

For the three months ended March 31, 2013 and the year ended December 31, 2012, equity in net loss of affiliate is our pro-rata share of our equity method investment’s operating results, adjusted for accretion of basis difference. As of December 31, 2012 and through March 15, 2013, we accounted for our investment in AquaBounty using the equity method of accounting as we had the ability to exercise significant influence over, but not control of, the operating activities of AquaBounty. On March 15, 2013, we acquired 18,714,814 additional shares of AquaBounty increasing our ownership in AquaBounty to 53.82 percent. We have consolidated AquaBounty on our results of operations and financial position beginning on March 15, 2013.

Results of operations

Comparison of the three months ended March 31, 2013 (unaudited) and the three months ended March 31, 2012 (unaudited)

The following table summarizes our results of operations for the three months ended March 31, 2013 and 2012, together with the changes in those items in dollars and as a percentage:

	Three months ended March 31,		Dollar change	% Change
	2013	2012

	(In thousands)
	(unaudited)

Revenues:
Collaboration revenues	$3,864	$1,554	$2,310	148.6%
Other revenues	112	64	48	75.0%

Total revenues	3,976	1,618	2,358	145.7%

Operating expenses:
Research and development	11,502	18,979	(7,477)	(39.4)%
General and administrative	6,480	7,760	(1,280)	(16.5)%

Total operating expenses	17,982	26,739	(8,757)	(32.7)%
Operating loss	(14,006)	(25,121)	11,115	(44.2)%
Total other income (expense), net	(21,966)	11,209	(33,175)	(296.0)%
Equity in net loss of affiliate	(390)	—	(390)	100.0%

Net loss	(36,362)	(13,912)	(22,450)	161.4%
Net loss attributable to noncontrolling interest	51	—	51	100.0%

Net loss attributable to Intrexon	$(36,311)	$(13,912)	$(22,399)	161.0%

Revenues

Revenues were $4.0 million for the three months ended March 31, 2013 compared to $1.6 million for the three months ended March 31, 2012 resulting in an increase of $2.4 million, or 145.7 percent. The following table shows the collaboration revenue recognized for upfront and milestone payments received from each of our collaborators and reimbursements received for research and development services provided to each of our collaborators for the three months ended March 31, 2013 and 2012, together with the changes in those items:

	Upfront and milestone payments			Research and development services			Total
	Three months ended March 31,		Dollar change	Three months ended March 31,		Dollar change	Three months ended March 31,		Dollar change
	2013	2012		2013	2012		2013	2012

	(In thousands) (unaudited)
ZIOPHARM Oncology, Inc.	$644	$314	$330	$1,430	$944	$486	$2,074	$1,258	$816
Synthetic Biologics, Inc.	195	32	163	375	61	314	570	93	477
Elanco, Inc.	3	3	—	88	200	(112)	91	203	(112)
Oragenics, Inc.	137	—	137	379	—	379	516	—	516
Fibrocell Science, Inc.	158	—	158	430	—	430	588	—	588
Other	—	—	—	25	—	25	25	—	25

Total	$1,137	$349	$788	$2,727	$1,205	$1,522	$3,864	$1,554	$2,310

The $2.3 million increase in collaboration revenue from the three months ended March 31, 2012 to the three months ended March 31, 2013 is the result of the following:

•

Collaboration revenue recognized for upfront and milestone payments received from ZIOPHARM, increased for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily due to the achievement of a collaboration milestone in October 2012. We received $18.3 million of milestone consideration of which $14.5 million was recorded as deferred revenue as of December 31, 2012 since the milestone was not deemed substantive. This deferred revenue is being recognized over the expected life of our technology platform using a straight-line approach. Reimbursements from research and development services increased $0.5 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 as a result of an increase in new programs initiated throughout 2012 and continued progression of the research for the collaboration programs that were ongoing during the three months ended March 31, 2012;

•

Collaboration revenue for upfront payments received from Synthetic Biologics, Inc., or Synthetic Biologics, increased for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 due to the amortization of the upfront payment received for our second ECC with Synthetic Biologics in August 2012. Reimbursements from research and development services increased $0.3 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 due primarily to the work performed pursuant to the second ECC; and

•

Our ECC with Oragenics, Inc., or Oragenics, and our ECC with Fibrocell Science, Inc., or Fibrocell, commenced in June 2012 and October 2012, respectively. The collaboration revenues recorded for each of these ECCs in 2013 reflect both the amortization of upfront payments for each as well as reimbursements for work performed in the respective fields for the period.

Research and development expenses

Research and development expenses were $11.5 million for the three months ended March 31, 2013 compared to $19.0 million for the three months ended March 31, 2012. The $7.5 million decrease in research and development expenses is the result of the following:

•

Salaries, benefits and other personnel expenses decreased $2.6 million to $5.9 million for the three months ended March 31, 2013 from $8.5 million for the three months ended March 31, 2012. The decrease is primarily related to a decrease in the number of employees in the three months ended March 31, 2013 compared to three months ended March 31, 2012. Throughout 2012 and early 2013, we eliminated certain positions due to improvements in our production processes as well as the reliance on additional automation. We also transitioned from a primary emphasis on building our parts inventory and other platforms towards applying such platforms towards specific applications for the benefit of our current and prospective collaborators. We also consolidated and centralized certain research and development functions to eliminate redundancies which arose primarily as a result of acquisitions of various technologies in late 2011;

•

Expenses related to consultants and third party contract research organizations decreased $1.3 million to $0.8 million for the three months ended March 31, 2013 from $2.1 million for the three months ended March 31, 2012. The decrease is the result of us continuing to reduce the level of research and development performed by third parties and, where practical, performing this research and development internally; and

•

Laboratory supply expenses decreased $2.7 million to $1.2 million for the three months ended March 31, 2013 from $3.9 million for the three months ended March 31, 2012. Supplies used in DNA manufacturing decreased $1.9 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012. As discussed above, we transitioned from building our parts inventory towards applying our technologies for the benefit of current and prospective collaborators. The decrease in laboratory supplies is also the result of centralizing certain research and development functions as discussed above.

General and administrative expenses

General and administrative expenses decreased $1.3 million to $6.5 million for the three months ended March 31, 2013 compared to $7.8 million for the three months ended March 31, 2012. The $1.3 million net decrease is the result of the following:

•

Salaries, benefits and other personnel expenses decreased $0.6 million to $3.4 million for the three months ended March 31, 2013 from $4.0 million for the three months ended March 31, 2012. This decrease is primarily the result of the requirement for fewer general and administrative employees due to the elimination of the research and development positions discussed above; and

•

Legal and professional fees decreased $0.6 million to $1.7 million for the three months ended March 31, 2013 from $2.3 million for the three months ended March 31, 2012. This decrease was due primarily to the incurrence of software consulting fees associated with the development of our technology platforms during the three months ended March 31, 2012 partially offset by an increase in legal and accounting fees in the three months ended March 31, 2013 related to this offering.

Total other expense, net

Total other income (expense), net is primarily comprised of unrealized appreciation (depreciation) in fair value of equity securities which was $(29.4) million for the three months ended March 31, 2013 compared to $11.2 million for the three months ended March 31, 2012. The unrealized appreciation (depreciation) is the result of market change for the equity securities we hold in other entities. In the three months ended March 31, 2013, the market value of our ZIOPHARM equity securities decreased $31.5 million due primarily to the reported results of one of their programs which did not utilize any of our technologies. Total other income (expense), net for the three months ended March 31, 2013 includes a $7.4 million gain on our previously held equity interest in AquaBounty as a result of our requirement to consolidate AquaBounty as of March 15, 2013.

Equity in net income (loss) of affiliate

In November 2012, we purchased a 47.56 percent interest in AquaBounty and through March 15, 2013, we accounted for this investment using the equity method. Our equity in net loss of AquaBounty’s operations of $0.4 million reflects our portion of the net losses of AquaBounty during the period from January 1, 2013 through March 15, 2013.

Comparison of the year ended December 31, 2012 and the year ended December 31, 2011

The following table summarizes our results of operations for the years ended December 31, 2012 and 2011, together with the changes in those items in dollars and as a percentage:

	Years ended December 31,		Dollar change	% Change
	2012	2011

	(In thousands)

Revenues:
Collaboration revenues	$13,706	$5,118	$8,588	167.8%
Other revenues	219	3,053	(2,834)	(92.8)%

Total revenues	13,925	8,171	5,754	70.4%

Operating expenses:
Research and development	64,185	70,386	(6,201)	(8.8)%
General and administrative	24,897	18,300	6,597	36.0%
Other operating expenses	—	1,912	(1,912)	(100.0)%

Total operating expenses	89,082	90,598	(1,516)	(1.7)%
Operating loss	(75,157)	(82,427)	7,270	(8.8)%
Total other expense, net	(6,443)	(2,853)	(3,590)	125.8%
Equity in net loss of affiliate	(274)	—	(274)	100.0%

Net loss	$(81,874)	$(85,280)	$3,406	(4.0)%

Revenues

Revenues were $13.9 million for the year ended December 31, 2012 compared to $8.2 million for the year ended December 31, 2011 resulting in an increase of $5.7 million, or 70.4 percent. The following table shows the collaboration revenue recognized for upfront and milestone payments received from each of our collaborators and reimbursements received for research and development services provided to each of our collaborators for the years ended December 31, 2012 and 2011, together with the changes in those items:

	Upfront and milestone payments			Research and development services			Total
	Years ended December 31,		Dollar change	Years ended December 31,		Dollar change	Years ended December 31,		Dollar change
	2012	2011		2012	2011		2012	2011

	(In thousands)
ZIOPHARM Oncology, Inc.	$5,068	$2,372	$2,696	$6,333	$2,724	$3,609	$11,401	$5,096	$6,305
Synthetic Biologics, Inc.	293	22	271	327	—	327	620	22	598
Elanco, Inc.	12	—	12	587	—	587	599	—	599
Oragenics, Inc.	320	—	320	516	—	516	836	—	836
Fibrocell Science, Inc.	158	—	158	61	—	61	219	—	219
Other	—	—	—	31	—	31	31	—	31

Total	$5,851	$2,394	$3,457	$7,855	$2,724	$5,131	$13,706	$5,118	$8,588

The $8.6 million increase in collaboration revenue from 2011 to 2012 is the result of the following:

•

Collaboration revenue recognized for upfront and milestone payments received from ZIOPHARM increased in 2012 primarily as a result of a collaboration milestone being achieved in October 2012. We received $18.3 million of milestone consideration and recognized $3.8 million as collaboration revenue in 2012. The milestone was not deemed substantive and the remaining $14.5 million of milestone consideration was recorded as deferred revenue and will be recognized over the expected life of our technology platform using a straight-line approach. Reimbursements from research and development services provided to ZIOPHARM increased $3.6 million in 2012 as a result of an increase of new programs initiated in 2012 with ZIOPHARM under our collaboration and continued progression of the research for the collaboration programs initiated in 2011;

•

Collaboration revenue for upfront payments received from Synthetic Biologics increased in 2012 as a result of a full year of revenue from the amortization of the upfront payment received for our first ECC with Synthetic Biologics in November 2011 as well as a partial year of revenue from the upfront payment received for our second ECC with Synthetic Biologics in August 2012. Our research and development services provided in 2012 have primarily consisted of initial research of the fields specified in the ECCs;

•	Our ECC with Elanco, the animal health division of Eli Lilly and Company, or Elanco, commenced in late November 2011 and we began providing research and development services in 2012; and

•

Our ECC with Oragenics commenced in June 2012 and we have recognized $0.3 million of collaboration revenue from the amortization of the upfront payment received upon the execution of the ECC. Our research and development services provided in 2012 have primarily consisted of research on improving production in the field of use specified in the ECC and developing and validating these improved production methods.

Our 2011 amounts of other revenues include $2.7 million of revenue related to Cyntellect.

In future periods, our revenues will depend on the number of ECCs into which we enter, the advancement and creation of programs within our ECCs and the extent to which our collaborators bring products enabled by our technologies to market. Our revenues will also depend on the ability of AquaBounty to receive regulatory approval and establish successful commercialization of its AquAdvantage Salmon products. In light of our limited operating history and experience in consummating new ECCs, there can be no assurance as to the timing, magnitude and predictability of revenues to which we might be entitled.

Research and development expenses

Research and development expenses were $64.2 million for the year ended December 31, 2012 compared to $70.4 million for the year ended December 31, 2011 resulting in a decrease of $6.2 million, or 8.8 percent. The $6.2 million net decrease in research and development expenses is the result of the following:

•

Expenses related to licensing agreements for in-licensed technologies were $1.8 million for the year ended December 31, 2012 compared to $9.3 million for the year ended December 31, 2011 resulting in a decrease of $7.5 million. In 2011, we entered into an exclusive licensing agreement with Halozyme Therapeutics, Inc., or Halozyme, for the use of Halozyme’s proprietary enzyme. Under the terms of the agreement, we paid a license fee of $9.0 million upon execution of this agreement, which was expensed when paid in 2011. In 2012, we paid and expensed an annual exclusivity fee of $1.0 million. This decrease was offset by an increase in contractual payments for other license agreements;

•

Expenses related to consultants and third party contract research organizations were $5.5 million for the year ended December 31, 2012 compared to $10.8 million for the year ended December 31, 2011 resulting in a decrease of $5.3 million. The decrease in 2012 is the result of our reducing the level of research and development being performed by third parties and, where practical, performing this research and development internally;

•

Laboratory supply expenses were $10.4 million for the year ended December 31, 2012, compared to $11.9 million for the year ended December 31, 2011, resulting in a decrease of $1.5 million. Supplies used in DNA manufacturing in 2012 decreased $2.6 million as we improved the efficiency of our production process and reduced the potential for manufacturing errors. We also transitioned away from focusing on building our parts inventory towards manufacturing specific DNA parts for current and prospective collaborators. This decrease was partially offset by an increase of $1.1 million in additional supplies required for those technologies which we acquired in 2011;

•

Salaries, benefits and other personnel expenses were $29.4 million for the year ended December 31, 2012, compared to $24.8 million for the year ended December 31, 2011, resulting in an increase of $4.6 million. Of this increase, $3.4 million was the result of an increase in the average number of research and development employees of 26 employees from 2011 to 2012 as we expanded the capabilities acquired through merger and acquisition activity in 2011 and developed specific capabilities to support new and prospective collaborators. We also incurred $1.2 million of performance bonuses in 2012 and we paid no bonuses to employees in 2011;

•

Depreciation and amortization expense was $7.2 million for the year ended December 31, 2012, compared to $3.2 million for the year ended December 31, 2011, resulting in an increase of $4.0 million. Amortization expense for the patents and related technologies acquired in 2011 increased $1.8 million in 2012 as a result of a full year of amortization. The remaining increase is related to increased depreciation expense on property and equipment purchased in 2012 as well as a full year of depreciation for equipment acquired in 2011. We purchased $7.5 million and $13.0 million of property and equipment in 2012 and 2011, respectively, to scale up our DNA manufacturing capacity and for use in new facilities for our agricultural and industrial operations;

•

Rent and utilities expenses were $5.4 million for the year ended December 31, 2012, compared to $4.3 million for the year ended December 31, 2011, resulting in an increase of $1.1 million. The increase is due to a full year of rent incurred related to the addition of four new research and development facilities as a result of our acquisitions; and

•	Our 2011 amounts include $1.2 million of research and development expenses related to Cyntellect.

We expect that our research and development expenses will increase as we continue to enter into ECCs and operate as a public company. We believe these increases will likely include increased costs related to the hiring of additional personnel in research and development functions, increased costs paid to consultants and contract research organizations and increased costs related to laboratory supplies.

General and administrative expenses

General and administrative expenses were $24.9 million for the year ended December 31, 2012 compared to $18.3 million for the year ended December 31, 2011 resulting in an increase of $6.6 million, or 36.0 percent. The $6.6 million net increase in general and administrative expenses is the result of the following:

•

Salaries, benefits and other personnel expenses were $13.2 million for the year ended December 31, 2012, compared to $5.3 million for the year ended December 31, 2011, resulting in an increase of $7.9 million. Of this increase, $5.2 million was the result of an increase in the average number of general and administrative employees of 16 employees from 2011 to 2012, which was primarily the result of increasing our general and administrative personnel to support our acquired operations and additional collaborators. In addition to our increase in general and administrative employees, our non-employee, non-compensated Chief Executive Officer began serving the role on a full-time basis at the beginning of 2012, resulting in a non-cash increase to our general and administrative expenses of $1.4 million. Lastly, we paid bonuses of $1.3 million for 2012 whereas we did not pay bonuses for 2011;

•

Legal and professional fees were $6.4 million for the year ended December 31, 2012, compared to $9.1 million for the year ended December 31, 2011, resulting in a decrease of $2.7 million. These expenses in 2012 and 2011 are primarily comprised of fees for external legal counsel, obtaining and maintaining patents and intellectual property, assistance with ECC transactions, external consulting and recruiting services. The decrease in these expenses is primarily the result of the lack of merger and acquisition activity in 2012; and

•	Our 2011 amounts include $0.1 million of general and administrative expenses related to Cyntellect.

We expect that our general and administrative expenses will increase as we operate as a public company. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Other operating expenses

Other operating expenses of $1.9 million for the year ended December 31, 2011 relate to Cyntellect.

Total other expense, net

Total other expense, net is primarily comprised of unrealized depreciation in fair value of equity securities which was $(6.3) million for the year ended December 31, 2012 compared to unrealized depreciation of $(2.7) million for the year ended December 31, 2011 resulting in a change of $3.6 million. This change is the result of market depreciation as of December 31, 2012 for the equity securities we hold in other entities.

Equity in net income (loss) of affiliate

In November 2012, we purchased a 47.56 percent interest in AquaBounty and through December 31, 2012, we accounted for this investment using the equity method. Our equity in net loss of AquaBounty’s operations for the period subsequent to investment through December 31, 2012 of $0.3 million reflects our portion of the net losses of AquaBounty for the period from the date of our investment through December 31, 2012.

Liquidity and capital resources

Sources of liquidity

We have incurred losses from operations since our inception in 1998 and as of March 31, 2013, we had an accumulated deficit of $363.5 million. From our inception through March 31, 2013, we have funded our operations principally with the proceeds received from the sale of $423.9 million of our preferred stock and the receipt of $12.5 million in prepayments of services by our collaborators. As of March 31, 2013, we had cash and cash equivalents of $59.7 million. Cash in excess of immediate requirements is invested primarily in money market funds and certificates of deposits in order to maintain liquidity and capital preservation.

On April 30, 2013, we converted $0.2 million of subscriptions for our Series F Redeemable Convertible Preferred Stock, or Series F Preferred Stock, and received additional gross proceeds of $85.4 million, net of offering expenses of $1.6 million, from the issuance of 10,868,655 shares of Series F Preferred Stock.

Cash flows

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Three months ended, March 31,		Years ended, December 31,
	2013	2012	2012	2011

	(In thousands)
	(unaudited)

Net cash provided by (used in):
Operating activities	$(14,279)	$(13,005)	$(61,529)	$(81,758)
Investing activities	531	(15,664)	(23,636)	(64,097)
Financing activities	63,069	42,201	75,940	148,111

Net increase (decrease) in cash and cash equivalents	$49,321	$13,532	$(9,225)	$2,256

Cash flows from operating activities:

Net cash used in operating activities was $14.3 million for the three months ended March 31, 2013 compared to $13.0 million for the three months ended March 31, 2012. Net cash used in operating activities during the three months ended March 31, 2013 was primarily comprised of our $36.4 million net loss, offset by unrealized depreciation on equity securities of $29.4 million and our $7.4 million gain on previously held equity interest in AquaBounty. Net cash used in operating activities during the three months ended March 31, 2012 was primarily comprised of our $13.9 million net loss offset by unrealized appreciation on equity securities of $11.2 million and the receipt of $10.0 million from one of our collaborators for a prepayment of research and development services in conjunction with our ECC.

Net cash used in operating activities was $61.5 million for the year ended December 31, 2012 compared to $81.8 million for the year ended December 31, 2011. The change from 2011 to 2012 is primarily the result of the receipt of $12.5 million from two of our collaborators for prepayments of research and development services in conjunction with our ECCs of which $7.2 million remains in deferred revenue. Deferred revenue also increased as a result of upfront and milestone payments received in the form of the collaborators’ securities in 2012 in conjunction with new and existing ECCs. Non-cash charges such as depreciation and amortization, unrealized depreciation on equity securities and non-cash compensation expense for our non-compensated Chief Executive Officer increased in 2012 compared to 2011.

Cash flows from investing activities:

Net cash provided by investing activities was $0.5 million for the three months ended March 31, 2013 compared to net cash used in investing activities of $15.7 million for the three months ended March 31, 2012. During the three months ended March 31, 2013, our consolidation of AquaBounty on March 15, 2013 resulted in net cash acquired of $0.5 million. During the three months ended March 31, 2012, we paid $10.0 million to purchase shares of common stock of ZIOPHARM and we used $5.7 million for property and equipment purchases primarily to expand our laboratory facilities.

Net cash used in investing activities was $23.6 million for the year ended December 31, 2012 compared to $64.1 million for the year ended December 31, 2011. In 2011, we used $28.7 million,

net of cash received, to pay for the acquisitions of four businesses; we paid $22.6 million to purchase shares of common stock of ZIOPHARM; and we used $13.0 million for property and equipment purchases primarily to scale up our DNA manufacturing capacity. In 2012, we used $6.0 million to purchase a 47.56 percent interest in AquaBounty; we paid $10.0 million to purchase additional shares of common stock of ZIOPHARM; and we paid $7.5 million for property and equipment used in our DNA manufacturing operations and lab equipment for use in our agricultural and industrial operations.

Cash flows from financing activities:

Net cash provided by financing activities was $63.1 million for the three months ended March 31, 2013 compared to $42.2 million for the three months ended March 31, 2012. During the three months ended March 31, 2013, we received $62.9 million of proceeds from the sale of our Series F Preferred Stock, net of issuance costs, in addition to $0.2 million of proceeds for subscriptions for our Series F Preferred Stock issued in April 2013. During the three months ended March 31, 2012, we received $25.6 million of proceeds from the sale of our Series E Redeemable Convertible Preferred Stock, or Series E Preferred Stock, in addition to $16.7 million of proceeds for subscriptions for our Series E Preferred Stock issued in April 2012.

Net cash provided by financing activities was $75.9 million for the year ended December 31, 2012 compared to $148.1 million for the year ended December 31, 2011. In 2011, we received $26.4 million of proceeds from the issuance of our Series D Redeemable Convertible Preferred Stock, $99.2 million of proceeds, net of issuance costs, from the issuance of our Series E Preferred Stock, proceeds from the issuance of short-term borrowings, which, along with accrued interest, converted into $15.2 million of Series E Preferred Stock and $7.4 million of subscriptions for our Series E Preferred Stock. In 2012, we received $75.5 million of proceeds, net of issuance costs, from the issuance of our Series E Preferred Stock.

Future capital requirements

We established our current strategy and business model of commercializing our technologies through collaborators with development expertise in 2010. From January 6, 2011 through March 31, 2013, we consummated nine new ECCs with eight new collaborators. As a result of these new ECCs, we received (i) upfront and milestone consideration totaling $65.0 million, of which $55.6 million has been deferred and will be recognized over future periods; and (ii) reimbursement of our costs incurred for work performed on behalf of our collaborators of $13.3 million. We believe that we will continue to consummate ECCs with new companies across our various market sectors, which will result in additional upfront, milestone and cost recovery payments in the future.

We believe that our existing cash and cash equivalents, and cash expected to be received through our current collaborators will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We intend to devote the net proceeds from this offering to continued investment in our research and development platforms, further our business development efforts to consummate new ECCs, and to support our existing collaborations. We have not determined the amounts we may spend on any of the items listed above or the timing of these expenditures. We may also use these proceeds as consideration for acquisitions of technologies or companies that we believe may be complementary to our current technologies and for which we believe may provide near term value to us.

We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

•	progress in our research and development programs, as well as the magnitude of these programs;

•	the timing, receipt and amount of upfront, milestone and other payments, if any, from present and future collaborators, if any;

•	the timing, receipt and amount of sales and royalties, if any, from our potential products;

•	the timing, receipt and amount of funding under future government contracts, if any;

•	our ability to maintain and establish additional collaborative arrangements and/or new business initiatives;

• the timing of regulatory approval of AquaBounty products;

•	the resources, time and cost required for the preparation, filing, prosecution, maintenance and enforcement of patent claims;

•	the costs associated with legal activities, including litigation, arising in the course of our business activities and our ability to prevail in any such legal disputes; and

•	the timing and extent of our obligation to participate in up to $29.0 million in equity financings of ZIOPHARM.

Until such time, if ever, as we can generate positive operating cash flows, we may finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Contractual obligations and commitments

The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2012 and the effects such obligations are expected to have on our liquidity and cash flows in future periods:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(In thousands)
Operating Leases(1)(2)	$11,097	$2,825	$5,410	$2,790	$72
Capital Leases	99	54	45	—	—
License Payments	1,000	1,000	—	—	—

Total	$12,196	$3,879	$5,455	$2,790	$72

(1)	We lease our facilities and certain equipment under noncancelable operating leases.

(2)	On July 17, 2013, we entered into a sublease for administrative offices. The lease term begins on August 1, 2013 and terminates on December 31, 2017. The aggregate rent payments for the term of the sublease are $1.9 million and are excluded from the table above.

In addition to the obligations in the table above, as of December 31, 2012 we also have the following significant contractual obligations described below.

In conjunction with our ECC with ZIOPHARM in 2011, we agreed to purchase up to $50.0 million of ZIOPHARM common stock in conjunction with securities offerings that may be conducted by ZIOPHARM in the future, subject to certain conditions and limitations. We purchased $10.0 million and $11.0 million in 2012 and 2011, respectively, of ZIOPHARM common stock in such securities offerings. The remaining obligation on this purchase commitment is approximately $29.0 million at December 31, 2012. This amount is not included in the table above due to the fact that the timing of such securities purchases cannot be predicted.

In June 2011, we entered into an exclusive licensing agreement with Halozyme for the use of Halozyme’s proprietary enzyme in one of our targeted therapeutics. We are related parties with Halozyme through common ownership by Third Security, LLC. Under the terms of this agreement, we are required to pay a non-refundable, annual exclusivity fee of $1.0 million on each anniversary of the agreement effective date until a certain development event occurs. The agreement requires us to pay up to $54.0 million of milestone payments upon the achievement of certain regulatory events. We are obligated to pay tiered royalties on net sales of an approved product developed with Halozyme’s proprietary enzyme. We may terminate this agreement in whole or on a product-by-product basis at any time upon 90 days’ prior written notice to Halozyme. Only the $1.0 million payment which was due and paid on June 6, 2013 is included in the table above. All other contingent payments related to this agreement are not included in the table above due to uncertainties surrounding the number of annual payments that will be required and the unpredictability of the timing and likelihood of achieving the milestones.

We acquired 100 percent of the outstanding capital stock of Immunologix in October 2011. The transaction included a contingent consideration arrangement which may require us to pay the selling shareholders 50 percent, subject to a maximum of $2.0 million, of revenue generated from Immunologix’s technology applied towards a specific target as defined in the agreement up to a maximum of $2.0 million. This amount is not included in the table above due to the uncertainty of whether, if ever, we will pay this contingent consideration.

In conjunction with our ECC with Oragenics, we have the right, but not the obligation, to purchase up to 30 percent of securities offerings that may be conducted by Oragenics in the future, subject to certain conditions and limitations.

In March 2012, we received $10.0 million from ZIOPHARM as a prepayment of research and development services to be provided in conjunction with our ECC. Any remaining balance of this prepayment is refundable to ZIOPHARM in the event the ECC is terminated. ZIOPHARM may voluntarily terminate the ECC upon 90 days’ written notice to us. The remaining balance of this prepayment is $4.9 million at December 31, 2012 and is not included in the table above due to the uncertainty of the timing of the provision of these services by us and the unlikely termination of this ECC by either party.

In December 2012, we received $2.5 million from Synthetic Biologics as prepayment of research and development services to be provided to Synthetic Biologics. Any remaining balance of this prepayment is refundable to Synthetic Biologics in the event our August 2012 ECC is terminated. Synthetic Biologics may voluntarily terminate the ECC upon 90 days’ written notice to us provided that no voluntary termination by Synthetic Biologics can be made during the first 18 months of the ECC. The remaining balance of this prepayment is $2.4 million at December 31, 2012 and is not included in the table above due to the uncertainty of the timing of the provision of these services by us and the unlikely termination of the ECC by either party.

We are also party to in-licensed research and development agreements with various academic and commercial institutions where we could be required to make future payments for annual maintenance fees as well as for milestones and royalties we might receive upon commercial sales of products which incorporate their technologies. These agreements are generally subject to termination by us and therefore no amounts are included in the tables above. At December 31, 2012, we had research and development commitments with third parties totaling $3.2 million of which $1.4 had not yet been incurred.

In January 2009, AquaBounty was awarded a grant to provide funding of a research and development project from the Atlantic Canada Opportunities Agency, a Canadian government agency. The total amount available under the award is C$2.9 million, or USD$2.8 million as of March 31, 2013, which AquaBounty can claim over a five year period. All amounts claimed by AquaBounty must be repaid in the form of a 10 percent royalty on any products commercialized out of this research and development project until fully paid. As of March 31, 2013, the total amount claimed by AquaBounty was $2.0 million and is included in long term debt in the March 31, 2013 unaudited consolidated balance sheet. This amount is not included in the table above due to the uncertainty of the timing of repayment. AquaBounty has $0.2 million of additional debt instruments that mature between December 2013 and June 2014.

Net operating losses

As of December 31, 2012, we had net operating loss carryforwards of approximately $207.0 million for U.S. federal income tax purposes available to offset future taxable income and U.S. federal and state research and development tax credits of $5.8 million, prior to consideration of annual limitations that may be imposed under Section 382 of the Internal Revenue Code of 1986, as amended, or Section 382. These carryforwards begin to expire in 2022.

Our past issuances of stock and mergers and acquisitions have resulted in ownership changes within the meaning of Section 382. As a result, the utilization of portions of our net operating losses may be subject to annual limitations. As of December 31, 2012, approximately $16.4 million of our net operating losses generated prior to 2008 are limited by Section 382 to annual usage limits of approximately $1.5 million. As of December 31, 2012, approximately $14.8 million of net operating losses were inherited via acquisition and are limited based on the value of the target at the time of the transaction. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, other than operating leases as mentioned above, as defined under Securities and Exchange Commission, or SEC, rules.

Quantitative and qualitative disclosure about market risk

The following sections provide quantitative information on our exposure to interest rate risk, stock price risk, and foreign currency exchange risk. We make use of sensitivity analyses which are inherently limited in estimating actual losses in fair value that can occur from changes in market conditions.

Interest rate risk

We had cash, cash equivalents and short term investments of $60.0 million and $10.7 million at March 31, 2013 and December 31, 2012, respectively. These funds were primarily invested in money market funds and certificates of deposit. Due to the relatively short-term nature of our investment portfolio, we believe that we do not have any material exposure to changes in the fair value of these instruments as a result of changes in interest rates. We believe that a hypothetical 100 basis point increase in interest rates would not materially affect the fair value of our interest-sensitive financial instruments. Because we believe that we have the ability to liquidate these instruments, we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates.

Investments in publicly traded companies

We have common stock investments in several publicly traded companies that are subject to market price volatility. We have adopted the fair value method of accounting for these investments, except for our investment in AquaBounty as further described below, and therefore, have recorded them at fair value at the end of each reporting period with the unrealized gain or loss recorded as a separate component other income (expense), net for the period. As of March 31, 2013 and December 31, 2012 the original aggregate cost basis of these investments was $94.5 million and $92.1 million, respectively, and the market value was $56.1 million and $83.1 million, respectively. The fair value of these investments is subject to fluctuation in the future due to the volatility of the stock market, changes in general economic conditions and changes in the financial conditions of these companies. The fair value of these investments as of March 31, 2013 would be approximately $61.8 million and $44.9 million, respectively, based on a hypothetical 10 percent increase or 20 percent decrease in the value of the investments. The fair value of these investments as of December 31, 2012 would be approximately $91.0 million and $66.0 million, respectively, based on a hypothetical 10 percent increase or 20 percent decrease in the value of the investments.

In November 2012, we acquired 47.56 percent of the outstanding common stock of AquaBounty and we accounted for this investment under the equity method of accounting for the period from acquisition date through March 15, 2013. On March 15, 2013, we acquired 18,714,814 additional shares of AquaBounty common stock for $4.9 million, thereby increasing our aggregate ownership to 53.82 percent upon closing. Accordingly, effective upon closing of the acquisition of the additional shares, we consolidated the assets and operating results of AquaBounty in our consolidated financial statements. The common stock of AquaBounty is traded on the London Stock Exchange and the fair value of our investment in AquaBounty at March 31, 2013 and December 31, 2012 was $16.4 million and $14.3 million, respectively. The fair value of our investment in AquaBounty as of March 31, 2013 would be approximately $18.0 million and $13.1 million, respectively, based on a hypothetical 10 percent increase or 20 percent decrease in the share price of AquaBounty. The fair value of our investment in AquaBounty as of December 31, 2012 would be approximately $15.7 million and $11.4 million, respectively, based on a hypothetical 10 percent increase or 20 percent decrease in the share price of AquaBounty.

Foreign currency exchange risk

Because the common stock of AquaBounty is traded on the London Stock Exchange, the fair value of our holdings is subject to fluctuations in foreign currency rates. In addition, some of AquaBounty’s current expenses are denominated in Canadian dollars. We do not hedge our foreign currency exchange rate risk. The effect of a hypothetical 10 percent change in foreign currency exchange rates applicable to our business would not have a material impact on our consolidated financial statements.

Critical accounting policies and estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue recognition

Our ECCs typically contain multiple elements, or deliverables, including technology licenses, research and development services, and in certain cases manufacturing services. Our ECCs may provide for various types of payments to us including upfront payments or technology access fees, funding of research and development and/or manufacturing services, milestone payments, profit sharing and royalties on product sales. Effective January 1, 2011, we adopted the provisions of Accounting Standards Update, or ASU, No. 2009-13, Revenue Recognition (Topic

605): Multiple Deliverable Revenue Arrangements, or ASU 2009-13. In accordance with the provisions of ASU 2009-13, we identify the deliverables within the ECCs and evaluate which deliverables represent separate units of accounting. Analyzing the ECCs to identify deliverables requires the use of judgment. A deliverable is considered a separate unit of accounting when the deliverable has value to the collaborator on a standalone basis based on the consideration of the relevant facts and circumstances for each ECC.

Consideration received is allocated at the inception of the ECC to all identified units of accounting based on their relative selling price. When available, the relative selling price for each deliverable is determined using vendor specific objective evidence, or VSOE, of selling price or third-party evidence of selling price, if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists, we use our best estimate of the selling price for the deliverable. The amount of allocable consideration is limited to amounts that are fixed or determinable. The consideration received is allocated among the separate units of accounting, and the applicable revenue recognition criteria are applied to each of the separate units. We recognize the revenue allocated to each unit of accounting as we deliver the related goods or services. If we determine that we should treat certain deliverables as a single unit of accounting, then we recognize the revenue using either a proportional performance or straight-line method, depending on whether we can reasonably estimate the level of effort required to complete our performance obligations under an arrangement and whether such performance obligations are provided on a best-efforts basis. As we cannot reasonably estimate our performance obligations related to our collaborations, we recognize revenue on a straight-line basis over the period we expect to complete our performance obligations.

Typically, we must estimate our period of performance when the ECCs we enter into do not clearly define such information. Our estimated period of performance for our ECCs has been the expected life of our technologies based on the lack of significant experience we have with these types of agreements and the possibility for multiple products and/or treatments for each ECC’s defined field of use.

Our ECCs typically provide for milestone payments upon achievement of specified development, regulatory and commercial activities. Effective January 1, 2011, we adopted ASU No. 2010-17, Revenue Recognition — Milestone Method, or the Milestone Method. Under the Milestone Method, we recognize consideration that is contingent upon the achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone is substantive in its entirety. A milestone is considered substantive when it meets all of the following criteria:

•

The consideration is commensurate with either the entity’s performance to achieve the milestone or the enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the entity’s performance to achieve the milestone;

•	The consideration relates solely to past performance; and

•	The consideration is reasonable relative to all of the deliverables and payment terms with the arrangement.

In the event that a milestone is not considered substantive, we recognize the milestone consideration as revenue using the same method applied to the upfront payments.

Research and development services are a deliverable satisfied by us in accordance with the terms of the ECCs and we consider these services to be inseparable from the license to the core technology; thus reimbursements of services provided are recognized as revenue. Further, because reimbursement (i) is contingent upon performance of the services by us, (ii) does not include a profit component and (iii) does not relate to any future deliverable, the revenue is recognized during the period in which the related services are performed and collection of such amounts is reasonably assured. Payments received for manufacturing services will be recognized when the process related to the manufactured materials has been completed. Royalties to be received under our ECCs will be recognized as earned.

We recognized $3.9 million and $1.6 million of collaboration revenues in the three months ended March 31, 2013 and 2012, respectively, and $13.7 million and $5.1 million in the years ended December 31, 2012 and 2011, respectively. As of March 31, 2013 and December 31, 2012, we have $55.6 million and $51.4 million, respectively, of deferred revenue related to our receipt of upfront and milestone payments.

We also generate revenue from other licenses of certain technologies and rental and other income from sublease agreements. License revenue is recognized on a straight-line basis over the term of the license agreement. Deferred revenue is recorded on the consolidated balance sheet when cash is received prior to the period in which the revenue is earned. Sublease and laboratory services revenues are recognized in the period in which they are earned.

Valuation of investments

We consider all highly liquid investments with remaining maturities of 90 days at date of purchase to be cash equivalents. Our short-term investments have maturities between 90 days and one year. The carrying amount of short-term investments approximate fair value due to the short maturities of these instruments, and there are no unrealized gains or losses associated with these instruments.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset and liability. We use a three-tier fair value hierarchy to prioritize the inputs used in our fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets, which includes our cash equivalents, short-term investments and certain investments in equity securities of our publicly held collaborators; Level 2, defined as inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, which includes certain investments in equity securities of our publicly held collaborators; and Level 3, defined as unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

We have equity securities in publicly held companies that we have received and/or purchased from certain collaborators. For each collaborator where we own equity securities, we make an accounting policy election to present them either (i) at the fair value at the end of each reporting period or (ii) using the cost or equity method depending on our level of influence. We have elected to account for certain of these equity securities in publicly held collaborators using the fair value option. These equity securities in publicly held collaborators are recorded at fair value at each reporting date. Unrealized gains and losses resulting from fair value adjustments are reported as other income (expense) in the consolidated statement of operations. As of March 31, 2013 and December 31, 2012, our equity securities received from collaborators are valued at $56.1 million and $83.1 million, respectively.

We record the fair value of securities received on the date the collaboration is consummated or the milestone is achieved upon the closing, quoted price of the collaborator’s security on that date, assuming the transfer of the consideration is considered perfunctory. If the transfer of the consideration is not considered perfunctory, we consider the specific facts and circumstances to determine the appropriate date on which to evaluate fair value. We also evaluate whether any discounts for trading restrictions or other basis for lack of marketability should be applied to the fair value of the securities at inception of the collaboration. In the event we conclude that a discount should be applied, the fair value of the securities is adjusted at inception of the collaboration and re-evaluated at each reporting period thereafter.

We account for investments in which we have the ability to exercise significant influence over, but not control, the operating activities of the investee using the equity method or election of the fair value option. If the fair value option is elected, the investment is accounted for as described for equity securities above. We elected the fair value option to account for our investment in ZIOPHARM. Under the equity method, we include our pro-rata share of the investee’s operating results, adjusted for accretion of basis difference, in our consolidated statement of operations with the corresponding increase or decrease applied to the carrying value of the investment. The excess cost over our pro-rata share of the investee’s net assets is equity-method goodwill. This equity-method goodwill is not amortized; however, the investment is analyzed for impairment on a periodic basis or if an event occurs or circumstances change that indicates the carrying amount may be impaired. The carrying value of our equity method investment in AquaBounty is $5.7 million at December 31, 2012. On March 15, 2013, we acquired 18,714,814 additional shares of AquaBounty increasing our ownership in AquaBounty to 53.82 percent, resulting in us gaining control over AquaBounty. As such AquaBounty was consolidated on our results of operations and financial position beginning on March 15, 2013.

Valuation allowance for net deferred tax assets

We record a valuation allowance to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that we will not recognize some or all of the deferred tax assets. We have had a history of net losses since inception, and as a result, we have established a 100 percent valuation allowance for our net deferred tax assets. If circumstances change and we determine that we will able to realize some or all of these net deferred tax assets in the future, we will record an adjustment to the valuation allowance.

Consolidation of variable interest entities

We identify entities as variable interest entities, or VIEs, either: (i) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (ii) in which the equity investors lack an essential characteristic of a controlling financial interest. We perform an initial and on-going evaluation of the entities with which we have variable interests to determine if any of these entities are VIEs. If an entity is identified as a VIE, we perform an assessment to determine whether we have both: (i) the power to direct activities of the VIE that most significantly impact the VIE’s economic performance, and (ii) have the obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. If we have both these criterion, we are identified as the primary beneficiary of the VIE. As of March 31, 2013, two of our collaborators, AmpliPhi BioSciences Corp. and Genopaver, LLC, were identified as VIEs. We are not the primary beneficiary for either of these entities as we do not have the power to direct the activities that most significantly impact the economic performance of the VIEs. As of December 31, 2012, we identified AquaBounty, our investment in an affiliate, as a VIE. We were not the primary beneficiary for this entity as we did not have the power to direct the activities that most significantly impact the economic performance of the VIE. On March 15, 2013, we began consolidating AquaBounty on our results of operations and financial position as a result of our ownership in AquaBounty increasing to 53.82 percent.

Valuation of long-lived assets

We evaluate long-lived assets, which include property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

Indefinite-lived intangible assets, which include in-process research and development, are tested for impairment annually, or more frequently if events or circumstances between annual tests indicate that the assets may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of their fair value to carrying value, without consideration of any recoverability test. We monitor the progression of our in-process research and development, as the likelihood of success is contingent upon regulatory approval.

Stock-based compensation

We record the fair value of stock options issued to employees and non-employees as of the grant date as stock-based compensation expense. Stock-based compensation expense for employees and non-employees is recognized over the requisite service period, which is typically the vesting period. Stock-based compensation expense recorded as research and development expenses and general and administrative expenses each amounted to $0.2 million for the three months ended March 31, 2013, $(0.1) million and $0.3 million, respectively, for the three months ended March 31, 2012, $0.4 million and $1.1 million, respectively, for the year ended December 31, 2012, and $0.8 million and $0.2 million, respectively, for the year ended December 31, 2011. We utilize the Black-Scholes option-pricing model to estimate the grant-date fair value of all stock options. The Black-Scholes option-pricing model requires the use of weighted average assumptions for estimated expected volatility, estimated expected term of stock options, risk-free rate, estimated expected dividend yield, and the fair value of the underlying common stock at the date of grant. Because we do not have sufficient history to estimate the expected volatility of our common stock price, expected volatility is based on the average volatility of peer public entities that are similar in size and industry. We estimate the expected term of all stock options based on previous history of exercises. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the stock option. The expected dividend yield is 0 percent as we have not declared any common stock dividends to date and do not expect to declare common stock dividends in the near future. The fair value of the underlying common stock at the date of grant is discussed below. We estimate forfeitures based on our historical analysis of actual stock option forfeitures. Actual forfeitures are recorded when incurred and estimated forfeitures are reviewed and adjusted at least annually. The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2012 and 2011 are set forth below:

	Years ended December 31,
	2012	2011

Valuation Assumptions
Expected dividend yield	0%	0%
Expected volatility	71% - 76%	68% - 72%
Expected term (years)	6.00	5.37 - 6.23
Risk-free interest rate	0.80% - 1.10%	1.34% - 2.51%

We had 2,258,955 options outstanding as of March 31, 2013 of which 908,062 were exercisable. We had 2,313,526 options outstanding as of December 31, 2012 of which 808,633 were exercisable. Total unrecognized stock-based compensation expense related to non-vested awards at March 31, 2013 and December 31, 2012 was $3.8 million and $4.9 million, respectively, and is expected to be recognized over a weighted-average period of approximately three years. The weighted average grant date fair value for options granted in 2012 was $4.60.

Common stock valuations

Due to the absence of an active market for our common stock, the fair value of our common stock was determined in good faith by our board of directors, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, referred to as the AICPA Practice Aid, including:

•	the shares of common stock involved illiquid securities in a private company;

•

the prices of each of our series of preferred stock sold by us to outside investors at arm’s length transactions and the rights, preferences and privileges of each of these series of preferred stock relative to our common stock;

•	our consolidated results of operations, financial position and the status of our research and development efforts;

•	the composition of our management team and board of directors;

•	the material risks related to our business;

•	our business strategy;

•	our entry into ECCs as contemplated by our business strategy;

•	the market performance of publicly traded companies in the life sciences and biotechnology sectors;

•	the likelihood of achieving a liquidity event for the holders of our shares of common stock, such as a sale of the company or an initial public offering given prevailing market conditions;

•	external market conditions affecting the life sciences and biotechnology industry sectors; and

•	contemporaneous valuations of our shares of common stock.

We have engaged independent third-party valuation consultants to perform contemporaneous valuations of our common stock since 2007. We typically evaluate the valuation of our common stock upon the closing of a series of preferred financing round and also upon the occurrence of significant events affecting us or our achievement of significant milestones, to the extent that they are not contemplated in the enterprise valuation prepared in conjunction with a series of preferred stock financing.

The following table presents the issuance of each series of preferred stock financing and stock options granted from May 27, 2011 through July 15, 2013, as well as the estimated fair value of the options and the underlying common stock on the grant date. All common shares and per share amounts in the table below reflect our 1-for-1.75 reverse stock split effective on July 26, 2013 and all preferred shares and per share amounts are convertible into shares of our common stock on a 1-for-1.75 basis upon completion of this offering.

Preferred shares			Stock options
Date of issuance	Shares issued	Price per share	Date of grant	Options issued	Estimated fair value per common share at grant date

May 26, 2011	19,047,619 shares of Series E Preferred Stock	$5.25	May 27, 2011-January 10,2012	1,983,857	$7.12
January 10, 2012	9,523,810 shares of Series E Preferred Stock	$5.25	January 11, 2012-April 12, 2012	198,000	$7.12
April 12, 2012	4,761,905 shares of Series E Preferred Stock	$5.25	April 13, 2012-November 13, 2012	254,571	$7.12
November 13, 2012	4,761,905 shares of Series E Preferred Stock	$5.25	November 14, 2012-March 1, 2013	1,714	$7.12
March 1, 2013 and April 30, 2013	19,047,619 shares of Series F Preferred Stock	$7.88	May 28, 2013- July 15, 2013	702,571	$9.67

Stock options granted from May 27, 2011 through January 10, 2012

On May 26, 2011, we sold $100.0 million of Series E Preferred Stock. A majority of the shares of Series E Preferred Stock were sold to new unrelated third party investors, at a price per share of $5.25. During the period from May 27, 2011 through January 10, 2012, we issued to new employees 1,983,857 options to purchase shares of our common stock at a price of $7.12 per share. In establishing the price per share of common stock of $7.12, we considered the factors above as well as the May 26, 2011 contemporaneous valuation of our common stock.

In the May 26, 2011 contemporaneous valuation, the fair value of our common stock of $7.12 was established using the Probability-Weighted Expected Return Method, or PWERM, pursuant to which the value of an enterprise’s common stock is estimated based upon an analysis of current and future values for the enterprise assuming possible liquidity events. The PWERM approach employs various market approach and income approach calculations depending upon the likelihood of a given liquidation scenario and considers the terms of each series of preferred stock, including the rights for each share class, at the date in the future upon which those rights will either be executed or abandoned. Application of the PWERM includes:

•	for each liquidity event, enterprise value or range of values is established based on available company-specific and market data;

•	for each liquidity event, the rights and preferences of each shareholder class are considered in order to determine the appropriate allocation of value between the classes;

•	for calculating the potential value for each liquidity event, the return is discounted to present value using an appropriate discount rate;

•	a probability is estimated for each liquidity event based on the facts and circumstances as of the valuation date; and

•	the returns for each liquidity event are weighted by the probability assigned and summed to conclude the expected return for the common stock.

For the May 26, 2011 valuation, we calculated values under each scenario based on the assumptions and methodology as follows:

Near-Term Initial Public Offering:

•

Assumed a 40 percent probability of closing of an initial public offering by mid-2012 at an enterprise value substantially greater than the post-closing enterprise value of our most recent Series E Preferred Stock sale. Our estimate of enterprise value was based on our anticipated capital structure and consideration of recent IPO pricing data at that time. We believe this was appropriate because we had just executed our first ECC with ZIOPHARM in January 2011 under our new ECC business model and believed that we would sign additional ECCs across our target markets during 2011; and

•	Applied a discount rate of 12 percent.

Long-Term Initial Public Offering:

•

Assumed a 16 percent probability of closing an initial public offering by mid-2013 at an enterprise value substantially greater than the post-closing enterprise value of our most recent Series E Preferred Stock sale. Our estimate of enterprise value was based on our anticipated capital structure and consideration of recent IPO pricing data at that time. We assumed that we would sign additional ECCs across our target markets by the end of 2012 and would require us to raise additional financing to execute on our ECC business model; and

•	Applied a discount rate of 12 percent.

Remain as a Private Company:

•

Assumed a 38 percent probability of remaining as a private company. We assumed that we would need to raise additional capital in 2012 in order to continue to execute on our ECC business model, however, even with the additional financing we would be unsuccessful in sufficiently executing our ECC business model to achieve a valuation in excess of the aggregate liquidation preference of the preferred stock. This results in zero value afforded to the holders of common stock.

Liquidation:

•

Assumed a 6 percent probability of a liquidation scenario occurring by mid 2012. We assumed under this scenario that we could not execute on our business model using the proceeds from the Series E Preferred Stock offering nor raise additional capital and would therefore liquidate in 2012. Because of the preferences afforded to the holders of preferred stock, liquidation would result in zero value afforded to the holders of common stock.

We then applied the probabilities of each liquidity scenario to their respective price per share of common stock to arrive at a value per share of $7.12.

We believed each of these weightings to be appropriate in light of the current status of and risks associated with the market and our Company, including the execution of our initial ECC with ZIOPHARM, our deal pipeline, the development of our technologies, our available cash and anticipated future cash requirements.

On January 10, 2012, we completed the sale of an additional $50.0 million of Series E Preferred Stock, at a price per share of $5.25. We determined that the events and circumstances that occurred between May 26, 2011 and January 10, 2012 did not indicate a significant change in the value of common stock during this period. We considered the following events that occurred during this period:

•

the issuance of additional Series E Preferred Stock at the same price and with the same rights and preferences as the original issuance of Series E Preferred Stock on May 26, 2011. The original issuance of the Series E Preferred Stock implied a value per share of our common stock of $7.12;

•	the acquisition of certain assets required to operate the cell processing business of Cyntellect on August 31, 2011;

•	the acquisition of technology for the development of high value production cells lines from GT Life on October 5, 2011;

•	the acquisition of a therapeutic antibody platform technology from Immunologix on October 21, 2011;

•	the execution of an ECC with Synthetic Biologics; and

•	the execution of an ECC with Elanco, the animal health division of Eli Lilly and Company.

Each of the three acquisitions was for technologies we believe are complementary to our technologies, however we did not acquire any existing or imminent revenue streams as part of those transactions. Execution of the ECCs represented the second and third such ECCs by us as contemplated in our operating plan for 2011.

Stock options granted from January 11, 2012 through April 12, 2012

On April 12, 2012, we completed the sale of an additional $25.0 million of Series E Preferred Stock, at a price per share of $5.25. During the period from January 11, 2012 through April 12, 2012, we issued to new employees 198,000 options to purchase shares of common stock at a price of $7.12 per share. Based on the lack of intervening events during this period and the fact that we issued additional shares of Series E Preferred Stock at the same price and on the same terms as prior issuances, we determined there was no basis for a significant change in the value of common stock during this period.

Stock options granted from April 13, 2012 through November 13, 2012

On November 13, 2012, we completed the sale of an additional $25.0 million of Series E Preferred Stock, at a price per share of $5.25. During the period from April 13, 2012 through November 13, 2012, we issued to new employees 254,571 options to purchase shares of common stock at a price of $7.12 per share. We determined that the events and circumstances which occurred during this period did not indicate a significant change in the value of common stock. We considered the following events that occurred during this period:

•

the issuance of additional Series E Preferred Stock at the same price and with the same rights and preferences as the prior issuances of Series E Preferred Stock, which implied a value per share of our common stock of $7.12;

•	execution of an ECC with Oragenics, Inc., in June 2012;

•	execution of our second ECC with Synthetic Biologics, Inc., in August 2012;

•	execution of an ECC with Fibrocell Science, Inc, in October 2012; and

•

initiation of a Phase 2 clinical trial using our technologies by ZIOPHARM, Inc., thereby triggering our receipt of $18.3 million of additional consideration pursuant to our ECC with them, in October 2012.

The execution of the three ECCs during this time period was originally contemplated when setting the original price per share of our Series E Preferred Stock in May 2011. We believe that the initiation of the Phase 2 clinical trial with ZIOPHARM may have resulted in an increase in value of our common stock. We did not perform a valuation of common stock, however, because we believe the resulting value per share of common stock would have been insignificant based on the small number of stock options granted between the date of achievement of this milestone and the date of initial closing of our Series F Preferred Stock financing discussed below. Based on these factors and that we issued additional shares of Series E Preferred Stock at the same price and on the same terms as prior issuances, we determined there was no basis for a significant change in the value of common stock for this period.

Stock options granted from November 14, 2012 through March 1, 2013

From March 1, 2013 to April 30, 2013, we completed the sale of $150.0 million Series F Redeemable Convertible Preferred Stock, which we refer to as the Series F Preferred Stock. The increase in share price of the Series F Preferred Stock compared to the share price of the Series E Preferred Stock was due primarily to the preference in liquidation and dividends provided in the terms of the Series F Preferred Stock. Of the $150.0 million of Series F Preferred Stock sold, approximately $79.0 million (or 52 percent) was received from new unrelated third party investors. During the period from November 14, 2012 through March 1, 2013, we issued to new employees 1,714 options to purchase shares of common stock at a price of $7.12 per share. On November 16, 2012, we purchased 47.56 percent of the then outstanding shares of common stock of AquaBounty Technologies, Inc., which we refer to as AquaBounty. We determined that the only significant event that occurred during the period from November 14, 2012 through March 1, 2013 was the December 22, 2012 notification by the FDA of the publication for comment of the Environmental Assessment of AquaBounty’s most advanced product, thereby we believe significantly increasing the likelihood that such product might be sold commercially for human consumption. While we believe this notification may have resulted in an increase in the value of our common stock, we did not perform a valuation of common stock based on our plans to close our Series F Preferred Stock financing round in the first quarter of 2013.

Transactions involving shares of our common stock from March 2, 2013 through May 31, 2013

In conjunction with the initial closing of the Series F Preferred Stock financing, we initiated a contemporaneous valuation of our common stock, effective March 1, 2013 and temporarily suspended the granting of options to purchase new shares of common stock to new employees as well as the issuance of stock options and shares of our common stock to members of our board of directors pursuant to our Director Compensation Plan until such valuation was completed and approved by our board of directors. We utilized the PWERM approach, which we believed to be appropriate based on initiating discussions for an initial public offering. We calculated values under each scenario based on the assumptions and methodology as follows:

Near Term Initial Public Offering:

•

Assumed a 35 percent probability of closing of an initial public offering before September 2013 at an enterprise value of approximately 25 percent greater than the post-closing enterprise value of our most recent Series F Preferred Stock sale. Our estimate of enterprise value was based on our anticipated capital structure as of September 2013 and consideration of recent IPO pricing data; and

•	Applied a discount rate of 30 percent to arrive at a per share price of $14.87.

Low Initial Public Offering:

•	Assumed a 35 percent probability of closing an initial public offering before November 2013 at the same post-closing enterprise value of our most recent Series F Preferred Stock sale; and

•	Applied a discount rate of 30 percent to arrive at a per share price of $11.27.

Deferred Initial Public Offering:

•

Assumed a 12 percent probability of closing an initial public offering before July 2014 at an enterprise value substantially greater than our most recent Series F Preferred Stock sale; such value was estimated based on our anticipated capital structure as of July 2014 and consideration of recent IPO pricing data which was assumed to be significantly higher than the near-term scenario because we assumed we would continue to make progress in implementing our ECC business plan prior to the closing date; and

•	Applied a discount rate of 30 percent to arrive at a per share price of $15.78.

Remain as Private Company:

•

Assumed a 12 percent probability of remaining a private company at an enterprise value substantially less than our most recent Series F Preferred Stock sale. Our estimate of enterprise value was based on comparable public company multiples; and

•	allocated the enterprise value to various classes of shares using the option pricing model using a volatility of 55 percent to arrive at an implied share price of $2.83.

IP Sale/Dissolution:

•	Assumed a 6 percent probability of dissolution of our Company with no value to common shareholders; and

•	Used the same approach as the scenario above that we would remain a private company with an enterprise value equal to our cumulative historical research and development investment.

We then applied the probabilities of each liquidity scenario to their respective price per share of common stock to arrive at a value per share of $11.37. Based upon our evaluation of the market and input received from our independent third-party valuation consultant, we determined that a 15 percent discount for lack of marketability was appropriate, resulting in a value per share of $9.67.

We believed each of these weightings to be appropriate in light of the current status of and risks associated with the market and us, including the execution of the additional ECCs, our deal pipeline, the development of our technologies, our available cash and anticipated future cash requirements.

On May 9, 2013, our Board of Directors approved the contemporaneous valuation of our common stock at a price per share of $9.67 and on May 28, 2013 and June 4, 2013, our Board of Directors authorized management to grant 702,571 stock options to employees and consultants at a price of $9.67 per share.

After June 4, 2013 through the completion of this offering, we have not granted nor do we plan to grant any additional stock options or other awards.

Estimated offering price

On July 10, 2013, we and our underwriters determined the estimated price range set forth on the cover of this preliminary prospectus for this offering, which is $14.00-$16.00 per share. In comparison, our estimate of the fair value of our common stock was $9.67 per share as of March 1, 2013. We note that, as is typical in initial public offerings, the estimated price range for this offering was not derived using a formal determination of fair value, but was determined based upon discussions between us and our underwriters. Among the factors considered in setting the estimated range were prevailing market conditions and estimates of our business potential, the general condition of the securities market and the market prices of, and demand for, publicly traded common stock of generally comparable companies. In addition we believe that the difference in value reflected between the midpoint of the estimated range and the board of directors’ determination of the fair value of our common stock on March 1, 2013 was primarily the result of the following factors:

•	we commenced preparations to launch a roadshow for this offering;

•

the March 1, 2013 valuation used an aggregate probability weighting for the near term IPO and low IPO scenarios of 70 percent that the initial public offering would occur during 2013 at a premium to our most recent preferred stock financing round. Our discussions with our underwriters in July 2013 considered our collective perceptions of the increased optimism regarding the overall market conditions and the market for initial public offerings and confirmed our expectations that we would complete our initial public offering during the third quarter of 2013;

•

the estimated initial public offering price range necessarily assumes that the initial public offering has occurred, that a public market for our common stock has been created and that all outstanding shares of our preferred stock have been converted into common stock in connection with the initial public offering, and therefore excludes any discount for lack of marketability of our common stock, which was factored in the March 1, 2013 valuation. Accordingly, the previously used private company valuation methodology is no longer applicable;

•	our preferred stock has substantial economic rights and preferences superior to our common stock. The midpoint of the estimated price range assumes the conversion of our preferred stock to common stock upon the completion of this offering and the corresponding elimination of such superior economic rights and preferences; and

•

the proceeds of a successful initial public offering would substantially strengthen our consolidated balance sheet by increasing our cash and cash equivalents. Additionally, the completion of this offering would provide us with access to the public company debt and equity markets. These projected improvements in our consolidated financial position influenced the increased common stock valuation indicated by the midpoint of the estimated price range shown on the cover of this prospectus.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if as an “emerging growth company” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until we no longer meet the requirements of being an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Recent accounting pronouncements

In May 2011, the Financial Accounting Standards Board, or FASB, issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP or International Financial Reporting Standards, or IFRS.

For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. We adopted this amendment on January 1, 2012. The adoption of this amendment did not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, or ASU 2011-05. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. An entity should apply the ASU retrospectively. In December 2011, the FASB decided to defer the effective date of those changes in ASU 2011-05 that relate only to the presentation of reclassification adjustments in the statement of income by issuing ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for the Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. We implemented the provisions of ASU 2011-05 as of January 1, 2012. The adoption of this amendment did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU 2013-02. ASU 2013-02 requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. ASU 2013-02 is effective for interim and annual reporting periods beginning after December 15, 2012. We implemented the provisions of ASU 2013-02 as of January 1, 2013. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, or ASU 2011-11. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013 and interim periods within those annual periods. Retrospective application is required. We implemented the provisions of ASU 2011-11 as of January 1, 2013. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

Business

Overview

At present rates of global industrialization and population growth, food and energy supplies and environmental and healthcare resources are becoming more scarce and/or costly. We believe it is not a viable option for mankind to continue on this path — new solutions will be necessary to preserve and globally expand a high quality of life. We believe that synthetic biology is a solution.

We believe Intrexon is a leader in the field of synthetic biology, an emerging and rapidly evolving discipline that applies engineering principles to biological systems. Using our suite of proprietary and complementary technologies, we design, build and regulate gene programs, which are DNA sequences that consist of key genetic components. A single gene program or a complex, multi-genic program is fabricated and stored within a DNA vector. Vectors are segments of DNA used as a vehicle to transmit genetic information. DNA vectors can, in turn, be introduced into cells in order to generate a simple or complex cellular system, which are the basic and complex cellular activities that take place within a cell and the interaction of those systems in the greater cellular environment. It is these genetically modified cell systems that can be used to produce proteins, produce small molecules, or serve as cell-based products, which enable the development of new and improved products and manufacturing processes across a variety of end markets, including healthcare, food, energy and environmental sciences. Our synthetic biology capabilities include the ability to precisely control the amount, location and modification of biological molecules to control the function and output of living cells and optimize for desired results at an industrial scale.

Working with our collaborators, we seek to create more effective, less costly and more sustainable solutions than can be provided through current industry practices. We believe our approach to synthetic biology can enable new and improved biotherapeutics, increase the productivity and quality of food crops and livestock, create sustainable alternative energy sources and chemical feedstocks and provide for enhanced environmental remediation. Our business model is to commercialize our technologies through exclusive channel collaborations, or ECCs, with collaborators that have industry expertise, development resources and sales and marketing capabilities to bring new and improved products and processes to market.

Our technologies combine the principles of precision engineering, statistical modeling, automation and production at an industrial scale. We efficiently engineer precise and complex gene programs across many cell types. We apply the engineering principle of a design-build-test-learn continuum, through which we accumulate knowledge about the characteristics and performance of gene programs and cell lines. This process of continuous learning allows us to enhance our ability to design and build improved and more complex gene programs and cellular systems.

We believe our technologies are broadly applicable across many diverse end markets, including some end markets that have failed to recognize the applicability of synthetic biology or failed to efficiently utilize biologically based processes to produce products. We have devised our business model to bring many different commercial products to market through the formation of ECCs with collaborators that have expertise within specific industry segments, but, to date, no commercial products have been enabled by our technologies. In our ECCs, we provide expertise in the engineering, fabrication and modification of gene programs and cellular systems, and our collaborators are responsible for providing market and product development expertise, as well as regulatory, sales and marketing capabilities. Generally, our collaborators compensate us through technology access fees, royalties, milestones and reimbursements of certain costs. This business model allows us to leverage our capabilities and capital across a broader landscape of product opportunities and end markets than we would be capable of addressing on our own.

We began entering into ECCs in 2011 and are currently party to nine such agreements. Under these ECCs, we are developing products in the fields of healthcare and food. In healthcare, our ECCs include programs in oncology, anti-infectives, antibiotics and tissue repair. In food, we are working to increase the productivity and nutritional value of salmon and other fish. We are also working to establish ECCs in the areas of energy and environmental sciences.

While the field of synthetic biology is still emerging, the addressable markets that may benefit from this approach are large and well-established. In healthcare, synthetic biology may provide new approaches to treating diseases, as well as improvements to the manufacture of existing products. It is estimated that the global human pharmaceuticals market is over $900 billion and that biological therapeutics represent approximately $150 billion of this market. While genetically modified salmon or trout may be considered new products, the global market for aquaculture was valued at approximately $110 billion in 2011. Genetically modified agricultural plants are already grown on more than 170 million hectares around the world and are worth an estimated $65 billion dollars. In energy, we are working to create novel, highly engineered organisms that use specific feed stocks to create commercially valuable end products, such as isobutanol, which already has a variety of technical and industrial applications and is also being investigated as a gasoline alternative.

What is synthetic biology?

History

Synthetic biology entails the application of engineering principles to biological systems for the purpose of designing and constructing new biological systems or redesigning/modifying existing biological systems. Biological systems are governed by DNA, the building blocks of gene programs, which control cellular processes by coding for the production of proteins and other molecules that have a functional purpose and by regulating the activities of these molecules. This regulation occurs via complex biochemical and cellular reactions working through intricate cell signaling pathways, and control over these molecules modifies the output of biological systems.

In the early 1970s, scientists utilized basic tools and procedures for transferring DNA from one organism to another. Foundational tools included: gene programs contained in vectors; enzymes that could cut DNA at specific sites; and enzymes that could “glue” two complementary segments of DNA together. Developments between 1980 and the end of the 20th century advanced the field of genetic engineering, including automated DNA sequencing, DNA amplification via PCR and the creation of genetically modified organisms. However, the simplistic “cut-and-paste” nature of the available tools, and the absence of genomic sequence information, significantly restricted the scope of early synthetic biology efforts.

More recently, synthetic biology has been enabled by the application of information technology and advanced statistical analysis, also known as bioinformatics, to genetic engineering, as well as by improvements in DNA synthesis. Synthetic biology aims to engineer gene-based programs or codes to modify cellular function to achieve a desired biological outcome. For example, applications may include the replacement of a defective protein with a functional protein to treat a broad range of human and animal disease states, or the production of multiple proteins through the regulation of several genes in a cell to produce petrochemicals.

Our approach

The essence of our approach is to apply synthetic biology by using an iterative process that is rapid, automated and highly reproducible, in which we:

•	Design genes of interest and gene programs utilizing knowledge of cellular pathways and protein function;

•	Build biological molecules, gene programs and their variants to optimize performance of the biological system;

•	Test gene programs by inserting them into cellular systems and comparing the result(s) to the intended effects; and

•	Learn by utilizing information gained in our iterative processes to create better DNA vectors and gene programs using a more informed and efficient process to achieve improved outcomes.

As a result of our approach, we have developed extensive knowledge about many classes of DNA components and the rules governing their expression and activity. We have also assembled an inventory of these DNA components that we can use to rationally construct unique vectors rapidly and with predictable outcomes. The knowledge embedded in our DNA database allows us to create single gene and highly complex multigenic gene programs (an individual gene program containing multiple genes).

To support our approach, we have developed, on our own and through acquisitions, a unique suite of technologies, and we continue to expand upon their capabilities. These technologies include: our UltraVector gene design and fabrication platform, and its associated library of modular DNA components; Cell Systems Informatics; Laser-Enabled Analysis and Processing, or LEAP; and mAbLogix. These technologies are complementary in nature and share the following key characteristics:

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Platform neutral — outcome oriented.    We can work across different cell types with the objective of achieving the intended biological outcome allowing for product development across a broad spectrum of end markets.

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Knowledge driven.    We use statistical modeling tools and computational analysis to continually acquire more knowledge about biological systems and their design to continually improve our ability to develop new and improved products and processes for our collaborators.

•	Rationally designed. Our knowledge of biological systems and components allows us to design, build and select gene programs and predict the probable outcome of these programs.

•	Capable of complexity. Our technologies enable the design and precise control of complex biological molecules and multigenic gene programs.

•	Industrial scale. We use engineering principles and automation to enable products based on synthetic biology that are commercially viable.

Our competitive strengths

We believe that our technologies and our approach to synthetic biology — design-build-test-learn — give us a competitive advantage over traditional industrial processes as well as current approaches to synthetic biology.

We believe that we have the following competitive strengths:

We have a suite of proprietary and complementary technologies

We have built a suite of proprietary and complementary technologies that provides us with a comprehensive ability to design, create, modify and regulate gene programs and cellular systems. By virtue of the complementary nature of our technologies, we are able to provide our collaborators with a diverse array of capabilities, representing a “one stop shop” to potentially develop and commercialize new and differentiated products enabled by synthetic biology.

Our design-build-test-learn continuum allows us to design and build improved and more complex gene programs

We have developed a core expertise and technologies to design, build and test complex gene programs, as well as technologies to isolate cells that best express the desired biological output. We have also developed an extensive bioinformatic software platform that combines information technology with advanced statistical analysis for DNA design and genetic engineering, enabling us to continually learn and create optimal conditions for our gene programs. Our approach allows us to build improved and more complex gene programs.

We believe we are a leader in synthetic biology

We believe we are the first company focused exclusively on applying synthetic biology across a broad spectrum of end markets and have been working in the field since 1998. Over the last 15 years, we have accumulated extensive knowledge and experience in the design, modification and regulation of gene programs. We believe all of these factors, coupled with our suite of proprietary and complementary technologies, provide us with a first-mover advantage in synthetic biology.

We serve large and diverse end markets with high built-in demand

A vast number of products consumed globally are or can be produced using biologically based processes. Natural resources are becoming more scarce as demand exceeds supply creating unmet needs for improvements in development and manufacturing. As a result, the need for complex biologically engineered molecules such as those enabled by our synthetic biology technologies is large and spans multiple industries, including healthcare, food, energy and environmental sciences. Each of these markets faces unique challenges, however all have unmet needs for improvements in product development and manufacturing that can result in savings of both cost and time as compared to traditional means of industrial design and production. Because synthetic biology has the potential to deliver against these unmet needs, we believe that significant demand already exists for improved products enabled by synthetic biology. Additionally, there are markets utilizing traditional industrial processes that have failed to recognize the significant improvement in performance that could be achieved using synthetic biology.

We have a scalable ECC business model that allows us to leverage the broad potential of synthetic biology

We believe our ECC business model is a capital efficient and rapid way for us to participate in a more diversified range of product opportunities and industrial end markets than would otherwise be possible, including healthcare food, energy and environmental sciences. Our collaborators are primarily responsible for providing market and product development expertise, as well as sales, marketing and regulatory capabilities. Generally, our collaborators compensate us through technology access fees, royalties, milestones and reimbursements of certain costs. Our ECC business model allows us to participate in the potential upside from products that are enabled by our technologies across an extensive range of industries, without the need for us to invest considerable resources in bringing individual programs to market. Moreover, we believe that we will increasingly engage in ECCs in new fields at an accelerating pace with well-recognized collaborators.

We have experienced management and employees

Our management team, including our Chief Executive Officer, Randal J. Kirk, and our Chief Operating Officer, Krish Krishnan, consists of executives with a track record of success in building and managing research and development-driven companies, including New River Pharmaceuticals Inc., which was sold in 2007 to Shire plc for $2.6 billion. Our Chief Science Officer, Thomas D. Reed, was responsible for the initial conception and creation of our UltraVector technology platform. As of May 31, 2013 we had 148 employees primarily engaged in research and development, 67 of whom hold advanced degrees in engineering and biology or other sciences, including either a Ph.D., M.D. or D.V.M.

Our suite of proprietary and complementary technologies

We apply the potential of synthetic biology through our suite of proprietary and complementary technologies that combine the principles of precision engineering, statistical modeling, automation and production at an industrial scale. This enables us to engineer precise and complex gene programs across many cell types rapidly and inexpensively. Our technologies include the following:

The UltraVector gene design and fabrication platform

Biological processes have the potential to be designed or redesigned for improved performance for a given application. One of the main challenges is to engineer and introduce the appropriate genetic parts that will yield a product with the desired outcome, such as enhanced biological function, decreased cost of goods or therapeutic effect. This has traditionally been done via a trial and error approach. However, in order to quickly optimize a product it is often necessary to explore multiple variables simultaneously to efficiently sample a broad experimental space. Doing so requires several components, including a robust DNA construction platform capable of constructing large targeted libraries of DNA designs with the appropriate complexity and scale, a powerful set of statistical tools to guide efficient sampling of a large biological sample space, high-throughput screening capacity matched to library requirements, and a suite of statistical tools to enable recognition and then recombination of improved performers.

Our gene program design platform, which we refer to as UltraVector, is an integrated suite of tools comprising advanced DNA construction technology and components, cellular and protein engineering tools, computational models and statistical methods which facilitate the rapid design, build and testing of complex systems. The UltraVector platform allows us to translate complex gene programs into standard components that can be designed, manufactured and tested in a robust, automated format. This technology enables us to engineer at the cellular level from biological sources.

UltraVector DNA design is computer-automated and utilizes a proprietary set of defined construction rules to rapidly assemble components that are stored in our DNA library. These rules are derived from UltraVector’s object-oriented DNA programming language that enables the hierarchical assembly of DNA parts, which can be a single base pair or thousands of base pairs in length. This allows us to rapidly assemble gene programs from defined and controlled DNA components imparting a desired biological outcome.

Following the design of the DNA vector, the UltraVector-driven build phase is performed via a proprietary modular assembly platform. Importantly, the underlying algorithm is designed to determine the best approach to efficiently assemble DNA, regardless of complexity or scale. By accommodating multigenic complexity and industrial scale production, we provide our collaborators with multiple options for efficiently optimizing DNA-based functions.

In addition to the growing number of gene components in our UltraVector library, we are continually designing and creating enzymatic and regulatory components that provide more precise control over genome integration and gene regulation. For example, our RheoSwitch Therapeutic System is a three-component transcriptional regulator that provides inducible gene expression. The RheoSwitch Therapeutic System provides the ability to not only express proteins/enzymes of interest, but also the ability to control the level and timing of expression to achieve a biological outcome. Both in vivo, which means within a whole living organism, and ex vivo, which means in a test tube or petri dish, applications have demonstrated highly controllable expression when the RheoSwitch Therapeutic System is incorporated into UltraVector-designed vectors. Other ongoing programs include our Attsite recombinases, which mediate predictable gene exchange into host cells thereby eliminating many of the difficulties seen with traditional gene insertion. Many traditional gene insertion techniques are difficult to perform because of a low and/or random insertion of the desired genetic code due to the lack of specificity for the recognition site related to the gene insertion enzyme resulting in unpredictable outcomes, such as, but not limited to, poor expression, loss of viability of the host organism or no expression of the desired molecule. AttSite recombinases provide specific attachment sites for insertion of the desired genetic code through highly specific recognition regions and corresponding enzymes permitting many specific gene transfers in a reliable and repeatable fashion.

Cell Systems Informatics

Cell systems informatics permits faster design as well as efficient testing and learning about new gene targets or product pathways. Our proprietary bioinformatics software and database systems for mapping cellular pathways when combined with our genome-scale modeling and experimental data, including, for example, gene expression profiling and protein engineering, enable us to optimize selection and development of gene programs and cellular systems for our collaborators.

Our computational modeling and simulation platform enables the development of predictive computer models of organisms, from microbes to humans. This platform builds virtual cells from their basic molecular components, and can simulate the activity of the cell’s complete reaction network, serving as an advanced biological knowledge management system with proven predictive capabilities. Reconstructed models can be used as the basis for computer simulations of the biological systems providing a mechanism for high-throughput testing. The capabilities of these systems can be used to predict the outcomes of adaptive evolution, identify undiscovered pathways or reactions in the network based on necessary biomass components, test the effect of adding and/or eliminating genes or reactions to the network, design metabolic networks to support and optimize the production of a specific metabolite or protein and examine conditions consistent with disease and healthy states. Our computational modeling infrastructure allows scientists to rapidly examine a large experimental space in silico, which means performed via computer simulation, and then focus on the most promising conditions to be validated experimentally. Furthermore, this platform allows us to bridge experimental and computational research efforts by enabling models to be refined and improved as more data for an organism becomes available, thereby creating a highly effective method of rapid learning from the results of our research and development efforts.

Our bioinformatics platform is also central to our protein engineering expertise, which focuses on designing proteins with enhanced stability, solubility and post-translational modifications. We are also working to develop novel enzyme inhibitors and fusion proteins for a variety of applications in human and animal therapeutics. Our protein engineering may utilize one or more of the following aspects of our technologies to obtain novel catalysis activities—our proprietary component library, the generation of component variants sequence, evolutionary analysis and structure-based sequence alignment, computer-aided drug discovery, de novo, or newly synthesized or generated, and comparative protein modeling, molecular dynamics simulation and free energy analysis, antibody design and humanization, antigenicity prediction, protein pharmacokinetics optimization, and/or in silico support of enzyme engineering—and quantitative structure-function relationships with machine learning algorithms to optimize, facilitate and prioritize protein variant libraries for the advancement of our collaborators.

LEAP — cell identification and selection

Our proprietary Laser-Enabled Analysis and Processing technology, or LEAP, is an instrument that merges semiconductor manufacturing technologies for cell processing applications to provide high levels of control and scale to cell purification and stem cell culture management. Capable of operating at the single cell level by utilizing a wide range of image-based assays to charactize cell populations, the LEAP platform can identify and purify cells of interest from large libraries of cells created by our UltraVector and bioinformatics technologies using a laser-based purification process, thereby providing a mechanism of testing the degree of protein expression in genetically modified cells as well as rapid means to learn from the genetic building process. Combining the flexibility of image-based selection with the precision of laser purification, LEAP provides a platform to identify and purify high value cells.

Coupled with our UltraVector platform capability to rapidly generate large libraries of vector variants, the LEAP instrument provides a platform to identify and test the individual UltraVector-transfected cell expressing the protein of interest at optimal levels. The rapid cycle time of the linked processes enables the creation of complex, synthetic biology solutions in an iterative, variation/selection fashion, applying an evolutionary approach, but at a much accelerated time scale, thereby significantly enhancing our ability to learn about the genetic vectors we create. Applied to cell line generation, a core step in the generation of biomanufacturing cell lines for the production of therapeutic proteins such as antibodies, LEAP generates more highly purified cell lines of higher expressing cells, with greater productivity and in less time than conventional approaches can provide. This leads to cost and time savings both at the research and development stage and for cost of goods of manufactured products.

A unique feature of the LEAP platform is its ability to purify cells while they remain attached to the plate surface where they are grown. Many cell types, including many stem cells, do not maintain cell health and viability when processed with conventional, flow-based purification instrumentation. LEAP allows these cells to be efficiently processed and purified, while maintaining high viability. Applied to stem cells, LEAP enables the scale up and automation of stem cell processing that has historically been largely manual, providing a solution for scale-up.

mAbLogix — antibody discovery

Our proprietary mAbLogix antibody discovery platform, or mAbLogix platform, enables production of B-cell libraries for discovery of antibodies. An antibody, also known as an immunoglobulin, is a protein produced in response to and counteracting a specific antigen, or marker, on cells and infectious agents, such as virus and bacteria, that identify them as foreign or non-self. Monoclonal antibodies, or mAbs, have become an important therapeutic that can be used in a number of ways including anti-infectives and oncology indications. The mAbLogix platform permits antigen targeting using “fully human” monoclonal and polyclonal antibodies.

Our mAbLogix antibody discovery process is comprised of two major activities: the build of human B-cell libraries expressing a large number of unique antibodies; and the testing of these libraries based on an analysis of B-cells that positively express antibodies in response to a specifically chosen antigen. Our proprietary discovery process is differentiated by the large size of human B-cell libraries generated and by the rapid, cell-based screening process. Together these capabilities allow us to quickly explore the entire human antibody repertoire and generate fully human mAbs against diverse antigens.

Utilization of complementary synthetic biology technologies to facilitate the creation of unique biological products

In order to create a highly functional biological system, we recognize the complexity of cellular processes and the necessity to create an optimized gene program in conditions reflective of the natural environment to allow for the creation of the optimal biological product. This requires a rigorous understanding of cell signaling pathways as well as the interactions that influence the expression of protein. This knowledge is captured in our advanced bioinformatics systems, which uses statistical modeling and other analytic frameworks to determine the most efficient pathways for an intended biochemical result. Our bioinformatics platform also plays a critical role in our research and development as this library of information allows us to explore new targets of potential interest to our current or future collaborators.

In addition to creating the optimized gene program via the most efficient cell signaling pathway and in the relevant cellular environments, we have a growing library of DNA components that facilitate quantitative dose-proportionate control over the amount and timing of the target protein generated, thereby providing another mechanism to closely control activity of the newly constructed gene program.

Our LEAP technology facilitates the automated identification of an individual cell with the highest levels of expression, quality and potency from a population of over 100,000 cells.

Traditional cloning techniques are manual and only allow the generation of a few hundred clones while still being subject to human error. Following LEAP’s identification of the cell of interest, we clone the cell, thereby generating millions of cells that produce high concentrations of the biological molecule of interest.

Our mAbLogix platform complements UltraVector with a library of human antibodies that exceeds 500 million. By immortalizing human tonsils which are comprised of lymphatic tissue containing B-cells, our mAbLogix platform creates a B-cell library that can generate antibodies against an almost infinite number of new antigens.

Antigens of interest could include cancer cells, bacteria/infective organisms or proteins that require inhibition, such as oncogenes. Following exposure of the antigen to the immortalized B-cell library, we are able to identify the B-cell that contains the reactive antibody. This antibody can then be isolated via LEAP, sequenced, manipulated, regulated and reconstructed using the UltraVector system.

Application of our proprietary and complementary technologies

The following programs illustrate several areas in which we are presently utilizing one or more of our suite of proprietary and complementary technologies in an effort to identify improved or novel biologically based products. Each of these represent an early stage research effort that we believe could be incorporated into collaborations and result in the development and commercialization of valuable products.

Trait Program

To date, biotechnology has made improvements in yield in food crops. These improvements have often been obtained with “single gene events” that enhance yield through herbicide and disease resistance. We believe that future improvements, and potentially even more dramatic improvements, in yield will be obtained through a more complex set of gene programs, or “multigenic events.” Specific product benefits that could drive yield through multigenic events, or optimized single event gene programs, are stress, such as drought and temperature, tolerance, and enhanced water and nitrogen utilization efficiency. Through our current research programs in Arabidopsis, a model plant commonly used for studying plant biology, we have demonstrated evidence of gene programs that enhance the growth of plants exposed to experimental drought or temperature stress.

RTS-controlled miRNA

MicroRNA, or miRNA, represents a class of bioactive RNA that can affect gene transcription and translation. Recent studies have shown that miRNA expression levels can be regulated between healthy and diseased tissues. Resuming natural miRNA expression levels, however, may require very tight control over the timing and amount of miRNA, or anti-miRNAs directed against mis-expressed miRNAs, produced in a cell. Because numerous miRNA species are highly potent, too much expression can be deleterious. Additionally, over-expression of miRNAs can also lead to an anti-viral response, which can either counteract the effects of a desired miRNA’s expression or sometimes lead to cell death. We are using our library of DNA and RNA genetic modules, as well as our RheoSwitch Therapeutic System, to develop optimized gene programs designed to control the expression of miRNAs.

UltraCART

Recent clinical trials performed by diverse academic institutions have demonstrated the clinical efficacy of genetically modified autologous T Cell Chimeric Antigen Receptor (CAR)-based therapies. While we believe the CAR-T Cell therapeutic paradigm presents great potential, its fulsome application may be limited due to off-target toxicities, varying efficacy against different tumor types, and costly manufacturing protocols. We are seeking to solve these challenges by developing integrated biological systems that include, but are not limited to: improved ex vivo expansion of autologous T Cells, controlled proliferation and/or persistence of CARTs in vivo, reduced off-target toxicities, expanded utility for treating solid tumors and coordinating CART function with synergistic therapeutic modalities.

Our markets

Synthetic biology has applicability across many diverse end markets. Our goal is to be a leader in the application of synthetic biology for products currently utilizing biologically based processes, and a leader in the replacement of conventional processes and products with biologically based substitutes. Through the application of our suite of proprietary and complementary technologies, we believe we can create optimized biological processes and create substitutes for traditional industrial techniques, leading to improved products that are developed and manufactured faster and more cost-effectively.

Healthcare

It is estimated that the global human pharmaceuticals market is approximately $900 billion and that biological therapeutics represent approximately $150 billion of this market. Additionally, the market for animal health therapeutics is currently estimated to be valued at more than $20 billion globally. The aging population in developed markets, and the population growth and increasing middle class in emerging markets, suggest that there will be a steadily increasing utilization of therapeutics. However, the global biopharmaceutical industry continues to face challenges in cost-effectively developing and producing new therapeutics. These demographic trends, as well as food production resource constraints, suggest similar trends in the animal health medicines and vaccines market.

In this market, we are focused on:

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Therapeutics.    Both in human health and animal health, synthetic biology has the potential to enable the development of highly complex biological molecules as well as the ability to regulate complex biological processes, with advantages as compared to traditional therapeutics, both in vivo and ex vivo. It may be possible, for example, to create highly targeted precision therapeutics with few off-target or adverse effects.

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Bioproduction.    Synthetic biology allows new biologically based manufacturing techniques that have the potential to significantly lower the cost of goods for highly complex biological molecules, including both existing and novel biopharmaceuticals as well as small molecules.

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Diagnostics.    By utilizing the sensing and reporting capabilities of cells and specific cellular mechanisms, it may be possible to create highly sensitive diagnostics, to report on a patient’s health and provide advance warning of changes in the state of the patient’s health.

Food

The Food and Agriculture Organization of the United Nations, or the FAO, predicts that by 2050 the world’s population will reach 9.1 billion, 2 billion more than today. To feed a larger, more urban and wealthier population, food production must increase by 70 percent. Annual cereal production will need to rise to about 3 billion tons from 2.1 billion today and annual meat production will need to rise to 470 million tons from today’s 270 million tons.

In this market, we are focused on:

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Food animals.    Within the United States, beef, pork and chicken sales are in excess of $125 billion per year. Dairy sales provide an additional $28 billion in annual sales of animal byproduct. The global market for meat is approximately 5 times larger than the US market, and the global dairy market is 10 times the size of the US market. Traditional methods of genetic selection in animals is an inefficient and slow process, requiring many generations in order to evolve and select for desired traits. However, selective breeding techniques have resulted in increased size of cattle and hogs, increased milk production in cows and other valuable attributes. By applying our suite of technologies, we believe we can more rapidly develop livestock with commercially valuable attributes such as enhanced nutritional content, resistance to disease and increased growth efficiency.

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Agriculture.    The FAO estimates that 90 percent of the production increases necessary to feed the future population will come from increases in crop yield and cropping intensity through enhanced traits. Current methods of crop yield and productivity enhancement are no longer keeping pace with demand. Genetically modified agricultural plants are already grown on more than 170 million hectares around the world and are worth an estimated $65 billion dollars. We believe we have the potential to create improved crops by simultaneously incorporating multigenic traits into plants that are designed to enhance the efficiency of water, carbon and nitrogen utilization. We also believe that we can use our gene expression and gene regulation technologies to provide highly complex traits related to enhanced nutritional content, product quality and disease resistance.

Energy and chemicals

A significant challenge of industrial markets, such as the energy and the petrochemical industries, is their large scale, which can require hundreds of millions and even billions of pounds per year of production, and corresponding price sensitivity. For these industries, the production of any product must allow for scalability and end-to-end economic viability. It has long been recognized that biology offers promising alternatives to energy production as well as alternatives to resource intensive synthetic chemistry. For more than a decade, efforts have been made to produce fuels from bacteria, yeast and other organisms with little success. We believe that the many and complex changes to any organism’s DNA that must be made to result in significant energy production cannot be effected without the use of an engineered approach to synthetic biology.

Our UltraVector platform, by enabling high through-put gene program design and construction, allows us to identify the relevant pathways within an organism for the production of complex biological molecules, design a variety of alternative solutions to their expression, and rapidly build and evaluate solution sets to select the most promising alternatives. We believe our novel biological solutions can increase yield and productivity, which are critical in the development of alternative energy and the production of chemicals.

In this market, we are focused on:

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Energy.    The development of engineered microbes for biological conversion of natural gas to alcohols as drop-in fuels can be accomplished with synthetic biology. We have already achieved as proof of concept the conversion by engineered bacteria of methane to isobutanol, which is an alternative alcohol-based fuel.

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Chemicals.    The chemical industry is highly dependent on crude petroleum as a feedstock. Increased demand for petroleum and continued declines in new reserves, as well as declines in the productivity of existing and proven reserves, has led to increased costs for consumers and reduced margins for many manufacturers. Economically viable alternatives to carbon feed stocks are critical to the future and sustainability of the chemical industry.

Environmental sciences

This sector embodies a diverse set of applications that we believe can be enhanced and expanded with the use of our suite of proprietary and complementary technologies. With the goal of entering into ECCs, we plan to focus our development activities on platform tailoring and selective third party enabling technology collaboration in the following areas:

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Biosensors.    The biosensor global market is forecasted to exceed $12 billion by 2016 and opportunities exist to capture a portion of this market through design and construction of unique biosensors that leverage our suite of proprietary and complementary technologies.

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Bioremediation.    The global market for microbial and associated bioremediation products is forecasted to reach over $1 billion by 2016. Industrial sources of soil and groundwater contamination present major environmental, policy and health issues because of the adverse effects of contaminants on humans and ecosystems. Bioremediation, which we believe our technologies have the potential to enable, can provide an environmentally friendly, socially acceptable, effective and economically viable solution.

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Specialty Processes.    We believe our suite of proprietary and complementary technologies has the potential to be used to introduce effective solutions for applications such as activated microbial filtration, waterborne pathogen elimination, and de-nitrification of waste and surface water.

Our business model

We believe that because synthetic biology has applicability across many diverse end markets, we cannot take full advantage of synthetic biology with internal development programs alone. To address this, we have devised our business model to allow us to focus on our core expertise in synthetic biology while bringing many different commercial products to market via collaborations in a broad range of industries or end markets, thus minimizing and leveraging the use of our own capital.

Our business model is built around the formation of ECCs. An ECC is an agreement with a collaborator to develop products based on our technologies in a specifically defined field. We seek collaborators that have expertise within a specific industry segment and the commitment to provide resources for the development and commercialization of products within that industry segment. In our ECCs, we provide expertise in the engineering of gene programs and cellular systems, and our collaborators are responsible for providing market and product development expertise, as well as regulatory, sales and marketing capabilities.

This business model allows us to leverage our capabilities and capital across numerous product development programs and a broader landscape of end markets than we would be capable of addressing on our own. Our ECC business model also allows us to participate in the potential upside from products that are enabled by our technologies across an extensive range of industries, without the need for us to invest considerable resources in bringing individual products to market. Additionally, the flexibility of the business model allows us to collaborate with a range of counterparts, from small innovative companies to global multinational conglomerates.

We began signing ECCs in 2011 and we are currently party to nine such agreements and one exclusive research collaboration agreement under which our counterparty has the option to enter into an ECC with us.

Our ECCs

Our ECCs typically share a number of key features. Each ECC is an agreement with a collaborator to develop products based on our technologies in one or more specifically defined fields. These fields may be narrowly defined (representing, for example, a specific therapeutic approach for a single indication) or may be broad (representing, for example, an entire class of related products). In each case, we and the collaborator precisely define the field based on factors such as the expertise of the collaborator, the relative markets for the prospective products, the collaborator’s resources available to commit to the ECC and our expectations as to other prospective ECCs in related areas. Regardless of the size of the field, under each ECC we grant the collaborator exclusive rights to our services and our suite of technologies to develop and commercialize products within the field. So long as our collaboration continues, the parties agree that each will not, alone or with another party, develop and commercialize products within the field of the ECC. The licensed technologies include those that we control at the time of the execution of the ECC as well as any technologies that we develop or acquire throughout the duration of the ECC.

We realize three general categories of revenue under our ECCs. First, for providing access to our technologies, we generally receive technology access fees either in cash or as an equity interest in the collaborator. These payments may be upfront or upon the achievement of developmental milestones or both. Second, through the duration of the ECC, we receive reimbursements from our collaborator to cover our time and material costs expended performing our obligations under the ECC. Reimbursable expenses may be for the time of our own personnel, materials we produce at our facilities or pass-through costs for the time and materials of third-party contractors. Third, we share in the potential future revenues, through royalties or other similar arrangements, derived from the commercialization of the product(s) that are enabled by our technologies.

Each of our ECCs is designed to continue in perpetuity unless terminated. Given the relatively long development cycle for many of the products that could be enabled by our technologies, as well as our belief that we can enable the continual improvement of product offerings, it is our expectation that our ECCs will continue for many years and result in the development of multiple products. Each of our collaborators, however, retains the right to terminate the ECC for any reason by providing us written notice a certain period of time prior to such termination, generally ninety days. The ECC is also terminable by either party upon the other party’s breach of material provisions of the ECC. The failure of our collaborator to exercise diligent efforts to develop products within the field of the ECC constitutes such a breach.

In the event one of our ECCs terminates we are entitled to immediately pursue another collaboration within the field of the terminated ECC. Moreover, technologies and product candidates in a relatively early stage of development revert to us, along with data, materials and the rights to all applicable regulatory filings related to the reverted products, enabling us to develop those products ourselves or incorporate them into a future collaboration. Product candidates that are at a more advanced stage of development, such as those already generating revenue or being considered for approval by the applicable regulatory body, for example, at the time of the ECC’s termination are retained by the former collaborator. The collaborator has the right to develop and commercialize such retained products although we are entitled to the royalties or other compensation to which we would be entitled as if the ECC were still in effect. Upon termination, we retain any technology access fees or other payments to which we are entitled through the date of termination.

In our ECCs, we retain rights to our existing intellectual property and generally any intellectual property developed using, or otherwise incorporating, our technologies. In addition, we are generally responsible for controlling the prosecution and enforcement of this intellectual property with the exception of the enforcement of patents directed solely and specifically to products developed within the field of each ECC.

Each of our ECCs requires the collaborator to indemnify us for all liability related to products produced pursuant to the ECC and to obtain insurance coverage related to product liability.

ZIOPHARM Oncology

Effective January 6, 2011, we entered into an ECC with ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP), or ZIOPHARM, a publicly traded small molecule late-stage oncology drug development company, to develop and commercialize therapeutics in the field of cancer treatment in humans. The lead product candidates of this ECC include DC-IL-12 and Ad-IL-12 for the treatment of melanoma and breast cancer. DC-IL-12 has completed a Phase I human clinical trial to establish the drug’s safety. Ad-IL-12 is currently in multiple Phase II human clinical studies.

Both of these programs are focused on the regulatable expression of Interleukin-12 (IL-12). IL-12 is a naturally occurring anticancer cytokine central to the initiation and regulation of cellular anti-cancer immune responses. Until now, the use of IL-12 as a cancer therapeutic has been limited due to significant toxicities observed with its systemic use at doses high enough to exhibit a therapeutic effect.

Both of the IL-12 programs of this ECC deliver genetic vectors coding for the IL-12 gene directly to tumors. DC-IL-12 uses a patient’s own dendritic cells as the delivery vehicle, whereas Ad-IL-12 uses adenovirus. Once the vector is delivered intratumorally, it is controlled by Intrexon’s proprietary on/off biologic switch called the RheoSwitch Therapeutic System, or RTS. RTS maintains the gene program in an inactive state within a cell, until such a time as the patient takes a pill containing an orally available small molecule ligand. In the presence of the ligand, which is otherwise biologically inert, RTS is activated allowing expression of IL-12 at a specified therapeutic level and for a predetermined duration. RTS thereby regulates IL-12 expression to achieve a targeted clinically active level of IL-12 at the tumor while limiting broader systemic exposure and toxicities from the cytokine.

This ECC is also investigating the use of IL-12 in combination therapy with selected immunomodulators for solid tumors. This Multi-Inducible Cancer Immunomodulator, or MICI, program has multiple ongoing projects designed to identify proper cytokine candidates and develop vectors for cancer therapeutic applications. Three programs have been selected for development. Each is based on our multigenic expression platform, where two or more therapeutic proteins are expressed from a single DNA vector. Recent results from the MICI program have demonstrated successful expression of multigenic therapeutic proteins. Under both the DC-IL-12 and Ad-IL-12 programs, we are responsible for manufacturing the drug product and small molecule activator ligand. ZIOPHARM reimburses us for these manufacturing costs.

Pursuant to the ECC, ZIOPHARM received a license to our technologies within the field of cancer treatment in humans as defined more specifically in the ECC. We received 3,636,926 shares of ZIOPHARM’s common stock valued at $17.5 million as an upfront technology access fee. On October 24, 2012 upon the dosing of the first patient of a Phase II clinical trial, we received 3,636,926 shares of ZIOPHARM’s common stock valued at $18.3 million as milestone consideration, which is the sole milestone under this ECC. Subject to certain expense allocations, ZIOPHARM will pay us 50 percent of the quarterly net profits derived from the sale of products developed under the ECC.

Upon execution of this ECC, we purchased 2,426,235 shares of ZIOPHARM common stock with a value of $11.6 million, and we agreed to purchase up to $50.0 million of ZIOPHARM common stock in conjunction with securities offerings that may be conducted by ZIOPHARM in the future, subject to certain conditions and limitations. To date, we have purchased approximately $21.0 million of ZIOPHARM common stock in such securities offerings, and our remaining obligation on this purchase commitment is approximately $29.0 million.

Elanco

Effective November 28, 2011, we entered into an ECC with Elanco, the animal health division of Eli Lilly and Company (NYSE: LLY). Elanco is a world leader in developing products and services that enhance animal health, wellness and performance. The lead programs of this ECC are currently in the research phase. These programs are targeting certain chronic diseases associated with aging in companion animals as well as the prevention of certain infectious diseases in pigs. Elanco has exclusive rights to access all of our suite of technologies to develop and commercialize products within the fields covered by the ECC.

Pursuant to the ECC, we received an upfront technology access fee in cash and are entitled to additional amounts up to an aggregate of $2.25 million per product candidate based on the occurrence of separate performance, regulatory and sales-based milestones. Elanco will pay us royalties in the mid- to upper-single digits and lower- double digits based on net sales of products developed under the ECC. Elanco holds a right of first refusal to participate in the development of any product outside of the field intended to treat one of the target indications covered by the ECC.

Fibrocell

Effective October 5, 2012, we entered into an ECC with Fibrocell Science, Inc. (NYSE MKT: FCSC), or Fibrocell, a publicly traded biotechnology company commercializing fibroblasts for therapeutic applications. The lead therapeutic program of this ECC is currently in the research phase for the treatment of recessive dystrophic epidermolysis bullosa, or RDEB, a rare, genetically based blistering disorder. RDEB is an autosomal recessive disorder characterized by the loss of collagen type VII, an important protein component of the anchoring fibers that connect the dermis to the epidermis. Our proposed treatment for this disease will provide collagen VII produced by autologous, gene-modified fibroblasts.

We are also working with Fibrocell to improve the process efficiency and cost of goods related to the manufacture of LAVIVTM, Fibrocell’s autologous cellular product indicated for improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults.

Pursuant to the ECC, Fibrocell received a license to our technologies to develop and commercialize genetically modified and non-genetically modified autologous fibroblasts and autologous dermal cells in the United States for both aesthetic and therapeutic indications. We received a technology access fee of 1,317,520 shares of Fibrocell’s common stock valued at $7.6 million as upfront consideration. The number of shares received reflects a 1-for-25 reverse stock split of Fibrocell’s common stock effective April 30, 2013. On a quarterly basis, Fibrocell will pay us royalties of 7 percent of net sales up to $25.0 million and 14 percent of net sales above $25.0 million on products developed from the ECC. If Fibrocell uses our technologies to improve the production of LAVIV or new Fibrocell products not developed under the ECC, Fibrocell will pay us a quarterly royalty equal to 33 percent of the cost of goods sold savings generated by the improvement.

Effective June 28, 2013, we entered into an amendment to our ECC with Fibrocell. The amendment expands the ECC to include potential treatments based on engineered autologous fibroblast cells for the localized treatment of autoimmune and inflammatory disorders including morphea (localized scleroderma), cutaneous eosinophilias and moderate to severe psoriasis. Under the terms of the amendment, we are entitled to receive shares of Fibrocell’s common stock valued at $7.5 million as a supplemental technology access fee. We expect to receive these shares on or prior to August 15, 2013.

Oragenics

Effective June 5, 2012, we entered into an ECC with Oragenics, Inc. (NYSE MKT: OGEN), or Oragenics, a publicly traded company in the field of oral care probiotics and a developer of therapeutic products including novel antibiotics. The lead therapeutic program of this ECC is currently in the research phase. The objective of this ECC is to develop and commercialize lantibiotics, a novel class of broad-spectrum antibiotics, for the treatment of infectious diseases, including methicillin-resistant Staphylococcus aureus, vancomycin-resistant Enterococcus faecalis, Clostridium difficile, Mycobacterium tuberculosis and anthrax, in humans and companion animals.

Pursuant to the ECC, Oragenics received a license to our technologies within the field of lantibiotics for the treatment of infectious diseases in humans and companion animals. We received a technology access fee of 4,392,425 shares of Oragenics’ common stock valued at $6.6 million as upfront consideration. Upon the achievement of certain milestones, we are entitled to receive additional consideration equal, in aggregate, to 10 percent of Oragenics’ outstanding shares, excluding shares issuable upon the conversion of certain derivative securities. At Oragenics’ option, such consideration can be paid in stock or cash, in which case such payment shall be based on the fair market value of the shares otherwise issuable. Oragenics will pay us 25 percent of the quarterly profits derived from the sale of products developed from the ECC on a product-by-product basis.

Synthetic Biologics

Effective August 6, 2012, we entered into an ECC with Synthetic Biologics, Inc. (NYSE MKT: SYN), or Synthetic Biologics. The lead therapeutic program of this ECC is currently in preclinical development.

Pursuant to the ECC, Synthetic Biologics received a license to our technologies to develop and commercialize a series of monoclonal antibody therapies for the treatment of certain infectious diseases defined in the ECC. Upon shareholder approval on October 5, 2012, we received 3,552,210 shares of Synthetic Biologics common stock valued at $7.8 million as an upfront technology access fee. We are entitled to additional consideration payable either in cash or common stock at the option of Synthetic Biologics upon the achievement of certain regulatory milestones for each product candidate developed under the ECC. Upon the filing by Synthetic Biologics of an investigational new drug application with the U.S. Food and Drug Administration, or FDA, we will receive cash or common stock at the option of Synthetic Biologics valued at $2.0 million. Upon the first to occur of either the first commercial sale of a product developed under the ECC or the granting of marketing approval of a product developed under the ECC, we will receive cash or common stock at the option of Synthetic Biologics valued at $3.0 million. The ECC initially targets three infectious diseases, and Synthetic Biologics may elect to target up to five more infectious diseases by paying us a field expansion fee of $2.0 million in either cash or common stock for each additional infectious disease selected. The lead therapeutic programs of this ECC are currently in preclinical development. They include the development of monoclonal antibody therapies for the treatment of pertussis and Acinetobacter infections. The pertussis program is focused on the development of a monoclonal antibody to treat pertussis infections, more commonly known as whooping cough, by targeting and neutralizing the pertussis toxin, in order to reduce the mortality rate in infants and potentially shorten the duration of chronic cough in afflicted adults. According to the World Health Organization, each year, B. pertussis infection causes an estimated 300,000 deaths worldwide, primarily among young, unvaccinated infants. The ECC is also working to develop a mAb therapy for the treatment of Acinetobacter infections. Many strains of Acinetobacter are multidrug-resistant and pose an increasing global threat to hospitalized patients, wounded military personnel and those affected by natural disasters. Based on its public filings, Synthetic Biologics believes that a treatment for Acinetobacter infections represents a billion dollar market opportunity.

On a quarterly basis, Synthetic Biologics will pay us tiered royalties as a percentage in the upper-single to lower-double digits of net sales of products developed under the ECC.

Previously, in November 2011, we entered into an ECC with Synthetic Biologics to develop and commercialize a gene therapeutic product using RTS for the treatment of pulmonary arterial hypertension. In April 2013, we terminated the ECC for lack of support by Synthetic Biologics.

AquaBounty

AquaBounty Technologies, Inc. (AIM: ABTX), or AquaBounty, is a biotechnology company using biological sciences and molecular technology to enable the large-scale, efficient, and environmentally sustainable production of high quality finfish. Its lead product, AquAdvantage Salmon®, or AAS, is a new strain of salmon capable of reaching marketable size in around half the time of conventional salmon. By placing the salmon growth hormone under the control of an alternative promoter (gene switch) from the ocean pout, an edible arctic fish, AquaBounty is able to provide a consistent level of salmon growth hormone which speeds growth throughout the early stages of the salmon’s development. Although these fish do not reach a larger final size than conventional salmon, by accelerating growth in the early stages, AAS can reach a marketable size in around half the time. In the case of salmon, this can reduce farming time from approximately 28 to 36 months to approximately 18 months, depending on the desired marketable weight of the fish. The AAS was developed by AquaBounty without using any of our technologies.

On November 16, 2012, we acquired 47.56 percent of AquBounty’s common stock from two shareholders. On March 15, 2013, we acquired additional shares from AquaBounty in a private placement increasing our ownership to 53.82 percent. Also, on February 14, 2013, three individuals designated by us, including one of our employees, were appointed to AquaBounty’s board of directors and we have the right to appoint a fourth director at AquaBounty’s next stockholder meeting.

Effective February 14, 2013, we entered into an ECC with AquaBounty. The objective of this ECC, which is in the research phase, is to develop and commercialize genetically modified finfish for human consumption that are more nutritious, have increased muscle mass, and grow quickly to maturity. Pursuant to the ECC, we will receive 16.7 percent of quarterly gross profits for each product.

AmpliPhi

Effective March 29, 2013, we entered into an ECC with AmpliPhi BioSciences Corp. (OTC US: APHB), or AmpliPhi, a developer of bacteriophage-based antibacterial therapies to treat drug resistant infections. The objective of this ECC is to develop and commercialize new bacteriophage-based therapies to target specific antibiotic resistant infections. The target indications of this ECC may include treatment of bacterial infections associated with acute and chronic wounds, the treatment of acute and chronic P. aeruginosa lung infections, and the treatment of infections of C. difficile. The lead therapeutic program of this ECC is currently in the research phase.

Pursuant to the ECC, we received 24,000,000 shares of common stock of Ampliphi as an upfront technology access fee. We may receive up to $7.5 million in aggregate milestone payments for each product, payable either in cash or equity upon the achievement of certain events. We also are entitled to tiered royalties as a percentage in the upper-single digits of the net product sales of a product developed under the ECC.

Genopaver

Effective March 29, 2013, we entered into an ECC with Genopaver, LLC, or Genopaver, a limited liability company formed by affiliates of Third Security, LLC. Genopaver was formed for the express purpose of entering into the ECC and developing and commercializing products in the field of the fermentative production of alkaloids through genetically modified cell-lines and substrate feeds for use as active pharmaceutical ingredients or as commercially sold intermediates in the manufacture of active pharmaceutical ingredients. The first program under this ECC involves the microbial production of an active pharmaceutical ingredient used primarily in the manufacture of several commonly used pain killers. The purpose of our ECC with Genopaver is to develop a source of this valuable component at a commercially competitive cost. The initial program under this ECC is in the research phase.

Pursuant to the ECC, we received a $3.0 million cash payment as an upfront technology access fee. We are entitled to a royalty as a percentage in the lower-double digits on the gross profits of product sales from a product developed under the ECC.

Soligenix

Effective April 27, 2013, we entered into an ECC with Soligenix, Inc. (OTCQB: SNGX), or Soligenix, a clinical stage biopharmaceutical company focused on developing products to treat inflammatory diseases and biodefense countermeasures. The objective of this ECC is to develop and commercialize human monoclonal antibody therapies for the treatment of melioidosis. Melioidosis is caused by B. pseudomallei, a Gram-negative bacteria that is highly resistant to antibiotic treatment regimens. Melioidosis is endemic in Southeast Asia and Northern Australia. It is also considered a high-priority biodefense threat as defined in the 2012 Public Health Emergency Medical Countermeasures Enterprise Strategy established by the U.S. Department of Health and Human Services with the potential for widespread dissemination through aerosol. The lead therapeutic program of this ECC involves the development and commercialization of a human monoclonal antibody therapy for the treatment of meliodosis. Presently, work on this program under the ECC is in the research phase.

Pursuant to the ECC, we received 1,034,483 shares of common stock of Soligenix as an upfront technology access fee. We may receive up to $7.0 million in aggregate milestone payments for each product developed under the ECC payable either in cash or equity upon the achievement of certain events. We are also entitled to a royalty as a percentage in the upper-single to lower-double digits on the net sales generated from a product developed under the ECC.

BioLife Cell Bank

On August 1, 2012, we entered an exclusive research collaboration agreement which gives BioLife Cell Bank, Inc., or BioLife, a privately held company, an option to form an ECC with us to produce new treatments for spinal muscular atrophy, commonly referred to as SMA. SMA is an autosomal-recessive genetic disorder characterized by progressive weakness of the lower motor neurons. SMA is caused by a genetic defect in the SMN1 gene which codes SMN, a protein necessary for survival of motor neurons. SMA is responsible for more infant mortality than any other genetic disease. The program is in the research phase.

Pursuant to the agreement, BioLife received a license to our suite of technologies to research, develop and use adipose-derived and other stem cells for the development and commercialization of an autologous, genetically modified stem-cell therapy for humans for the treatment of SMA. If BioLife exercises its option under the agreement to form an ECC with us, this license will become an exclusive license. If BioLife exercises this option, BioLife will pay us a technology access fee equal to the greater of 15 percent of the fully diluted fair market value of BioLife or $6.8 million, which fee BioLife may pay in either cash or stock. BioLife’s option expires on August 1, 2013, unless extended by both parties. On July 29, 2013, the parties agreed to extend the term of the option until November 1, 2013. The agreement may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by BioLife upon 90 days’ written notice to us provided that no voluntary termination by BioLife can be made before its option to form an ECC with us expires.

If BioLife chooses to exercise the option, BioLife would receive an exclusive license to our suite of technologies within the field of adipose-derived and other stem cells for the development and commercialization of an autologous genetically modified stem cell therapy for humans for the treatment of SMA. Upon the achievement of certain milestones, we would be entitled to receive additional consideration from BioLife equal, in aggregate, to 10 percent of the fully diluted equity of BioLife, payable at BioLife’s option in either cash or stock. BioLife would pay us 30 percent of the quarterly profits derived from the sale of products developed from the ECC on a product-by-product basis.

Competition

We believe that we are a leader in synthetic biology. We do not believe that we have any direct competitors who provide similar technologies which fully enable the commercialization of products developed using synthetic biology across a broad spectrum of biologically based industries. As a result, we believe our competition is more indirect and general in nature, and falls into three broad categories:

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Synthetic biology service providers.    There are companies that have competing technologies for individual pieces of our suite of complementary technologies. For example, there are companies that can synthesize DNA, and there are companies that can develop monoclonal antibodies. One portion of our proprietary technology related to DNA synthesis and assembly includes the ability to de novo synthesize DNA. We believe the following companies engage in the manufacture of DNA componentry: DNA 2.0, Inc., Blue Heron Biotech, LLC and Life Technologies Corporation. Another portion of our proprietary technology includes development of fully human monoclonal antibodies. Our technology utilizes advanced methods of stimulating antibody production in naïve human B-cells in vitro and specifically selecting those cells which produce antibodies that can bind a desired target, such as human toxins, tumor cells or microbial pathogens. We believe the following companies engage in the manufacture of human or human-like monoclonal antibodies: AbD SeroTec (a Bio-Rad Laboratories, Inc. company), Alexion Pharmaceuticals, Inc., XOMA Corporation, Genmab US, Inc., MorphoSys AG, NovImmune SA, Société Des Systèmes Biologiques, or BIOTEM, Adimab, LLC, ProMab Biotechnologies, Inc., Abpro, Inc., AIIM Therapeutics and Open Monoclonal Technology, Inc.

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Industrial companies who may develop their own approach to synthetic biology.    Rather than becoming a collaborator with us, potential collaborators may decide to invest time and capital to internally develop their own synthetic biology capabilities. For example, large biopharmaceutical companies, energy companies, and ag-bio companies may pursue a proprietary synthetic biology strategy.

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Industrial companies who may develop competing products using other technologies.     Products enabled by our synthetic biology will face competition in the market, including from products which have been developed using other industrial technologies. For example, large biopharmaceutical companies pursue other technologies for drug development, and large ag-bio companies pursue other technologies for the development of genetically modified crops.

Intellectual property

As we advance technologies across multiple platforms and synthetic biology areas, correspondingly, we apply a multilayered approach for protecting intellectual property relating to the inventions we have developed internally as well as those we have acquired from third parties, such as by assignment or by in-license. We seek patent protection in the United States and in other countries for our inventions and discoveries, and we develop and protect our key know-how and trade secrets relating to our platform technologies as well as to the products we are developing with our collaborators.

We seek patent protection for our platform technologies, including but not limited to our (i) switch technology, (ii) activator ligands for our switch technology and (iii) cell identification and selection platform. In addition, we seek patents covering specific collaborator’s products. With respect to a particular collaborator’s product, we may seek patent protection on some or all of the following: the compound itself, its commercial composition, its production and its methods of use.

Through the use of our various platform technologies we seek to design and build proprietary compounds, vectors, methods and processes across a variety of end markets. In particular, we focus our intellectual property on synthetic biology technologies that provide platforms for the design and creation of cells, vectors and components for our collaborators. In addition, we may pursue intermediate and product-specific patents associated with our collaborators’ lead programs.

Our success depends, in part, upon our ability to obtain patents and maintain adequate protection for our intellectual property relating to our technologies and products and potential products. We have adopted a strategy of seeking patent protection in the United States and in other jurisdictions globally we deem appropriate under the circumstances, with respect to certain of the technologies used in or relating to our products and processes. As of July 15, 2013, we own at least 50 issued U.S. patents and 60 pending U.S. patent applications relating to certain aspects of our technologies, and we have pursued counterpart patents and patent applications in other jurisdictions around the world, as we have deemed appropriate. We continue to actively develop our portfolio through the filing of new patent applications, divisionals and continuations relating to our technologies, methods and products as we and our collaborators deem appropriate.

We have strategic positioning with respect to our key technologies including patent portfolios directed to: our switch technology covering aspects of our gene switches, such as our RheoSwitch Therapeutic System, and gene modulation systems, vectors, cells and organisms containing these switches, and their use; our activator ligand technology covering aspects of our activator ligands and their use; and our cell identification and selection technology covering aspects of our cell identification and selection platform, including our cell purification, isolation, characterization and manipulation technologies. In these portfolios, the issued U.S. patents and applications, if granted, are scheduled to expire from 2017 to 2034. We have also filed counterpart patents and patent applications in other countries, when appropriate, including Australia, Argentina, Brazil, Canada, China, Europe, Hong Kong, India, Indonesia, Israel, Japan, Korea, Mexico, New Zealand, Philippines, Russia, Singapore, South Africa and Taiwan. In the future we may file in these or additional jurisdictions as deemed appropriate for the protection of our technologies. In these jurisdictions, the issued patents and patent applications, if granted, are scheduled to expire from 2018 to 2032.

Additionally, we complement our intellectual property portfolio with exclusive and non-exclusive patent licenses and options for licenses to third party technologies.

A principal component of our strategy is maximizing the value of our ECCs through our intellectual property that covers our technologies, which is accentuated by intermediate and program-specific intellectual property protections. In addition to owned and in-licensed patents, we solidify our intellectual property protection through a combination of trade secrets, know-how, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information related to each platform and collaborator program. We regularly assess and review the risks and benefits of protecting our developments through each aspect of intellectual property available to us.

Because we rely on trade secrets, know-how and continuing technological advances to protect various aspects of our core technology, we require our employees, consultants and scientific collaborators to execute confidentiality and invention assignment agreements with us to maintain the confidentiality of our trade secrets and proprietary information. Our confidentiality agreements generally provide that the employee, consultant or scientific collaborator will not disclose our confidential information to third parties. These agreements also provide that inventions conceived by the employee, consultant or scientific collaborator in the course of working for us will be our exclusive property. Additionally, our employees agree to take certain steps to facilitate our assertion of ownership over such intellectual property. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technologies, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Regulatory environment

Regulations affecting Intrexon

Our ongoing research and development relies on evaluations in animals, which may become subject to bans or additional regulations, and, as described below, our research operations are subject to various environmental regulations. However, most of the laws and regulations concerning synthetic biology relate to the end products produced using synthetic biology, but that may change. For example, the Presidential Commission for the Study of Bioethical Issues in December 2010 recommended that the federal government oversee, but not regulate, synthetic biology research. The Presidential Commission also recommended that the federal government lead an ongoing review of developments in the synthetic biology field and that the federal government conduct a reasonable risk assessment before the field release of synthetic organisms. As discussed below, the products our collaborators produce are subject to extensive regulation. Refer to “Risk factors—The markets in which our collaborators are developing products using our technologies are subject to extensive regulation, and we rely on our collaborators to comply with all applicable laws and regulations” for more discussion of regulatory risks.

Environmental regulations affecting both Intrexon and our collaborators

Our collaborators and we are subject to various federal, state and local environmental laws, rules and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and the health and safety of employees with respect to laboratory activities required for the development of products and technologies. These laws and regulations require us and our collaborators to obtain environmental permits and comply with numerous environmental restrictions. These laws and regulations also may require expensive pollution control equipment or operation changes to limit actual or potential impacts to the environment.

Our laboratory activities and those of our collaborators inherently involve the use of potentially hazardous materials, which are subject to health, safety and environmental regulations. We design our infrastructure, procedures and equipment to meet our obligations under these regulations. We perform recurring internal and third-party audits and provide employees ongoing training and support, as required. All of our employees must comply with safety instructions and procedures, which are codified in our employment policies.

Federal and state laws and regulations impose requirements on the production, importation, use and disposal of chemicals and genetically modified microorganisms, which impact us and our collaborators. Our collaborators’ processes may contain genetically engineered organisms which, when used in an industrial processes, are considered new chemicals under the Toxic Substances Control Act program of the U.S. Environmental Protection Agency, or EPA. These laws and regulations would require our collaborators to obtain and comply with the EPA’s Microbial Commercial Activity Notice process to operate. In the European Union, our collaborators may be subject to a chemical regulatory program known as REACH (Registration, Evaluation, Authorization and Restriction of Chemical Substances). Under REACH, our collaborators are required to register their products with the European Commission, and the registration process could result in significant costs or delay the manufacture or sale of our collaborators’ products in the European Union.

Regulations affecting our collaborators

Human therapeutics regulation

As discussed above in “Risk factors — Risks related to our dependence on third parties,” the products produced by our collaborators enabled by our technology platforms are subject to extensive regulation. We rely on our collaborators’ compliance with laws and regulations applicable to the products they produce. We do not independently monitor whether our collaborators comply with applicable laws and regulations. Please see the risk factor entitled “The markets in which our collaborations are developing products using our technologies are subject to extensive regulation, and we rely on our collaborations to comply with all applicable laws and regulations.”

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those being developed by our collaborators. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

In addition to regulations in the United States, our collaborators will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of the products enabled by our technologies. Whether or not our collaborators obtain FDA approval for a product, they must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the European Union, before they may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Animal health regulation

The sale of animal health products is governed by the laws and regulations specific to each country. In the majority of our target markets, the relevant health authority is separate from those governing human medicinal products. In the United States, the FDA regulates animal health pharmaceuticals, the United States Department of Agriculture, or USDA, regulates veterinary vaccines, and EPA regulates veterinary pesticides. Each U.S. agency has its own rules and regulations with which our collaborators must comply. In Europe, the European Medicines Agency, or EMA, is responsible for the scientific evaluation of medicines, including animal health products being developed by our collaborators with our technology platforms. Most other countries’ regulatory agencies will generally refer to the FDA, USDA, European Union and other international animal health entities.

Food product regulation

The manufacturing, marketing and certain areas of research related to some of the potential food products developed by our collaborators are subject to regulation by federal and state governmental authorities in the United States, including the FDA, the USDA, and the EPA. Comparable authorities are involved in other countries, including the EMA. The FDA regulates genetically engineered animals under new animal drug provisions of the law, and the agency must approve them before they are allowed on the market. Following marketing approval, the FDA continues to regulate drug and biological products extensively.

Energy and chemical regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of biofuels. The biofuels developed by our collaborators with our technology platforms may require regulatory approval by governmental agencies prior to commercialization. In the United States, various federal, and, in some cases, state statutes and regulations also govern or impact the manufacturing, safety, storage and use of biofuels. The environmental regulations discussed above also govern the development, manufacture and marketing of energy and chemical products.

Regulations affecting AquaBounty

On December 26, 2012, the FDA published its environmental assessment, or EA, for AAS, along with its Finding of No Significant Impact, or FONSI, in the Federal Register, confirming that an approval of the pending New Animal Drug Application would not have an adverse effect on the environment and opened up a 60 day period for public comment. On February 13, 2013 the FDA extended the period for public comment by an additional 60 days, which expired April 26, 2013.

Prior to the publication of the EA and FONSI, in September 2010, the FDA had held a public meeting of its Veterinary Medicine Advisory Committee to review its findings regarding AAS.

The conclusion of its panel of experts was that AAS is indistinguishable from other farmed Atlantic salmon, is safe to eat and does not pose a threat to the environment under its conditions of use. Subsequently, the FDA initiated an EA in compliance with its obligations under the U.S. National Environmental Policy Act, which requires that all federal agencies consider the possible environmental impacts of any action that they authorize.

While we do not expect any further requirements prior to FDA approval for sale to the public and the public comment period on the EA and FONSI have closed as re-scheduled, the FDA has not provided AquaBounty with an indication of the process or associated timing that will occur subsequent to the conclusion of the re-scheduled period for public comment.

Research and development

As of July 15, 2013, we had 142 employees dedicated to research and development. Of these employees, 61 hold advanced degrees in engineering and biology or other sciences, including either a Ph.D., M.D. or D.V.M. We incurred expenses of $11.5 million for the three months ended March 31, 2013, $64.2 million in 2012 and $70.4 million in 2011 on research and development activities. We anticipate that our research and development expenditures will increase substantially as we investigate other applications for our synthetic biotechnologies. Our primary research and development operations are located in leased laboratory facilities in San Diego, California, San Carlos, California, Germantown, Maryland, Durham, North Carolina and Blacksburg, Virginia.

As of July 15, 2013, AquaBounty had seven employees dedicated to research and development. We anticipate that AquaBounty’s research and development expenditures will increase as it focuses on bringing AAS to market. AquaBounty’s research and development operations are located in laboratory facilities in Massachusetts and Canada.

Manufacturing

In general, we produce small quantities of our compounds in our laboratory facilities for investigational purposes and testing.

AquaBounty has a production facility in the Republic of Panama. This facility is currently used for the purpose of producing AAS.

Sales and marketing

We do not currently have a sales and marketing force related to the end products that are being developed by our collaborators with our technologies, as those efforts must generally be undertaken by the collaborators, nor do we intend to develop such a sale and marketing force in the future. However, we are actively seeking new ECCs and marketing our technological capabilities.

AquaBounty has one employee who works in sales and marketing.

Legal proceedings

We are not party to any legal proceedings the outcome of which, we believe, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our future business, consolidated results of operations, cash flows or financial position. We may, from time to time, be subject to legal proceedings and claims arising from the normal course of business activities.

Facilities

We lease approximately 187,000 square feet of laboratory or combined laboratory and office space which is used in our research and development efforts. We establish the geographic locations of our research and development operations based on proximity to the relevant market expertise and access to available talent pools. Our primary lab operations under lease include locations in San Diego, California, San Carlos, California, Germantown, Maryland, Durham, North Carolina and Blacksburg, Virginia. We lease an additional 37,000 square feet of administrative offices in Foster City, California, West Palm Beach, Florida, Germantown, Maryland, and Blacksburg, Virginia. The original terms of our leases range from one to five years. See also “Management’s discussion and analysis of financial condition and results of operations — Contractual obligations and commitments” beginning on page 71. The following table shows information about our primary lab operations as of July 15, 2013:

Location	Square footage

Blacksburg, VA	35,456
Durham, NC	32,008
Germantown, MD	56,258
San Carlos, CA	37,076
San Diego, CA	23,409

AquaBounty’s primary operations include locations in Massachusetts, Canada, and Panama. AquaBounty leases or owns 18,000 square feet of laboratory space.

Employees

As of July 15, 2013, we had 201 employees, 142 of whom were primarily engaged in research and development activities. Our workforce includes 73 employees with either a Ph.D., M.D. or D.V.M. and an additional 100 employees with Bachelors or Masters Degrees. None of our employees is represented by a labor union and we consider our employee relations to be good.

As of July 15, 2013, AquaBounty had 14 employees, seven of whom were primarily engaged in research and development activities.

Corporate information

We were founded by Thomas D. Reed, Ph.D., in 1998, as an Ohio limited liability company under the name Genomatix LTD. We were reincorporated as a Virginia corporation in 2004 and changed our name to Intrexon Corporation in 2005. Our principal executive offices are located at 20374 Seneca Meadows Parkway Germantown, Maryland 20876, and our telephone number is (301) 556-9900. Our website is www.dna.com.

Management

Executive officers and directors

The following table sets forth certain information regarding our executive officers and directors as of July 29, 2013.

Name	Age	Position(s)

Executive Officers

Randal J. Kirk	59	Chief Executive Officer and Chairman of the Board

Krish S. Krishnan	48	Chief Operating Officer

Thomas D. Reed, Ph.D.	47	Chief Science Officer and Director

Rick L. Sterling	49	Chief Financial Officer

Donald P. Lehr	38	Chief Legal Officer

Suma M. Krishnan	48	Senior Vice President — Regulatory Affairs

Darryl Webster	53	Senior Vice President — Intellectual Property

Samuel Broder	68	Senior Vice President — Health Sector

Thomas R. Kasser, Ph.D.	58	Senior Vice President — Food Sector

Robert F. Walsh, III	55	Senior Vice President — Energy and Chemicals Sector

Nick Macris	45	Vice President — Environmental Sector

Non-Employee Directors

Cesar L. Alvarez	66	Director

Steven Frank	53	Director

Larry D. Horner	79	Director

Jeffrey B. Kindler	58	Director

Dean J. Mitchell	57	Director

Robert B. Shapiro	74	Director

Executive officers

Randal J. Kirk, Chief Executive Officer and Chairman of the Board.    Mr. Kirk has served as our Chief Executive Officer since April of 2009 and Chairman of the Board since February 2008. Mr. Kirk provides a wealth of strategic, operational and management experience. Mr. Kirk currently serves as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk in March 1999. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on NASDAQ prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk currently serves in a number of additional capacities including as a member of the board of directors of Halozyme Therapeutics, Inc. (NASDAQ: HALO) since May 2007 and as a member of the board of directors of ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) since January 2011. Previously, Mr. Kirk served as a member of the board of directors of Scios, Inc. (previously traded on NASDAQ prior to its acquisition by

Johnson & Johnson) between February 2000 and May 2002, and as a member of the board of directors of Clinical Data, Inc. (previously traded on NASDAQ prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011, and was Chairman of the board of directors from December 2004 to April 2011. Mr. Kirk served on the board of visitors of Radford University from July 2003 to June 2009, was Rector of the board of directors from September 2006 to September 2008, and served on the board of directors of the Radford University Foundation, Inc. from September 1998 to May 2011. He served on the board of visitors of the University of Virginia and Affiliated Schools from July 2009 to October 2012, on the Virginia Advisory Council on Revenue Estimates from July 2006 to October 2012 and on the Governor’s Economic Development and Jobs Creation Commission from April 2010 to October 2012. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia. We believe that Mr. Kirk’s business experience, including his extensive business experience as chief executive officer of multiple companies, his experience as an investor, his service on committees of academic institutions and other public company boards, combined with his business acumen and judgment, provide our board of directors with valuable strategic and operational expertise and leadership skills.

Krish S. Krishnan, M.S., M.B.A., Chief Operating Officer.    Mr. Krishnan has served as our Chief Operating Officer since 2011. Mr. Krishnan brings many years of experience in the life sciences industry, having held key executive roles at several companies including Chief Executive Officer of Pinnacle Pharmaceuticals, Inc. from 2009 to 2011 and, most notably, his tenure as Chief Financial Officer and Chief Operating Officer from April 2004 until April 2007, and a member of the board of directors from March 2003 until April 2007 of New River Pharmaceuticals, Inc. (previously traded on NASDAQ prior to its acquisition by Shire plc in 2007). Previously, he served as a Senior Managing Director of Third Security, LLC between 2001 and 2008 and as a board member of Biotie Therapies Oyj (BTH1V:Helsinki) between 2008 and 2009. Mr. Krishnan started his career as an engineer with E.I. Dupont de Nemours in Wilmington, Delaware. He received a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Engineering from the University of Toledo, and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.

Thomas D. Reed, Ph.D., Chief Science Officer and Director.    Dr. Reed co-founded Intrexon in 1998 and has served as Chief Science Officer since then and has served on the board of directors since 1998. Dr. Reed is a molecular geneticist with over 20 years of experience in recombinant DNA technology. He has developed sophisticated transgenic model systems for studying the role of gene products in neuronal, cardiovascular, and cancer systems. Dr. Reed has published numerous peer-reviewed articles in the fields of subcellular modulation, gene regulation and cardiac function and is an inventor on numerous patents. Dr. Reed received his B.S. in Genetics from the University of California-Davis, an M.S. in Biological Science from Wright State University, and a Ph.D. in Molecular and Developmental Biology from the University of Cincinnati.

Rick L. Sterling, Chief Financial Officer.    Mr. Sterling has served as our Chief Financial Officer since 2007. Prior to joining us, he was with KPMG where he worked in the audit practice for over 17 years, with a client base primarily in the healthcare, technology and manufacturing industries. Mr. Sterling’s experience includes serving clients in both the private and public sector, including significant experience with SEC filings and Sarbanes-Oxley compliance. He received a B.S. in Accounting and Finance from Virginia Polytechnical Institute and State University and is a licensed Certified Public Accountant.

Donald P. Lehr, Chief Legal Officer.    Mr. Lehr has served as our Chief Legal Officer since 2011. From 2009 to 2011 he served as our Associate General Counsel. Mr. Lehr has broad experience in the areas of corporate, securities, and general business law. Prior to joining us, he was at Hogan Lovells LLP (formerly Hogan & Hartson, LLP) in Baltimore, Maryland from 2002 to 2009. While at Hogan, his practice included the representation of privately and publicly held corporations across many industries, including biotechnology, pharmaceuticals, health care, software, technology, and manufacturing. Prior to his time at Hogan, Mr. Lehr served as a judicial clerk for the Honorable Irma S. Raker of the Court of Appeals of Maryland. Mr. Lehr received a B.A. from Swarthmore College and received a J.D. from the University of Maryland School of Law.

Suma M. Krishnan, Senior Vice President — Regulatory Affairs.    Mrs. Krishnan has served as our Senior Vice President — Regulatory Affairs since 2012. From 2009 to 2011, Mrs. Krishnan served as Senior Vice President of Product Development at Pinnacle Pharmaceuticals, Inc. From 2007 to 2009, she served as Chief Financial Officer of Light Matters Foundation. Previously, Mrs. Krishnan was Vice President, Product Development at New River Pharmaceuticals Inc. from September 2002 until its acquisition by Shire plc in April 2007. Mrs. Krishnan has 22 years’ experience in drug development. Prior to serving at New River Pharmaceuticals Inc., Mrs. Krishnan served in the following capacities: Director, Regulatory Affairs at Shire Pharmaceuticals, Inc., a specialty pharmaceutical company; Senior Project Manager at Pfizer, Inc., a multi-national pharmaceutical company; and a consultant at the Weinberg Group, a pharmaceutical and environmental consulting firm. Mrs. Krishnan began her career as a discovery scientist for Janssen Pharmaceuticals, Inc., a subsidiary of Johnson & Johnson, a multi-national pharmaceutical company, in May 1991. Mrs. Krishnan received an M.S. in Organic Chemistry from Villanova University, an M.B.A. from Institute of Management and Research (India) and an undergraduate degree in Organic Chemistry from Ferguson University (India).

Darryl Webster, Senior Vice President, Intellectual Property.    Mr. Webster has served as our Senior Vice President, Intellectual Property since 2010. Mr. Webster has over 25 years of legal experience. During his law firm experience and 20 plus years of corporate IP practice, he has worked in scientific areas that match each of the markets we are targeting. Prior to joining us, Mr. Webster was most recently Senior Patent Counsel at Wyeth Pharmaceuticals, Inc. (now Pfizer Inc.), where he worked from 1993 to 2010. During his sixteen years at Wyeth, he was the lead patent counsel for several key products and areas including a $6B biological, the Asia Pacific Region, and the Wyeth Nutrition business. Before his work at Wyeth, he worked for more than four years in the core chemical and biochemical areas at AlliedSignal Inc., now Honeywell International Inc. Mr. Webster received Bachelors’ degrees in Chemistry (Biological Specialization) and Economics from Duke University and a J.D. from the University of Maryland School of Law.

Samuel Broder, Ph.D., Senior Vice President — Health Sector.    Dr. Broder has served as our Senior Vice President — Health Sector since 2012. Dr. Broder is an oncologist and medical researcher with particular expertise in the relationship between disorders of the immune system and cancer. Dr. Broder previously served as a science consultant for Intrexon from January 2012 to August 2012. Dr. Broder served as Executive Vice President for Medical Affairs and Chief Medical Officer of Celera Corporation (now a Division of Quest Diagnostics Incorporated) from 1998 to 2010. From 2010 to 2012, Dr. Broder was self-employed as an industry consultant. In the mid-1980s, Dr. Broder’s laboratory played a significant role in developing the first three therapeutic agents approved by the U.S. Food and Drug Administration to treat the AIDS virus. In 1989, Dr. Broder received a Presidential appointment to serve as Director of the National Cancer Institute. Dr. Broder held this position for six years, during which time he oversaw the development of several anti-cancer therapeutic agents. Dr. Broder received both his undergraduate and medical degrees from the University of Michigan.

Thomas R. Kasser, Ph.D., Senior Vice President — Food Sector.    Dr. Kasser has served as Senior Vice President — Food Sector since May 2013. Dr. Kasser served as President of Animal Sciences and Agricultural Biotechnology Divisions and Senior Vice President from April 2012 to May 2013 and, prior to that, as President of the Animal Sciences Division from March 2011. Dr. Kasser brings over 25 years of business management experience in the biotechnology and life sciences industries. He was most recently President and Chief Executive Officer of Angionics, Inc., an early-stage biotech company focused on novel anti-angiogenic technology directed at therapies for cancer and ocular diseases from June 2009 to March 2011. Prior to Angionics, he was a Covance Corporate Vice President and General Manager of Covance Research Products Inc. Dr. Kasser had over 20 years of experience at Monsanto Company both in commercial as well as scientific leadership roles, including tenures as General Manager of Monsanto Choice Genetics, Inc., directing new product development for the Nutrition and Consumer products business, and managing clinical safety and efficacy trials under the jurisdiction of the Food and Drug Administration’s Center for Veterinary Medicine. Dr. Kasser was designated a Monsanto Fellow in recognition of his scientific and technical excellence. He currently serves on the Board of Directors for AquaBounty Technologies, Inc., an aquaculture biotechnology company. Dr. Kasser received an M.S. in Animal Nutrition from The Pennsylvania State University, an M.B.A. from Washington University — St. Louis and a Ph.D. in Nutrition from the University of Georgia.

Robert F. Walsh, III, Senior Vice President — Energy Sector, and President — Industrial Products Division.    Mr. Walsh has served as our Senior Vice President — Energy Sector and President — Industrial Products Division since 2013. Mr. Walsh has over 30 years of experience in the petroleum and chemical industries. Mr. Walsh served as Chief Commercial Officer of ZeaChem Inc., a cellulosic biofuel and biochemical company, from 2013 to 2011. Prior to his time at ZeaChem, Mr. Walsh served as Chief Executive Officer of Aurora Algae, Inc., an algae production company, from 2008 to 2010, President of LS9, Inc., an industrial biotechnology company, from 2007 to 2008, Senior Vice President and Chief Operating Officer of Chemoil Corporation, from 2005 to 2006, and General Manager Supply, Europe for Shell Europe Oil Products, from 2001 to 2006. Mr. Walsh received a B.S. in Chemical Engineering from Purdue University.

Nick Macris, Vice President — Environmental Sector.    Mr. Macris has served as our Vice President — Environmental Sector since May 2013 and previously served as our Vice President, Business Development — Agricultural Biotechnology Division from April 2013 to May 2013. Mr. Macris’ career spans 15 years in the specialty chemical, water treatment, agricultural chemical and biopesticide industries with many large and small companies including 3M Company, Rohm and Haas (now The Dow Chemical Company) and FMC Corporation. Mr. Macris previously served as the Vice President of Business Development at Marrone Bio Innovations, a natural pesticides company, from May 2007 until March 2013. Mr. Macris has a successful track record of business development, strategy and manufacturing leadership. Mr. Macris earned both a B.S. in Chemistry/Biophysics and an M.E.S in Chemical/Biochemical Engineering from the University of Western Ontario and later an M.B.A from University of Western Ontario — Richard Ivey School of Business.

Non-employee directors

Cesar L. Alvarez.    Mr. Alvarez has served as a board member since February 2008. Mr. Alvarez has served since February 2010 as the Executive Chairman of the international law firm of

Greenberg Traurig, LLP, and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman. Mr. Alvarez also serves on the board of directors of Mednax, Inc. (NYSE:MD), a provider of physician services including newborn, maternal-fetal, pediatric subspecialties, and anesthesia care, Watsco, Inc. (NYSE:WSO), a distributor of air conditioning, heating and refrigeration equipment and related parts and supplies, St. Joe Co. (NYSE:JOE), a real estate development company, and Fairholme Funds, Inc., a family of publicly traded focused investment funds. Mr. Alvarez holds a Bachelor of Science, an M.B.A., and a J.D. from the University of Florida. Mr. Alvarez’s qualifications to serve on the board of directors include his management experience at one of the nation’s largest law firms with professionals providing services in multiple locations across the country and abroad as well as his many years of corporate experience, both counseling and serving on the boards of directors of publicly traded and private companies.

Steven Frank.    Mr. Frank has served as a board member since February 2008. Mr. Frank joined J.P. Morgan Securities LLC in June 2008 and currently serves as Chairman of Global Healthcare Investment Banking. Mr. Frank had previously been the head of Bear Stearns’ Worldwide Health Care Investment Banking group in New York for 16 years and has provided general investment banking services to all types of health care companies. Specifically, Mr. Frank has led or played major roles in hundreds of mergers and acquisitions and financing transactions across the spectrum of deal structures. He has specialized in transactions involving pharmaceutical, medical device and biotechnology companies. Prior to joining Bear Stearns in 1993, Mr. Frank served over ten years as an institutional investor, primarily at State Farm Insurance Company, where he managed a life sciences portfolio in excess of $4 billion. Mr. Frank holds a B.S. from Illinois State University and an M.B.A. from the University of Chicago. We believe Mr. Frank’s extensive knowledge of our industry and of finance and capital structure strengthen the board of directors’ collective qualifications, skills and experience.

Larry D. Horner.    Mr. Horner has served as a board member since February 2008. Mr. Horner served as a director of Clinical Data, Inc., a provider of physicians’ office and hospital laboratory products, and of New River Pharmaceuticals Inc., a publicly traded specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, from 1999 until its acquisition by Shire plc in April 2007. From 1994 to 2001, Mr. Horner served as Chairman of the Board of Pacific USA Holdings Corporation, a holding company of companies in real estate and financial services. From 1997 to 2001, Mr. Horner served as Chairman of the Board of Asia Pacific Wire & Cable, Ltd., a publicly traded manufacturer of wire and cable products for the telecommunications and power industries in the Asia Pacific Region. From 1991 to 1994, he served as Managing Director of Arnhold & S. Bleichroeder, Inc., an equity market trading and corporate finance firm. Prior to that, he served as Chairman and Chief Executive Officer of the accounting firm KPMG Peat Marwick. Mr. Horner has served on the boards of directors of Atlantis Plastics, Inc., a manufacturer of plastic films and plastic components, TOUSA, Inc., a homebuilder, and UTStarcom, Inc., a provider of wireline, wireless, optical, and access switching solutions, all of which were then public companies; Mr. Horner served on the audit committee of all three of these companies and as the audit committee financial expert for Atlantis Plastics, Inc. and UTStarcom, Inc. He also previously served on the boards of directors of ConocoPhillips, an energy company, and American General Company. Mr. Horner received a B.S. from the University of Kansas and is a graduate of the Stanford Executive Program. We believe Mr. Horner’s extensive management experience as the former Chairman and Chief Executive Officer of one of the world’s largest accounting firms, his accounting and financial expertise, and his experience in serving on the boards of directors of publicly traded and private companies make him well-qualified to serve on our board of directors.

Jeffrey B. Kindler.    Mr. Kindler has served as a board member since November 2011. Mr. Kindler is a venture partner with Lux Capital, a venture capital firm; a director of Starboard Capital Partners, a private equity firm; and a principal at Paragon Pharmaceuticals, a private pharmaceutical company. He was Chief Executive Officer and Chairman of the Board of Pfizer, Inc. (NYSE:PFE), a pharmaceutical company, from 2006 until his retirement in December 2010. Prior to that, he was Vice Chairman and General Counsel of Pfizer from 2005 to 2006, Executive Vice President and General Counsel from 2004 to 2005, and Senior Vice President and General Counsel from 2002 to 2004. Prior to joining Pfizer, he was Chairman of Boston Market Corporation from 2000 to 2001, and President of the Partner Brands group of McDonald’s Corporation during 2001. Mr. Kindler serves on the board of directors of Chipotle Mexican Grill, Inc. (NYSE: CMG), a chain of Mexican restaurants, and Siga Technologies, Inc (Nasdaq:SIGA) a developer of vaccines and anti-virals). Mr. Kindler serves as a board member for a number of privately-held companies as well as several civic, charitable, educational and other organizations. He brings leadership, extensive business, operating, legal and policy, and corporate strategy experience to our board of directors, as well as tremendous knowledge of our industry and the fundamentals of our business. Mr. Kindler received a B.A. from Tufts University and a J.D. from Harvard Law School.

Dean J. Mitchell.    Mr. Mitchell has served as a board member since March 2009. In July 2010, Mr. Mitchell was appointed President and Chief Executive Officer of Lux Biosciences, Inc., a private biopharmaceutical company, and also was appointed a member of its board of directors. He also currently serves on the board of directors of ISTA Pharmaceuticals, Inc., a multi-specialty pharmaceutical company. In 2009, he was appointed as a non-executive director of Talecris Biotherapeutics, Inc., a biopharmaceutical company and producer and marketer of plasma-derived protein therapies. He was previously President and Chief Executive Officer of Alpharma Inc., a global specialty pharmaceutical company, and also was appointed a member of its board of directors in July 2006. Alpharma Inc. was acquired by King Pharmaceuticals, Inc. in December 2008, and Mr. Mitchell ceased to be an officer and a director of Alpharma Inc. on December 29, 2008. Prior to this, he was President and Chief Executive Officer of Guilford Pharmaceuticals Inc., a public company, from December 2004 until its acquisition by MGI Pharma Inc., a public biopharmaceutical company focused in oncology and acute care, in October 2005, and was a non-executive director of MGI Pharma Inc. until its acquisition by Eisai Co., Ltd. in January 2008. Mr. Mitchell was at Bristol-Myers Squibb, a public company, from 2001 until 2004 in several roles including President International, President U.S. Primary Care and Vice President, Strategy. He also spent 15 years at Glaxo SmithKline, a public company, and its predecessor companies, most recently as Senior Vice President, Clinical Development and Product Strategy from 1999 to 2001, and prior to that as Vice President and General Manager, Specialty Divisions, Strategic Planning and Business Development, from 1995 to 1999. He received an M.B.A. from City University Business School, in London, U.K., and a B.Sc. degree in Biology from Coventry University, U.K. Mr. Mitchell has served as a member of the boards of directors of Alpharma, Inc., Guilford Pharmaceuticals, Inc., a pharmaceutical company that produced products for the hospital and neurology markets, MGI Pharma Inc., and Talecris Biopharmaceuticals, all of which were then public companies. Mr. Mitchell brings to our board of directors extensive experience in the pharmaceutical industry, specifically in the areas of management, business and corporate development, sales and marketing and clinical development, as well as his vast experience in service on boards of directors of companies in our industry.

Robert. B. Shapiro.    Mr. Shapiro has served as a board member since November 2011. Mr. Shapiro is Co-Founder and Managing Director of Sandbox Industries, a development firm that creates, launches and manages new business concepts. Sandbox Industries also manages venture funds, including the BlueCross BlueShield Venture Partners fund. Mr. Shapiro has served as the Managing Director of Sandbox Industries since its formation in 2004. He was formerly Chairman and Chief Executive Officer of Monsanto from 1995 to 2000. Upon the merger of Monsanto with Pharmacia & Upjohn, he served as Chairman of the newly-formed Pharmacia Corporation. Previously, Mr. Shapiro was President and Chief Operating Officer of Monsanto from 1992 to 1995 and President of Monsanto’s Agriculture Group from 1990 to 1992, Chairman and Chief Executive Officer of The NutraSweet Company, a subsidiary of Monsanto, from 1985 to 1990 and President of the NutraSweet Group of G.D. Searle & Co., or Searle, from 1982 to 1985, where he previously served as Vice President and General Counsel. Before joining Searle, Mr. Shapiro was Vice President and General Counsel of General Instrument Corporation from 1972 to 1979. Prior to this, he practiced law in New York City; served in government as Special Assistant to the General Counsel and later to the Undersecretary of the U.S. Department of Transportation; and served as a professor of law at Northeastern University in Boston and the University of Wisconsin in Madison. Mr. Shapiro has served on the boards of directors of the New York Stock Exchange (later NYSE Euronext), Citigroup Inc., Rockwell International, Silicon Graphics Inc., and Sequus Pharmaceuticals, Inc. He currently serves as a director of Chromatin, Inc., Elevance Renewable Sciences, Inc. and Sapphire Energy Inc., all privately-held corporations. Mr. Shapiro has also served on the President’s Advisory Committee on Trade Policy, and on the White House Domestic Policy Review of Industrial Innovation. He is a Fellow of the American Academy of Arts and Sciences. Mr. Shapiro is a graduate of Harvard College and holds a J.D. from Columbia University School of Law. As a result of these and other professional experiences, we believe Mr. Shapiro possesses particular knowledge and experience in: strategic planning and leadership of complex organizations; accounting, finance and capital structure; legal, regulatory and government affairs; people management; and board practices of other entities, which strengthen the board of directors’ collective qualifications, skills and experience.

Family relationships

There are no family relationships among any of our directors or executive officers, except that Krish S. Krishnan, our Chief Operating Officer, and Suma M. Krishnan, our Senior Vice President of Regulatory Affairs, are husband and wife. Suma M. Krishnan reports directly to our Chief Executive Officer.

Board composition

Our board of directors currently consists of eight members, all of whom were elected as directors pursuant to a shareholders’ agreement that we entered into with the holders of our preferred stock. The shareholders’ agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated articles of incorporation and bylaws that will become effective upon the closing of this offering provide that the authorized number of directors may be changed only by resolution of the board of directors. Our amended and restated articles of incorporation and bylaws that will become effective upon the closing of this offering also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, although less than a quorum or by a sole remaining director.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Director independence

Rule 303A.01 of the New York Stock Exchange Listed Company Manual, or NYSE Rules, requires a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the NYSE Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under Rule 303A.02, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NYSE Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the NYSE Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the company.

In July 2013, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Randal J. Kirk and Thomas D. Reed, is an “independent director” as defined under Rule 303A.02 of the NYSE Rules. Our board of directors also determined that Cesar L. Alvarez, Larry D. Horner and Jeffrey B. Kindler, who will compose our audit committee following this offering, and Jeffrey B. Kindler, Dean J. Mitchell and Robert B. Shapiro, who will compose our compensation committee following this offering, satisfy the independence standards for such committees established by the Securities and Exchange Commission, or SEC, and the NYSE Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that has been approved by our board of directors.

Audit committee

Effective at the time of this offering, the members of our audit committee will be Mr. Alvarez, Mr. Horner and Mr. Kindler. Mr. Horner is the chair of the audit committee. Our board of directors has determined that the chairman qualifies as an audit committee financial expert within the meaning of SEC regulations and the NYSE Rules. In making this determination, our board has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Following this offering, our audit committee’s responsibilities will include, among other things, overseeing:

•	our accounting and financial reporting processes;

•	the integrity of the our financial statements;

•	our compliance with laws and regulations;

•	our independent auditor’s qualifications and independence; and

•	the performance of our internal audit functions and independent auditors.

Compensation committee

Effective at the time of this offering, the members of our compensation committee will be Mr. Kindler, Mr. Mitchell and Mr. Shapiro. Mr. Kindler is the chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Following this offering, the compensation committee’s responsibilities will include, among other things:

•	developing and maintaining an executive compensation policy and monitor the results of that policy;

•	considering the impact of our compensation policy and practices on our risk profile;

•	recommending to the board for approval compensation and benefit plans;

•

reviewing and approving annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining the Chief Executive Officer’s compensation based on that evaluation;

•	determining and approving the annual compensation for other executive officers;

•	retaining or obtaining the advice of a compensation consultant, outside legal counsel or other advisor;

•

approving any grants of stock options, restricted stock, performance shares, stock appreciation rights, and other equity-based incentives to the extent provided under the our equity compensation plans;

•	reviewing and making recommendations to the board regarding the compensation of non-employee directors;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” to the extent required by SEC rules;

•	preparing the compensation committee report required by SEC rules;

•	reviewing and recommending to the board for approval our approach with respect to the advisory vote on executive compensation, or say-on-pay, and the frequency of the say-on-pay advisory vote; and

•	considering the application of Section 162(m) of the Internal Revenue Code to our compensation practices and developing a related policy.

Nominating and governance committee

Effective at the time of this offering, the members of our nominating and governance committee will be Mr. Alvarez, Mr. Mitchell and Mr. Shapiro. Mr. Alvarez is the chair of the nominating and corporate governance committee. Upon the completion of this offering, the nominating and corporate governance committee’s responsibilities will include, among other things:

•	considering and reviewing periodically the desired composition of the board;

•	establishing any qualifications and standards for individual directors;

•	identifying, nominating and evaluating candidates for election to the board;

•

ensuring that the board is composed of a sufficient number of independent directors to satisfy SEC and requirements and that at least three directors satisfy the NYSE Rules financial and accounting experience requirements and the heightened independence standards of the SEC and that at least one of such three members qualifies as an “audit committee financial expert”;

•	making recommendations to the board regarding the size of the board, the tenure and classifications of directors, and the composition of the board’s committees;

•	reviewing and evaluating our various governance policies and guidelines;

•	considering chief executive officer succession planning;

•	reviewing committee structure and effectiveness; and

•	considering other corporate governance and related matters as requested by the board.

Compensation committee interlocks and insider participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Code of business conduct and ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.dna.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Executive and director compensation

In preparing to become a public company, we have begun a thorough review of all elements of our executive and director compensation program, including the function and design of our equity incentive programs. We have begun, and we expect to continue in the coming months, to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company.

The tables and discussion below present compensation information for our chief executive officer and our three other most highly compensated officers for the year ended December 31, 2012, whom we refer to collectively as our named executive officers. These officers are:

•	Randal J. Kirk, Chief Executive Officer and Chairman of the Board;

•	Krish S. Krishnan, Chief Operating Officer;

• Suma M. Krishnan, Senior Vice President of Regulatory Affairs; and

•	Thomas D. Reed, Ph.D., Chief Science Officer and Director

We have included Thomas D. Reed, Ph.D. as a named executive officer since his compensation would have been subject to inclusion but for the one time grant of stock options to Suma M. Krishnan upon her commencement of employment during 2012.

Summary compensation table

The following table sets forth the compensation paid or accrued during the fiscal years ended December 31, 2012 and 2011 to our named executive officers.

Name and principal position	Year		Salary ($)(1)	Bonus ($)(2)	Stock awards ($)	Option awards ($)(3)	Non-Equity incentive plan compensation($)	Change in pension value and nonqualified deferred compensation earnings($)	All other compensation ($)(4)(5)	Total ($)

Randal J. Kirk(6) Chief Executive Officer and Chairman of the Board	2012 2011		— —	— —	— —	— —	— —	— —	— —	— —

Krish S. Krishnan Chief Operating Officer	2012 2011	(7)	566,667 33,564	600,000 —	— —	— 2,580,000	— —	— —	26,658 —	1,193,325 2,613,564

Suma M. Krishnan Senior Vice President of Regulatory Affairs	2012		327,673	98,458		399,450	—	—	9,175	834,756

Thomas D. Reed, Ph.D. Chief Science Officer and Director	2012 2011		379,167 300,000	120,000 —	— —	— —	— —	— —	73,556 20,549	572,723 320,549

(1)	Represents salaries before any employee contributions under our 401(k) Plan.

(2)	Represents discretionary cash incentive awards paid for performance during the 2012 fiscal year. The actual awards were paid on April 3, 2013.

(3)

Represents the grant date fair value computed by us for financial reporting purposes, computed in accordance with FASB ASC Topic 718. For a full description of the assumptions we used in computing these amounts, see Note 11 to our consolidated financial statements for the years ended December 31, 2012 and 2011 which are included elsewhere in this prospectus. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(4)	For 2012, includes the following items and amounts. For Mr. Krishnan: 401(k) Plan matching contribution of $7,500; and welfare and life benefits employer premiums of $19,158. For Ms. Krishnan: 401(k) Plan matching contributions of $7,425 and welfare and life benefits employer premiums of $1,749. For Dr. Reed: 401(k) Plan matching contribution of $7,500; welfare and life benefits employer premiums of $13,664; and relocation expenses of $52,392.

(5)	For 2011, includes the following items and amounts. For Dr. Reed: 401(k) Plan matching contribution of $7,350; welfare and life benefits employer premiums of $13,199.

(6)	We did not compensate Mr. Kirk prior to this offering.

(7)	Prior to his commencement of employment with us, we paid Mr. Krishnan $11,000 in consulting fees during 2011.

Narrative to summary compensation table

In 2012, we paid base salaries to Mr. Krishnan, Ms. Krishnan and Dr. Reed of $566,667, $327,673 and $379,167, respectively. As of May 31, 2013, the base salaries of Mr. Krishnan, Ms. Krishnan and Dr. Reed are $700,000, $356,400 and $432,000, respectively. We did not compensate Mr. Kirk for his services during 2012, and following the closing of this offering, Mr. Kirk will not receive an annual base salary for the remainder of 2013. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Our board of directors may, at its discretion, award bonuses to our named executive officers from time to time. We typically establish bonus targets for our named executive officers and evaluate their performance based on the achievement of specified goals and objectives by each individual employee. Our management may propose bonus awards to the compensation committee of the board of directors primarily based on such achievements. Our board of directors makes the final determination of the eligibility requirements for and the amounts of such bonus awards. For the fiscal year ended December 31, 2012, the bonus target for Mr. Krishnan was $1.2 million, which represents 200 percent of his base salary, and we awarded a bonus of $600,000 to Mr. Krishnan for his operational achievements, including (i) management of our operating divisions to better support existing collaborators; (ii) successful integration of assets and businesses acquired in late 2011 into our existing operations; and (iii) improvements in our DNA manufacturing processes. For the fiscal year ended December 31, 2012, the bonus target for Ms. Krishnan was $165,000, which represents 50 percent of her base salary, and we awarded a bonus of $98,458 to Ms. Krishnan, primarily for her role in supporting the regulatory requirements of existing and prospective collaborators. For the fiscal year ended December 31, 2012, the bonus target for Dr. Reed was $160,000, which represents 40 percent of his base salary, and we awarded a bonus of $120,000 to Dr. Reed for his scientific achievements, including the development of new technical capabilities and other service offerings in order to support existing and prospective collaborators.

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the ownership interests of our executives and our shareholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Outstanding equity awards at fiscal year end

The following table sets forth specified information concerning unexercised stock options and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2012.

	Option awards
		Number of securities underlying unexercised options
Name	Grant date	Exercisable	Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)		Option expiration date

Randal J. Kirk	2/20/2008 2/20/2009	8,571 2,857	— —			$ $	2.74 3.29	2/20/2018 2/20/2019

Krish S. Krishnan	12/5/2011	142,857	428,571	(1)			$7.12	12/5/2021

Suma M. Krishnan	1/3/2012	—	85,714	(2)			$7.12	1/3/2022

Thomas D. Reed	2/7/2006 11/15/2007 2/20/2008 2/20/2009	61,943 28,571 8,571 2,857	— — — —			$ $ $ $	1.34 2.74 2.74 3.29	2/7/2016 11/15/2017 2/20/2018 2/20/2019

(1)	These options will vest annually in increments of 142,857 per year on each of December 5, 2013, 2014 and 2015.

(2)	These options will vest annually in increments of 21,428, 21,429, 21,428 and 21,429 on each of January 3, 2013, 2014, 2015 and 2016, respectively.

Employment agreements with named executive officers

We do not have formal employment agreements with Mr. Kirk, Mr. Krishnan or Ms. Krishnan. On August 31, 2006, we entered into a Second Amended and Restated Employment Agreement with Dr. Reed. The employment agreement provides for an indefinite term and “at will” employment. The employment agreement provides for an initial annual base salary of $120,000, which was subsequently increased to $432,000 in 2013, and the ability to receive an annual performance bonus. Under the employment agreement, Dr. Reed has agreed (i) not to solicit our customers for a period of 15 months after the termination of his employment, (ii) not to solicit our employees for a period of 15 months after the termination of his employment, (iii) to protect our confidential information and trade secrets and (iv) to assign to us related intellectual property developed during the course of his employment.

Compensation recovery policies

It is the board’s policy that in the event the board determines that a significant restatement or correction of our financial results or other metrics is required for the prior fiscal year for which audited financial statements have been completed, and, had the results or metrics been properly calculated, our officers would have received less compensation, the board has the authority to obtain reimbursement of any portion of any performance based compensation paid or awarded, whether cash or equity based, to the officers and to other employees responsible for accounting errors resulting in the restatement or correction that is greater than would have been paid or awarded calculated based upon the restated or corrected financial results or metrics. Further, it is the policy of the board to seek recoupment in all instances where Section 304 of the Sarbanes-Oxley Act of 2002 requires us to seek recoupment.

Equity compensation plans and other benefit plans

Intrexon Corporation 2008 Equity Incentive Plan

The Intrexon Corporation 2008 Equity Incentive Plan, as amended, which we refer to as the 2008 Plan, was first adopted by our board of directors and our shareholders in April 2008.

The 2008 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards and incentive awards. Our employees, directors, consultants and advisors, and the employees, directors, consultants and advisors of our affiliated entities, are eligible to receive awards under the 2008 Plan; however, incentive stock options may only be granted to our employees or the employees of our affiliated entities. In accordance with the terms of the 2008 Plan, the compensation committee of our board of directors administers the 2008 Plan and, subject to any limitations in the 2008 Plan, selects the recipients of awards and determines, among other things:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options (subject to certain limitations set forth in the plan);

•	the methods of payment of the exercise price of options;

•

the number of shares of common stock subject to any SARs and the terms and conditions of those rights, including the term (subject to certain limitations set forth in the plan), the conditions for exercise and payment upon exercise;

•

the number of shares of common stock subject to any restricted stock awards and restricted stock unit awards and the terms and conditions of those awards, including the price, if any, restriction period (subject to certain limitations set forth in the plan) and conditions for repurchase (with respect to restricted stock awards); and

•

the number of shares of common stock subject to any incentive awards and the terms and conditions of those awards, including the payment terms and award or the dollar amount of any incentive award period (subject to certain limitations set forth in the plan).

In the event of a change in control, as defined in the 2008 Plan, the compensation committee has the discretion to take one or more of the following actions with respect to outstanding awards on or before the date of the change in control:

•

provide, upon notice to the participant, that some or all of the outstanding awards shall terminate on or before the change in control without payment to the holder of such award if not exercised by the holder (to the extent such awards are then exercisable or exercisable by the change in control) within a specified reasonable period of time;

•

provide that all outstanding awards shall terminate on or before the change in control in consideration for payment to the holders (to the extent such awards are then exercisable or exercisable by the change in control) of the excess, if any, of the fair market value of the common stock subject to the award minus the exercise price or initial value (as applicable); and

•

take such other action as the compensation committee determines reasonable to permit the holder of the award to realize the value of the award (to the extent such awards are then exercisable or exercisable by the change in control).

As of March 31, 2013 and December 31, 2012, there were options to purchase an aggregate of 2,258,955 shares and 2,313,526 shares, respectively, of common stock outstanding under the 2008 Plan at a weighted-average exercise price of $5.90 per share. As of March 31, 2013 and December 31, 2012, there were 2,974,037 shares and 2,920,609 shares, respectively, of common stock reserved for future issuance under the 2008 Plan. On and after the effective date of the Intrexon Corporation 2013 Omnibus Incentive Plan described below, which we refer to as the 2013 Plan, we will grant no further stock options or other awards under the 2008 Plan.

Intrexon Corporation 2013 Omnibus Incentive Plan

We expect our board of directors to adopt and our shareholders to approve the 2013 Plan, which will become effective upon the closing of this offering. The 2013 Plan will replace the 2008 Plan. The material terms of the 2013 Plan are summarized below.

Summary of the material terms of the 2013 Plan

Purpose.    We established the 2013 Plan to attract, retain and motivate our employees, officers and directors, to promote the success of our business by linking the personal interests of our employees, officers, consultants, advisors and directors to those of our shareholders and to encourage stock ownership on the part of management. The 2013 Plan is intended to permit the grant of stock options (both incentive stock options, or ISOs and non-qualified stock options, or NQSOs or, collectively Options), stock appreciation rights, or SARS, restricted stock awards, or Restricted Stock Awards, restricted stock units, or RSUs, incentive awards, or Incentive Awards, other stock-based awards, or Stock Based Awards, and dividend equivalents, or Dividend Equivalents.

Administration.    The 2013 Plan is administered by our Compensation Committee, who has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the 2013 Plan) as it may consider appropriate. Our Compensation Committee may act through subcommittees or, with respect to awards granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and who are not members of our board of directors or the board of directors of our Affiliates (as defined by the 2013 Plan), delegate to one or more officers all or part of its duties with respect to such awards. Our Compensation Committee may, at its discretion, accelerate the time at which any award may be exercised, become transferable or nonforfeitable or become earned and settled including without limitation (i) in the event of the participant’s death, disability, retirement or involuntary termination of employment or service (including a voluntary termination of employment or service for good reason) or (ii) in connection with a Change in Control (as defined in the 2013 Plan).

Authorized Shares.    Under the 2013 Plan, we may issue a maximum aggregate of 7,000,000 shares of common stock, all of which may be issued pursuant to Options, SARs, Restricted Stock Awards, RSUs, Incentive Awards, Stock-Based Awards or Dividend Equivalents. Each share issued in connection with an award will reduce the number of shares available under the 2013 Plan by one, and each share covered under a SAR will reduce the number of shares available under the 2013 Plan by one, even though the share is not actually issued upon settlement of the SAR. Shares relating to awards that are terminated by expiration, forfeiture, cancellation or otherwise without issuance of shares of common stock, settled in cash in lieu of shares, or exchanged prior to the issuance of shares for awards not involving shares, will again be available for issuance under the 2013 Plan. Shares not issued as a result of net settlement of an award, tendered or withheld to pay the exercise price, purchase price or withholding taxes of an award or shares purchased on the open market with the proceeds of the exercise price of an award will not again be available for issuance under the 2013 Plan.

Written Agreements.    All awards granted under the 2013 Plan will be governed by separate written agreements between the participants and us. The written agreements will specify the terms of the particular awards.

Transferability.    Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Compensation Committee may provide that awards, other than ISOs or a Corresponding SAR that is related to an ISO, may be transferred by a participant to immediate family members or trust or other entities on behalf of the Participant and/or family members for charitable donations. Any such transfer will be permitted only if (i) the participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

Maximum Award Period.    No award shall be exercisable or become vested or payable more than ten years after the date of grant. An ISO granted to a Ten Percent Shareholder (as defined in the 2013 Plan) or a corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

Compliance With Applicable Law.    No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which we are a party, and the rules of all domestic stock exchanges on which our shares may be listed.

Payment.    The exercise or purchase price of an award, and any taxes required to be withheld with respect to an award, may be paid in cash or, if the written agreement so provides, the Compensation Committee may allow a participant to pay all or part of the exercise or purchase price, and any required withholding taxes, by tendering shares of common stock, through a broker-assisted cashless exercise, by means of “net exercise” procedure, or any other specified medium of payment.

Shareholder Rights.    No participant shall have any rights as our shareholder as a result of issuance of an award until the award is settled by the issuance of common stock (other than a Restricted Stock Award or RSUs for which certain shareholder rights may be granted).

Forfeiture Provisions.    Awards do not confer upon any individual any right to continue in our employ or service or in the employ or service of our Affiliates. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the 2013 Plan).

Types of awards

Options.    Both ISOs and NQSOs may be granted under the 2013 Plan. Our Compensation Committee determines the eligible individuals to whom grants of Options will be made, the number of shares subject to each option, the exercise price per share, the time or times at which the option may be exercised, whether any performance or other conditions must be satisfied before a participant may exercise an option, the method of payment by the participant, the method of delivery of shares to a participant, whether the Option is an ISO or a NQSO, and all other terms and conditions of the award. However, the exercise price of an Option may not be less than the fair market value of a share of common stock on the date the Option is granted. No participant may be granted ISOs that are first exercisable in any calendar year for shares of common stock having an aggregate fair value (determined on the date of grant) that exceeds $100,000. With respect to an ISO granted to a participant who is a Ten Percent Shareholder (as defined in the 2013 Plan), the exercise price per share may not be less than 110 percent of the fair market value of the common stock on the date the Option is granted. At the Compensation Committee’s discretion, an Option may be granted with or without a Corresponding SAR (as defined below).

SARs.    A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of common stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an Option. A SAR granted in tandem with an Option is called a Corresponding SAR and entitles the participant to exercise the Option or the SAR, at which time the other tandem award expires with respect to the number of shares being exercised. The Compensation Committee is authorized to determine the eligible individuals to whom grants of SARs will be made, the number of shares of common stock covered by the grant, the time or times at which a SAR may be exercised and all other terms and conditions of the SAR. However, no participant may be granted Corresponding SARs that are related to ISOs which are first exercisable in any calendar year for shares of common stock having an aggregate fair market value (determined on the date of grant) that exceeds $100,000.

Restricted Stock Awards and RSUs.    A Restricted Stock Award is the grant or sale of shares of common stock, which may be subject to forfeiture for a period of time or subject to certain conditions. An RSU entitles the participant to receive, upon vesting, shares of our common stock. We will deliver to the participant one share of common stock for each RSU that becomes earned and payable. With regard to Restricted Stock Awards, the Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants, the purchase price, if any, to be paid for each share subject to the award of restricted stock, the time or times at which the restrictions will terminate, and all other terms and conditions of the restricted stock. With regards to RSUs, the Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants and the vesting conditions entitling a participant to settlement of the RSUs.

Incentive Awards.    An Incentive Award entitles the participant to receive cash or common stock when certain conditions are met. The Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Incentive Award.

Stock-Based Awards.    Stock-Based Awards may be denominated or payable in, valued by reference to or otherwise based on shares of common stock, including awards convertible or exchangeable into shares of common stock (or the cash value thereof) and common stock purchase rights and awards valued by reference to the fair market value of the common stock. The Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of Stock-Based Awards. However, the purchase price for the common stock under any Stock-Based Award in the nature of a purchase right may not be less than the fair market value of a share of common stock as of the date the award is granted. Cash awards, as an element of or supplement to any other award under the 2013 Plan, may also be granted.

Our Compensation Committee is also authorized under the 2013 Plan to grant shares of common stock as a bonus, or to grant shares of common stock or other awards in lieu of any of our obligations or of our affiliates to pay cash or to deliver other property under the 2013 Plan or under any other of our plans or compensatory arrangements or any of our affiliates.

Dividend Equivalents.    Our Compensation Committee may also grant Dividend Equivalents under the 2013 Plan. A Dividend Equivalent is an award that entitles the participant to receive cash, shares of common stock, other awards or other property equal in value to all or a specified portion of dividends paid with respect to shares of our common stock. The Compensation Committee is authorized to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Dividend Equivalents. However, no Dividend Equivalents may be awarded with an Option, SAR or Stock-Based Award in the nature of purchase rights.

Material terms of the performance-based compensation

Awards that are paid to Named Executive Officers (as defined in the 2013 Plan) are potentially subject to the tax deduction limitations of Section 162(m) of the Code. The limitations of Section 162(m) of the Code do not apply, however, to performance-based compensation that meets certain requirements, including shareholder approval of the eligibility requirements, business criteria for performance goals and individual award limits of the 2013 Plan pursuant to which such awards are made.

Eligibility.    Any of our employees or service providers, employees or service providers of our Affiliates (as defined in the 2013 Plan), and nonemployee members of our board of directors or of any board of directors of our Affiliates is eligible to receive an award under the 2013 Plan.

Award Limits.    In any calendar year, no participant may be granted awards that relate to more than 1,000,000 shares of Common Stock. For these purposes, an Option and its corresponding SAR will be counted as a single award. For any award stated with reference to a specific dollar limit, the maximum amount payable with respect to any 12-month performance period to any one participant is $5,000,000 (pro-rated up or down for performance periods greater or less than 12 months). Award limits that are expressed as a number of shares are subject to the adjustment provisions of the 2013 Plan as described below.

Performance Criteria.    Our Compensation Committee has the discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable and payable. Objectively determinable performance conditions generally are performance conditions

(a) that are established in writing (i) at the time of the grant or (ii) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25 percent of the period of service to which they relate; (b) that are uncertain of achievement at the time they are established and (c) the achievement of which is determinable by a third party with knowledge of the relevant facts. These performance conditions may be based on one or any combination of metrics related to our financial, market or business performance. The form of the performance conditions also may be measured on a company, affiliate, division, business unit or geographic basis, individually, alternatively or in any combination, subset or component thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. The performance conditions may include any or any combination of the following: (a) revenue, (b) earnings before interest, taxes, depreciation and amortization, or EBITDA, (c) cash earnings (earnings before amortization of intangibles), (d) operating income, (e) pre-or after-tax income, (f) earnings per share, (g) net cash flow, (h) net cash flow per share, (i) net earnings, (j) return on equity, (k) return on total capital, (l) return on sales, (m) return on net assets employed, (n) return on assets or net assets, (o) share price performance, (p) total shareholder return, (q) improvement in or attainment of expense levels, (r) improvement in or attainment of working capital levels, (s) net sales, (t) revenue growth or product revenue growth, (u) operating income (before or after taxes), (v) pre-or after-tax income (before or after allocation of corporate overhead and bonus), (w) earnings per share; (x) return on equity, (y) appreciation in and/or maintenance of the price of the shares of Common, (z) market share, (aa) gross profits, (bb) comparisons with various stock market indices; (cc) reductions in cost, (dd) cash flow or cash flow per share (before or after dividends), (ee) return on capital (including return on total capital or return on invested capital), (ff) cash flow return on investments; (gg) improvement in or attainment of expense levels or working capital levels, and/or (hh) shareholder equity.

The foregoing performance conditions represent the criteria on which performance goals may be based under the 2013 Plan for awards that are intended to qualify for the “qualified performance-based compensation” exception to Section 162(m) of the Code. At its sole discretion, our Compensation Committee may grant an award that is subject to the achievement or satisfaction of performance conditions that are not set forth in the 2013 Plan to the extent our Compensation Committee does not intend for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Our Compensation Committee has the discretion to select one or more periods of time over which the attainment of one or more of the foregoing performance conditions will be measured for the purpose of determining when an award will become vested, exercisable or payable. The Compensation Committee has the authority to adjust goals and awards in the manner set forth in the 2013 Plan.

Change in Control.    In the event of a “Change in Control” (as defined in the 2013 Plan) and, with respect to awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and such awards, 409A Awards, only to the extent permitted by Section 409A of the Code, our Compensation Committee in its discretion may, on a participant-by-participant basis (a) accelerate the vesting of all unvested and unexercised Options, SARs or Stock-Based Awards in the nature of purchase rights and/or terminate such awards, without any payment therefore, immediately prior to the date of any such transaction after giving the participant at least seven days written notice of such actions; (b) fully vest and/or accelerate settlement of any awards; (c) terminate any outstanding Options, SARs or Stock-Based Awards in the nature of purchase rights after giving the participant notice and a chance to exercise such awards (to the extent then exercisable or exercisable upon the change in control); (d) cancel any portion of an outstanding award that remains unexercised or is subject to restriction or forfeiture in exchange for a cash payment to the participant of the value of the award; or (e) require that the award be assumed by the successor corporation or replaced with interests of an equal value in the successor corporation.

Amendment and Termination.    The 2013 Plan expires 10 years after its effective date, unless terminated earlier by our board of directors. Any award that is outstanding as of the date the 2013 Plan expires will continue in force according to the terms set out in the award agreement. Our board of directors may terminate, amend or modify the 2013 Plan at any time. However, shareholder approval may be required for certain types of amendments under applicable law or regulatory authority. Except as may be provided in an award agreement or the 2013 Plan, no amendment to the 2013 Plan may adversely affect the terms and conditions of any existing award in any material way without the participant’s consent.

An amendment will be contingent on approval of our shareholders, to the extent required by law, by the rules of any stock exchange on which our securities are then traded or if the amendment would (i) increase the benefits accruing to participants under the 2013 Plan, including without limitation, any amendment to the 2013 Plan or any agreement to permit a re-pricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of common stock that may be issued under the 2013 Plan, (iii) modify the requirements as to eligibility for participation in the 2013 Plan or (iv) change the stated performance conditions for performance-based compensation within the meaning of Section 162(m) of the Code. Additionally, to the extent the Compensation Committee deems necessary for the 2013 Plan to continue to grant awards that are intended to comply with the performance-based exception to the deduction limits of Section 162(m) of the Code, the Compensation Committee will submit the material terms of the stated performance conditions to our shareholders for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which our shareholders previously approved the performance goals.

Material U.S. federal income tax consequences of awards under the 2013 Plan

The following discussion summarizes the principal federal income tax consequences associated with awards under the 2013 Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs.    A participant will not recognize taxable income on the grant or exercise of an ISO (although the excess of the fair market value of the common stock over the exercise price will be included for alternative minimum tax purposes). A participant will recognize taxable income when he or she disposes of the shares of common stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of common stock. A participant’s tax basis in the common stock generally will be the amount the participant paid for the stock. If common stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the common stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. Special rules apply if a participant pays the exercise price by delivery of common stock. We will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of common stock acquired under an ISO before the expiration of the ISO holding period described above, we generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs.    A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the common stock acquired over the exercise price. A participant’s tax basis in the common stock is the amount paid plus any amounts included in income on exercise. Special rules apply if a participant pays the exercise price by delivery of common stock. The exercise of a NQSO generally will entitle us to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

SARs.    A participant will not recognize any taxable income at the time SARs are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of the common stock that he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Restricted Stock Awards and RSUs.    With regard to Restricted Stock Awards, a participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the common stock on such date over the price, if any, paid for the stock. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is made. The participant’s tax basis in the shares received will equal the income recognized plus the price, if any, paid for the Restricted Stock Award. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes. With regard to RSUs, the participant will not recognize any taxable income at the time RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant will recognize as ordinary income the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Incentive Awards.    A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes, subject to the deduction conditions and limits applicable under Section 162(m) of the Code.

Stock-Based Awards.    A participant will recognize ordinary income on receipt of cash or shares of common stock paid with respect to a Stock-Based Award. We generally will be entitled to a federal tax deduction equal to the amount of ordinary income the participant recognizes.

Dividend Equivalents.    A participant will recognize as ordinary income the amount of cash and the fair market value of any common stock he or she receives on payment of the Dividend Equivalents. To the extent the Dividend Equivalents are paid in the form of other awards, the participant will recognize income as otherwise described herein.

Limitation on Deductions.    The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer). The $1,000,000 limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the underlying regulations. Compensation is considered performance-based only if (a) it is paid solely on the achievement of one or more performance conditions; (b) two or more “outside directors” set the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the shareholders and (d) before payment, two or more “outside directors” certify in writing that the performance conditions have been met. The 2013 Plan has been designed to enable the Compensation Committee to structure awards that are intended to meet the requirements for performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

Other Tax Rules.    The 2013 Plan is designed to enable our Compensation Committee to structure awards that will not be subject to Section 409A of the Code, which imposes certain restrictions and requirements on deferred compensation. However, our Compensation Committee may grant awards that are subject to Section 409A of the Code. In that case, the terms of such 409A Award will be (a) subject to the deferral election requirements of Section 409A of the Code; and (b) may only be paid upon a separation from service, a set time, death, disability, a change in control or an unforeseeable emergency, each within the meanings of Section 409A of the Code. Our Compensation Committee shall not have the authority to accelerate or defer a 409A Award other than as permitted by Section 409A of the Code. Moreover, any payment on a separation from service of a “Specified Employee” (as defined in the 2013 Plan) will not be made until six months following the participant’s separation from service (or upon the participant’s death, if earlier) as required by Section 409A of the Code.

Equity compensation plan information

The following table provides certain information with respect to our 2008 Plan as of December 31, 2012:

Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)

2,313,526	$5.90	2,920,609

(1)	Excludes securities to be issued upon exercise of 511,098 warrants at a weighted-average exercise price per share of $0.79 issued in conjunction with the acquisition of Agarigen, Inc. in 2011.

401(k) Plan

We provide a 401(k) Plan to all eligible employees as defined in the plan. Subject to annual limits set by the Internal Revenue Service, we match 100 percent of eligible employee contributions up to a maximum of 3 percent of an employee’s salary and vesting in our match is ratable over three years from an employee’s date of employment.

Limitation of liability and indemnification

Our amended and restated articles of incorporation provide that we will indemnify our directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. See the “Description of capital stock — Indemnification and limitation of directors’ and officers’ liability” section of this prospectus for a further discussion of these arrangements.

Non-employee director compensation

Through May 9, 2013, all non-employee directors received annual compensation of $10,000, payable at the first meeting of the board of directors for the calendar year, and an additional $1,500 per meeting. Members of a board committee received $1,500 per committee meeting that did not take place in connection with a full meeting of the board of directors. Non-employee directors had the option in lieu of cash to receive payments in shares of common stock (valued at the fair market value at the time of issuance). Newly appointed non-employee directors received a one-time grant of options to purchase 22,857 shares of common stock (with an exercise price equal to the fair market value on the date of grant) with one-fourth of such options vesting each year on the anniversary of appointment to the board of directors. All non-employee directors received an annual grant of options to purchase 2,857 shares of common stock (with an exercise price equal to the fair market value on the date of grant), with one-fourth of such options vesting on January 1st of each year.

On May 9, 2013, the board of directors adopted an updated non-employee director compensation plan, to be effective as of the next meeting of the board of directors. Under the plan, all non-employee directors receive annual compensation of $35,000, payable at the first meeting of the board of directors for the calendar year, and an additional $1,500 per meeting ($750 per special telephonic meeting). Each board committee chair receives $5,000 annually, payable at the first regularly scheduled meeting of the board of directors for the calendar year and members of a board committee receive $750 per committee meeting. Non-employee directors also receive reimbursement for reasonable expenses incurred in attending board of directors and committee meetings. Non-employee directors have the option in lieu of cash to receive payments in shares of common stock (valued at the fair market value at the time of issuance). Newly appointed non-employee directors receive a one-time grant of options to purchase 22,857 shares of common stock (with an exercise price equal to the fair market value on the date of grant) with one-fourth of such options vesting each year on the anniversary of appointment to the board of directors, subject to continued board service. All non-employee directors are entitled to an annual grant of options to purchase 8,751 shares of common stock (with an exercise price equal to the fair market value on the date of grant), which options vest upon grant.

The following table discloses all compensation provided to the non-employee directors for the most recently completed fiscal year ending December 31, 2012:

Name(1)	Equity awards ($)(1)	Option awards ($)(2)	Total($)

Cesar L. Alvarez	$17,509	$13,315	$30,824
Steven Frank	$16,007	$13,315	$29,322
Larry D. Horner	$17,509	$13,315	$30,824
Jeffrey B. Kindler	$16,007	$13,315	$29,322
Dean J. Mitchell	$17,509	$13,315	$30,824
Robert B. Shapiro	$17,509	$13,315	$30,824

(1)	Our directors may elect to take any portion of their director fees in shares of our common stock instead of cash. During 2012, all of our directors elected to take all such director fees in shares of our common stock. Represents the grant date fair market value of such stock awards computed in accordance with FASB ASC Topic 718. This amount does not reflect the actual cash value that will be recognized by each of the non-employee directors when such shares are sold.

(2)	Represents the grant date fair market value of such stock awards computed in accordance with FASB ASC Topic 718. This amount does not reflect the actual cash value that will be recognized by each of the non-employee directors when such options are exercised and the underlying shares are sold. All outstanding option-based awards for the non-employee directors as of December 31, 2012, are set out in the following table:

Option awards
Number of securities underlying unexercised options
Name	Grant date	(#) Exercisable	(#) Unexercisable	Option exercise price ($)		Option expiration date

Cesar L. Alvarez	2/20/2008 2/20/2009 6/30/2010 3/7/2011 12/2/2011 3/15/2012	8,571 2,857 1,428 714 2,142 —	— — 1,429 2,143 6,429 2,857	$ $ $ $ $ $	2.74 3.29 3.29 5.91 7.12 7.12	2/20/2018 2/20/2019 6/30/2020 3/7/2021 12/2/2021 3/15/2022

Steven Frank	2/20/2008 2/20/2009 6/30/2010 3/7/2011 12/2/2011 3/15/2012	8,571 2,857 1,428 714 2,142 —	— — 1,429 2,143 6,429 2,857	$ $ $ $ $ $	2.74 3.29 3.29 5.91 7.12 7.12	2/20/2018 2/20/2019 6/30/2020 3/7/2021 12/2/2021 3/15/2022

Larry D. Horner	2/20/2008 2/20/2009 6/30/2010 3/7/2011 12/2/2011 3/15/2012	8,571 2,857 1,428 714 2,142 —	— — 1,429 2,143 6,429 2,857	$ $ $ $ $ $	2.74 3.29 3.29 5.91 7.12 7.12	2/20/2018 2/20/2019 6/30/2020 3/7/2021 12/2/2021 3/15/2022

Jeffrey B. Kindler	12/2/2011 3/15/2012	5,714 —	17,143 2,857	$ $	7.12 7.12	12/2/2021 3/15/2022

Dean J. Mitchell	3/17/2009 6/30/2010 3/7/2011 12/2/2011 3/15/2012	8,571 1,428 714 2,142 —	— 1,429 2,143 6,429 2,857	$ $ $ $ $	3.29 3.29 5.91 7.12 7.12	3/17/2019 6/30/2020 3/7/2021 12/2/2021 3/15/2022

Robert B. Shapiro	12/2/2011 3/15/2012	5,714 —	17,143 2,857	$ $	7.12 7.12	12/2/2021 3/15/2022

Certain relationships and related person transactions

The following is a description of transactions since January 1, 2010 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than five percent of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than five percent of our voting securities, had or will have a direct or indirect material interest.

Our Company has historically been owned, funded and managed by, Randal J. Kirk, our Chief Executive Officer, and affiliates of Mr. Kirk, for the purpose of exploiting our synthetic biotechnology. As a result, we have engaged in a variety of financial and operational transactions with Mr. Kirk and these affiliates. In accordance with the requirements of the SEC, we describe below all such transactions in which we have engaged since January 1, 2010. All of these transactions have been approved by a majority of the independent and disinterested members of the board of directors.

We believe that each of these transactions were on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, if any, between us and our officers, directors, principal shareholders and their affiliates or immediate family members, are approved by the nominating and governance committee or a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Private placements of securities

We have funded our operations over the past three years principally with proceeds from private placements of our preferred stock. Since January 1, 2010, we issued and sold an aggregate of 19,803,685 shares of our Series D convertible preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $66.9 million, 38,095,239 shares of our Series E convertible preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $200.0 million, and 19,047,619 shares of our Series F preferred stock at a purchase price per share of $7.88 for an aggregate purchase price of $150.0 million.

Participation in this offering

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, Mr. Kirk and these affiliates would purchase an aggregate of up to approximately 2,000,000 of the 8,333,333 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicate an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates. The underwriters will receive the same underwriting discount on any shares purchased by Mr. Kirk and these affiliates as they will on any other shares sold to the public in this offering.

The following table sets forth the number of shares of preferred stock that were issued to our directors, executive officers and holders of more than five percent of our voting securities, and affiliates or immediate family members of our directors, executive officers and holders of more than five percent of our voting securities, in connection with our various preferred stock financings and the aggregate cash purchase price paid by such persons and entities. Each share of preferred stock in the table below will convert into one share of our common stock upon completion of this offering.

Purchaser	Date of purchase	Class of preferred stock	Number of shares purchased* (#)	Price per share* ($)	Aggregate consideration ($)

Kirkfield, L.L.C.(1)(2)	February 19, 2010	Series D	2,958,580	3.38	10,000,000
Marcus E. Smith(3)	February 19, 2010	Series D	14,793	3.38	50,000
Robert M. Patzig(3)	February 19, 2010	Series D	7,397	3.38	25,002
Melodye A. Koppler(4)	February 19, 2010	Series D	10,000	3.38	33,800
Clifton Herndon II(3)	February 19, 2010	Series D	7,500	3.38	25,350
Shelly B. Fisher(5)	February 19, 2010	Series D	5,000	3.38	16,900
Jeffrey T. Perez(3)	February 19, 2010	Series D	6,000	3.38	20,280
Robert P. Beech(6)	February 19, 2010	Series D	2,959	3.38	10,001
Ronald B. Herberman(7)	February 19, 2010	Series D	15,000	3.38	50,700
Thomas David Reed Living Trust(8)	October 29, 2010	Series D	1,480	3.38	5,002
Shelly B. Fisher(5)	October 29, 2010	Series D	3,000	3.38	10,140
NRM VI Holdings I, LLC(9)	October 29, 2010	Series D	4,437,870	3.38	15,000,001
Robert M. Patzig(3)	October 29, 2010	Series D	14,793	3.38	50,000
Melodye A. Koppler(4)	October 29, 2010	Series D	10,000	3.38	33,800
John F. Fisher(10)	October 29, 2010	Series D	4,438	3.38	15,000
Donald P. Lehr(11)	October 29, 2010	Series D	14,793	3.38	50,000
Darryl Webster(12)	October 29, 2010	Series D	15,000	3.38	50,700
Ronald B. Herberman(7)	October 29, 2010	Series D	10,000	3.38	33,800
Kirkfield, L.L.C.(1)(2)	January 6, 2011	Series D	2,958,580	3.38	10,000,000
Clifton Herndon II(3)	January 6, 2011	Series D	10,000	3.38	33,800
Melodye A. Koppler(4)	January 6, 2011	Series D	10,000	3.38	33,800
Jeffrey T. Perez(3)	January 6, 2011	Series D	1,500	3.38	5,070
Marcus E. Smith(3)	January 6, 2011	Series D	10,000	3.38	33,800
Robert M. Patzig(3)	January 6, 2011	Series D	7,000	3.38	23,660
Ronald B. Herberman(7)	January 6, 2011	Series D	10,000	3.38	33,800
Kirkfield, L.L.C.(1)(2)	February 18, 2011	Series D	591,716	3.38	2,000,000
JPK 2008, LLC(1)	February 18, 2011	Series D	44,518	3.38	150,471
JPK 2009, LLC(1)	February 18, 2011	Series D	212,387	3.38	717,868
MGK 2008, LLC(1)	February 18, 2011	Series D	45,445	3.38	153,604
MGK 2009, LLC(1)	February 18, 2011	Series D	231,864	3.38	783,700
ZSK 2008, LLC(1)	February 18, 2011	Series D	22,259	3.38	75,235
ZSK 2009, LLC(1)	February 18, 2011	Series D	35,243	3.38	119,121
Jeffrey T. Perez(3)	February 25, 2011	Series D	3,000	3.38	10,140
Shelly B. Fisher(5)	February 25, 2011	Series D	5,000	3.38	16,900
Melodye A. Koppler(4)	February 25, 2011	Series D	10,000	3.38	33,800
Donald P. Lehr(11)	February 25, 2011	Series D	7,397	3.38	25,002
Kirkfield L.L.C.(1)(2)	February 25, 2011	Series D	416,312	3.38	1,407,135
JPK 2008, LLC(1)	February 25, 2011	Series D	31,321	3.38	105,865
JPK 2009, LLC(1)	February 25, 2011	Series D	149,428	3.38	505,067
MGK 2008, LLC(1)	February 25, 2011	Series D	31,974	3.38	108,072
MGK 2009, LLC(1)	February 25, 2011	Series D	163,131	3.38	551,383
ZSK 2008, LLC(1)	February 25, 2011	Series D	24,796	3.38	83,810
ZSK 2009, LLC(1)	February 25, 2011	Series D	15,661	3.38	52,934

Purchaser	Date of purchase	Class of preferred stock	Number of shares purchased* (#)	Price per share* ($)	Aggregate consideration ($)

R.J. Kirk Declaration of Trust(1)	May 26, 2011	Series E	2,976,756	5.25	15,627,969
Third Security Incentive 2010 LLC(1)(13)	May 26, 2011	Series E	958,680	5.25	5,033,070
Third Security Senior Staff 2008 LLC(1)(14)	May 26, 2011	Series E	1,917,360	5.25	10,066,140
Third Security Staff 2010 LLC(1)(14)	May 26, 2011	Series E	1,917,360	5.25	10,066,140
JPK 2008, LLC(1)	May 26, 2011	Series E	49,980	5.25	262,395
JPK 2009, LLC(1)	May 26, 2011	Series E	422,375	5.25	2,217,469
MGK 2008, LLC(1)	May 26, 2011	Series E	49,980	5.25	262,395
MGK 2009, LLC(1)	May 26, 2011	Series E	448,185	5.25	2,352,971
ZSK 2008, LLC(1)	May 26, 2011	Series E	40,968	5.25	215,082
ZSK 2009, LLC(1)	May 26, 2011	Series E	38,510	5.25	202,178
NRM VI Holdings I, LLC(9)	December 23, 2011	Series E	3,047,620	5.25	16,000,005
Kapital Joe, LLC(1)	January 10, 2012	Series E	4,344,964	5.25	22,811,061
Larry D. Horner(15)	January 10, 2012	Series E	100,000	5.25	525,000
Robert B. Shapiro Revocable Trust(16)	January 10, 2012	Series E	66,667	5.25	350,002
Cesar L. Alvarez(15)	January 10, 2012	Series E	95,238	5.25	500,000
Robert M. Patzig(3)	January 10, 2012	Series E	4,750	5.25	24,938
Jeffrey Kindler(15)	January 10, 2012	Series E	20,000	5.25	105,000
Kapital Joe, LLC(1)	April 12, 2012	Series E	678,806	5.25	3,563,732
MGK 2011, LLC(1)	April 12, 2012	Series E	452,537	5.25	2,375,819
Robert B. Shapiro Revocable Trust(16)	April 12, 2012	Series E	66,667	5.25	350,002
John F. Fisher(10)	April 12, 2012	Series E	4,765	5.25	25,016
Mascara Kaboom, LLC(1)	October 26, 2012	Series E	1,904,762	5.25	10,000,000
Mascara Kaboom, LLC(1)	November 13, 2012	Series E	2,715,309	5.25	14,255,372
Kapital Joe, LLC(1)	March 1, 2013	Series F	1,904,762	7.88	15,000,001
Mascara Kaboom, LLC(1)	March 1, 2013	Series F	1,904,762	7.88	15,000,001
Kapital Joe, LLC(1)	April 30, 2013	Series F	1,149,474	7.88	9,052,108
Mascara Kaboom, LLC(1)	April 30, 2013	Series F	1,149,474	7.88	9,052,108
Third Security Senior Staff 2008 LLC(1)	April 30, 2013	Series F	299,532	7.88	2,358,815
Third Security Staff 2010, LLC(1)	April 30, 2013	Series F	299,532	7.88	2,358,815
Third Security Incentive 2010, LLC(1)	April 30, 2013	Series F	149,766	7.88	1,179,407
JPK 2008, LLC(1)	April 30, 2013	Series F	42,794	7.88	337,003
JPK 2009, LLC(1)	April 30, 2013	Series F	312,890	7.88	2,464,009
JPK 2012, LLC(1)	April 30, 2013	Series F	128,508	7.88	1,012,001
Kellie L. Banks (2009) Long Term Trust(1)	April 30, 2013	Series F	19,808	7.88	155,988
MGK 2008, LLC(1)	April 30, 2013	Series F	42,794	7.88	337,003
MGK 2009, LLC(1)	April 30, 2013	Series F	362,286	7.88	2,853,002
MGK 2011, LLC(1)	April 30, 2013	Series F	141,588	7.88	1,115,006
ZSK 2008, LLC(1)	April 30, 2013	Series F	39,492	7.88	311,000
ZSK 2009, LLC(1)	April 30, 2013	Series F	33,016	7.88	260,001
Jeffrey Kindler(15)	April 30, 2013	Series F	12,700	7.88	100,013

(1)	An affiliate of Mr. Kirk.

(2)	Of the shares originally purchased by Kirkfield, L.L.C., 6,216,638 shares were subsequently transferred to affiliates of Mr. Kirk and an additional 708,550 shares were transferred to non-affiliates

(3)	A managing director of Third Security, LLC, which is an affiliate of Mr. Kirk.

(4)	Spouse of Doit L. Koppler, a managing director of Third Security, LLC, which is an affiliate of Mr. Kirk.

(5)	Spouse of Theodore J. Fisher, a managing director of Third Security, LLC, which is an affiliate of Mr. Kirk.

(6)	Previously served as our Chief Executive Officer.

(7)	Previously served as our Chief Medical Officer

(8)	Affiliate of Thomas D. Reed, a member of our board of directors and chief science officer.

(9)	A private equity fund affiliated with Mr. Kirk.

(10)	Father of Theodore J. Fisher, a managing director of Third Security, LLC, which is an affiliate of Mr. Kirk.

(11)	Our Chief Legal Officer.

(12)	Our Senior Vice President of Intellectual Property.

(13)	Of these shares, 577,727 were issued pursuant to the conversion of convertible bridge notes with outstanding principal and interest of $3,033,067 on the date of conversion. The remaining 380,953 of these shares were purchased for cash.

(14)	Of these shares, 1,155,454 were issued pursuant to the conversion of convertible bridge notes with outstanding principal and interest of $6,066,133. The remaining 761,906 of these shares were purchased for cash.

(15)	A member of our board of directors.

(16)	An affiliate of Robert B. Shapiro.

Transactions with Third Security, LLC and affiliates

2011 promissory notes

On April 8, 2011, we issued convertible promissory notes to certain affiliates of Mr. Kirk in connection with a bridge financing. Third Security Staff 2010 LLC and Third Security Senior Staff 2008 LLC each purchased a convertible promissory note with an original outstanding principal balance of up to $10,000,000, and Third Security Incentive 2010 LLC purchased a convertible promissory note with an original outstanding principal balance of up to $5,000,000. The notes had a simple interest rate of 12 percent per annum and were structured to automatically convert into our Series E preferred stock at the same per share price paid by the other investors in our Series E convertible preferred stock. On May 26, 2011, at the initial closing of the issuance of our Series E preferred stock, all of the outstanding principal and interest on these notes converted into shares of Series E preferred stock at a conversion rate of $5.25 per share of Series E preferred stock. The notes held by Third Security Staff 2010 LLC and Third Security Senior Staff 2008 LLC each had an outstanding principal and interest balance of $6,066,133 and each converted into 1,155,454 shares of our Series E preferred stock on May 26, 2011. The notes held by Third Security Incentive 2010 LLC had an outstanding principal and interest balance of $3,033,067 and converted into 577,727 shares of our Series E preferred stock on May 26, 2011. All shares of Series E preferred stock issued as a result of these conversions are included in the table under “Private placements of securities” section above.

Halozyme

Effective June 6, 2011, we entered into a collaboration and license agreement with Halozyme Therapeutics, Inc., or Halozyme, under which Halozyme granted to us a worldwide exclusive license for the use of rHuPH20 enzyme in the development of a subcutaneous injectable formulation of our recombinant human alpha 1-antitrypsin. Mr. Kirk is a member of Halozyme’s board of directors. Prior to the transaction, Mr. Kirk beneficially owned 15,387,869 shares of Halozyme’s outstanding common stock, and as of July 15, 2013, beneficially owned 19,801,286 shares, or 17.5 percent of Halozyme’s outstanding common stock. Pursuant to the agreement, we paid a nonrefundable upfront license fee of $9,000,000 to Halozyme. In addition, so long as the agreement is in effect, we are required to pay an annual exclusivity fee of $1,000,000 to Halozyme beginning on June 6, 2012 and continuing on each anniversary of the effective date of the agreement thereafter until a certain development event occurs. Halozyme is entitled to receive payments from us for research and development services and supply of rHuPH20 active pharmaceutical ingredient we request. In addition, Halozyme is entitled to receive additional cash payments from us potentially totaling $44,000,000 for each product for use in a specified field and $10,000,000 for each product for use outside that specified field upon achievement of development and regulatory milestones with respect to those products. Halozyme also is entitled to receive royalty payments in the high single to lower double digits from us on product sales at a royalty rate which increases based upon increases in net sales of product and a cash payment of $10,000,000 upon our achievement of a specified sales volume of product sales. Unless terminated earlier in accordance with its terms, the agreement continues in effect until the later of (i) expiration of the last to expire of the valid claims of Halozyme patents covering rHuPH20 or other specified patents developed under the collaboration which valid claim covers a product developed under the collaboration, and (ii) expiration of the last to expire royalty term for a product developed under the collaboration. The royalty term of a product developed under the agreement, with respect to each country, consists of the period equal to the longer of: (a) the duration of any valid claim of Halozyme patents covering rHuPH20 or other specified patents developed under the collaboration which valid claim covers the product in such country or (b) 10 years following the date of the first commercial sale of such product in such country. We may terminate the agreement prior to expiration for any reason on a product-by-product basis upon 90 days’ prior written notice to Halozyme.

Cyntellect

Effective August 31, 2011, we acquired certain assets and assumed certain liabilities of Cyntellect, Inc. in exchange for 2,386,803 shares of our common stock valued at $17,000,000. At the time of the purchase, Mr. Kirk was a member of the board of directors of Cyntellect. Prior to the purchase, affiliate entities of Mr. Kirk, NRM VI Holdings I, LLC and New River Management V, LP, held notes with outstanding balances of $4.2 million and $12 million, respectively, and NRM VI Holdings I, LLC held 93.1 percent of the senior preferred stock. Following the transaction, Cyntellect distributed the 2,386,803 shares of our common stock. Due to the outstanding debt and the liquidation preference of the senior preferred stock, NRM VI Holdings I, LLC and New River Management V, LP acquired 843,432 and 1,531,866 shares, respectively, of our common stock with an approximate value at the time of $6,007,000 and $10,910,000, respectively. Through May 2012, we subleased a portion of one of our facilities to Cyntellect. The sublease included rent and a portion of applicable facility expenses.

Genopaver

Effective March 29, 2013, we entered into an ECC with Genopaver, which is a limited liability company formed for the express purpose of entering into the ECC and developing and commercializing products identified through the ECC. Genopaver is an affiliate of Third Security, LLC. Under the ECC, we received $3,000,000 as a technology access fee. We will be reimbursed for research and development services as provided for in the ECC. We are entitled to a royalty on the gross profits of product sales from a product developed from the ECC.

Chief Executive Officer position

Mr. Kirk assumed the role of our Chief Executive Officer in April 2009 and served on a part-time basis in that capacity through 2011. In 2012, Mr. Kirk began serving in this role on a full-time basis. Although Mr. Kirk has not received compensation for his service as Chief Executive Officer, we recorded $388,000 in compensation expense for the three months ended March 31, 2013 and $1,550,000, $210,000, and $490,000 for the years ended December 31, 2012, 2011, and 2010, respectively, based on the estimated salary and benefits appropriate for the role.

Transactions with other shareholders

At March 31, 2013, December 31, 2012 and 2011, we leased two office facilities from an affiliate of Virginia Tech Foundation, a preferred shareholder. During the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011, we incurred rent and other facility expenses related to these facilities of $226,000, $903,000 and $783,000, respectively. During 2010, we leased one facility from an affiliate of Virginia Tech Foundation and incurred rent and other facility expenses related to this facility of $595,000.

We may contract with the University of Pittsburgh Medical Center, a common shareholder, to provide certain research and clinical services. During the three months ended March 31, 2013 and the years ended December 31, 2012, 2011, and 2010 we incurred total expenses for work performed under such contracts of $50,000, $91,000, $202,000, and $597,000, respectively.

In 2011, we paid a transaction fee in conjunction with the closing of our Series E Preferred Stock to Perella Weinberg Partners which employs certain of our preferred shareholders. In 2013, we paid transaction fees in conjunction with the sale of our Series F Preferred Stock to two financial services firms which employ certain of our preferred shareholders.

Transactions with ECC parties

ZIOPHARM

Pursuant to an ECC, a securities purchase agreement and a registration rights agreement, each dated as of January 6, 2011, we granted to ZIOPHARM a worldwide exclusive license to use certain specified patents and other intellectual property in the field of oncology as defined in the ECC. In consideration for this license, we received 3,636,926 shares of ZIOPHARM’s outstanding common stock with a value, at the time, of $17,457,000. Concurrently, pursuant to the securities purchase agreement, we purchased an additional 2,426,235 shares of ZIOPHARM common stock with an agreed value, at the time, of $11,646,000 and we agreed to purchase up to an additional $50,000,000 of common stock in conjunction with securities offerings that may be conducted by ZIOPHARM in the future, subject to certain conditions and limitations. On February 7, 2011, we purchased 1,910,000 shares of ZIOPHARM common stock with an agreed value, at the time, of $10,983,000 in the first such securities offering and on January 20, 2012, we purchased 1,923,075 shares of ZIOPHARM common stock with an agreed value, at the time, of $10,000,000 in the second such securities offering. At December 31, 2012, we had approximately $29,000,000 remaining on our purchase commitment. On October 24, 2012, we received 3,636,926 additional shares of ZIOPHARM common stock with a value, at the time, of $18,330,000 as a result of the achievement of a clinical milestone as contemplated in the original ECC. In conjunction with the original transactions on January 6, 2011, Mr. Kirk joined the board of directors of ZIOPHARM. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 1,423,252 shares, or 1.7 percent of ZIOPHARM’s outstanding common stock. On March 21, 2012, we received $10,000,000 from ZIOPHARM as a prepayment of research and development services to be provided in conjunction with the ECC. At March 31, 2013 and December 31, 2012, $3,432,000 and $4,862,000 remained outstanding, respectively; such amount is refundable to ZIOPHARM in the event the ECC is terminated.

Synthetic Biologics

Pursuant to an ECC, a securities purchase agreement and a registration rights agreement, each dated as of November 18, 2011, we granted to Synthetic Biologics a worldwide exclusive license to use certain specified patents and other intellectual property for the treatment of pulmonary arterial hypertension, or PAH. In consideration for this license, we received 3,123,558 shares of Synthetic Biologics’ outstanding common stock with a value, at the time, of $1,687,000. Pursuant to a second ECC, dated as of August 6, 2012, we granted to Synthetic Biologics a worldwide exclusive license to use certain specified patents and other intellectual property in connection with the research, development, use, importing, manufacture, sale and offer for sale of monoclonal antibody therapies for the treatment of eight specific target infectious disease indications. In consideration for this license upon Synthetic Biologics’ shareholders’ approval on October 5, 2012, we received an additional 3,552,210 shares of Synthetic Biologics’ outstanding common stock with a value, at the time, of $7,815,000. On October 29, 2012, pursuant to a stock purchase agreement, an affiliate of Mr. Kirk, NRM VII Holdings I, LLC, invested $5,000,000 in Synthetic Biologics and received 3,125,000 shares of Synthetic Biologics’ outstanding common stock. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 3,125,000 shares, or 7.0 percent of Synthetic Biologics’ outstanding common stock. In conjunction with the collaboration, we are entitled to, at our election, purchase up to 19.99 percent of securities offerings that may be conducted by Synthetic Biologics in the future, subject to certain conditions and limitations. We have also been granted the right to make purchases of Synthetic Biologics’ common stock in the open market up to an additional 10 percent of Synthetic Biologics’ common stock. We have made no purchases of Synthetic Biologics’ common stock pursuant to these arrangements. On December 17, 2012, we received $2,500,000 from Synthetic Biologics as a prepayment of research and development services to be provided in conjunction with the ECC. At March 31, 2013 and December 31, 2012, $1,992,000 and $2,367,000 remained outstanding, respectively; such amount is refundable to Synthetic Biologics in the event that the August 2012 ECC is terminated.

Oragenics

Pursuant to an ECC and a stock issuance agreement, each dated as of June 5, 2012, we granted to Oragenics an exclusive license to use our proprietary technologies and other intellectual property to develop and commercialize lantibiotics for the treatment of infectious diseases in humans and companion animals. Pursuant to the stock issuance agreement, we received 4,392,425 shares of Oragenics’ outstanding common stock in partial consideration of this license grant with a value, at the time, of $6,588,000. On July 30, 2012, pursuant to a stock purchase agreement, an affiliate of Mr. Kirk, NRM VII Holdings I, LLC, invested $1,286,000 in Oragenics and received 857,555 shares of Oragenics’ outstanding common stock. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 857,555 shares, or 3.1 percent, of Oragenics’ outstanding common stock. In conjunction with the ECC, we are entitled to, at our election, purchase up to 30 percent of securities offerings that may be conducted by Oragenics in the future, subject to certain conditions and limitations. We have made no purchases of Oragenics’ common stock pursuant to these arrangements.

BioLife Cell Bank

On August 1, 2012, we entered an exclusive research collaboration agreement which gives BioLife Cell Bank, Inc., or BioLife, a privately held company, an option to form an ECC with us to produce new treatments for spinal muscular atrophy, commonly referred to as SMA. As of July 15, 2013, an affiliate of Mr. Kirk, NRM VII Holdings I, owned 200 shares, or 20.0 percent, of the outstanding common stock of BioLife.

Pursuant to the agreement, BioLife received a license to our suite of technologies to research, develop and use adipose-derived and other stem cells for the development and commercialization of an autologous, genetically modified stem-cell therapy for humans for the treatment of SMA. If BioLife exercises its option under the agreement to form an ECC with us, this license will become an exclusive license. If BioLife exercises this option, BioLife will pay us a technology access fee equal to the greater of 15 percent of the fully diluted fair market value of BioLife or $6.8 million, which fee BioLife may pay in either cash or stock. BioLife’s option expires on August 1, 2013, unless extended by both parties.

If BioLife chooses to exercise the option, BioLife would receive an exclusive license to our suite of technologies within the field of adipose-derived and other stem cells for the development and commercialization of an autologous genetically modified stem cell therapy for humans for the treatment of SMA. Upon the achievement of certain milestones, we would be entitled to receive additional consideration from BioLife equal, in aggregate, to 10 percent of the fully diluted equity of BioLife, payable at BioLife’s option in either cash or stock. BioLife would pay us 30 percent of the quarterly profits derived from the sale of products developed from the ECC on a product- by-product basis.

Fibrocell Science

Pursuant to an ECC, a stock issuance agreement and a registration rights agreement, each dated as of October 5, 2012, we granted to Fibrocell Science an exclusive license to use our proprietary technologies and other intellectual property to research, develop, use, import, export, make, have made, sell and offer for sale certain products in the United States in the field of the development of autologous, gene-modified fibroblasts for therapeutic purposes. Pursuant to the stock issuance agreement, we received 1,317,520 shares of Fibrocell’s outstanding common stock in partial consideration of this license grant with a value, at the time, of $7,576,000. Concurrently, pursuant to the securities purchase agreement, an affiliate of Mr. Kirk, NRM VII Holdings I, LLC, invested $20,000,000 in Fibrocell and received 8,000,000 shares of Fibrocell’s outstanding common stock. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 8,000,000 shares, or 30.5 percent, of Fibrocell’s outstanding common stock. The share amounts above reflect a 1-for-25 reverse stock split of Fibrocell’s common stock effective April 30, 2013.

Effective June 28, 2013, we entered into an amendment to our ECC with Fibrocell. The amendment expands the ECC to include potential treatments based on engineered autologous fibroblast cells for the localized treatment of autoimmune and inflammatory disorders including morphea (localized scleroderma), cutaneous eosinophilias and moderate to severe psoriasis. Under the terms of the amendment, we are entitled to receive shares of Fibrocell’s common stock valued at $7.5 million as a supplemental technology access fee. We expect to receive these shares on or prior to August 15, 2013.

AquaBounty

On November 16, 2012, we acquired 48,631,444 shares of common stock of AquaBounty, representing 47.56 percent of the then outstanding shares of AquaBounty, for $6,000,000 through a definitive purchase agreement with an existing AquaBounty shareholder and its affiliate. On November 29, 2012, we entered into a promissory note purchase agreement, or promissory note, with AquaBounty. The promissory note permits us to loan up to $500,000 to AquaBounty. Draws on the promissory note by AquaBounty accrue annual interest of 3 percent and mature no later than May 28, 2013. As of December 31, 2012, AquaBounty had drawn $200,000 on the promissory note. In January and February 2013, AquaBounty drew $200,000 and $100,000, respectively, on the promissory note. On February 14, 2013, we entered into an ECC with AquaBounty with the intent to enhance productivity and develop products in aquaculture. Also, on February 14, 2013, three individuals designated by us, including one of our employees, were appointed to AquaBounty’s board of directors. On March 15, 2013, we acquired 18,714,814 shares of AquaBounty for $4,907,000 in a private subscription offering increasing our ownership in AquaBounty to 53.82 percent. In conjunction with this share purchase, AquaBounty repaid the $500,000 promissory note plus accrued interest in its entirety.

AmpliPhi

Pursuant to an ECC and a stock issuance agreement, each dated as of March 29, 2013, we granted to AmpliPhi an exclusive license to use our proprietary technologies and all other intellectual property to develop and commercialize new bacteriophage-based therapies to target specific antibiotic resistant infections. Pursuant to the stock issuance agreement, we received 24,000,000 shares of AmpliPhi’s outstanding common stock in partial consideration of this license grant with a value, at the time, of $2,400,000. On June 26, 2013, pursuant to a stock purchase agreement, an affiliate of Mr. Kirk, NRM VII Holdings I, LLC, invested $3,000,000 in AmpliPhi and received 2,142,857 shares of AmpliPhi’s Series B preferred stock, which is convertible into common shares of AmpliPhi on a 10-to-1 basis. NRM VII Holdings I, LLC received 5,357,142 warrants to purchase common shares of AmpliPhi. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 2,142,857 shares of AmpliPhi Series B preferred stock, or 22.8 percent, of AmpliPhi’s outstanding voting stock.

Soligenix

Pursuant to an ECC and a stock issuance agreement, each dated as of April 27, 2013, we granted to Soligenix an exclusive license to use our proprietary technologies and all other intellectual property to develop and commercialize human monoclonal antibody therapies for the treatment of melioidosis. Pursuant to the stock issuance agreement, we received 1,034,483 shares of Soligenix’s outstanding common stock in partial consideration of this license grant. On June 20, 2013, pursuant to a stock purchase agreement, an affiliate of Mr. Kirk, NRM VII Holdings I, LLC, invested $3,500,000 in Soligenix and received 3,333,333 shares of Soligenix’s outstanding common stock. NRM VII Holdings I, LLC received 2,500,000 warrants to purchase common shares of Soligenix. As of July 15, 2013, Mr. Kirk, together with his affiliates (excluding us), beneficially owned 27.1 percent of Soligenix’s outstanding common stock. In conjunction with the ECC, we are entitled to, at our election, participate in securities offerings conducted by Soligenix in the future, subject to certain conditions and limitations. We have made no purchases of Soligenix’s common stock pursuant to this arrangement.

Agreements with our shareholders

In connection with our preferred stock financings, we entered into an investor rights agreement with the purchasers of our preferred stock and certain holders of our common stock. The investor rights agreement provides those certain holders of our preferred stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. See “Description of capital stock — Registration rights” for additional information.

The investor rights agreement also provides for rights of first refusal and co-sale rights in respect of sales of securities by certain holders of our capital stock. The investor rights agreement further provides holders of our preferred stock with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to specified exceptions. The investor rights agreement also contains provisions with respect to the election of our board of directors and its composition. The rights of first refusal, co-sale rights and participation rights under this agreement do not apply to this offering, and the rights under the investor rights agreement will terminate upon the closing of this offering other than certain registration rights for certain holders of our preferred stock.

Severance and change in control agreements

We have entered into an employment agreement with our founder and Chief Science Officer, Dr. Thomas D. Reed. See “Executive and director compensation — Employment agreements with named executive officers” for a further discussion of these arrangements.

Indemnification of officers and directors

Our amended and restated articles of incorporation provide that we will indemnify our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. See the “Description of capital stock” section of this prospectus for a further discussion of these arrangements.

Policies and procedures for related person transactions

Our board of directors has adopted a written related policy with respect to related person transactions, which will become effective at the time of this offering. This policy governs the review, approval or ratification of covered related person transactions. The audit committee of our board of directors manages this policy.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the audit committee relies upon Item 404 of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

A “related person” is defined as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors;

•	Any person who is known to be the beneficial owner of more than five percent of any class of our voting securities;

•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and

•

Any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy generally provides that we may enter into a related person transaction only if:

•	the audit committee pre-approves such transaction in accordance with the guidelines set forth in the policy,

•

the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the audit committee (or the chairperson of the audit committee) approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

•	the transaction is approved by the disinterested members of the board of directors, or

•	the transaction involves compensation approved by the compensation committee of the board of directors.

In the event a related person transaction is not pre-approved by the audit committee and our management determines to recommend such related person transaction to the audit committee, such transaction must be reviewed and by the audit committee. After review, the audit committee will approve or disapprove such transaction. When our Chief Legal Officer, in consultation with our Chief Executive Officer or our Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next audit committee meeting, the chairperson of the audit committee possesses delegated authority to act on behalf of the audit committee. The audit committee (or the chairperson of the audit committee) shall approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our shareholders, as the audit committee (or the chairperson of the audit committee) determines in good faith.

The audit committee has determined that certain types of related person transactions shall be deemed to be pre-approved by the audit committee. Our related person transaction policy provides that the following transactions, even if the amount exceeds $120,000 in the aggregate, shall be considered to be pre-approved by the audit committee:

•	any employment of certain named executive officers that would be publicly disclosed;

•	director compensation that would be publicly disclosed;

•

transactions with other companies where the related person’s only relationship is as a director or owner of less than ten percent of said company (other than a general partnership), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company’s consolidated gross revenues;

•	transactions where all shareholders receive proportional benefits;

•	transactions involving competitive bids;

•	transactions with a related person involving the rendering of services at rates or charges fixed in conformity with law or governmental authority; and

•	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

In addition, the audit committee will review the policy at least annually and recommend amendments to the policy to the board of directors from time to time.

The policy provides that all related person transactions will be disclosed to the audit committee, and all material related person transactions will be disclosed to the board of directors. Additionally, all related person transactions requiring public disclosure will be properly disclosed, as applicable, on our various public filings.

The audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Principal shareholders

The following table sets forth information regarding beneficial ownership of our share capital as of July 15, 2013 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and current named executive officers as a group.

The percentage ownership information under the column entitled “Before offering” is based on an aggregate of shares of common stock outstanding as of July 15, 2013, which includes (i) 75,402,330 shares of common stock resulting from the automatic conversion of all outstanding shares of our redeemable convertible preferred stock upon the consummation of the offering, as if this conversion had occurred as of July 15, 2013 and (ii) the conversion of aggregate dividends on our redeemable convertible preferred stock upon the completion of this offering into 4,412,109 shares of our common stock, assuming for this purpose that the closing of this offering occurred on July 15, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and giving effect to a reverse stock split of 1-for-1.75 of our common stock effective on July 26, 2013. The percentage ownership information under the column entitled “After offering” is based on the sale of 8,333,333 shares of common stock in this offering. The following table does not reflect any shares of our common stock that directors, officers, employees and certain other persons who are associated with us may purchase in this offering through the directed share program described under ‘‘Underwriting.”

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. Assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, Mr. Kirk and these affiliates would purchase an aggregate of up to approximately 2,000,000 of the 8,333,333 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicated an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates. The following table does not reflect any potential purchases by Mr. Kirk and these affiliates.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than five percent of our shares of common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of options or warrants that are either immediately exercisable or exercisable on or before September 13, 2013, which is 60 days after July 15, 2013. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Intrexon Corporation, 20374 Seneca Meadows Parkway, Germantown, Maryland 20876.

Name and address of beneficial owner	Number of shares beneficially owned(1)(2)	Percentage of shares beneficially owned
		Before offering	After offering

Randal J. Kirk(3)	60,443,858	70.7%	64.4%
Krish S. Krishnan	142,857	*	*
Suma M. Krishnan	21,428	*	*
Thomas D. Reed Ph.D.(4)	434,289	*	*
Cesar L. Alvarez	50,486	*	*
Steven Frank	21,599	*	*
Larry D. Horner	82,270	*	*
Jeffrey B. Kindler	29,666	*	*
Dean J. Mitchell	18,798	*	*
Robert B. Shapiro(5)	90,373	*	*
Named executive officers and directors as a group (10 persons)(6)	61,335,624	71.7%	65.4%

*	Represents beneficial ownership of less than 1 percent of our outstanding shares of common stock.

(1)	The amounts in this column include shares of common stock to which certain persons had the right to acquire beneficial ownership upon the conversion of our preferred stock and accumulated dividends on our preferred stock convertible into shares of common stock upon completion of this offering.

(2)	The amounts in this column include shares of common stock to which certain persons had the right to acquire beneficial ownership within 60 days after July 15, 2013 pursuant to the exercise of options: Randal J. Kirk, 11,428 shares; Krish S. Krishnan, 142,857 shares; Suma M. Krishnan, 21,428 shares; Thomas D. Reed, 101,942 shares; Cesar L. Alvarez, 17,854 shares; Steven Frank, 17,854 shares; Larry D. Horner, 17,854 shares; Jeffrey B. Kindler, 6,428 shares; Dean J. Mitchell, 14,997 shares; Robert B. Shapiro, 6,428 shares; and executive officers and directors as a group, 359,070 shares.

(3)	Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 179,725 shares held by ADC 2010, LLC, 101,536 shares held by JPK 2008, LLC, 699,960 shares held by JPK 2009, LLC, 819,988 shares held by JPK 2012, LLC, 4,805,012 shares held by Kapital Joe, LLC, 131,328 shares held by Kellie L. Banks (2009) Long Term Trust, 4,482,517 shares held by Mascara Kaboom, LLC, 102,492 shares held by MGK 2008, LLC, 764,550 shares held by MGK 2009, LLC, 941,577 shares held by MGK 2011, LLC, 1,199,485 shares held by New River Management IV, LP, 22,701,689 shares held by New River Management V, LP, 1,683,355 shares held by NewVa Capital Partners, LP, 13,362,791 shares held by NRM VI Holdings I, LLC, 4,722,352 shares held by R.J. Kirk Declaration of Trust, 679,187 shares held by Third Security Incentive 2010 LLC, 1,358,375 shares held by Third Security Senior Staff 2008 LLC, 179,233 shares held by Third Security Staff 2001 LLC, 1,358,375 shares held by Third Security Staff 2010 LLC, 76,630 shares held by ZSK 2008, LLC, and 73,701 shares held by ZSK 2009, LLC. The percentage of shares beneficially owned after this offering would be 66.6 percent, assuming the purchase of all of the shares that Mr. Kirk and his affiliated entities have indicated an interest in purchasing in this offering.

(4)	Includes 79,342 shares issued to Thomas David Reed, Trustee of the Thomas David Reed Living Trust dated February 4, 2011, an affiliate of Thomas D. Reed, and 253,005 shares issued to Jacquelyn Ann Reed, Trustee of the Jacquelyn Ann Reed Living Trust dated February 4, 2011, an affiliate of Thomas D. Reed.

(5)	Includes 80,144 shares held in the Robert B. Shapiro Revocable Trust, an affiliate of Robert B. Shapiro.

(6)	The percentage of shares beneficially owned after this offering would be 67.5 percent, assuming the purchase of all of the shares that Mr. Kirk and his affiliated entities have indicated an interest in purchasing in this offering.

Description of capital stock

The following description summarizes information about our capital stock. This information does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of our amended and restated articles of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of Virginia law, the state in which we are incorporated.

As of July 15, 2013, our authorized capital stock consists of 185,000,000 shares of common stock, no par value per share, and 131,954,083 shares of preferred stock, no par value per share.

As of July 15, 2013, there were 5,671,635 shares of common stock outstanding and held of record by 136 shareholders. This amount excludes (i) the conversion of 131,954,083 shares of our preferred stock outstanding as of July 15, 2013 into 75,402,330 shares of common stock upon completion of this offering; and (ii) upon the completion of this offering the conversion of aggregate cumulative dividends on our preferred stock of $66.2 million into 4,412,109 shares of our common stock, assuming for this purpose that the closing of this offering occurred on July 15, 2013 at an assumed initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. An additional $0.1 million in cumulative and unpaid dividends accrue each day. To calculate the number of shares that will be issued at the closing of this offering in satisfaction of cumulative and unpaid dividends, you must divide the aggregate cumulative and unpaid dividend amount as of the closing date by the initial public offering price. The aggregate cumulative and unpaid dividend amount at closing can be determined by adding approximately $66.2 million, the accrued and unpaid dividend as of July 15, 2013, to the product of approximately $0.1 million multiplied by the number of days in the period beginning after July 15, 2013 and ending on the date prior to the closing date. Upon the sale of 8,333,333 shares of common stock at the completion of this offering, there will be 93,819,407 shares of common stock outstanding. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Common stock

Shares of our common stock have the following rights, preferences and privileges:

Voting rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors, and therefore the holders of a plurality of the shares of common stock voting for the election of directors may elect all of our directors standing for election.

Dividends

Holders of common stock are entitled to receive dividends if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of outstanding shares of preferred stock, if any.

Liquidation

In the event of a liquidation, dissolution or winding up of the affairs of our Company, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding shares of preferred stock, if any, we will distribute the remainder of our assets ratably among the holders of shares of common stock.

Rights and preferences

The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be impaired by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully paid and nonassessable

All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

Stock options

As of July 15, 2013, options to purchase 2,851,190 shares of our common stock were outstanding, of which options to purchase 953,833 shares of our common stock were exercisable.

Warrants

As of July 15, 2013, we had outstanding warrants to purchase shares of our common stock that, upon the closing of this offering, will be exercisable for an aggregate of 511,098 shares of our common stock. Each of these warrants was and remains exercisable in full.

Registration rights

We have entered into an investors’ rights agreement with certain of our shareholders. Upon the closing of this offering, holders of a total of 72,666,533 shares of our common stock as of July 15, 2013, including for this purpose shares of our common stock issuable upon conversion of our preferred stock upon the closing of this offering will have the right to require us to register these shares under the Securities Act under specified circumstances and will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Demand registration rights

Certain holders, or Demand Holders, have demand registration rights. Beginning on the 180th day after the effective date of the registration statement of which this prospectus forms a part, subject to specified limitations set forth in the investor rights agreement, at any time the Demand Holders who are holders of at least 75 percent of the then-outstanding registrable securities, as defined in the investor rights agreement, of all Demand Holders as a class, acting together, may demand in writing that we register their registrable securities under the Securities Act. We are not obligated to file a registration statement pursuant to this demand provision on more than two occasions, subject to specified exceptions.

In addition, at any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, subject to specified limitations, the holders of registrable securities may demand in writing that we register on Form S-3 the registrable securities held by them so long as the total amount of registrable securities being registered has an aggregate offering price of at least $500,000. We are not obligated to file a Form S-3 pursuant to this provision within 12 months of the effective date of any other Form S-3 registration statement that we may file.

Incidental registration rights

If we propose to file a registration statement to register any of our securities under the Securities Act for our own account, other than pursuant to a Form S-4 or Form S-8, the holders of our registrable securities are entitled to notice of registration and, subject to specified exceptions, we will be required to register the registrable securities then held by them that they request that we register. The holders of these registrable securities may be deemed to have such rights with respect to this offering. To the extent these rights exist, they have been waived with respect to this offering by written agreement of a majority in interest of the holders (which includes the holders of at least a majority in interest of the holders of preferred stock, voting together as a single class on an as-converted to common stock basis) in accordance with the terms of the investor rights agreement.

Expenses

Pursuant to the investor rights agreement, we are required to pay all registration expenses, including all registration, filing and qualification fees, printers’ and accounting fees, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees and expenses of listing registrable securities on any securities exchange on which shares of our common stock are then listed, fees and disbursements of our counsel, but excluding any underwriting discounts and commissions, related to any demand or incidental registration. The investor rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling shareholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Preferred stock

Upon the closing of this offering, there will be no shares of preferred stock issued or outstanding. Our amended and restated articles of incorporation authorize our board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because our board has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include:

•	restricting dividends on our common stock;
•	diluting the voting power of our common stock;
•	impairing liquidation rights of our common stock; or
•	delaying or preventing a change in control of us without further action by our shareholders.

We have no present plans to issue any shares of preferred stock.

Anti-takeover effects of provisions of our charter and bylaws and of Virginia law

Our amended and restated articles of incorporation, bylaws and Virginia law contain provisions that may have the effect of impeding the acquisition of control of us by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to, coercive takeover practices and inadequate takeover bids. The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of common stock. In addition, these provisions make it more difficult for our shareholders, should they choose to do so, to remove our board of directors or management.

Articles of incorporation and bylaws

Preferred stock

Our amended and restated articles of incorporation authorize our board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Preferred stock” above for additional information. Under this authority, our board could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or to discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without any action by our shareholders.

Qualification and election of directors

Our bylaws provide that to be eligible to be a nominee for election to our board of directors, a person must submit a written questionnaire regarding his or her background and qualifications and must agree to other representations as set forth in our bylaws. In addition, we have adopted a director resignation policy. The director resignation policy is incorporated into our bylaws and Corporate Governance Guidelines and provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation to the board of directors for consideration in accordance with the procedures set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will then evaluate the best interests of us and our shareholders and will recommend to the board of directors the action to be taken with respect to the tendered resignation. Following the board of directors determination, we will promptly publicly disclose the board of directors’ decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

Board vacancies; removal

Our amended and restated articles of incorporation provide that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum.

Special meetings of shareholder

Our bylaws provide that the vote of 25 percent of shareholders is required to call a special meeting, and that shareholders may only conduct business at special meetings of shareholders that was specified in the notice of the meeting.

Advance notification of shareholder nominations and proposals

Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors, other than nominations made by or at the direction of our board.

Virginia anti-takeover statutes

Affiliated transactions statute

Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•

a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Our amended and restated articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision.

Control share acquisitions statute

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20 percent, 33 1/3 percent or 50 percent) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Our amended and restated articles of incorporation provide that this second statutory provision does not apply to our Company; therefore, we are not subject to this provision.

Indemnification and limitation of directors’ and officers’ liability

The Virginia Stock Corporation Act and our articles of incorporation provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•

he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A Virginia corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director is not entitled to indemnification and did not meet the relevant standard of conduct.

In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

In addition, the Virginia Stock Corporation Act permits a Virginia corporation to limit the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders, except if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities laws, including insider trading or market manipulation.

Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. Our articles of incorporation also limit the liability of our officers and directors to the extent not prohibited by Virginia law. We also carry insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing on the New York Stock Exchange

We have been authorized to list our common stock on the New York Stock Exchange under the symbol “XON.”

Authorized but unissued shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the New York Stock Exchange listing rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer agent and registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants or in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have been authorized to list our common stock on the New York Stock Exchange under the symbol “XON.”

Based on the number of shares of common stock outstanding as of July 15, 2013, upon the closing of this offering, and after giving effect to (i) the issuance of the 8,333,333 shares of our common stock offered in this offering, (ii) the conversion of our outstanding shares of preferred stock into 75,402,330 shares of common stock upon the closing of this offering, and (iii) the conversion of aggregate cumulative dividends on our preferred stock of $66.2 million into 4,412,109 shares of our common stock, assuming for this purpose that the closing of this offering occurred on July 15, 2013 at an initial public offering price of $15.00 per share, which is the midpoint of the estimated offering price set forth on the cover page of this prospectus, we will have outstanding an aggregate of 93,819,407 shares of common stock, assuming no exercise of outstanding options or warrants. Of these shares, the 8,333,333 shares sold by us (assuming that the underwriters do not exercise their over-allotment option), in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Upon completion of this offering, 67,542,891 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act and 26,276,516 shares of common stock will have met the holding period required under Rule 144 under the Securities Act and will be freely tradeable, in each case, subject to the lock-up agreements described below. Following the expiration of these restrictions, these shares will become eligible for public sale if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

In addition, of the 2,851,190 shares of common stock that were issuable pursuant to stock options outstanding as of July 15, 2013, options to purchase 953,833 shares of common stock had vested and were exercisable as of July 15, 2013. Upon exercise, these shares will be eligible for sale, subject to the lock-up agreements and securities laws described below. All of the 511,098 shares of common stock that were issuable pursuant to warrants outstanding as of July 15, 2013, were exercisable as of July 15, 2013 and upon issuance these shares will be eligible for sale, subject to the lock-up agreements and securities laws described below.

Rule 144

Affiliate resales of restricted securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 938,194 shares immediately after this offering; or

•	the average weekly trading volume in our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-affiliate resales of restricted securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

Lock-up agreements

Our executive officers and directors and the holders of substantially all of our outstanding stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters.

The representatives of the underwriters currently do not anticipate shortening or waiving any of the lock-up agreements and do not have any pre-established conditions for such modifications or waivers. The representatives of the underwriters may, however, with the approval of our board of directors, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Registration rights

Subject to the lock-up agreements described above, upon the closing of this offering, the holders of an aggregate of 72,666,533 shares of our common stock will have the right to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. See “Description of capital stock — Registration rights” for additional information regarding these registration rights.

Stock options and warrants

As of July 15, 2013, we had outstanding options to purchase 2,851,190 shares of common stock, of which options to purchase 953,833 shares of common stock were vested and exercisable. Following this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options and other awards issuable pursuant to the Intrexon Corporation 2008 Equity Incentive Plan and the Intrexon Corporation 2013 Omnibus Incentive Plan.

As of July 15, 2013, we also had outstanding and exercisable warrants to purchase 511,098 shares of common stock (calculated on an as-converted basis). Any shares purchased by our non-affiliates pursuant to the cashless exercise features of our warrants will be freely tradable under Rule 144(b)(1), subject in certain cases to the 180-day lock-up period described above. Any shares purchased through the exercise of these warrants for cash will be eligible for sale subject to the lock-up agreements and securities laws described above.

Certain material U.S. federal income and estate tax considerations

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or any other organization treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organization;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

Distributions on our common stock

Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on sale, exchange or other disposition of our common stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. However, dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States), are generally exempt from the 30 percent withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to (a) provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN (or successor form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Gain on sale, exchange or other disposition of our common stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30 percent tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•	we are, or have been, a “U.S. real property holding corporation,” which we do not believe that we are (and we do not believe we are likely to become one in the future).

U.S. federal estate tax

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock (assuming that the payor does not have actual knowledge or reason to know that such holder is a U.S. person).

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption (and assuming that the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Recent legislation relating to foreign entities

Recent legislation generally imposes a U.S. federal withholding tax at a rate of 30 percent on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. This legislation is effective with respect to dividends paid after December 31, 2013 and to gross proceeds from a sale or other disposition of our common stock occurring after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering. We have entered into an underwriting agreement with J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC
Barclays Capital Inc.
Griffin Securities, Inc.
Mizuho Securities USA Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of five percent of the shares of common stock offered in this offering. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

At our request, the underwriters have reserved up to seven percent of shares offered hereby at the initial public offering price for officers, directors, employees and certain other persons associated with us, but excluding Randal J. Kirk and his affiliates. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. The directed share program will be arranged through one of our underwriters, Barclays Capital Inc. Each person buying shares through the directed share program has agreed that, for a period of 180 days after the date of this prospectus, he or she will not sell, pledge, assign or otherwise dispose of, any shares of the Company’s common stock purchased through the directed share program.

Randal J. Kirk, our Chairman, President and Chief Executive Officer, on behalf of himself and certain of his affiliates, has indicated an interest in purchasing an aggregate of up to approximately $30 million in shares of our common stock in this offering at the initial public offering price. We have directed the underwriters to sell Mr. Kirk and these affiliates such shares in this offering, subject to allocation results of the offering. However, because indications of interest are not binding agreements or commitments to purchase, Mr. Kirk and these affiliates may determine to purchase fewer shares than they indicated an interest in purchasing or not to purchase any shares in this offering. It is also possible that Mr. Kirk and these affiliates could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to Mr. Kirk and these affiliates than Mr. Kirk and these affiliates indicate an interest in purchasing or not to sell any shares to Mr. Kirk and these affiliates . The underwriters will receive the same underwriting discount on any shares purchased by these persons as they will on other shares sold to the public in this offering.

The underwriters have an option to buy up to 1,250,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and the total underwriting fee to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting fee, will be approximately $2,800,000. We have agreed to reimburse the underwriters for all expenses related to the clearance of this offering with the Financial Industry Regulatory Authority (in an amount not to exceed $30,000) and all expenses incurred in connection with the registration or qualification of the shares issued in this offering under state or foreign or blue sky laws (in an amount not to exceed $30,000).

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any such transaction described in (i) or (ii) is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder; any options exercisable for common stock granted under company stock plans in the ordinary course of business consistent with past practice; and any shares of our common stock issued upon the exercise of options granted under company stock plans or outstanding warrants.

Our directors and executive officers, and holders of a substantial majority of our common stock and securities convertible into or exchangeable for our common stock have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, shareholders, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. These lock-up restrictions are subject to limited exceptions that are specified in the lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

We have been authorized to list our common stock on the New York Stock Exchange under the symbol “XON.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Steven Frank, one of our directors, currently serves as Chairman of Global Healthcare Investment Banking at J.P. Morgan Securities LLC, the lead underwriter in this offering.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

Each underwriter has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(3) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Legal matters

The validity of the common stock being offered will be passed upon for us by Troutman Sanders LLP, Richmond, Virginia. The underwriters are represented by Goodwin Procter LLP, Boston, Massachusetts, in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements of Intrexon Corporation as of December 31, 2012 and December 31, 2011, and for each of the two years in the period ended December 31, 2012, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Immunologix, Inc. as of October 20, 2011 and for the period from January 1, 2011 through October 20, 2011, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of GT Life Sciences, Inc. as of October 5, 2011 and for the period from January 1, 2011 through October 5, 2011, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ZIOPHARM Oncology, Inc. appearing in this Prospectus and Registration Statement of Intrexon Corporation have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and is included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The statements of operations, changes in preferred stock and stockholders’ equity (deficit) and cash flows of ZIOPHARM Oncology, Inc, for the period from September 9, 2003 (date of inception) through December 31, 2009, not separately presented in this Prospectus and Registration Statement of Intrexon Corporation, have been audited by Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and is included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Market and industry data

Unless otherwise indicated, information contained in this prospectus concerning the pharmaceutical industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors.”

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the shares of common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at Marie L. Rossi, Ph.D., Intrexon Corporation, 20374 Seneca Meadows Parkway, Germantown, Maryland 20876 or telephoning us at (301) 556-9944.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.dna.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

Index to the Financial Statements

Page(s)

Consolidated Financial Statements of Intrexon Corporation
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Comprehensive Loss	F-6
Consolidated Statements of Shareholders’ and Total Deficit	F-7
Consolidated Statements of Cash Flows	F-8-9
Notes to Consolidated Financial Statements	F-10-66

Financial Statements of GT Life Sciences, Inc.
Report of Independent Auditors	F-68
Balance Sheet	F-69
Statement of Operations	F-70
Statement of Stockholders’ Equity	F-71
Statement of Cash Flows	F-72
Notes to Financial Statements	F-73-80

Financial Statements of Immunologix, Inc.
Report of Independent Auditors	F-82
Balance Sheet	F-83
Statement of Operations	F-84
Statement of Stockholders’ Deficit	F-85
Statement of Cash Flows	F-86
Notes to Financial Statements	F-87-98

Financial Statements of ZIOPHARM Oncology, Inc. (a development stage enterprise)
Report of Independent Registered Public Accounting Firm (McGladrey LLP)	F-100
Report of Independent Registered Public Accounting Firm (Caturano and Company, P.C.)	F-101
Balance Sheets as of December 31, 2012 and 2011	F-102
Statements of Operations for the Years Ended December 31, 2012, 2011, and 2010, and for the Period from September 9, 2003 (date of inception) through December 31, 2012	F-103
Statements of Changes in Preferred Stock and Stockholders’ Equity (Deficit) for the Period from September 9, 2003 (date of inception) through December 31, 2012	F-104-109
Statements of Cash Flows for the Years Ended December 31, 2012, 2011, and 2010, and for the Period from September 9, 2003 (date of inception) through December 31, 2012	F-110
Notes to Financial Statements	F-111

Intrexon Corporation and Subsidiaries

Consolidated Financial Statements

March 31, 2013, and December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Intrexon Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, consolidated statements of shareholders’ deficit and consolidated statements of cash flows present fairly, in all material respects, the financial position of Intrexon Corporation and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 10, 2013, except for the effect of the reverse stock split as described in Note 16, as to which the date is July 26, 2013

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
(Amounts in thousands, except share and per share data)	2013	2012	2011

	(Unaudited)

Assets

Current assets
Cash and cash equivalents	$59,724	$10,403	$19,628
Short-term investments	274	260	258
Receivables
Trade	181	141	20
Related parties	3,554	531	272
Other	26	35	1,050
Prepaid expenses and other	2,255	2,163	1,750

Total current assets	66,014	13,533	22,978
Equity securities	56,147	83,116	39,097
Property, plant and equipment, net	18,939	18,687	18,484
Intangible assets, net	43,681	29,506	32,533
Goodwill	13,846	—	—
Investment in affiliate	—	5,726	—
Other assets	1,058	1,078	1,736

Total assets	$199,685	$151,646	$114,828

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	Pro forma liabilities, redeemable convertible preferred stock and total equity as of March 31, 2013	March 31, 2013	December 31,
			2012	2011

	(Unaudited)	(Unaudited)

Liabilities, Redeemable Convertible Preferred Stock and Total Equity (Deficit)

Current liabilities
Accounts payable	$704	$704	$632	$3,100
Accrued compensation and benefits	3,873	3,873	3,766	1,325
Other accrued liabilities	2,641	2,641	2,208	3,982
Deferred revenue	9,886	9,886	9,963	1,402
Capital lease obligations, current	37	37	49	71
Current portion of long term debt	52	52	—	—
Related party payables	310	310	99	279
Subscriptions payable	—	200	—	7,440

Total current liabilities	17,503	17,703	16,717	17,599
Capital lease obligations, net of current portion	34	34	42	97
Long term debt, net of current portion	2,165	2,165	—	—
Deferred revenue	51,206	51,206	48,673	15,519
Other long term liabilities	1,033	1,033	1,108	1,191

Total liabilities	71,941	72,141	66,540	34,406

Commitments and contingencies (Note 12)

Series A redeemable convertible preferred stock, no par value; $1.21 stated value (liquidation preference of $1,427, $1,406 and $1,327 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 705,400 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 705,400 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	1,379	1,358	802

Series B redeemable convertible preferred stock, no par value; $0.72 stated value (liquidation preference of $717, $709 and $679 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 694,000 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 694,000 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	677	669	639

Series B-1 redeemable convertible preferred stock, no par value; $0.83 stated value (liquidation preference of $1,395, $1,380 and $1,320 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 1,212,360 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 1,212,360 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	1,375	1,360	1,300

Series C redeemable convertible preferred stock, no par value; $1.10 stated value (liquidation preference of $7,269, $7,162 and $6,757 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 4,546,360 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 4,546,360 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	7,241	7,134	6,729

Series C-1 redeemable convertible preferred stock, no par value; $1.57 stated value (liquidation preference of $34,735, $34,222 and $32,285 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 15,934,528 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 15,934,528 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	34,714	34,201	32,264

Series C-2 redeemable convertible preferred stock, no par value; $1.88 stated value (liquidation preference of $45,283 and $44,614 and $42,089 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 18,617,020 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 18,617,020 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	45,181	44,512	41,987

Series C-3 redeemable convertible preferred stock, no par value; $1.88 stated value (liquidation preference of $30,260, $29,819 and $28,131 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 13,297,872 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 13,297,872 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	30,211	29,770	28,082

Series D redeemable convertible preferred stock, no par value; $3.38 stated value (liquidation preference of $77,480, $76,347 and $72,019 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 19,803,685 shares authorized, issued and outstanding at March 31, 2013 (unaudited) and December 31, 2012 and 2011; 19,803,685 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	77,385	76,252	71,924

(Amounts in thousands, except share and per share data)	Pro forma liabilities, redeemable convertible preferred stock and total equity as of March 31, 2013	March 31, 2013	December 31,
			2012	2011

	(Unaudited)	(Unaudited)

Series E redeemable convertible preferred stock, no par value; $5.25 stated value (liquidation preference of $217,266, $214,086 and $120,621 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively); 38,095,239 shares and 28,571,429 shares authorized at December 31, 2012 and 2011, respectively; 38,095,239 shares and 22,285,716 shares issued and outstanding at December 31, 2012 and 2011, respectively; 38,095,239 shares authorized, issued and outstanding at March 31, 2013 (unaudited); 38,095,239 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	214,583	211,403	117,954

Series F redeemable convertible preferred stock, no par value; $7.88 stated value (liquidation preference of $64,727 as of March 31, 2013 (unaudited)); 19,047,619 shares authorized and 8,178,964 shares issued and outstanding at March 31, 2013 (unaudited); 19,047,619 shares authorized and no shares issued and outstanding pro forma (unaudited)	—	63,200	—	—

Total equity (deficit)
Common stock, no par value, 185,000,000 shares, 160,000,000 shares and 155,000,000 shares authorized as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively; 5,662,668, 5,661,525 and 5,453,893 shares issued and outstanding as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively; and 200,000,000 shares authorized and 78,645,028 shares issued and outstanding pro forma (unaudited)	—	—	—	—
Additional paid-in capital	476,146	—	—	—
Accumulated deficit	(363,471)	(363,471)	(321,553)	(221,259)
Accumulated other comprehensive loss	(9)	(9)	—	—

Total Intrexon shareholders’ equity (deficit)	112,666	(363,480)	(321,553)	(221,259)

Noncontrolling interest	15,078	15,078	—	—

Total equity (deficit)	127,744	(348,402)	(321,553)	(221,259)

Total liabilities, redeemable convertible preferred stock and total equity (deficit)	$199,685	$199,685	$151,646	$114,828

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011

	(Unaudited)

Revenues
Collaboration revenues	$3,864	$1,554	$13,706	$5,118
Other revenues	112	64	219	3,053

Total revenues	3,976	1,618	13,925	8,171

Operating Expenses
Research and development	11,502	18,979	64,185	70,386
General and administrative	6,480	7,760	24,897	18,300
Other	—	—	—	1,912

Total operating expenses	17,982	26,739	89,082	90,598

Operating loss	(14,006)	(25,121)	(75,157)	(82,427)

Other Income (Expense)
Unrealized appreciation (depreciation) in fair value of equity securities	(29,369)	11,215	(6,290)	(2,675)
Gain on previously held equity investment	7,415	—	—	—
Interest expense	(14)	(7)	(57)	(183)
Investment income	5	1	5	6
Other expense	(3)	—	(101)	(1)

Total other income (expense)	(21,966)	11,209	(6,443)	(2,853)
Equity in net loss of affiliate	(390)	—	(274)	—

Net loss	$(36,362)	$(13,912)	$(81,874)	$(85,280)

Net loss attributable to the noncontrolling interest	51	—	—	—

Net loss attributable to Intrexon	$(36,311)	$(13,912)	$(81,874)	$(85,280)

Accretion of dividends on redeemable convertible preferred stock, not declared	(6,405)	(5,460)	(21,994)	(13,868)

Net loss attributable to common shareholders	$(42,716)	$(19,372)	$(103,868)	$(99,148)

Net loss attributable to common shareholders per share, basic and diluted	$(7.54)	$(3.55)	$(18.77)	$(18.92)

Weighted average shares outstanding, basic and diluted	5,661,741	5,456,264	5,533,690	5,240,647

Unaudited pro forma net loss per common share (Note 14):
Net loss per common share — basic and diluted	$(0.48)		$(1.17)

Weighted average common shares — basic and diluted	75,580,238		70,265,720

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Amounts in thousands)	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011

	(Unaudited)
Net loss	$(36,362)	$(13,912)	$(81,874)	$(85,280)
Other comprehensive loss — foreign currency translation adjustments	(17)	—	—	—

Comprehensive loss	(36,379)	(13,912)	(81,874)	(85,280)

Comprehensive loss attributable to the noncontrolling interest	59	—	—	—

Comprehensive loss attributable to Intrexon	$(36,320)	$(13,912)	$(81,874)	$(85,280)

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Statements of Shareholders’ and Total Deficit

(Amounts in thousands, except share data)	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total Intrexon shareholders’ deficit	Noncontrolling Interest	Total deficit
	Shares	Amount

Balances at December 31, 2010	2,357,494	$—	$—	$—	$(127,734)	$(127,734)	$—	$(127,734)
Stock-based compensation expense	—	—	983	—	—	983	—	983
Exercises of stock options	75,840	—	184	—	—	184	—	184
Acquisitions	3,019,294	—	4,237	—	—	4,237	—	4,237
Contribution of services by shareholder	—	—	210	—	—	210	—	210
Shares issued to nonemployee members of the Board of Directors	1,265	—	9	—	—	9	—	9
Accretion of dividends on redeemable convertible preferred shares	—	—	(5,623)	—	(8,245)	(13,868)	—	(13,868)
Net loss	—	—	—	—	(85,280)	(85,280)	—	(85,280)

Balances at December 31, 2011	5,453,893	—	—	—	(221,259)	(221,259)	—	(221,259)
Stock-based compensation expense	—	—	1,458	—	—	1,458	—	1,458
Exercises of stock options	194,570	—	473	—	—	473	—	473
Contribution of services by shareholder	—	—	1,550	—	—	1,550	—	1,550
Shares issued to nonemployee members of the Board of Directors	13,062	—	93	—	—	93	—	93
Accretion of dividends on redeemable convertible preferred shares	—	—	(3,574)	—	(18,420)	(21,994)	—	(21,994)
Net loss	—	—	—	—	(81,874)	(81,874)	—	(81,874)

Balances at December 31, 2012	5,661,525	—	—	—	(321,553)	(321,553)	—	(321,553)
Stock-based compensation expense (unaudited)	—	—	407	—	—	407	(20)	387
Exercises of stock options (unaudited)	1,143	—	3	—	—	3	4	7
Contribution of services by shareholder (unaudited)	—	—	388	—	—	388	—	388
Accretion of dividends on redeemable convertible preferred shares (unaudited)	—	—	(798)	—	(5,607)	(6,405)	—	(6,405)
Adjustments for noncontrolling interest (unaudited)	—	—	—	—	—	—	15,153	15,153
Net loss (unaudited)	—	—	—	—	(36,311)	(36,311)	(51)	(36,362)
Other comprehensive loss (unaudited)	—	—	—	(9)	—	(9)	(8)	(17)

Balances at March 31, 2013 (unaudited)	5,662,668	$—	$—	$(9)	$(363,471)	$(363,480)	$15,078	$(348,402)

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Three months ended March 31,		Year ended December 31,
(Amounts in thousands)	2013	2012	2012	2011

	(Unaudited)

Cash flows from operating activities
Net loss	$(36,362)	$(13,912)	$(81,874)	$(85,280)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,871	1,891	7,984	4,338
Loss on disposal of property and equipment	3	—	101	1
Unrealized (appreciation) depreciation on equity securities	29,369	(11,215)	6,290	2,675
Collaboration revenue recognized upon achievement of milestone	—	—	(3,591)	—
Equity in net loss of affiliate	390	—	274	—
Gain on previously held equity investment	(7,415)	—	—	—
Stock-based compensation expense	387	153	1,458	983
Contribution of services by shareholder	388	388	1,550	210
Shares issued to nonemployee members of the Board of Directors	—	67	93	9
Changes in operating assets and liabilities:
Receivables:
Trade	(36)	(239)	(121)	33
Related parties	(3,223)	(4)	(93)	(239)
Other	18	929	1,015	(400)
Prepaid expenses and other	109	(1,026)	(413)	(772)
Other assets	42	84	658	(614)
Accounts payable	(66)	546	(1,229)	(388)
Accrued compensation and benefits	12	874	2,441	(2,249)
Other accrued liabilities	42	(323)	(806)	1,204
Deferred revenue	56	8,949	4,997	(2,245)
Related party payables	211	(224)	(180)	(215)
Other long term liabilities	(75)	57	(83)	1,191

Net cash used in operating activities	(14,279)	(13,005)	(61,529)	(81,758)

Cash flows from investing activities
Purchases of short term investments	—	(1)	(2)	(188)
Purchases of equity securities	—	(10,000)	(10,000)	(22,628)
Acquisitions of businesses, net of cash received	512	—	—	(28,662)
Investment in affiliate	—	—	(6,000)	—
Purchases of property and equipment	(181)	(5,663)	(7,491)	(13,003)
Proceeds from sale of property and equipment	—	—	23	84
Issuance of related party note receivable	(300)	—	(200)	—
Proceeds from related party notes receivable	500	—	34	300

Net cash provided by (used in) investing activities	531	(15,664)	(23,636)	(64,097)

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Three months ended March 31,		Year ended December 31,
(Amounts in thousands)	2013	2012	2012	2011

	(Unaudited)

Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred shares	—	—	—	26,442
Proceeds from issuance of Series E redeemable convertible preferred shares	—	25,560	75,560	101,835
Proceeds from issuance of Series F redeemable convertible preferred shares	64,409	—	—	—
Proceeds from issuance of subscriptions payable	200	16,664	—	7,440
Proceeds from short-term borrowings	—	—	—	15,000
Payments of capital lease obligations	(20)	(20)	(77)	(115)
Proceeds from stock option exercises	7	3	473	184
Payment of stock issuance costs	(1,527)	(6)	(16)	(2,675)

Net cash provided by financing activities	63,069	42,201	75,940	148,111

Net increase (decrease) in cash and cash equivalents	49,321	13,532	(9,225)	2,256

Cash and cash equivalents
Beginning of period	10,403	19,628	19,628	17,372

End of period	$59,724	$33,160	$10,403	$19,628

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2	$5	$12	$18

Significant noncash financing and investing activities
Conversion of subscriptions payable into Series D redeemable convertible preferred shares	$—	$—	$—	2,500
Conversion of subscriptions payable into Series E redeemable convertible preferred shares	—	7,440	7,440	—
Conversion of short-term borrowings and accrued interest into Series E redeemable convertible preferred shares	—	—	—	15,165
Accretion of dividends on redeemable convertible preferred shares	6,405	5,460	21,994	13,868
Stock received as consideration for collaboration agreements	2,400	—	21,979	19,144
Stock received as consideration upon achievement of milestone	—	—	18,330	—
Equity instruments issued in acquisitions	—	—	—	4,237
Purchases of equipment included in accounts payable and other accrued liabilities	—	—	24	2,231

The accompanying notes are an integral part of these consolidated financial statements.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

1. Organization and Basis of Presentation

Intrexon Corporation (the “Company” or “Intrexon”) was formed in 1998. The Company is a Virginia corporation. During 2011, the Company formed or acquired three subsidiaries in connection with certain acquisitions (Note 3). On March 15, 2013, the Company began consolidating AquaBounty Technologies, Inc. (“AquaBounty”) (Note 6). Intrexon uses synthetic biology for the fabrication of distinct products for collaboration with partners. The Company has operations in California, Florida, Maryland, North Carolina, South Carolina and Virginia. There are currently no treatments or products in production.

These consolidated financial statements are presented in U.S. dollars and are prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”). All share and per share data of the Company’s common stock, including shares of common stock underlying stock options and warrants, have been retroactively adjusted in the accompanying consolidated financial statements to reflect a reverse stock split (Note 16).

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements reflect the operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Unaudited Financial Information

The accompanying consolidated interim balance sheet as of March 31, 2013, the consolidated statements of operations, of comprehensive loss, and cash flows for the three months ended March 31, 2013 and 2012, and the consolidated statement of shareholders’ and total deficit for the three months ended March 31, 2013 are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of March 31, 2013 and the Company’s results of its operations and cash flows for the three months ended March 31, 2013 and 2012. The results for the three months ended March 31, 2013 are not necessarily indicative of results to be expected for the year ending December 31, 2013 or any future period. All references to March 31 in these footnotes are unaudited.

Revenue Recognition

The Company generates revenue through contractual agreements with collaborative partners (known as exclusive channel collaborations, “ECC” or “ECCs”) whereby the partners obtain exclusive access to the Company’s proprietary technology for use in the research, development and commercialization of products and/or treatments in a contractually specified field of use. Generally, the terms of these collaborative agreements provide that the Company receive some or all of the following: (i) upfront payments upon consummation of the agreement, (ii) reimbursements for costs incurred by the Company for research and development and/or

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

manufacturing efforts related to specific application provided for in the agreement, (iii) milestone payments upon the achievement of specified development, regulatory and commercial activities, and (iv) royalties on sales of products arising from the collaboration.

The Company’s collaboration agreements typically contain multiple elements, or deliverables, including technology licenses, research and development services, and in certain cases manufacturing services. Effective January 1, 2011, the Company adopted the provisions of Accounting Standards Update (“ASU”) No. 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements (“ASU 2009-13”). In accordance with the provisions of ASU 2009-13, the Company identifies the deliverables within the agreements and evaluates which deliverables represent separate units of accounting. Analyzing the agreements to identify deliverables requires the use of judgment. A deliverable is considered a separate unit of accounting when the deliverable has value to the collaborative partner on a standalone basis based on the consideration of the relevant facts and circumstances for each agreement.

Consideration received is allocated at the inception of the agreement to all identified units of accounting based on their relative selling price. When available, the relative selling price for each deliverable is determined using vendor specific objective evidence (“VSOE”) of selling price or third-party evidence of selling price, if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists, the Company uses its best estimate of the selling price (“BESP”) for the deliverable. The amount of allocable consideration is limited to amounts that are fixed or determinable. The consideration received is allocated among the separate units of accounting, and the applicable revenue recognition criteria are applied to each of the separate units. The Company recognizes the revenue allocated to each unit of accounting as we deliver the related goods or services. If the Company determines that certain deliverables should be treated as a single unit of accounting, then the revenue is recognized using either a proportional performance or straight-line method, depending on whether the Company can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and whether such performance obligations are provided on a best-efforts basis. As the Company cannot reasonably estimate its performance obligations related to its collaborators, the Company recognizes revenue on a straight-line basis over the period it expects to complete its performance obligations.

The terms of the Company’s agreements may provide for milestone payments upon achievement of certain defined events. The Company applies ASU No. 2010-17, Revenue Recognition — Milestone Method (“ASU 2010-17” or “Milestone Method”). Under the Milestone Method, the Company recognizes consideration that is contingent upon the achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone is substantive in its entirety. A milestone is considered substantive when it meets all of the following criteria:

(1)	The consideration is commensurate with either the entity’s performance to achieve the milestone or the enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the entity’s performance to achieve the milestone;

(2)	The consideration relates solely to past performance; and

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

(3)	The consideration is reasonable relative to all of the deliverables and payment terms with the arrangement.

In the event that a milestone is not considered substantive, the Company recognizes the milestone consideration as revenue using the same method applied to upfront payments.

Research and development services are a deliverable satisfied by the Company in accordance with the terms of the collaboration agreements and the Company considers these services to be inseparable from the license to the core technology; thus, reimbursements of services performed are recognized as revenue. Further, because reimbursement (i) is contingent upon performance of the services by the Company, (ii) does not include a profit component, and (iii) does not relate to any future deliverable, the revenue is recognized during the period in which the related services are performed and collection of such amounts is reasonable assured. Payments received from manufacturing services will be recognized when the earnings process related to the manufactured materials has been completed. Royalties to be received under the agreements will be recognized as earned.

The Company also generates revenue from other licenses of certain technologies and rental and other income from sublease agreements. License revenue is recognized on a straight-line basis over the term of the license agreement. Deferred revenue is recorded on the consolidated balance sheet when cash is received prior to the period in which the revenue is earned. Sublease and laboratory services revenues are recognized in the period in which they are earned.

Research and Development

The Company considers that regulatory and other uncertainties inherent in the research and development of new products preclude it from capitalizing such costs. Research and development expenses include salaries and related costs of research and development personnel, and the costs of consultants, facilities, materials and supplies associated with research and development projects as well as various laboratory studies. Indirect research and development costs include depreciation, amortization and other indirect overhead expenses.

The Company has research and development arrangements with third parties that include upfront and milestone payments. At December 31, 2012 and 2011, the Company had research and development commitments with third parties totaling $3,164 and $6,220, respectively, of which $1,431 and $1,665, respectively, had not yet been incurred. The commitments are generally cancellable by the Company at any time upon written notice. At March 31, 2013 (unaudited), the Company had research and development commitments with third parties totaling $3,181, of which $1,184 had not yet been incurred.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash balances at a limited number of banks may periodically exceed insurable amounts. The Company believes that it mitigates its risk by

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuer. At December 31, 2012 and 2011, the Company had cash equivalent investments in highly liquid money market accounts at major financial institutions of $9,384 and $18,833, respectively. At March 31, 2013 (unaudited), the Company had cash equivalent investments in highly liquid money market accounts at major financial institutions of $52,590.

Short-term Investments

Short-term investments include certificates of deposit with original maturities between three months and one year. The carrying amount of short-term investments approximates fair value due to the short maturities of these instruments, and there are no unrealized gains or losses associated with these instruments. Certificates of deposit classified as short-term investments totaled $260 and $258 at December 31, 2012 and 2011, respectively. Certificates of deposit classified as short-term investments totaled $274 at March 31, 2013 (unaudited).

Equity Securities

The Company holds equity securities received and/or purchased from certain collaborative partners. Other than the investment in AquaBounty which was accounted for using the equity method and discussed below, the Company elected the fair value option to account for its equity securities held in these partners, including Ziopharm Oncology, Inc. (“Ziopharm”) which is an equity method investment. These equity securities are recorded at fair value at each reporting date. Unrealized gains and losses resulting from fair value adjustments are reported in the consolidated statement of operations. These equity securities are classified as noncurrent in the consolidated balance sheet as the Company does not currently intend to sell these equity securities within one year. The Company has not sold any of these equity securities to date.

The Company records the fair value of securities received on the date the collaboration is consummated or the milestone is achieved using the closing, quoted price of the collaborator’s security on that date, assuming the transfer of consideration is considered perfunctory. If the transfer of the consideration is not considered perfunctory, the Company considers the specific facts and circumstances to determine the appropriate date on which to evaluate fair value. The Company also evaluates whether any discounts for trading restrictions or other basis for lack of marketability should be applied to the fair value of the securities at inception of the collaboration. In the event the Company concludes that a discount should be applied, the fair value of the securities is adjusted at inception of the collaboration and re-evaluated at each reporting period thereafter.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset and liability. As a basis for considering such assumptions, the Company uses a three-tier fair value hierarchy that prioritizes the inputs used in

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

its fair value measurements. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Quoted prices in active markets for identical assets and liabilities;

Level 2	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly; and

Level 3	Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available.

As discussed in “Equity Securities” above, the Company elected the fair value option for the equity securities held in certain collaborative partners.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and short-term investments.

Equity Method Investments

Through March 15, 2013, the Company accounted for its investment in AquaBounty, a biotechnology company focused on improving productivity in commercial aquaculture, using the equity method of accounting as the Company had the ability to exercise significant influence over, but not control, the operating activities of AquaBounty. Under the equity method of accounting, the Company included its pro-rata share of AquaBounty’s operating results, adjusted for accretion of basis difference, on a separate line in the consolidated statement of operations called “Equity in net loss of affiliate.” On the consolidated balance sheet as of December 31, 2012, the Company presented its investment in AquaBounty as a separate non-current asset called “Investment in affiliate.” The excess cost over the Company’s pro-rata share of AquaBounty’s net assets was identifiable intangible assets and equity-method goodwill. This equity-method goodwill was not amortized; however, the investment in AquaBounty was analyzed for impairment on a periodic basis or if an event occurred or circumstances changed that indicate the carrying amount may be impaired. See Note 6 for additional discussion of AquaBounty acquisition and resulting consolidation on March 15, 2013.

The Company determined that it has significant influence over one of its collaborative partners, Ziopharm, a publicly traded small molecule late-stage oncology drug development company, as of March 31, 2013 (unaudited), December 31, 2012 and 2011, based on its ownership interest, representation on Ziopharm’s board of directors, as well as other qualitative factors. The Company accounts for this investment using the fair value option. The fair value of the Company’s equity securities of Ziopharm is $24,766, $56,298 and $35,162 as of March 31, 2013 (unaudited), December 31, 2012 and 2011, respectively, and is included as equity securities in the respective consolidated balance sheets. The Company’s ownership percentage of Ziopharm is

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

16.2%, 16.3% and 11.5% at March 31, 2013 (unaudited), December 31, 2012 and 2011, respectively. Unrealized appreciation (depreciation) in the fair value of the Company’s equity securities held in Ziopharm is $(31,532) and $8,278 for the three months ended March 31, 2013 and 2012 (unaudited), respectively, and $(7,194) and $(4,924) for the years ended December 31, 2012 and 2011, respectively. Summarized unaudited financial information for Ziopharm as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 are as follows:

March 31, 2013

(unaudited)
Current assets	$60,561
Non-current assets	2,785

Total assets	63,346
Current liabilities	20,362
Non-current liabilities	5,091

Total liabilities	25,453

Net assets	$37,893

	Three months ended March 31,
	2013	2012

	(unaudited)
Revenues	$200	$200
Operating expenses	23,783	18,833

Loss from operations	(23,583)	(18,633)
Other	10,784	(5,837)

Net loss	$(12,799)	$(24,470)

Variable Interest Entities

The Company identifies entities that either (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or (2) in which the equity investors lack an essential characteristic of a controlling financial interest as variable interest entities (“VIE or VIEs”). The Company performs an initial and on-going evaluation of the entities with which the Company has variable interests to determine if any of these entities are a VIE. If an entity is identified as a VIE, the Company performs an assessment to determine whether the Company has both (1) the power to direct activities that most significantly impact the VIE’s economic performance and (2) have the obligation to absorb losses from or the right to receive benefits of the VIE that could potentially be significant to the VIE. If the Company has both these criterion, the Company is identified as the primary beneficiary of the VIE. As of December 31, 2011, the Company did not identify any VIEs. As of December 31, 2012, the Company’s investment in affiliate, AquaBounty, is identified as a VIE. The Company is

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

not the primary beneficiary for this entity as the Company does not have the power to direct the activities that most significantly impact the economic performance of the VIE. As of December 31, 2012, the total carrying value of the Company’s investment in the VIE was $5,726, which is the investment in AquaBounty. On March 15, 2013, we began consolidating AquaBounty in our results of operations and financial position as a result of our ownership in AquaBounty exceeding 50% (Note 6). The Company’s maximum exposure to loss related to this VIE as of December 31, 2012 was limited to the carrying value of the investment in affiliate. As of March 31, 2013 (unaudited), two of our collaborators, AmpliPhi Biosciences Corporation (“AmpliPhi”) and Genopaver, LLC (“Genopaver”), were identified as VIEs. We are not the primary beneficiary for either of these entities as we do not have the power to direct the activities that most significantly impact the economic performance of the VIEs. As of March 31, 2013 (unaudited), the total carrying value of the Company’s investment in the VIEs was $2,400, which is equal to the value of the equity securities holdings in those VIEs.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Major additions or betterments are charged to the property accounts while repairs and maintenance are generally expensed as incurred. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of these assets are as follows:

Years

Building	13
Furniture and fixtures	7
Lab equipment	2–7
Computer hardware	5–7
Software	3–5

Leasehold improvements are amortized over the shorter of the useful life of the asset or the applicable lease term, generally one to four years.

Goodwill

Goodwill is an asset that represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized (Note 6). Goodwill is reviewed for impairment at least annually. In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which provides the entity the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely-than-not that the fair value of a reporting unit is greater than the carrying amount, the two-step goodwill impairment test is not required.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, step two does not need to be performed.

The Company intends to perform its annual impairment review of goodwill in the fourth quarter, or sooner if a triggering event occurs prior to the annual impairment review.

Intangible Assets

Intangible assets subject to amortization consist of patents and related technologies acquired as a result of the Company’s mergers and acquisitions (Note 3) and a favorable lease asset acquired upon the assumption of a lease agreement. These intangible assets subject to amortization were recorded at fair value at the date of acquisition and are stated net of accumulated amortization. Indefinite-lived intangible assets consist of in-process research and development acquired as a result of a step acquisition (Note 6) and is recorded at fair value at the date of the step acquisition.

The Company applies the provisions of ASC Topic 350, Intangibles, Goodwill and Other, which requires the amortization of long-lived intangible assets to reflect the pattern in which the economic benefits of the intangible asset are expected to be realized. The intangible assets are amortized over their remaining estimated useful lives, ranging from seven to fourteen years for the patents and related technologies, and through the end of the original lease term, February 1, 2013, for the favorable lease asset.

Impairment of Long-Lived Assets

Long-lived assets to be held and used, including property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

Indefinite-lived intangible assets, including in-process research and development, are tested for impairment annually, or more frequently if events or circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of their fair value to carrying value, without

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

consideration of any recoverability test. The Company monitors the progression of its in-process research and development, as the likelihood of success is contingent upon regulatory approval.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to both differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of the change. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company identifies any uncertain income tax positions and recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest, if any, related to unrecognized tax benefits as a component of interest expense. Penalties, if any, are recorded in general and administrative expenses.

Unaudited Pro Forma Balance Sheet Information

In May 2013, the Company’s board of directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) for the Company to sell shares of its common stock to the public. If the contemplated offering is completed, all of the redeemable convertible preferred stock outstanding, plus the cumulative dividends payable to the convertible preferred shareholders, will convert into shares of common stock. The cumulative dividends convert into common shares at a price per share equal to the fair market value of a common share at the time of conversion. The unaudited pro forma balance sheet information at March 31, 2013 gives effect to the conversion of all outstanding shares of the convertible preferred stock, plus accrued but unpaid preferred stock dividends, and subscriptions payable.

Net Loss per Share and Unaudited Pro Forma Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and, therefore, basic and diluted net loss per share were the same for all periods presented.

The calculations for the unaudited pro forma basic and diluted net loss per share assume the conversion of all outstanding shares of redeemable convertible preferred stock, plus the cumulative dividends payable to the convertible preferred shareholders, into shares of common stock upon the closing of a qualified initial public offering, as if the conversions had occurred at the beginning of the period or issuance date, if later. The unaudited pro forma net loss used in the calculations of unaudited pro forma basic and diluted net loss per share has been adjusted to remove the cumulative preferred stock dividends.

Segment Information

The Company has determined that it operates in one segment. The Company uses synthetic biology for the creation of distinct products for collaboration with partners. All of the Company’s revenues are derived in the United States of America. As of December 31, 2012 and 2011, all of the Company’s assets are located in the United States of America.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under International Financial Reporting Standards (“IFRS”) or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. The Company adopted this amendment on January 1, 2012. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. An entity should apply the ASU retrospectively. In December 2011, the FASB decided to defer the effective date of those changes in ASU 2011-05 that relate only to the presentation of reclassification adjustments in the statement of income by issuing ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for the Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. The Company has implemented the provisions of ASU 2011-05 as of January 1, 2012. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires that companies

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. ASU 2013-02 is effective for interim and annual reporting periods beginning after December 15, 2012. The Company will implement the provisions of ASU 2013-02 as of January 1, 2013. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013 and interim periods within those annual periods. Retrospective application is required. The Company will implement the provisions of ASU 2011-11 as of January 1, 2013. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. Mergers and Acquisitions

Agarigen, Inc.

On January 26, 2011, the Company acquired 100% of the outstanding common stock of Agarigen, Inc. (“Agarigen”), a North Carolina-based company which developed a novel mushroom-based platform for the production of proteins, by merging Agarigen into a newly formed wholly-owned subsidiary. The acquisition allows the Company to combine Agarigen’s technology with the Company’s technology and capability in a specific agricultural sector. As consideration for the acquisition, the Company paid $1,178 cash and issued 386,142 shares of its common stock at closing. The Company also issued 165,255 options to purchase the Company’s common stock at strike prices ranging from $0.38 to $1.98 and issued warrants to purchase up to 511,098 shares of the Company’s common stock at a price per share of $0.79. The results of Agarigen’s operations subsequent to January 26, 2011 have been included in the consolidated financial statements.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The fair value of the total consideration transferred was $3,773. The acquisition date fair value of each class of consideration transferred was as follows:

Cash	$1,178
Common shares	1,014
Stock options and warrants	1,581

$3,773

The fair value of the shares of the Company’s common stock issued was based upon the value of the Company’s common stock at the acquisition date determined under an option-pricing method as prescribed by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (“AICPA Practice Aid”). The option-pricing method treats common stock and preferred stock as call options on the enterprise’s equity value, with exercise prices based on the liquidation preferences of the preferred stock. The fair value of stock options and warrants issued were determined in accordance with ASC Topic 718, Compensation — Stock Compensation. The estimated fair value of assets acquired and liabilities assumed at the acquisition date is as follows:

Cash	$334
Trade receivables	53
Other receivables	436
Prepaid expenses and other	11
Property and equipment	30
Intangible assets	3,122
Other assets	3

Total assets acquired	3,989

Accounts payable	60
Accrued compensation and benefits	65
Other accrued liabilities	91

Total liabilities assumed	216

Net assets acquired	$3,773

The fair value of acquired intangible assets was determined using the relief-from-royalty method, a variation of the income approach that estimates the benefit of owning the intangible assets rather than paying royalties for the right to use comparable assets. The acquired intangible assets are being amortized over the expected useful life of nine years and consist of acquired patents and related technology.

The Company paid $110 of acquisition related costs, which are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2011.

The warrants were fully vested upon issuance, have an exercise price of $0.79 per share and expire in December 2017. The Company considered the applicable provisions of ASC No. 480,

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Distinguishing Liabilities and Equity and ASC No. 815, Derivatives and Hedging and determined the warrants should be classified as shareholders’ equity.

GT Life Sciences, Inc.

On October 5, 2011, the Company acquired 100% of the outstanding common stock of GT Life Sciences, Inc. (“GT Life”), a California company, by merging a newly formed wholly-owned subsidiary with and into GT Life. The acquisition allows the Company to combine GT Life’s technology with the Company’s technology and capability for the development and deployment of high value production cell lines. The Company paid $14,250 cash at closing, which was the acquisition date fair value of the total consideration transferred. The results of GT Life’s operations subsequent to October 5, 2011 have been included in the consolidated financial statements.

The estimated fair value of assets acquired and liabilities assumed at the acquisition date is as follows:

Cash	$21
Other receivables	161
Related party receivable	33
Prepaid expenses and other	1
Property and equipment	32
Intangible assets	14,094

Total assets acquired	14,342

Accounts payable	55
Accrued compensation and benefits	29
Other accrued liabilities	8

Total liabilities assumed	92

Net assets acquired	$14,250

The fair value of acquired intangible assets was determined using the multi-period excess earnings method, a variation of the income approach. The multi-period excess earnings method estimates the value of an intangible asset equal to the present value of the incremental after-tax cash flows attributable to the intangible asset. The acquired intangible assets are being amortized over the expected useful life of thirteen years and consist of acquired patents and related technology.

The Company paid $276 of acquisition related costs, which are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2011.

Immunologix, Inc.

On October 21, 2011, the Company acquired 100% of the outstanding preferred and common stock of Immunologix, Inc. (“Immunologix”), a South Carolina-based company specializing in

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

therapeutic antibodies, by merging a newly formed wholly-owned subsidiary with and into Immunologix. The acquisition allows the Company to combine Immunologix’s antibody technology with the Company’s existing technology and capability. The Company paid $12,758 cash and issued 153,365 shares of its common stock at closing. The results of Immunologix’s operations from October 21, 2011 have been included in the consolidated financial statements.

The transaction also includes a contingent consideration arrangement which may require the Company to pay the former shareholders of Immunologix 50% of revenue generated from Immunologix’s antibody technology in a specific target defined in the agreement up to a maximum of $2,000. The potential undiscounted amount of all future payments that could be required under the contingent consideration arrangement is between $0 and $2,000. The fair value of the contingent consideration arrangement is estimated at $0 based on the risk-adjusted valuation performed by the Company.

The fair value of the total consideration transferred was $13,850. The acquisition date fair value of each class of consideration transferred was as follows:

Cash	$12,758
Common shares	1,092

$13,850

The fair value of the shares of the Company’s common stock issued was based upon the value of the Company’s common stock at acquisition date determined by using a probability-weighted expected return method (“PWERM”) as prescribed by the AICPA Practice Aid. The PWERM estimates the value of an enterprise’s common stock based upon an analysis of current and future values for the enterprise assuming possible liquidity events. The PWERM considers the various terms of the Company’s redeemable convertible preferred stock, including the rights for each share class, at the date in the future upon which these rights will either be executed or abandoned. The estimated fair value of assets acquired and liabilities assumed at the acquisition date is as follows:

Cash	$19
Other receivables	1
Prepaid expenses and other	6
Property and equipment	141
Intangible assets	13,921

Total assets acquired	14,088

Accounts payable	87
Accrued compensation and benefits	76
Long-term debt	75

Total liabilities assumed	238

Net assets acquired	$13,850

The fair value of acquired intangible assets was determined using the multi-period excess earnings method, a variation of the income approach. The multi-period excess earnings method

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

estimates the value of an intangible asset equal to the present value of the incremental after-tax cash flows attributable to the intangible asset. The acquired intangible assets are being amortized over the expected useful life of thirteen years and consist of acquired patents and related technology.

The Company paid $293 of acquisition related costs, which are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2011.

Other Acquisition

In April 2011, the Company acquired certain tangible and intangible assets that were considered a business in accordance with ASC 805, Business Combinations (“ASC 805”), from a private California company for consideration of $1,400, including $850 cash and 92,984 shares of the Company’s common stock valued at $550. The acquired intangible assets, which consist of acquired patents and related technology, are being amortized over the expected useful life of thirteen years.

Unaudited Condensed Pro Forma Financial Information

The results of operations of the mergers and acquisitions discussed above are included in the consolidated statements of operations beginning on their respective acquisition dates. The following unaudited condensed pro forma financial information for the year ended December 31, 2011 is presented as if the acquisitions had been consummated on January 1, 2011:

(Unaudited)	2011 Pro forma

Revenues	$9,146
Net loss	(89,116)
Accretion of dividends on redeemable convertible preferred stock, not declared	(13,868)

Net loss attributable to common shareholders	$(102,984)

Net loss attributable to common shareholders per share, basic and diluted	$(19.01)

4. Collaboration Revenue

Ziopharm Oncology, Inc. ECC

Effective January 6, 2011, the Company entered into a worldwide ECC with Ziopharm. Under the ECC, Ziopharm received a license to the Company’s technology platform within the field of oncology as defined more specifically in the agreement. Upon execution of the ECC, the Company received 3,636,926 shares of Ziopharm’s common stock valued at $17,457 as upfront consideration. The Company is entitled to additional shares of common stock representing the lesser of (i) the original shares received or (ii) the number of shares representing 7.495% of Ziopharm’s outstanding shares at the date of the dosing of the first patient in a Phase II clinical trial of a product candidate created, produced or developed by Ziopharm using the

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Company’s technology (“Ziopharm Milestone”). The Company receives reimbursement payments for research and development services provided and manufacturing services for Company materials provided to Ziopharm during the ECC. Subject to certain expense allocations, Ziopharm will pay the Company 50% of the quarterly net profits derived from the sale of products developed from the ECC. Ziopharm is responsible for conducting preclinical and clinical development of product candidates, as well as for other aspects of commercialization or manufacturing of product candidates. The term of the ECC commenced on January 6, 2011 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Ziopharm upon 90 days written notice to the Company provided that no voluntary termination by Ziopharm can be made during the first two years of the ECC. See Note 13 for additional transactions with Ziopharm.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, two clinical-stage product candidates, services to transition the two clinical-stage product candidates, participation on the joint steering committee (“JSC”), the research and development services, and any manufacturing services to be provided. The Company grouped the deliverables into three units of accounting based on the nature of the deliverables and the separation criteria: (i) the two clinical-stage product candidates and related services to transition these product candidates to Ziopharm (“Ziopharm Unit of Accounting 1”), which had standalone value to Ziopharm at inception of the ECC; (ii) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Ziopharm Unit of Accounting 2”), as these deliverables could not be separated; and (iii) manufacturing services to be provided for any Company materials in an approved product from the ECC (“Ziopharm Unit of Accounting 3”), which have standalone value and are contingent due to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Ziopharm Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on the two clinical programs that were transferred to Ziopharm to approximate the cost to recreate the deliverables included in this unit of accounting. In establishing BESP for Ziopharm Unit of Accounting 2, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Ziopharm to approximate the cost to recreate the deliverables included in this unit of accounting. The upfront consideration was allocated to Ziopharm Unit of Accounting 1 and Ziopharm Unit of Accounting 2 based on the relative selling price method. Ziopharm Unit of Accounting 3 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether an approved product would be developed and require manufacturing by the Company. As a result of the relative selling price method, $1,115 of the upfront consideration was allocated to Ziopharm Unit of Accounting 1, all of which was recognized as collaboration revenue for the year ended December 31, 2011 since the Company had completed its obligations to deliver this unit of accounting. The remaining $16,342 of upfront consideration was allocated to Ziopharm Unit of Accounting 2 and will be recognized

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $1,257 of this allocated amount as collaboration revenue in each of the years ended December 31, 2012 and December 31, 2011. The remaining balance of $13,828 of upfront consideration allocated to Ziopharm Unit of Accounting 2 is recorded as deferred revenue at December 31, 2012, of which $1,257 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $314 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $13,514 of upfront consideration allocated to Ziopharm Unit of Accounting 2 is included as deferred revenue.

The Company recognizes the reimbursement payments received for research and development services provided pursuant to the agreement in the period when the services are performed and collection is reasonably assured. On March 21, 2012, the Company received $10,000 from Ziopharm as a prepayment of research and development services to be provided in conjunction with the ECC. The Company recorded this amount as deferred revenue and recognizes collaboration revenue as services are performed. The Company recognized $6,333 of collaboration revenue for research and development services performed in the year ended December 31, 2012, of which $5,138 was applied against the $10,000 prepayment received. The balance of $4,862 is included in deferred revenue on the December 31, 2012 consolidated balance sheet. Any remaining balance of this prepayment is refundable to Ziopharm in the event the ECC is terminated. The Company recognized $2,724 of collaboration revenue for research and development services performed in the year ended December 31, 2011, of which $215 is included in related party receivables on the December 31, 2011 consolidated balance sheet. For the three months ended March 31, 2013 (unaudited), the Company recognized $1,430 of collaboration revenue for research and development services performed, all of which was applied against the prepayment balance. As of March 31, 2013 (unaudited), there was a remaining balance of $3,432 from the prepayment which was included in deferred revenue on the consolidated balance sheet.

At inception of the agreement, the Company determined that the Ziopharm Milestone is not substantive and cannot be recognized when earned in accordance with ASU 2010-17 as the Milestone Method substantive criteria discussed in Note 2 were not met. On October 24, 2012, the Ziopharm Milestone was achieved and the Company received 3,636,926 shares of Ziopharm’s common stock valued at $18,330 as milestone consideration, which is the sole milestone under this ECC. Since the Ziopharm Milestone was not substantive, the Company allocated the milestone consideration to Ziopharm Unit of Accounting 1 and Ziopharm Unit of Accounting 2 using the same relative selling price allocation as the upfront consideration. As a result, $1,171 of the milestone consideration was allocated to Ziopharm Unit of Accounting 1 and immediately recognized as collaboration revenue for the year ended December 31, 2012 and the remaining $17,159 was allocated to Ziopharm Unit of Accounting 2. The Company recognized $2,420 of the milestone consideration allocated to Ziopharm Unit of Accounting 2 as collaboration revenue at the date the Ziopharm Milestone was achieved, which represented the amount that would have been recognized from inception of the ECC through the milestone achievement date had the payment been received upfront. The remaining $14,739 was recorded as deferred revenue and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $220 of this deferred milestone consideration for the

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

year ended December 31, 2012 and the remaining $14,519 is included as deferred revenue on the December 31, 2012 consolidated balance sheet of which $1,320 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $330 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $14,189 of deferred milestone consideration is included as deferred revenue.

Royalties related to product sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

Synthetic Biologics, Inc. ECCs

Effective November 18, 2011, the Company entered into a worldwide ECC with Synthetic Biologics, Inc. (“Synthetic Biologics”), a publicly traded company focused on the development of innovative disease-modifying medicines for serious illnesses. Under the ECC, at the transaction effective date, Synthetic Biologics received a license to the Company’s technology platform within a designated field (“Field One”). Upon execution of the ECC, the Company received 3,123,558 shares of Synthetic Biologics’ common stock valued at $1,687 as upfront consideration. The Company is entitled to additional shares of common stock representing the lesser of (i) the original shares received or (ii) the number of shares representing 9.995% of Synthetic Biologics’ outstanding shares at the date of the dosing of the first patient in a Phase II clinical trial of a product candidate created, produced or developed by Synthetic Biologics using the Company’s technology (“Synthetic Biologics Field One Milestone”). The Company will receive reimbursement payments for research and development services provided pursuant to the agreement and manufacturing services for Company materials provided to Synthetic Biologics during the ECC. Subject to certain expense allocations, Synthetic Biologics will pay the Company 50% of the quarterly net profits derived from the sale of products developed from the ECC. Synthetic Biologics is responsible for conducting preclinical and clinical development of product candidates, as well as for other aspects of commercialization or manufacturing of the product candidates. The term of the ECC commenced on November 18, 2011 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Synthetic Biologics upon 90 days written notice to the Company provided that no voluntary termination by Synthetic Biologics can be made during the first 18 months of the ECC.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, the research and development services and any manufacturing services to be provided. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Synthetic Biologics Field One Unit of Accounting 1”), as these deliverables could not be separated, and (ii) manufacturing services to be provided for any Company materials in an approved product from the ECC (“Synthetic Biologics Field One Unit of Accounting 2”), which have standalone value and are contingent due

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Synthetic Biologics Field One Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Synthetic Biologics to approximate the cost to recreate the deliverables included in this unit of accounting. All upfront consideration was allocated to Synthetic Biologics Field One Unit of Accounting 1. Synthetic Biologics Field One Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether an approved product would be developed and require manufacturing by the Company. The $1,687 of upfront consideration was allocated to Synthetic Biologics Field One Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $130 and $22 of collaboration revenue for the years ended December 31, 2012 and December 31, 2011, respectively. The remaining $1,535 is recorded as deferred revenue at December 31, 2012, of which $130 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $32 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $1,503 of upfront consideration is included as deferred revenue.

At inception of the agreement, the Company determined that the Synthetic Biologics Milestone is not substantive and cannot be recognized when earned in accordance with ASU 2010-17 as the Milestone Method substantive criteria discussed in Note 2 were not met. Royalties related to product sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

On August 6, 2012, the Company entered into its second worldwide ECC with Synthetic Biologics. Under this ECC, at the transaction effective date, Synthetic Biologics received a license to the Company’s technology platform within a second designated field (“Field Two”). Upon Synthetic Biologics’ shareholders’ approval on October 5, 2012, the Company received a technology access fee of 3,552,210 shares of Synthetic Biologics common stock valued at $7,815 as upfront consideration. Upon the filing by Synthetic Biologics of an investigational new drug application with the U.S. Food and Drug Administration, or FDA, the Company will receive cash or common stock at the option of Synthetic Biologics valued at $2,000. Upon the first to occur of either the first commercial sale of a product developed under the ECC or the granting of regulatory approval of a product developed under the ECC, the Company will receive cash or common stock at the option of Synthetic Biologics valued at $3,000. The ECC initially targets three infectious diseases and Synthetic Biologics may elect to target up to five more infectious diseases by paying the Company a field expansion fee of $2,000 in either cash or common stock for each additional infectious disease selected. The regulatory milestones and field expansion fee(s) are referred to as the “Synthetic Biologics Field Two Milestones.” The Company receives reimbursement payments for research and development services provided pursuant to the agreement and manufacturing services for preclinical Company materials provided to Synthetic Biologics during the ECC. The Company has the option to propose, and Synthetic Biologics can select, the

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Company to be the bulk manufacturer of products developed from the ECC. On a quarterly basis, Synthetic Biologics will pay the Company royalties with percentages ranging from upper-single digits to lower double digits of net sales of products developed from the ECC. Synthetic Biologics is responsible for conducting preclinical and clinical development of product candidates, as well as for other aspects of commercialization and manufacturing of the product candidates. The term of the ECC commenced on August 6, 2012 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Synthetic Biologics upon 90 days written notice to the Company provided that no voluntary termination by Synthetic Biologics can be made during the first 18 months of the ECC.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, the research and development services and the potential manufacturing services of a product(s) to be provided if the Company is elected as the manufacturer. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Synthetic Biologics Field Two Unit of Accounting 1”), as these deliverables could not be separated, and (ii) the potential manufacturing services to be provided for a product(s) from the ECC (“Synthetic Biologics Field Two Unit of Accounting 2”), which have standalone value and are contingent due to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Synthetic Biologics Field Two Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Synthetic Biologics to approximate the cost to recreate the deliverables included in this unit of accounting. All up-front consideration was allocated to Synthetic Biologics Field Two Unit of Accounting 1. Synthetic Biologics Field Two Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether any approved products would be developed and whether the Company is elected by Synthetic Biologics to be the manufacturer of any approved products. The $7,815 of upfront consideration was allocated to Synthetic Biologics Field Two Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $163 of collaboration revenue for the year ended December 31, 2012. The remaining $7,652 is recorded as deferred revenue at December 31, 2012, of which $651 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $163 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $7,489 of upfront consideration is included as deferred revenue.

At inception of the agreement, the Company determined that the Synthetic Biologics Field Two Milestones are not substantive and cannot be recognized when earned in accordance with ASU 2010-17 as the Milestone Method substantive criteria discussed in Note 2 were not met. Royalties

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

related to product net sales will be recognized when earned as the Company has determined that these sales based milestones are not considered a milestone payment under ASU 2010-17.

The Company recognizes the reimbursement payments received for research services in the period when the services are performed and collection is reasonably assured. The Company recognized $327 of collaboration revenue for research and development services performed in the year ended December 31, 2012 for both ECCs with Synthetic Biologics. On December 17, 2012, the Company received $2,500 from Synthetic Biologics as a prepayment of research and development services to be provided in conjunction with the two ECCs. The Company recorded this amount as deferred revenue and recognizes collaboration revenue as services are performed. Of the $327 of collaboration revenue recognized in the year ended December 31, 2012, $133 was applied against the $2,500 prepayment received. The balance of $2,367 is included in deferred revenue on the December 31, 2012 consolidated balance sheet. Any remaining balance of this prepayment is refundable to Synthetic Biologics in the event both ECCs are terminated. For the three months ended March 31, 2013 (unaudited), the Company recognized $375 of collaboration revenue for research and development services performed, all of which was applied against the prepayment balance. As of March 31, 2013 (unaudited), there was a remaining balance of $1,992 from the prepayment which was included in deferred revenue on the consolidated balance sheet.

See Notes 13 and 16 for further discussion related to the Synthetic Biologics ECCs.

Elanco ECC

Effective November 28, 2011, the Company entered into a worldwide ECC with Elanco, the animal health division of Eli Lilly and Company (“Elanco”). The Company received cash upfront and is entitled to additional amounts up to an aggregate of $2,250 per product candidate based on the occurrence of separate performance, regulatory and sales-based milestones. The Company receives reimbursement payments for research services provided to Elanco during the ECC up to a certain maximum per calendar year. Elanco will pay the Company royalties with percentages ranging from mid-to-upper single digits to lower double digits based on net sales of products developed from the ECC. The term of the ECC commenced on November 28, 2011 and continues until terminated pursuant to the agreement. The ECC may be terminated by either party in the event of certain material breaches and may be voluntarily terminated in its entirety or on target-by-target basis upon 90 days written notice to the Company or 180 days written notice if the Company is performing research services on a product target.

The Company identified the deliverables at the inception of the ECC which are the license to the Company’s technology platform, participation on the ECC’s JSC, the research services and potential manufacturing services. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research services to be provided (“Elanco Unit of Accounting 1”), as these deliverables could not be separated, and (ii) if approved by Elanco, manufacturing services to be provided for any Company materials in an approved product from the ECC (“Elanco Unit of Accounting 2”), which have standalone value and are contingent due to uncertainties on whether an approved product

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Elanco Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Elanco to approximate the cost to recreate the deliverables included in this unit of accounting. All the upfront consideration was allocated to Elanco Unit of Accounting 1. Elanco Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether an approved product would be developed and whether the Company would be approved by Elanco to provide such manufacturing. The upfront consideration was allocated to Elanco Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach.

The Company recognizes the reimbursement payments received for research services provided pursuant to the agreement in the period when the services are performed and collection is reasonably assured. The Company recognized $587 of collaboration revenue for research and development services performed in the year ended December 31, 2012, of which $102 is included as trade receivables on the December 31, 2012 consolidated balance sheet. For the three months ended March 31, 2013 (unaudited), the Company recognized $88 of collaboration revenue for research and development services performed, of which $54 is included as trade receivables on the March 31, 2013 unaudited consolidated balance sheet.

At inception of the agreement, the Company determined that the performance milestone is substantive and can be recognized when earned in accordance with ASU 2010-17 as the milestone met all the criteria required by ASU 2010-17 to be considered substantive. The regulatory milestone is not substantive as the milestone did not meet all of the criteria required by ASU 2010-17 to be considered substantive. The sales-based milestone and royalties will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

Oragenics, Inc. ECC

Effective June 5, 2012, the Company entered into a worldwide ECC with Oragenics, Inc. (“Oragenics”), a publicly traded company focused on becoming the world leader in novel antibiotics against infectious disease and probiotics for oral health for humans and pets. Under the ECC, at the transaction effective date, Oragenics received a license to the Company’s technology platform within the field of lantibiotics for the treatment of infectious diseases in humans and companion animals as defined more specifically in the agreement. Upon execution of the ECC, the Company received a technology access fee of 4,392,425 shares of Oragenics’ common stock valued at $6,588 as upfront consideration. The Company is entitled to receive additional shares of common stock, or at Oragenics’ option, receive a cash payment based upon the fair market value of the shares, upon the separate achievement of certain regulatory milestones of the first product candidate developed from the ECC (“Oragenics Milestones”). The Oragenics Milestones include: (i) 1% of Oragenics’ outstanding shares as defined in the ECC

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

agreement at the date of the filing of the first Investigative New Drug Application with the U.S. Food and Drug Administration (“U.S. FDA”) for a product candidate created, produced or developed using the Company’s technology (“Oragenics Product”); (ii) 1.5% of Oragenics’ outstanding shares as defined in the ECC agreement at the date of the dosing of the first patient in the first Phase II clinical trial of an Oragenics Product; (iii) 2% of Oragenics’ outstanding shares as defined in the ECC agreement at the date of the dosing of the first patient in the first Phase III clinical trial of an Oragenics Product; (iv) 2.5% of Oragenics’ outstanding shares as defined in the ECC agreement at the date of the first New Drug Application or Biologics License Application with the U.S. FDA for an Oragenics Product, or alternatively the first equivalent regulatory filing with a foreign agency; and (v) 3% of Oragenics’ outstanding shares as defined in the ECC agreement at the date of the granting of the first regulatory approval of an Oragenics Product. The Company receives reimbursement payments for research and development services provided pursuant to the agreement during the ECC and manufacturing services for Company materials provided to Oragenics during the ECC. Oragenics will pay the Company 25% of the quarterly profits derived from the sale of products developed from the ECC.

Oragenics is responsible for funding the further development of lantibiotics toward the goal of commercialization, conducting preclinical and clinical development of product candidates, as well as for other aspects of commercialization or manufacturing of the product candidates. The term of the ECC commenced on June 5, 2012 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Oragenics upon 90 days written notice to the Company provided that no voluntary termination by Oragenics can be made during the first 18 months of the ECC. See Note 13 for additional arrangements with Oragenics.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, the research and development services and any manufacturing services to be provided. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Oragenics Unit of Accounting 1”), as these deliverables could not be separated, and (ii) any manufacturing services to be provided for any Company materials in an approved product from the ECC (“Oragenics Unit of Accounting 2”), which have standalone value and are contingent due to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Oragenics Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Oragenics to approximate the cost to recreate the deliverables included in this unit of accounting. All upfront consideration was allocated to Oragenics Unit of Accounting 1. Oragenics Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether an approved product would be developed and require manufacturing by the Company and whether the Company would elect to be the

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

manufacturer. The $6,588 of upfront consideration was allocated to Oragenics Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $320 of collaboration revenue for the year ended December 31, 2012. The remaining balance of $6,268 is recorded as deferred revenue at December 31, 2012, of which $549 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $137 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $6,131 of upfront consideration is included as deferred revenue.

The Company recognizes the reimbursement payments received for research services in the period when the services are performed and collection is reasonably assured. The Company recognized $516 of collaboration revenue for research and development services performed in the year ended December 31, 2012, of which $270 is included as related party receivables on the December 31, 2012 consolidated balance sheet. For the three months ended March 31, 2013 (unaudited), the Company recognized $379 of collaboration revenue for research and development services performed, of which $224 is included as related party receivables on the March 31, 2013 unaudited consolidated balance sheet.

At inception of the agreement, the Company determined that the Oragenics Milestones are not substantive and cannot be recognized when earned in accordance with ASU 2010-17 as the Milestone Method substantive criteria discussed in Note 2 were not met. Royalties related to product sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

Fibrocell Science, Inc. ECC

Effective October 5, 2012, the Company entered into an ECC with Fibrocell Science, Inc. (“Fibrocell”), a publicly traded, autologous cellular therapeutic company focused on the development of innovative products for aesthetic, medical and scientific applications. Under the ECC, at the transaction effective date, Fibrocell received a license to the Company’s technology platform to develop and commercialize genetically modified and non-genetically modified autologous fibroblasts and autologous dermal cells in the United States of America. Upon execution of the ECC, the Company received a technology access fee of 1,317,520 shares of Fibrocell’s common stock valued at $7,576 as upfront consideration. The number of shares received reflects a 1-for-25 reverse stock split of Fibrocell’s common stock effective April 30, 2013. The Company receives reimbursement payments for research and development services provided pursuant to the agreement during the ECC and manufacturing services for Company materials provided to Fibrocell during the ECC. On a quarterly basis, Fibrocell will pay the Company royalties of 7% of net sales up to $25,000 and 14% of net sales above $25,000 on each product developed from the ECC. If Fibrocell uses the Company’s technology platform to improve the production of a current or new Fibrocell products not developed from the ECC, Fibrocell will pay the Company a quarterly royalty equal to 33% of the cost of goods sold savings generated by the improvement. Fibrocell is responsible for conducting preclinical and clinical development of product candidates, as well as for other aspects of commercialization and manufacturing of the

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

product candidates. The term of the ECC commenced on October 5, 2012 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Fibrocell upon 90 days written notice to the Company.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, the research and development services and any manufacturing services to be provided. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Fibrocell Unit of Accounting 1”), as these deliverables could not be separated, and (ii) any manufacturing services to be provided for any Company materials in an approved product from the ECC (“Fibrocell Unit of Accounting 2”), which have standalone value and are contingent due to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Fibrocell Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Fibrocell to approximate the cost to recreate the deliverables included in this unit of accounting. All upfront consideration was allocated to Fibrocell Unit of Accounting 1. Fibrocell Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC due to the uncertainties surrounding whether an approved product would be developed and require manufacturing by the Company and whether the Company would elect to be the manufacturer. The $7,576 of upfront consideration was allocated to Fibrocell Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The Company recognized $158 of collaboration revenue for the year ended December 31, 2012. The remaining balance of $7,418 is recorded as deferred revenue at December 31, 2012, of which $631 is expected to be recognized in 2013. For the three months ended March 31, 2013 (unaudited), the Company recognized $158 as collaboration revenue. As of March 31, 2013 (unaudited), the remaining balance of $7,260 of upfront consideration is included as deferred revenue.

The Company recognizes the reimbursement payments received for research services in the period when the services are performed and collection is reasonably assured. The Company recognized $61 of collaboration revenue for research and development services performed in the year ended December 31, 2012, of which the entire amount is included as related party receivables on the December 31, 2012 consolidated balance sheet. For the three months ended March 31, 2013 (unaudited), the Company recognized $430 of collaboration revenue for research and development services performed, of which $330 is included as related party receivables on the March 31, 2013 unaudited consolidated balance sheet.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Royalties related to product net sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

AmpliPhi ECC

Effective March 29, 2013, the Company entered into a worldwide ECC with AmpliPhi, a developer of bacteriophage-based antibacterial therapies to treat drug resistant infections. Under the ECC, at the transaction effective date, AmpliPhi received a license to the Company’s technology platform to develop and commercialize new bacteriophage-based therapies to target specific antibiotic resistant infections as defined more specifically in the agreement. Upon execution of the ECC, the Company received a technology access fee of 24,000,000 shares of AmpliPhi’s common stock valued at $2,400 as upfront consideration. The Company is entitled to additional consideration up to an aggregate amount of $7.5 million per product payable either in cash or common stock at the option of AmpliPhi, upon the achievement of certain regulatory milestones (“AmpliPhi Milestones”). The Company receives reimbursement payments for research and development services provided pursuant to the agreement during the ECC and manufacturing services for Company materials provided to AmpliPhi during the ECC. On a quarterly basis, AmpliPhi will pay the Company royalties with percentages ranging from upper-single digits to lower-double digits of net sales of products developed under the ECC. AmpliPhi is responsible for conducting preclinical and clinical development of product candidates, as well as other aspects of commercialization and manufacturing of the product candidates. The term of the ECC commenced on March 29, 2013 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined the agreement and may be terminated voluntarily by AmpliPhi upon 90 days written notice to the Company.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, the research and development services and any manufacturing services to be provided. The Company grouped the deliverables into two units of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“AmpliPhi Unit of Accounting 1”), as these deliverables could not be separated, and (ii) any manufacturing services to be provided for any Company materials in an approved product from the ECC (“AmpliPhi Unit of Accounting 2”), which have standalone value and are contingent due to uncertainties on whether an approved product would be developed and require manufacturing by the Company. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for AmpliPhi Unit of Accounting 1, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to AmpliPhi to approximate the cost to recreate the deliverables included in this unit of accounting. All upfront consideration was allocated to AmpliPhi Unit of Accounting 1. AmpliPhi Unit of Accounting 2 was determined to be a contingent deliverable at the inception of the ECC

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

due to the uncertainties surrounding whether an approved product would be developed and require manufacturing by the Company and whether the Company would elect to be the manufacturer. The $2,400 of upfront consideration, which is included in deferred revenue on the March 31, 2013 unaudited consolidated balance sheet, was allocated to AmpliPhi Unit of Accounting 1 and will be recognized over the expected life of the Company’s technology platform using a straight-line approach.

The Company recognizes the reimbursement payments received for research services as collaboration revenue in the period when the services are performed and collection is reasonably assured. At inception of the agreement, the Company determined that the AmpliPhi Milestones are not substantive and cannot be recognized when earned in accordance with ASU 2010-17 as the Milestone Method substantive criteria discussed in Note 2 were not met. Royalties related to product sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

Genopaver ECC

Effective March 29, 2013, the Company entered into a worldwide ECC with Genopaver, a limited liability company formed by affiliates of Third Security, LLC (Note 13). Genopaver was formed for the purpose of entering into the ECC and developing and commercializing products in the field of the fermentative production of alkaloids through genetically modified cell-lines and substrate feeds for use as active pharmaceutical ingredients or as commercially sold intermediates in the manufacture of active pharmaceutical ingredients. Upon execution of the ECC, the Company received a technology access fee of $3,000 as upfront consideration. The Company receives reimbursement payments for research and development services provided pursuant to the agreement during the ECC. Genopaver will pay the Company a royalty as a percentage in the lower-double digits on the quarterly gross profits of product sales from products developed under the ECC. Genopaver is responsible for the development and commercialization of the product candidates. The term of the ECC commenced on March 29, 2013 and continues until terminated pursuant to the ECC agreement. The ECC may be terminated by either party in the event of certain material breaches defined in the agreement and may be terminated voluntarily by Genopaver upon 90 days written notice to the Company.

The Company identified the deliverables at the inception of the ECC which include the license to the Company’s technology platform, participation on the JSC, and the research and development services to be provided. The Company grouped the deliverables into one unit of accounting based on the nature of the deliverables and the separation criteria: (i) the license to the Company’s technology platform, the Company’s participation on the JSC and research and development services to be provided (“Genopaver Unit of Accounting”), as the deliverables could not be separated. As VSOE and third party evidence of selling price was not available or practical, the BESP for each unit of accounting was determined using a historical cost approach due to the early stage of development of the Company’s technology. In establishing BESP for Genopaver Unit of Accounting, the Company used the accumulated costs incurred as of the ECC by the Company on its technology platform licensed to Genopaver to approximate the cost to recreate

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

the deliverables included in the unit of accounting. The $3,000 of upfront consideration, which is included in deferred revenue on the March 31, 2013 unaudited consolidated balance sheet, was allocated to the Genopaver Unit of Accounting and will be recognized over the expected life of the Company’s technology platform using a straight-line approach. The $3,000 upfront consideration, which was received in April 2013, is included in related parties receivables on the March 31, 2013 unaudited consolidated balance sheet.

The Company recognizes the reimbursement payments received for research services as collaboration revenue in the period when the services are performed and collection is reasonably assured. Royalties related to product sales will be recognized when earned as the payments relate directly to products that have been fully developed and for which the Company has satisfied all of its obligations.

AquaBounty ECC

On February 14, 2013, the Company entered into an ECC with AquaBounty. The Company will be reimbursed for research and development services as provided for in the ECC agreement. In the event of product sales from a product developed from the ECC, the Company will receive 16.66% of quarterly gross profits for each product. All revenues and expenses related to this ECC will be eliminated in consolidation (Note 6).

5. Fair Value Measurements

The carrying amount of cash and cash equivalents, short-term investments, receivables, prepaid expenses and other current assets, accounts payable, accrued compensation and benefits, other accrued liabilities, and related party payables approximate fair value due to the short maturity of these instruments.

The following table presents the placement in the fair value hierarchy of financial assets that are measured at fair value on a recurring basis, including the items for which the fair value option has been elected, at March 31, 2013 (unaudited):

	Quoted prices in active markets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	March 31, 2013

Assets
Equity securities (Note 4)	$40,726	$15,421	$—	$56,147

	$40,726	$15,421	$—	$56,147

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The following table presents the placement in the fair value hierarchy of financial assets that are measured at fair value on a recurring basis, including the items for which the fair value option has been elected, at December 31, 2012:

	Quoted prices in active markets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	December 31, 2012

Assets
Equity securities (Note 4)	$72,988	$10,128	$—	$83,116

	$72,988	$10,128	$—	$83,116

The following table presents the placement in the fair value hierarchy of financial assets that are measured at fair value on a recurring basis, including the items for which the fair value option has been elected, at December 31, 2011:

	Quoted prices in active markets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	December 31, 2011

Assets
Equity securities (Note 4)	$39,097	$—	$—	$39,097

	$39,097	$—	$—	$39,097

There were no financial liabilities measured on a recurring basis at December 31, 2012 and 2011.

The method used to estimate the fair value of the Level 1 assets in the tables above is based on observable market data as these equity securities are publicly-traded. The method used to estimate the fair value of the Level 2 assets in the tables above is based on the quoted market price of the publicly-traded security, adjusted for a discount for lack of marketability.

There were no transfers between levels of the fair value hierarchy in the three months ended March 31, 2013 (unaudited) and years ended December 31, 2012 and 2011.

6. Investment in AquaBounty

On November 16, 2012, the Company acquired 48,631,444 shares of AquaBounty common stock, representing 47.56% of the then outstanding shares of AquaBounty, for $6,000 through a definitive purchase agreement with an existing AquaBounty shareholder and its affiliate. The carrying amount of the investment in AquaBounty was $5,726 at December 31, 2012. Based on closing quoted market prices (Level 1), the fair value of the investment in AquaBounty was approximately $14,300 at December 31, 2012. Summarized unaudited financial information for

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

AquaBounty as of December 31, 2012 and for the period subsequent to the Company’s investment to December 31, 2012 is as follows:

2012

Current assets	$514
Non-current assets	1,962

Total assets	2,476
Current liabilities	706
Non-current liabilities	2,741

Total liabilities	3,447

Net liabilities	$(971)

2012

Revenues	$—
Operating expenses	578

Loss from operations	(578)
Other expense	(1)

Net loss	$(579)

On November 29, 2012, the Company entered into a promissory note purchase agreement (“promissory note”) with AquaBounty. The promissory note allows for the Company to loan up to $500 to AquaBounty. Draws on the promissory note by AquaBounty accrue annual interest of 3% and mature no later than May 28, 2013. As of December 31, 2012, AquaBounty had drawn $200 on the promissory note. This outstanding balance plus accrued interest is included in related party receivables on the December 31, 2012 consolidated balance sheet. In January and February 2013, AquaBounty borrowed additional installments of $200 and $100, respectively, on the promissory note. On March 15, 2013, AquaBounty repaid the $500 promissory note plus accrued interest in its entirety.

On March 15, 2013, the Company acquired 18,714,814 shares of AquaBounty for $4,907 in a private subscription offering, thereby increasing the Company’s ownership in AquaBounty to 53.82%, resulting in us gaining control over AquaBounty, and began consolidating. Commencing on that date, the Company includes AquaBounty in its consolidated results of operations and financial position pursuant to the step acquisition guidance in ASC 805. The Company recognized a gain of $7,415 to account for the difference between the carrying value and the fair value of the previously held 47.56% equity interest. The fair value of the consideration transferred included:

Consideration paid	$4,907
Fair value of noncontrolling interest	15,153
Fair value of the Company’s investment in affiliate held before the business combination	12,751

Fair value of the consideration transferred	$32,811

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The Company used the private subscription price to measure fair value of the Company’s previously held investment and noncontrolling interest. The preliminary estimated fair value of assets acquired and liabilities assumed at the acquisition date is shown below:

Cash	$5,419
Short-term investments	14
Trade receivables	4
Other receivables	9
Prepaid expenses and other	200
Property, plant and equipment	1,241
Intangible assets	14,900
Other assets	22

Total assets acquired	21,809

Accounts payable	156
Accrued compensation and benefits	94
Other accrued liabilities	395
Long-term debt	2,199

Total liabilities assumed	2,844

Net assets acquired	18,965
Goodwill	13,846

Total consideration	$32,811

The fair value of assets acquired and liabilities assumed at the acquisition date are considered preliminary and is subject to revision when the valuation of intangible assets is finalized upon receipt of the final valuation report from a third party valuation expert. The preliminary fair value of acquired intangible assets was determined using the multi-period excess earnings method, a variation of the income approach. The multi-period excess earnings method estimates the value of an intangible asset equal to the present value of the incremental after-tax cash flows attributable to the intangible asset. The acquired intangible assets consist of in-process research and development until regulatory approval is obtained, at which point the intangible assets will be accounted for as definite lived intangible assets and amortized over the expected useful life of fifteen years. The goodwill consists of future revenue opportunities and the potential for expansion of AquaBounty products. The goodwill is not expected to be deductible for tax purposes. The fair value of assets acquired and liabilities assumed at the acquisition date are also subject to revision upon our continued evaluation of the fair value of long term debt.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The results of operations of AquaBounty are included in the consolidated statement of operations beginning on the acquisition date. The following unaudited condensed pro forma financial information for the three months ended March 31, 2013 and 2012 and the year ended December 31, 2012 is presented as if the acquisition had been consummated on January 1, 2012:

	Three months ended March 31,		Year ended December 31, 2012
	2013	2012

		Pro forma
Revenues	3,976	1,618	13,925
Net loss	(44,214)	(7,756)	(78,651)

Net loss attributable to noncontrolling interest	433	581	2,062

Net loss attributable to Intrexon	(43,781)	(7,175)	(76,589)

Accretion of dividends on redeemable convertible preferred stock, not declared	(6,405)	(5,460)	(21,994)

Net loss attributable to Intrexon common shareholders	(50,186)	(12,635)	(98,583)

Net loss attributable to Intrexon common shareholders per share, basic and diluted	(8.86)	(2.32)	(17.81)

The pro forma net loss for the three months ended March 31, 2013 excludes the $7.4 million non-recurring gain on remeasurement of the Company’s previously held investment in AquaBounty. The pro forma net loss for the three months ended March 31, 2012 and the year ended December 31, 2012 includes this non-recurring gain on remeasurement.

7. Property, Plant and Equipment, net

Property, plant and equipment consist of the following:

	March 31, 2013	December 31,
		2012	2011

	(unaudited)
Land	$55	$—	$—
Building	945	—	—
Furniture and fixtures	863	857	844
Lab equipment	22,543	22,195	18,010
Leasehold improvements	4,978	4,972	3,016
Computer hardware	3,138	3,136	2,897
Construction in progress	—	14	2,024
Software	905	888	665

	33,427	32,062	27,456
Less: Accumulated depreciation and amortization	(14,488)	(13,375)	(8,972)

Property, plant and equipment, net	$18,939	$18,687	$18,484

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Depreciation expense was $1,146 and $1,134 for the three months ended March 31, 2013 and 2012 (unaudited), respectively. Depreciation expense was $4,957 and $3,078 for the years ended December 31, 2012 and 2011, respectively.

The following table reflects the net book value of property and equipment financed through capital leases as of December 31 (Note 12):

	2012	2011

Lab equipment	$71	$71
Leasehold improvements	143	143
Computer hardware	90	90

	304	304
Less: Accumulated depreciation	(215)	(148)

	$89	$156

8. Goodwill and Intangible Assets, net

The changes in the carrying amount of goodwill for the three months ended March 31, 2013 (unaudited) are as follows:

Balance as of December 31, 2012	$—
Acquisitions (unaudited)	13,846

Balance as of March 31, 2013 (unaudited)	$13,846

No goodwill or accumulated impairment losses existed as of December 31, 2012 and 2011. There are no accumulated impairment losses as of March 31, 2013 (unaudited).

Intangible assets consist of the following at March 31, 2013 (unaudited):

	Gross Carrying Amount	Accumulated Amortization	Net

Patents and related technologies	$34,342	$(5,561)	$28,781
In-process research and development	14,900	—	14,900

Total	$49,242	$(5,561)	$43,681

Intangible assets consist of the following at December 31, 2012:

	Gross Carrying Amount	Accumulated Amortization	Net

Patents and related technologies	$34,342	$(4,851)	$29,491
Favorable rent asset	646	(631)	15

Total	$34,988	$(5,482)	$29,506

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Intangible assets consist of the following at December 31, 2011:

	Gross Carrying Amount	Accumulated Amortization	Net

Patents and related technologies	$34,342	$(2,014)	$32,328
Favorable rent asset	646	(441)	205

Total	$34,988	$(2,455)	$32,533

Amortization expense was $725 and $757 for the three months ended March 31, 2013 and 2012 (unaudited), respectively. Amortization expense was $3,027 and $1,260 for the years ended December 31, 2012 and 2011, respectively. At December 31, 2012, the weighted average useful life for patents and related technology was 12.4 years and the useful life for the favorable rent asset was 3.4 years. Total amortization expense is estimated to be $2,853 for 2013, $2,641 for each year from 2014 through 2017, and $16,098 for the cumulative period thereafter.

9. Income Taxes

There is no income tax benefit recognized for the three months ended March 31, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011 due to the Company’s history of net losses combined with an inability to confirm recovery of the tax benefits of the Company’s losses and other net deferred tax assets. Income tax benefit for the years ended December 31, 2012 and 2011 differed from amounts computed by applying the applicable U.S. federal corporate income tax rate of 34% to loss before income taxes as a result of the following:

	2012	2011

Computed statutory income tax benefit	$(27,837)	$(28,995)
(Increase) reduction in income tax benefit resulting from State income tax benefit, net of federal income taxes	(3,711)	(3,893)
Nondeductible stock based compensation	333	203
Contribution of services by shareholder	527	71
Research and development tax credits	—	(2,515)
Other, net	(238)	477

	(30,926)	(34,652)
Change in valuation allowance for deferred tax assets	30,926	34,652

Total income tax provision	$—	$—

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The tax effects of temporary differences that comprise the deferred tax assets and liabilities at December 31 are as follows:

	2012	2011

Deferred tax assets
Equity securities	$4,346	$1,098
Accrued liabilities	1,910	915
Stock-based compensation	363	178
Deferred revenue	22,684	6,546
Research and development tax credits	5,848	5,556
Net operating loss carryforwards	80,159	70,679

Total deferred tax assets	115,310	84,972
Less: Valuation allowance	113,051	82,125

Net deferred tax assets	2,259	2,847

Deferred tax liabilities
Property and equipment	478	406
Intangible assets	1,781	2,441

Total deferred tax liabilities	2,259	2,847

Net deferred tax assets (liabilities)	$—	$—

Activity within the valuation allowance for deferred tax assets during the years ended December 31, 2012 and 2011 was as follows:

	2012	2011

Valuation allowance at beginning of year	$82,125	$52,036

(Decrease) increase in valuation allowance as a result of
Mergers and acquisitions, net	—	(4,563)
Current year operations	30,926	34,652

Valuation allowance at end of year	$113,051	$82,125

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the Company’s history of net losses incurred from inception, no income tax benefit has been recorded and the corresponding deferred tax assets have been fully reserved as the Company cannot sufficiently be assured that these deferred tax assets will be realized in accordance with the provisions of ASC 740. The components of the deferred tax assets and liabilities as of the date of the mergers and acquisitions by the Company prior to consideration of the valuation allowance are substantially similar to the components of deferred tax assets presented herein.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The American Taxpayer Relief Act of 2012, which retroactively reinstated the federal research and development tax credit for 2012, was not enacted into law until January 2013. Therefore, the deferred tax asset and corresponding increase in the valuation allowance for the amount of the tax credit generated in 2012 will not be reflected until 2013 for financial statement purposes.

The Company’s past issuances of stock and mergers and acquisitions have resulted in ownership changes as defined in Section 382 of the Internal Revenue Code of 1986. As a result, utilization of portions of the net operating losses may be subject to annual limitations. As of December 31, 2012, approximately $16,400 of the Company’s net operating losses generated prior to 2008 are limited by Section 382 to annual usage limits of approximately $1,500. As of December 31, 2012, approximately $14,800 of the Company’s net operating losses were inherited via acquisition and are limited based on the value of the target at the time of the transaction.

At December 31, 2012, the Company has loss carryforwards for federal income tax purposes of approximately $207,000 available to offset future taxable income and federal and state research and development tax credits of $5,848, prior to consideration of annual limitations that may be imposed under Section 382. These carryforwards will begin to expire in 2022.

The Company applies provisions related to the accounting for uncertain income tax positions in ASC 740-10. The Company does not have material unrecognized tax benefits as of December 31, 2012. The Company does not anticipate significant changes in the amount of unrecognized tax benefits in the next 12 months. The Company’s tax returns for years 2004 and forward are subject to examination by federal or state tax authorities due to the carryforward of unutilized net operating losses and research and development tax credits.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

10. Redeemable Convertible Preferred Stock and Shareholders’ Deficit

The tables below represent a rollforward of the Redeemable Convertible Preferred Stock:

	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balances at December 31, 2010	705,400	$802	694,000	$609	1,212,360	$1,240
Issuance of shares	—	—	—	—	—	—
Accretion of dividends	—	—	—	30	—	60
Stock issuance costs	—	—	—	—	—	—

Balances at December 31, 2011	705,400	802	694,000	639	1,212,360	1,300
Issuance of shares	—	—	—	—	—	—
Accretion of dividends	—	556	—	30	—	60
Stock issuance costs	—	—	—	—	—	—

Balances at December 31, 2012	705,400	$1,358	694,000	$669	1,212,360	$1,360
Issuance of shares (unaudited)	—	—	—	—	—	—
Accretion of dividends (unaudited)	—	21	—	8	—	15
Stock issuance costs (unaudited)	—	—	—	—	—	—

Balances at March 31, 2013 (unaudited)	705,400	$1,379	694,000	$677	1,212,360	$1,375

	Series C redeemable convertible preferred stock		Series C-1 redeemable convertible preferred stock		Series C-2 redeemable convertible preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balances at December 31, 2010	4,546,360	$6,346	15,934,528	$30,436	18,617,020	$39,605
Issuance of shares	—	—	—	—	—	—
Accretion of dividends	—	383	—	1,828	—	2,382
Stock issuance costs	—	—	—	—	—	—

Balances at December 31, 2011	4,546,360	6,729	15,934,528	32,264	18,617,020	41,987
Issuance of shares	—	—	—	—	—	—
Accretion of dividends	—	405	—	1,937	—	2,525
Stock issuance costs	—	—	—	—	—	—

Balances at December 31, 2012	4,546,360	$7,134	15,934,528	$34,201	18,617,020	$44,512
Issuance of shares (unaudited)	—	—	—	—	—	—
Accretion of dividends (unaudited)	—	107	—	513	—	669
Stock issuance costs (unaudited)	—	—	—	—	—	—

Balances at March 31, 2013 (unaudited)	4,546,360	$7,241	15,934,528	$34,714	18,617,020	$45,181

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

	Series C-3 redeemable convertible preferred stock		Series D redeemable convertible preferred stock		Series E redeemable convertible preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balances at December 31, 2010	13,297,872	$26,489	11,240,794	$39,019	—	$—
Issuance of shares	—	—	8,562,891	28,942	22,285,716	117,000
Accretion of dividends	—	1,593	—	3,971	—	3,621
Stock issuance costs	—	—	—	(8)	—	(2,667)

Balances at December 31, 2011	13,297,872	28,082	19,803,685	71,924	22,285,716	117,954
Issuance of shares	—	—	—	—	15,809,523	83,000
Accretion of dividends	—	1,688	—	4,328	—	10,465
Stock issuance costs	—	—	—	—	—	(16)

Balances at December 31, 2012	13,297,872	$29,770	19,803,685	$76,252	38,095,239	$211,403
Issuance of shares (unaudited)	—	—	—	—	—	—
Accretion of dividends (unaudited)	—	441	—	1,133	—	3,180
Stock issuance costs (unaudited)	—	—	—	—	—	—

Balances at March 31, 2013 (unaudited)	13,297,872	$30,211	19,803,685	$77,385	38,095,239	$214,583

	Series F redeemable convertible preferred stock
	Shares	Amount

Balances at December 31, 2012	—	$—
Issuance of shares (unaudited)	8,178,964	64,409
Accretion of dividends (unaudited)	—	318
Stock issuance costs (unaudited)	—	(1,527)
Balances at March 31, 2013 (unaudited)	8,178,964	$63,200

The Series F Redeemable Convertible Preferred Stock (“Series F”), Series E Redeemable Convertible Preferred Stock (“Series E”), Series D Redeemable Convertible Preferred Stock (“Series D”), Series C-3 Redeemable Convertible Preferred Stock (“Series C-3”), Series C-2 Redeemable Convertible Preferred Stock (“Series C-2”), Series C-1 Redeemable Convertible Preferred Stock (“Series C-1”), Series C Redeemable Convertible Preferred Stock (“Series C”), Series B-1 Redeemable Convertible Preferred Stock (“Series B-1”), Series B Redeemable Convertible Preferred Stock (“Series B”) and Series A Redeemable Convertible Preferred Stock (“Series A”) collectively shall be referred as the “Series Preferred”.

Rights, Preferences and Terms of Capital

The following is a summary of the current rights, preferences and terms of the Company’s outstanding equity instruments:

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, distributions will first be made to the holders of Series F, second to the holders of the Series E, third to the holders of the Series D, fourth to the holders of the Series C-3, fifth to the holders of the Series C-2, sixth to the holders of the Series C-1, seventh to the holders of the Series C, eighth to the holders of Series B and B-1 together as a class, and ninth to the holders of the Series A, and thereafter to the holders of Series F, Series E, Series D, Series C-3, Series C-2, Series C-1, Series C, Series B, Series B-1, Series A and the common who shall receive all remaining funds available for distribution in proportion to the common held by each holder and the common that each of the holders of preferred shares have the right to acquire upon conversion of their preferred stock to common stock.

Optional Redemption

After May 25, 2016, but prior to the occurrence of a qualified IPO, the holders of greater than three-fourths of then issued and outstanding shares of the Series F, Series E, Series D, Series C-3, Series C-2, Series C-1 and Series C, voting as a separate class, may elect by written notice to require the Company to redeem all of the then issued and outstanding shares of Series F, Series E, Series D, Series C-3, Series C-2, Series C-1 and Series C at an amount equal to the stated price adjusted for any stock dividends, combination or splits plus all accrued but unpaid dividends. Upon receipt of such written notice, the Company must notify the holders of the Series B-1, Series B and Series A of the redemption notice, upon which the holders of each of those classes may require the Company to redeem all of the then issued and outstanding shares of such class.

As a result of this optional redemption provision, the Company accretes changes in the redemption value from the date of issuance of all Series Preferred shares with a resultant change to additional paid-in capital or accumulated deficit in the absence of additional paid-in capital. The following table represents the aggregate redemption price per share for each class of Series Preferred:

	March 31, 2013	December 31,
	(unaudited)	2012	2011

Series F	$7.91	$—	$—
Series E	5.70	5.62	5.41
Series D	3.91	3.86	3.64
Series C-3	2.28	2.24	2.12
Series C-2	2.43	2.40	2.26
Series C-1	2.18	2.15	2.03
Series C	1.60	1.58	1.49
Series B-1	1.15	1.14	1.09
Series B	1.03	1.02	0.98
Series A	2.02	1.99	1.88

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The redemption will occur in the following order of preference: Series F, Series E, Series D, Series C-3, Series C-2, Series C-1, Series C, Series B-1 and Series B together as a class, and Series A.

Series A Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series A shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series A shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series A shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series A stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue. No dividends have been declared to date.

Conversion

The holders of Series A at any time may elect to convert all or any of their Series A into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The Company will automatically convert all of the outstanding Series A into common stock upon the closing of a qualified IPO, or upon the written election of the holders of a majority of the outstanding Series A. Series A convert to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series A, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series B and B-1 Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series B and B-1 shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series B and B-1 shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series B and B-1 shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series B and B-1 stated value. Once declared, dividends will be accrued annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Conversion

The holders of Series B and B-1 at any time may elect to convert all or any of their Series B and B-1 into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series B and B-1 shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series B and B-1. Series B and B-1 convert to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series B and B-1, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series C Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series C shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series C shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series C shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series C stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Conversion

The holders of Series C at any time may elect to convert all or any of their Series C into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series C shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series C. Series C convert to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series C, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series C-1 Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series C-1 shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series C-1 shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series C-1 shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series C-1 stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Conversion

The holders of Series C-1 at any time may elect to convert all or any of their Series C-1 into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series C-1 shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series C-1. Series C-1 converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series C-1, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series C-2 Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series C-2 shareholders in the order described within Liquidation Preference above.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Voting

The holders of Series C-2 shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series C-2 shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series C-2 stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Conversion

The holders of Series C-2 at any time may elect to convert all or any of their Series C-2 into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series C-2 shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series C-2. Series C-2 converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series C-2, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series C-3 Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series C-3 shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series C-3 shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series C-3 shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series C-3 stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Conversion

The holders of Series C-3 at any time may elect to convert all or any of their Series C-3 into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series C-3 shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series C-3. Series C-3 converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series C-3, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series D Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series D shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series D shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series D shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series D stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Conversion

The holders of Series D at any time may elect to convert all or any of their Series D into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series D shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series D. Series D converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series D, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series E Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series E shareholders in the order described within Liquidation Preference above.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Voting

The holders of Series E shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series E shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series E stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Conversion

The holders of Series E at any time may elect to convert all or any of their Series E into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series E shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series E. Series E converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series E, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

Series F Redeemable Convertible Preferred Stock

Liquidity

In the event of any liquidation, dissolution, or winding up of the Company, all distributions will be made to Series F shareholders in the order described within Liquidation Preference above.

Voting

The holders of Series F shall be entitled to the number of votes on each matter submitted to a vote of the shareholders equal to the number of shares of common stock into which said shares could be converted. Any matter which requires approval of the Series Preferred shall require the approval of a majority of the outstanding Series Preferred.

Dividends

The holders of Series F shall be entitled to receive, when and if declared by the Board of Directors out of the retained earnings of the Company, dividends, payable in cash or shares of common stock, at the rate of six percent (6%) per annum on the Series F stated value. Once declared, dividends will be accrued and compounded annually from the initial date of issue and paid quarterly. No dividends have been declared to date.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Conversion

The holders of Series F at any time may elect to convert all or any of their Series F into common stock, fully paid and nonassessable and free from all taxes, liens or charges. The shares of Series F shall be automatically converted into fully paid and nonassessable common stock upon the closing of a qualified IPO or at the election of the holders of a majority of the outstanding Series F. Series F converts to common stock on a one to one basis and is subject to adjustment for stock splits and stock dividends. Upon automatic conversion of Series F, cumulative dividends are converted to common stock at a price per share equal to the fair market value of a common share at the time of conversion.

The following table presents the aggregate and per-share amounts of arrearages in cumulative preferred dividends in ascending order of preference at December 31, 2012:

	Arrearage total	Arrearage per share

Series E Redeemable Convertible Preferred Shares	$14,086	$0.37
Series D Redeemable Convertible Preferred Shares	9,411	0.48
Series C-3 Redeemable Convertible Preferred Shares	4,819	0.36
Series C-2 Redeemable Convertible Preferred Shares	9,614	0.52
Series C-1 Redeemable Convertible Preferred Shares	9,222	0.58
Series C Redeemable Convertible Preferred Shares	2,162	0.48
Series B-1 Redeemable Convertible Preferred Shares	380	0.31
Series B Redeemable Convertible Preferred Shares	209	0.30
Series A Redeemable Convertible Preferred Shares	556	0.78

Of the arrearage amounts above, $50,459 has been accreted to the redemption price for each Series Preferred on the Company’s December 31, 2012 consolidated balance sheet.

The following table presents the aggregate and per-share amounts of arrearages in cumulative preferred dividends in ascending order of preference at March 31, 2013 (unaudited):

	Arrearage total	Arrearage per share

Series F Redeemable Convertible Preferred Shares	$318	$0.04
Series E Redeemable Convertible Preferred Shares	17,266	0.45
Series D Redeemable Convertible Preferred Shares	10,544	0.53
Series C-3 Redeemable Convertible Preferred Shares	5,260	0.40
Series C-2 Redeemable Convertible Preferred Shares	10,283	0.55
Series C-1 Redeemable Convertible Preferred Shares	9,735	0.61
Series C Redeemable Convertible Preferred Shares	2,269	0.50
Series B-1 Redeemable Convertible Preferred Shares	395	0.33
Series B Redeemable Convertible Preferred Shares	217	0.31
Series A Redeemable Convertible Preferred Shares	577	0.82

Of the arrearage amounts above, $56,864 has been accreted to the redemption price for each Series Preferred on the Company’s March 31, 2013 unaudited consolidated balance sheet.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

All shares of common stock are subordinate to the preferred shares with respect to dividend rights and rights upon the event of liquidation, winding up and/or dissolution of the Company.

11. Stock Option Plans

The Company records the fair value of stock options issued to employees and non-employees as of the grant date as stock-based compensation expense. Stock-based compensation expense for employees and non-employees is recognized over the requisite service period, which is typically the vesting period. Stock-based compensation cost that has been included in research and development expenses and general and administrative expenses amounted to $377 and $1,081, respectively, for the year ended December 31, 2012, and $763 and $220, respectively, for the year ended December 31, 2011. Stock-based compensation cost that has been included in research and development expenses and general and administrative expenses amounted to $152 and $255, respectively, for the three months ended March 31, 2013 (unaudited), and $(139) and $292, respectively, for the three months ended March 31, 2012 (unaudited).

On April 18, 2008, the Company adopted the 2008 Equity Incentive Plan (the “2008 Plan”) for employees and nonemployees pursuant to which the Company’s board of directors may grant share based awards to officers, key employees and nonemployees. During 2011, the 2008 Plan was amended to increase the number of authorized awards under the 2008 plan from 2,857,142 to 5,714,285. Awards issued pursuant to the Company’s 2004 Stock Option Plan, the 2004 Stock Option Plan for Nonemployees and the 2006 Stock Option Plan were consolidated into the 2008 Plan and are subject to, and administered under the terms of the 2008 Plan.

Stock options can be granted with an exercise price equal to or greater than the stock’s fair market value at the date of grant. Stock options can be granted with an exercise price less than the stock’s fair market value at the date of grant if the stock options are replacement options in accordance with certain U.S. Treasury regulations. Virtually all stock options have ten-year terms and vest and become fully exercisable at no more than four years from the date of grant.

At December 31, 2012, there were 2,920,609 remaining shares available for the Company to grant under the 2008 Plan. The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of all stock options. The Black-Scholes option pricing model requires the use of assumptions for estimated expected volatility, estimated expected term of stock options, risk-free rate, estimated expected dividend yield, and the fair value of the underlying common stock at the date of grant. Since the Company does not have sufficient history to estimate the expected volatility of our common stock price, expected volatility is based on the average volatility of peer public entities that are similar in size and industry. The Company estimates the expected term of all options based on previous history of exercises. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The expected dividend yield is 0% as the Company has not declared any common stock dividends to date and does not expect to declare common stock dividends in the near future. The fair value of the underlying common stock is determined based on a valuation of the Company’s common stock. Actual forfeitures are recorded when incurred and estimated forfeitures are reviewed and

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

adjusted at least annually. The assumptions used in the Black-Scholes option pricing model for the years ended December 31, 2012 and 2011 are set forth below:

	2012	2011

Valuation assumptions
Expected dividend yield	0%	0%
Expected volatility	71%—76%	68%—72%
Expected term (years)	6.00	5.37— 6.23
Risk-free interest rate	0.80%—1.10%	1.34%—2.51%

Stock option activity during the years indicated is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term

Balances at December 31, 2010	1,448,145	2.71	6.99
Granted	2,429,684	6.48
Exercised	(75,840)	(2.43)
Forfeited	(145,214)	(3.34)
Expired	(42,245)	(2.94)

Balances at December 31, 2011	3,614,530	5.22	6.67
Granted	548,571	7.12
Exercised	(194,570)	(2.43)
Forfeited	(1,210,857)	(6.30)
Expired	(444,148)	(2.29)

Balances at December 31, 2012	2,313,526	5.90	7.87

Exercisable at December 31, 2012	808,633	4.06	6.43

Vested and Expected to Vest at December 31, 2012(1)	2,194,790	5.85	7.83

(1)	The number of stock options expected to vest takes into account an estimate of expected forfeitures.

Total unrecognized compensation costs related to nonvested awards at December 31, 2012 and 2011 were $4,910 and $6,347, respectively, and are expected to be recognized over a weighted-average period of approximately three years.

The weighted average grant date fair value of options granted during 2012 and 2011 was $4.60 and $4.13, respectively. The aggregate intrinsic value of options exercised during 2012 and 2011 was $913 and $264, respectively. The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock for those shares that had exercise prices lower than the fair value of the Company’s common stock.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The following table summarizes additional information about stock options outstanding as of December 31, 2012:

Options outstanding				Options exercisable
Exercise price	Number of options	Weighted average remaining life (years)	Aggregate intrinsic value	Number of options	Weighted average remaining life (years)	Aggregate intrinsic value

$0.38	57,264	8.07	$385	57,264	8.07	$385
$1.34	106,777	3.10	617	106,777	3.10	617
$1.92	23,143	4.25	120	23,143	4.25	120
$2.74	186,286	4.62	815	186,286	4.62	815
$3.29	183,442	6.77	703	126,014	6.72	483
$5.91	169,857	7.64	205	42,571	7.59	51
$7.12	1,586,757	8.77	—	266,578	8.53	—

	2,313,526	7.87	$2,845	808,633	6.43	$2,471

The following table summarizes additional information about stock options outstanding as of December 31, 2011:

Options outstanding				Options exercisable
Exercise price	Number of options	Weighted average remaining life (years)	Aggregate intrinsic value	Number of options	Weighted average remaining life (years)	Aggregate intrinsic value

$0.38	145,406	9.07	$978	145,406	9.07	$978
$1.34	257,680	4.10	1,489	257,680	4.10	1,489
$1.68	58,286	2.84	317	58,286	2.84	317
$1.92	23,143	5.26	120	23,143	5.26	120
$1.96	3,015	9.07	16	3,015	9.07	16
$2.74	312,572	5.54	1,368	307,572	5.54	1,346
$3.29	564,286	7.50	2,163	212,929	7.35	816
$5.91	363,142	8.41	438	—	—	—
$7.12	1,887,000	6.58	—	—	—	—

	3,614,530	6.67	$6,889	1,008,031	5.91	$5,082

The Company currently uses authorized and unissued shares to satisfy share award exercises.

AquaBounty Stock Option Plan (unaudited)

The AquaBounty 2006 Equity Incentive Plan (the “AquaBounty Plan”) provides for the issuance of incentive stock options to employees of AquaBounty and non-qualified stock options and awards of restricted and direct stock purchases to its directors, officers, employees and consultants of AquaBounty. Unless otherwise indicated, options issued to employees, directors and non-employees are vested over one to three years and are exercisable for a term of ten years from the date of issuance. As of March 31, 2013 (unaudited), there were 6,076,000 options outstanding

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

under the AquaBounty Plan at a weighted average exercise price of $0.26 per share of which 5,468,667 were exercisable.

12. Commitments and Contingencies

Operating Leases

The Company leases its facilities and certain equipment under noncancelable operating leases. The equipment leases are renewable at the option of the Company. At December 31, 2012, future minimum lease payments under noncancelable operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

2013	$2,825
2014	2,918
2015	2,492
2016	1,863
2017	927
Thereafter	72

$11,097

Rent expense, including other facility expenses, was $5,036 and $4,000 in 2012 and 2011, respectively.

During 2011, the Company began subleasing space in two of its facilities to two different entities, one of which is an affiliate of certain preferred shareholders (Note 13). One of these agreements was terminated during 2011 while the other was terminated during 2012. During 2012, the Company began subleasing another of its facilities to another entity. This agreement remained in effect as of December 31, 2012. Rental income under sublease agreements was $151 and $158 for the years ended December 31, 2012 and 2011, respectively. Future rental income for the sublease agreement in effect at the end of 2012 is $365 for each year in 2013 and 2014 and $152 for 2015.

Capital Leases

The Company leases certain lab equipment, computer equipment, and leasehold improvements under capital leases. At December 31, 2012, future minimum lease payments under capitalized lease obligations are as follows:

2013	$54
2014	35
2015	10

99
Less: Amounts representing interest	(8)

$91

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Research and Development

The Company has commitments with third parties in connection with research and development collaborations. See Note 2 for further discussion.

Long Term Debt (unaudited)

In January 2009, the Atlantic Canada Opportunities Agency (“ACOA”), a Canadian government agency, awarded AquaBounty a grant to provide funding of a research and development project. The total amount available under the award is C$2,872, or USD$2,821 as of March 31, 2013 (unaudited), which AquaBounty can claim over a five year period. All amounts claimed by AquaBounty must be repaid in the form of a 10% royalty on any products commercialized out of this research and development project until fully paid. The timing of repayment is uncertain. As of March 31, 2013 (unaudited), the total amount claimed by AquaBounty is $1,968 and is included in long term debt on the March 31, 2013 unaudited consolidated balance sheet.

In October 2003, AquaBounty obtained a term loan with the ACOA in the amount of C$250, or USD$246 as of March 31, 2013 (unaudited). AquaBounty repays this loan through monthly principal payments and the loan matures in December 2013. The outstanding balance as of March 31, 2013 (unaudited) is $21 and is included in the current portion of long term debt on the March 31, 2013 unaudited consolidated balance sheet.

In August 2003, AquaBounty obtained a term loan with Enterprise PEI, a Canadian provincial government agency, in the amount of C$300, or USD$295 as of March 31, 2013 (unaudited). AquaBounty repays this loan through monthly principal and interest payments and the loan matures in December 2013. The outstanding balance as of March 31, 2013 (unaudited) is $31 and is included in the current portion of long term debt on the March 31, 2013 unaudited consolidated balance sheet.

In November 1999, Technology Partnership Canada (“TPC”), a Canadian government agency, agreed to provide AquaBounty funding up to C$2,965, or USD$2,913 as of March 31, 2013 (unaudited), to support AquaBounty’s research and development. This funding was completed in 2003. The funding provided by TPC is repayable to TPC in the form of a 5.2% royalty on revenues generated from AquaBounty’s technology. Per the funding agreement with TPC, AquaBounty has no repayment obligations after June 30, 2014 even if the total amount has not been repaid as of such date. As of March 31, 2013 (unaudited), the estimated balance to be paid by June 30, 2014 is $197 and is included in long term debt on the March 31, 2013 unaudited consolidated balance sheet.

Contingencies

The Company may become subject to claims and assessments from time to time in the ordinary course of business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of March 31, 2013 and December 31, 2012 and 2011, the Company does not believe that any such

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

13. Related Party Transactions

Third Security, LLC (“Third Security”) and Affiliates

Certain affiliates of Third Security are shareholders of the Series B, B-1, C, C-1, C-2, C-3, D, and E Redeemable Convertible Preferred Stock.

On April 8, 2011, in anticipation of the closing of Series E, the Company issued convertible promissory notes with borrowings up to $25,000 to affiliates of Third Security. Terms of the notes included 12% simple interest annually with principal and interest due on or before June 30, 2011. The principal amount and all accrued interest automatically convert to shares of Series E upon the first sale of Series E. The Company borrowed $15,000 on the notes. The principal amount plus accrued interest of $165 was converted into 2,888,635 shares of Series E on May 26, 2011.

On June 6, 2011, the Company entered into a worldwide exclusive licensing agreement with Halozyme Therapeutics, Inc. (“Halozyme”) for the use of Halozyme’s proprietary enzyme in one of the Company’s targeted therapeutics. The Company and Halozyme are related parties through common ownership by affiliates of Third Security. The Company’s CEO also serves on Halozyme’s board of directors. Under the terms of the agreement, the Company paid a license fee of $9,000 upon execution of the agreement, which is recorded in research and development expenses on the accompanying consolidated statement of operations. The Company is required to pay an annual exclusivity fee of $1,000 commencing June 6, 2012 and on each anniversary of the effective date of the agreement thereafter until a certain development event occurs. If the Company successfully develops a product candidate using the license in the exclusive field of use and achieves an established sales target, the Company could pay up to $54 million in milestone payments. The Company is obligated to pay tiered royalties on net sales of the approved product. The Company may terminate this agreement in whole or on a product-by-product basis at any time upon 90 days written notice to Halozyme.

Effective August 31, 2011, the Company entered into an asset purchase agreement with Cyntellect, Inc. (“Cyntellect”) to purchase the assets required to operate Cyntellect’s cell processing platform business and assume certain liabilities related to the assets acquired, including assumption of the remaining term on the facility lease. The Company anticipates using the assets acquired to establish the capability to develop proprietary cell lines to be used internally by the Company or with the Company’s collaborative partners. As consideration for the asset purchase, the Company issued 2,386,803 shares of its common stock valued at $17,000. Cyntellect was a related party and under common control by affiliates of Third Security. The Company recorded the transaction as a transaction between entities under common control using the guidance in ASC Subtopic 805-50, Business Combinations: Related Issues (“ASC 805-50”). ASC 805-50 requires that assets acquired and liabilities assumed be recorded on the transaction

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

date at the carrying amount in the accounts of the transferring entity. The carrying amounts of the assets acquired and liabilities assumed is as follows:

Cash	$88
Other current assets	23
Property and equipment, net	1,724
Other assets	262

Total assets acquired	2,097

Accounts payable	41
Other accrued liabilities	107
Long-term debt	116

Total liabilities assumed	264

Net assets acquired	$1,833

ASC 805-50 also requires that results of operations be presented as if the transaction occurred at the beginning of the period and represent the combined operations of both entities. Financial statements and financial information presented for prior years in which the entities were under common control should also be retrospectively adjusted to furnish comparative information as if the entities were combined. The Company applied these presentation requirements of ASC 805-50.

The Company paid $128 of costs associated with this asset purchase, which are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2011.

The Company subleased a portion of one of its facilities to Cyntellect. The sublease included rent and a portion of applicable facility expenses. The sublease expired in May 2012. The Company received $64 and $77 of sublease income during 2012 and 2011, respectively.

The Manager of Third Security who is also a member of the Company’s Board of Directors, (“Board Member”) assumed the role of CEO of the Company in April 2009 and served on a part-time basis in that capacity through 2011. In 2012, the CEO began serving in this role on a full-time basis. Although the CEO has not received compensation for his services as CEO, the Company recorded $1,550 and $210 in compensation expense for the years ended December 31, 2012 and 2011, respectively, based on the estimated salary and benefits appropriate for the role. The Company recorded $388 in compensation expense for the three months ended March 31, 2013 and 2012 (unaudited), respectively.

Transactions with Other Shareholders

At December 31, 2012 and 2011, the Company leased two office facilities from an affiliate of certain preferred shareholders. The Company has a receivable due from this affiliate in the form of security deposits which are included in other long term assets of $66 at December 31, 2012 and 2011. During 2012 and 2011, the Company incurred rent and other facility expenses of $903 and

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

$783, respectively. The company has a receivable due from this affiliate in the form of security deposits which are included in other assets of $66 at March 31, 2013 (unaudited). During the three months ended March 31, 2013 and 2012 (unaudited), the Company incurred rent and other facility expenses of $226 and $219, respectively.

The Company contracts with a common shareholder to provide certain research and clinical services. During the years ended December 31, 2012 and 2011, the Company incurred total expenses for work performed under such contract of $91 and $202, respectively, of which none was payable at December 31, 2012 and $30 was payable at December 31, 2011. During the three months ended March 31, 2013 and 2012 (unaudited), the Company incurred total expenses for work performed under such contract of $50 and $55, respectively, of which none was payable at March 31, 2013 (unaudited).

In 2011, the Company paid a transaction fee in conjunction with the closing of its Series E to a financial services firm who employs certain preferred shareholders of the Company.

In the three months ended March 31, 2013 (unaudited), the Company paid a transaction fee in conjunction with the closing of the first round of Series F to a shareholder.

Transactions with ECC Parties

On January 6, 2011, in conjunction with the ECC with Ziopharm (Note 4), the Company purchased 2,426,235 shares of common stock at $4.80 per share at closing in a private placement. The Company agreed to purchase up to an additional $50,000 of common stock in conjunction with securities offerings that may be conducted by Ziopharm in the future, subject to certain conditions and limitations. On February 7, 2011, the Company purchased 1,910,000 shares of Ziopharm common stock at $5.75 per share in the first such securities offering. On January 20, 2012, the Company purchased 1,923,075 shares of Ziopharm common stock at $5.20 per share in another securities offering. At December 31, 2012, the Company had approximately $29,000 remaining on its purchase commitment. In conjunction with the ECC and the initial share purchase, the CEO of the Company joined the board of directors of Ziopharm.

In conjunction with the ECC with Synthetic Biologics (Note 4), the Company is entitled to, at its election, purchase up to 19.99% of securities offerings that may be conducted by Synthetic Biologics in the future, subject to certain conditions and limitations. The Company has been granted the right to make purchases of Synthetic Biologics’ common stock in the open market up to an additional 10% of Synthetic Biologics’ common stock. The Company has made no purchases of Synthetic Biologics’ common stock.

In conjunction with the ECC with Oragenics (Note 4), the Company is entitled to, at its election, purchase up to 30% of securities offerings that may be conducted by Oragenics in the future, subject to certain conditions and limitations. The Company has made no purchases of Oragenics’ common stock.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

14. Net Loss per Share

The following table presents the historical computation of basic and diluted net loss per share and the unaudited pro forma basic and diluted net loss per share:

	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011
	(unaudited)

Historical net loss per share:

Numerator:
Net loss	$(36,311)	$(13,912)	$(81,874)	$(85,280)
Add: Accretion of dividends on redeemable convertible preferred stock, not declared	(6,405)	(5,460)	(21,994)	(13,868)

Net loss attributable to common shareholders	(42,716)	(19,372)	(103,868)	(99,148)

Denominator:
Weighted average shares outstanding, basic and diluted	5,661,741	5,456,264	5,533,690	5,240,647

Net loss attributable to common shareholders per share, basic and diluted	$(7.54)	$(3.55)	$(18.77)	$(18.92)

Pro forma net loss per share (unaudited):

Numerator:
Net loss attributable to common shareholders used to compute pro forma net loss per share, basic and diluted	$(36,311)		$(81,874)

Denominator:
Weighted average shares outstanding, basic and diluted	5,661,741		5,533,690
Add: Shares issued upon conversion of all Series Preferred	66,127,807		61,368,058

Add: Shares issued upon conversion of cumulative dividends on all Series Preferred	3,790,690		3,363,972

Weighted average shares used in computing pro forma net loss per shares, basic and diluted	75,580,238		70,265,720

Pro forma net loss attributable to common shareholders per shares, basic and diluted	$(0.48)		$(1.17)

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding as of March 31, 2013 and 2012 (unaudited) and December 31, 2012 and 2011, as they would have been anti-dilutive:

	March 31,		December 31,
	2013	2012	2012	2011

Common shares issuable upon conversion of all Series Preferred	69,191,670	59,075,802	64,517,977	55,483,966
Options	2,258,955	3,170,958	2,313,526	3,614,530
Warrants	511,098	511,098	511,098	511,098

Total	71,961,723	62,757,858	67,342,601	59,609,594

In addition to the potentially dilutive securities in the table above, Series Preferred cumulative dividends convertible into common shares at a price per share equal to the fair market value of a common share at the time of conversion have been excluded from the computation of diluted weighted-average shares outstanding as of March 31, 2013 and 2012 (unaudited) and December 31, 2012 and 2011.

15. Defined Contribution Plan

The Company sponsors a defined contribution plan covering employees who meet certain eligibility requirements. The Company makes contributions to the plan in accordance with terms specified in the plan agreement. The Company’s contributions to the plan were $755 and $433 in 2012 and 2011, respectively.

16. Subsequent Events

The Company applies the provisions of ASC 855, Subsequent Events (“ASC 855”), which provides general standards of accounting for and disclosures of events that occur after the consolidated balance sheet date, but before consolidated financial statements are issued or are available to be issued. ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. The Company evaluated subsequent events through May 10, 2013, the date on which the consolidated financial statements were originally issued, and through July 26, 2013, the date on which those consolidated financial statements were available to be reissued.

On April 30, 2013, the Company issued Series F for total gross proceeds of $85,591, net of $1,600 issuance costs, including $1,500 paid to a shareholder.

On April 16, 2013, the Company terminated its ECC with Synthetic Biologics in Field One. As a result of this termination, all licenses granted by the Company under the ECC for use in Field One reverted back to the Company. As a result of this termination, the Company recognized the remaining $1,503 of upfront consideration as collaboration revenue in April 2013.

Intrexon Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

On April 27, 2013, the Company entered into an ECC with Soligenix, Inc. (“Soligenix”). The Company is entitled to receive 1,034,483 common shares of Soligenix as a technology access fee. The Company will be reimbursed for research and development services performed as provided for in the ECC agreement. The Company may receive up to $7,000 in aggregate milestone payments for each product developed under the ECC, payable either in cash or common stock upon achievement of certain events. The Company is also entitled to a royalty as a percentage in the upper-single to lower double digits on the net sales generated from products developed under the ECC.

Through April 30, 2013, the Company’s balance of equity securities has decreased approximately $32,123 from the balance as of December 31, 2012, exclusive of equity securities received in 2013.

Effective July 26, 2013, the Company’s board of directors and shareholders approved a reverse stock split of 1-for-1.75 of the Company’s shares of common stock. Shareholders entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of receiving fractional shares. Shares of common stock underlying outstanding stock options and warrants were proportionately reduced and the respective exercise prices were proportionately increased in accordance with the terms of the agreements governing such securities.

17. Subsequent Events (unaudited)

For its interim consolidated financial statements as of March 31, 2013 and for the three months then ended, the Company evaluated subsequent events through July 8, 2013, the date on which those consolidated financial statements were originally available to be issued, and through July 26, 2013, the date on which these consolidated financial statements were available to be reissued.

From April 1, 2013 through July 15, 2013, the Company has issued 702,571 stock options from the 2008 Plan to employees and consultants.

Effective June 28, 2013, the Company entered into an amendment to the ECC with Fibrocell. The amendment expands the field of use defined in the ECC agreement. Under the terms of the amendment to the ECC, the Company is entitled to receive shares of Fibrocell’s common stock valued at approximately $7,500 as a supplemental technology access fee. The Company expects to receive those shares on or prior to August 15, 2013.

On July 17, 2013, the Company entered into a sublease for administrative offices. The lease term begins on August 1, 2013 and terminates on December 31, 2017. Total annual rent payments are $117, $370, $464, $478 and $492 for the years ended December 31, 2013, 2014, 2015, 2016 and 2017, respectively.

GT Life Sciences, Inc.

Financial Statements

October 5, 2011

Report of Independent Auditors

To the Board of Directors of Intrexon Corporation:

We have audited the accompanying balance sheet of GT Life Sciences, Inc. as of October 5, 2011, and the related statements of operations, of stockholders’ equity and of cash flows for the period from January 1, 2011 to October 5, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GT Life Sciences, Inc. at October 5, 2011, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 10, 2013

GT Life Sciences, Inc.

Balance Sheet

Period ended October 05, 2011

Assets

Current assets
Cash	$21,693
Grant receivable	63,203
Related party note receivable	33,486
Income tax receivable	97,346

Total current assets	215,728
Property and equipment, net	138,070

Total assets	$353,798

Liabilities

Current liabilities
Accounts payable	$54,698
Accrued expenses	213,447

Total liabilities	268,145

Commitments and contingencies (Note 8)

Stockholders’ Equity
Common stock, $0.001 par value, 15,000,000 shares authorized, 11,197,768 shares issued and outstanding	11,197
Additional paid-in capital	615,136
Accumulated deficit	(540,680)

Total stockholders’ equity	85,653

Total liabilities and stockholders’ equity	$353,798

The accompanying notes are an integral part of these financial statements.

GT Life Sciences, Inc.

Statement of Operations

Period ended October 5, 2011

Period ended October 05, 2011

Revenues
Research and development services	$173,077
Research grant revenues	667,326

Total revenues	840,403

Costs and expenses
Research and development	738,037
Selling, general, and administrative	1,117,991

Total costs and expenses	1,856,028

Loss from operations	(1,015,625)

Other
Interest income	486

Net loss before provision for income taxes	(1,015,139)
Income tax benefit	144,826

Net loss	$(870,313)

The accompanying notes are an integral part of these financial statements.

GT Life Sciences, Inc.

Statement of Stockholders’ Equity

Period ended October 05, 2011

	Common stock		Additional paid-in capital	Retained earnings (Accumulated deficit)	Total stockholders’ equity
	Shares	Amount

Balances as of December 31, 2010	10,083,435	$10,083	$59,167	$329,633	$398,883
Exercise of common stock options	1,114,333	1,114	32,316	—	33,430
Share-based compensation expense	—	—	223,653	—	223,653
Contribution in conjunction with merger	—	—	300,000	—	300,000
Net loss	—	—	—	(870,313)	(870,313)

Balances as of October 05, 2011	11,197,768	$11,197	$615,136	$(540,680)	$85,653

The accompanying notes are an integral part of these financial statements.

GT Life Sciences, Inc.

Statement of Cash Flows

Period ended October 05, 2011

Period ended October 05, 2011

Cash flows from operating activities
Net loss	$(870,313)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	41,798
Noncash interest income (Note 9)	(486)
Share-based compensation expense	223,653
Deferred income taxes (Note 7)	(48,280)
Changes in operating assets and liabilities
Prepaid expenses and other assets	13,682
Grant receivable	105,106
Income tax receivable	(97,346)
Accounts payable	9,305
Accrued expenses	(36,891)

Net cash used in operating activities	(659,772)

Cash flows from investing activities
Purchases of property and equipment	(4,496)

Net cash used in investing activities	(4,496)

Cash flows from financing activities
Proceeds from exercise of stock options	430
Proceeds from non-refundable deposits received in conjunction with the merger (Note 1)	300,000

Net cash provided by financing activities	300,430

Net decrease in cash	(363,838)

Cash
Beginning of this year	385,531

End of the year	$21,693

Supplemental disclosure of cash flow information
Cash paid for income taxes	$123,493

Significant noncash financing and investing activities
Related party note receivable issued for option exercise (Note 9)	$33,000

The accompanying notes are an integral part of these financial statements.

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

1. Description of business and significant accounting policies

GT Life Sciences, Inc. (the “Company” or “GT”) was incorporated as a Delaware corporation on July 2, 2007. The Company was formed as a spin out company of Genomatica, Inc. (Genomatica) to independently and exclusively pursue life science applications of Genomatica’s technology and software platform. GT is a privately held biotechnology company that utilizes a platform in silico modeling of cellular processes that integrates tightly with experimental technologies to drive the discovery and design of new products and processes for the life sciences field. The company uses its platform to provide research and development modeling services to third parties and enter into exclusive and non-exclusive licensing arrangements.

On October 5, 2011, Intrexon Corporation (“Intrexon”), a privately held synthetic biology company, acquired 100% of the outstanding common stock of the company by merging an Intrexon wholly-owned subsidiary with and into the Company. The Company received non-refundable deposits from Intrexon of $300,000 prior to the execution of the merger agreement.

Business Risks

The Company faces risks associated with companies whose products are in development. These risks include, among others, the Company’s need for additional financing to complete its research and development, achieving key technical milestones, defending intellectual property rights, and dependence on key members of management.

Basis of Presentation

These financial statements are prepared in U.S. dollars and are prepared under accounting principles generally accepted in the United States of America. The Company has evaluated subsequent events through May 10, 2013, the date at which the financial statements were available to be issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

At certain times during the period, the Company held bank deposits in excess of federally insured limits.

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. The costs of maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of the asset are capitalized.

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. There have been no events or changes in circumstances in the period ended October 5, 2011, which would indicate that any of the Company’s assets have been impaired.

Intellectual Property

The Company’s intellectual property consists primarily of licensed technology and patent rights. The Company files patent applications to protect technology, inventions, and improvements that are considered important to its business. The costs of filing, prosecuting, and maintaining internally developed patents are expensed as general and administrative costs as incurred. The costs of intangible assets that are acquired for use in a particular research and development project and have no alternative future uses are expensed as research and development costs as incurred.

Revenue Recognition

The Company’s revenue consists of payments received from grant awards and research and development contract support. The Company records research and development service revenue when the services are performed and collection is reasonably assured. During the period ended October 5, 2011, the Company recorded $173,077 of revenue for research and development services provided to third parties. The Company accounts for the grant revenue on a cost incurred basis in accordance with the terms of the grants. Any of the funding sources may, at its discretion, request reimbursement for expense or return of funds, or both, as a result of noncompliance by the Company with the terms of the grant. During the period ended October 5, 2011, the Company recognized $667,326 in federal funding under a grant with National Institutes of Health.

Research and Development Expenses

Research and development expenses include all direct costs and indirect costs associated with the development of the Company’s products and services. These expenses include personnel costs,

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

consulting fees, and payments to third parties for provision of research and development services. These costs are charged to expense as incurred.

Share-based Compensation

Employees

The Company applies the fair value method of accounting for share-based compensation which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). Fair value of the common stock was determined by management. The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Nonemployees

For share-based compensation granted to nonemployees, the measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

During the period ending October 5, 2011, the Company recorded $223,653 in share-based compensation expense.

Determining the appropriate fair value model and the related assumptions requires judgment. The fair value of each option grant is estimated using a Black-Scholes option-pricing model on the date of grant. No options were granted during 2011.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The Company does not have sufficient history of exercise of stock options to estimate the expected term of employee stock options and thus continues to calculate expected life based on the mid-point between the vesting date and the contractual term which is in accordance with the simplified method. The expected term for share-based compensation granted to nonemployees is the contractual life. The risk-free rate is based on the United States Treasury yield curve during the expected life of the option.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

2. Comprehensive Loss

For the period ended October 5, 2011, the comprehensive loss was equal to the net loss; therefore, a separate statement of comprehensive loss is not included in the accompanying financial statements.

3. Property and Equipment

Property and equipment consists of the following:

	Estimated useful life	October 05, 2011

	(in years)
Lab equipment	5	$213,613
Computer hardware and software	3	41,519
Less: Accumulated depreciation		(117,062)

Property and equipment, net		$138,070

Depreciation expense for the period ended October 5, 2011 was $41,798.

4. Accrued Expenses

Major categories of accrued expenses as of October 5, 2011 are summarized below:

Payroll and related costs	$ 29,285
Professional fees	7,660
Merger transaction costs	176,502

Total accrued expenses	$213,447

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

5. Stockholders’ Equity

Capital Structure

Authorized Shares

The Company is authorized to issue up to 15,000,000 shares of its capital stock. The authorized stock is designated as 15,000,000 shares of common stock at a par value of $0.001 per share. The Company reserves a number of shares of unissued common stock sufficient to effect the exercise of all outstanding options to purchase the Company’s common stock.

Common Stock

Issuance of Stock

During the period ended October 5, 2011, the Company issued 1,114,333 shares of common stock through the exercise of stock options at exercise prices of $0.03 per share, receiving proceeds of $430 and issued a related party note receivable for $33,000 (Note 9).

6. Stock Option Plan

During 2007, the Company adopted the 2007 Equity Incentive Plan (the “Plan”). The total number of shares authorized under the Plan as of October 5, 2011, was 6,100,000. Of this amount, 3,220,000 shares are available for future grants as of October 5, 2011. Eligible participants include employees, directors and consultants. The Plan permits the granting of incentive stock options and nonstatutory stock options. The terms of the agreements are determined by the Company’s Board of Directors. The Company’s awards vest based on the terms in the agreements and generally vest over four years and have a term of ten years. As of October 5, 2011, all awards are fully vested due to a change in control (Note 1).

The following summarizes the award activity for the period ending October 5, 2011:

	Available for grants	Grants outstanding	Weighted- average exercise price

Balances as of December 31, 2010	2,080,000	4,020,000	$0.03
Options granted in 2011	—	—	$—
Options cancelled in 2011	25,667	(25,667)	$0.03
Exercised in 2011	1,114,333	(1,114,333)	$0.03

Balances as of October 5, 2011	3,220,000	2,880,000	$0.03

The options exercised during 2011 had no intrinsic value.

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

The following summarizes certain information about stock options vested and expected to vest as of October 5, 2011:

	Number of options	Weighted- average remaining contractual life	Weighted- average exercise price

		(in years)
Outstanding	2,880,000	0	$0.03
Exercisable	2,880,000	0	$0.03

The following table summarizes certain information about all stock options outstanding as of October 5, 2011:

Exercise price	Number of options	Weighted- average remaining contractual life	Number of options exercisable

		(in years)
$ 0.03	2,880,000	0	2,880,000

On October 5, 2011, $120,475 of total unrecognized compensation cost related to unvested stock options was recorded due to acceleration of vesting required for a change in control (Note 1).

As of October 5, 2011, the total fair value and intrinsic value of vested shares was $2,851,200 and $2,764,800 respectively.

7. Income Taxes

The components of income tax expense / (benefit) as of October 5, 2011 are as follows:

Current expense
Federal	$(97,346)
State	800

Total current expense/(benefit)	(96,546)
Deferred expense
Federal	(37,566)
State	(10,714)

Total deferred expense/(benefit)	(48,280)

Total income tax expense/(benefit)	$(144,826)

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

The Company’s total deferred tax assets and deferred tax liability as of October 5, 2011 are as follows:

Deferred tax assets
Accrued expenses	$13,045
Net operating loss carryforwards	916,370
Research and development tax credits	77,515
Less: valuation allowance	(953,566)

Net deferred tax assets	53,364

Deferred tax liability
Property and equipment	53,364

Total net deferred tax assets	$—

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision (benefit) for income taxes as follows:

Amount

Income tax benefit at statutory rate	$(345,147)
State taxes (net of federal benefit)	(183,081)
Stock-based compensation	(696,308)
Federal research and development tax credit	(45,770)
Other, net	171,914
Change in valuation allowance	953,566

Income tax benefit	$(144,826)

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

As of October 5, 2011, the Company has net operating loss carryforwards of $2.25 million available to offset future federal and state taxable income which begin to expire in 2031 for federal and state tax purposes.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

The Company adopted the provisions of ASC 740-10 related to uncertain tax positions effective January 1, 2009. The Company determined that no liability related to unrecognized tax benefits was required as of January 1, 2009. As of October 5, 2011, the Company continues to have no unrecognized tax benefits. The Company does not reasonably expect any change to the amount of unrecognized tax benefits within the next twelve months.

GT Life Sciences, Inc.

Notes to Financial Statements

Period ended October 05, 2011

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption and as of October 5, 2011, the Company had no interest or penalties related to uncertain tax positions.

The 2009 through 2011 tax years of the Company are open to examination by federal tax and state tax authorities. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years is under examination as of October 5, 2011.

8. Commitments

Leases

The Company leases its facility from Genomatica, a related party, on a month to month basis. During the period ended October 5, 2011, the Company paid approximately $3,660 per month.

9. Related Party Transactions

During the period ended October 5, 2011, the Company issued a note receivable to an officer. As of October 5, 2011, the note receivable had a principal balance of $33,000 and accrued interest of $486 (Note 1).

During the period ended October 5, 2011, the Company rented facilities and obtained shared services from Genomatica for a total cost of $50,411 (Note 8).

10. Subsequent Events

Other than the Company’s merger discussed in Note 1, there have been no subsequent events.

Immunologix, Inc.

Financial Statements

October 20, 2011

Report of Independent Auditors

To the Board of Directors of Intrexon Corporation:

We have audited the accompanying balance sheet of Immunologix, Inc. as of October 20, 2011, and the related statement of operations, of stockholders’ deficit and of cash flows for the period from January 1, 2011 to October 20, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Immunologix, Inc. at October 20, 2011, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 10, 2013

Immunologix, Inc.

Balance Sheet

Period ended October 20, 2011

Assets
Current assets
Cash and cash equivalents	$19,451
Prepaid expenses and other assets	6,249

Total current assets	25,700
Property and equipment, net	139,719

Total assets	$165,419

Liabilities
Current liabilities
Accounts payable	$87,399
Accrued expenses	269,070
Current portion of capital lease obligation (Note 9)	18,711

Total current liabilities	375,180
Capital lease obligation, net of current portion (Note 9)	56,637

Total liabilities	431,817

Commitments and contingencies (Note 9)
Series A convertible preferred stock, $0.001 par value, 1,099,721 shares authorized, issued and outstanding (liquidation value $4,378,270) (Note 6)	4,357,582
Series B convertible preferred stock, $0.001 par value, 1,025,000 shares authorized, 228,135 shares issued and outstanding (liquidation value $931,077) (Note 6)	926,835

Stockholders’ Deficit
Common stock, $0.001 par value, 10,000,000 shares authorized, 2,700,502 shares issued and outstanding	2,701
Accumulated deficit	(5,553,516)

Total stockholders’ deficit	(5,550,815)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$165,419

The accompanying notes are an integral part of these financial statements.

Immunologix, Inc.

Statement of Operations

Period ended October 20, 2011

Period ended October 20, 2011

Revenues
License revenue	$35,000
Research grant revenue	100,000

Total revenues	135,000

Costs and Expenses
Research and development	440,475
Selling, general, and administrative	734,919
License royalties	4,167

Total costs and expenses	1,179,561

Loss from operations	(1,044,561)

Other
Interest income	692
Interest expense	(6,096)

Total other	(5,404)

Net loss	$(1,049,965)

The accompanying notes are an integral part of these financial statements.

Immunologix, Inc.

Statement of Stockholders’ Deficit

Period ended October 20, 2011

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount

Balances as of December 31, 2010	2,656,780	$2,657	$77,996	$(683,147)	$(602,494)
Exercise of common stock options	11,100	11	1,654	—	1,665
Share-based compensation expense	—	—	45,723	—	45,723
Issuance of common stock for services and license	32,622	33	4,861	—	4,894
Accretion to redemption value on convertible preferred stock			(130,234)	(3,820,404)	(3,950,638)
Net loss	—	—	—	(1,049,965)	(1,049,965)

Balances as of October 20, 2011	2,700,502	$2,701	$—	$(5,553,516)	$(5,550,815)

The accompanying notes are an integral part of these financial statements.

Immunologix, Inc.

Statement of Cash Flows

Period ended October 20, 2011

Period ended October 20, 2011

Cash flows from operating activities
Net loss	$(1,049,965)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	28,087
Share-based compensation expense	45,723
Common stock issued for services and license	4,894
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,250)
Grants receivable	244,479
Accounts payable	11,297
Accrued expenses	182,591

Net cash used in operating activities	(534,144)

Cash flows from investing activities
Purchases of property and equipment	(22,120)

Net cash used in investing activities	(22,120)

Cash flows from financing activities
Repayments of capital lease (Note 9)	(14,389)
Proceeds from issuance of Series B convertible preferred stock (Note 6)	250,948
Payments of stock issuance costs	(4,242)
Proceeds from exercise of stock options	1,665

Net cash provided by financing activities	233,982

Net decrease in cash and cash equivalents	(322,282)

Cash and cash equivalents
Beginning of this year	341,733

End of the year	$19,451

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,096

Significant noncash financing and investing activities
Accretion to redemption value on convertible preferred stock	$3,950,638

The accompanying notes are an integral part of these financial statements.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

1. Description of Business and Significant Accounting Policies

Immunologix, Inc. (the “Company” or “IMX”) was incorporated as a Delaware corporation on September 25, 2008. The Company is founded on a proprietary method of converting naïve B-cells to fully mature human antibodies targeting any antigen.

On October 21, 2011, Intrexon Corporation (“Intrexon”), a privately held synthetic biology company, acquired 100% of the outstanding preferred and common stock of the company by merging an Intrexon wholly-owned subsidiary with and into the Company.

Business Risks

The Company faces risks associated with companies whose products are in development. These risks include, among others, the Company’s need for additional financing to complete its research and development, achieving key technical milestones, defending intellectual property rights, and dependence on key members of management.

Basis of Presentation

These financial statements are prepared in U.S. dollars and are prepared under accounting principles generally accepted in the United States of America. The Company has evaluated subsequent events through May 10, 2013, the date at which the financial statements were available to be issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. At certain times during the period, the Company held bank deposits in excess of federally insured limits.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. The costs of maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of the asset are capitalized.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. There have been no events or changes in circumstances during the period ended October 20, 2011, which would indicate that any of the Company’s assets have been impaired.

Intellectual Property

The Company’s intellectual property consists primarily of licensed technology and patent rights. The Company files patent applications to protect technology, inventions, and improvements that are considered important to its business. The costs of filing, prosecuting, and maintaining internally developed patents are expensed as general and administrative costs as incurred. The costs of intangible assets that are acquired for use in a particular research and development project and have no alternative future uses are expensed as research and development costs as incurred.

Revenue Recognition

The Company’s revenue consists primarily of payments received from grant awards and payments received from license agreements. The Company accounts for the grant revenue on a cost incurred basis in accordance with the terms of the grants. Any of the funding sources may, at its discretion, request reimbursement for expense or return of funds, or both, as a result of noncompliance by the Company with the terms of the grant. During the period ended October 20, 2011, the Company recognized $100,000 in federal funding under the University Startup Assistance Program with South Carolina Research Authority (“SCRA”).

The Company accounts for license agreements when there is evidence of an arrangement, the fee is fixed or determinable and collection is reasonably assured. The amount of revenue recognized at any time is limited to the amounts that have become due under the terms of the agreement.

Research and Development Expenses

Research and development expenses include all direct costs and indirect costs associated with the development of the Company’s biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for provision of research, development, and manufacturing services. These costs are charged to expense as incurred.

Share-based Compensation

Employees

The Company applies the fair value method of accounting for share-based compensation which requires all such compensation to employees, including the grant of employee stock options, to be recognized in the income statement based on its fair value at the measurement date (generally the

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

grant date). Fair value of the common stock was determined by management. The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award. The Company uses authorized and unissued shares to satisfy share award exercises.

Nonemployees

For share-based compensation granted to nonemployees the measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

During the period ending October 20, 2011, the Company recorded $45,723 in share-based compensation expense.

Determining the appropriate fair value model and the related assumptions requires judgment. The fair value of each option grant is estimated using a Black-Scholes option-pricing model on the date of grant as follows as of October 20, 2011:

Estimated dividend yield	0.00%
Expected stock price volatility	93.19%
Risk-free interest rate	1.43%
Expected life of options (years)	5.64
Weighted-average fair value per share	$0.66

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The Company does not have sufficient history of exercise of stock options to estimate the expected term of employee stock options and thus continues to calculate expected life based on the mid-point between the vesting date and the contractual term which is in accordance with the simplified method. The expected term for share-based compensation granted to nonemployees is the contractual life. The risk-free rate is based on the United States Treasury yield curve during the expected life of the option.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

2. Comprehensive Loss

For the period ended October 20, 2011, the comprehensive loss was equal to the net loss; therefore, a separate statement of comprehensive loss is not included in the accompanying financial statements.

3. Property and Equipment

Property and equipment consists of the following:

	Estimated useful life	October 20, 2011

	(in years)
Lab equipment	5	$187,061
Less: Accumulated depreciation		(47,342)

Property and equipment, net		$139,719

Depreciation expense for the period ended October 20, 2011 was $28,087.

4. Accrued Expenses

Major categories of accrued expenses as of October 20, 2011 are summarized below:

Payroll and related costs	$76,296
Merger Transaction costs	192,774

Total accrued expenses	$269,070

5. Significant Agreements

License agreement

On March 10, 2010, the Company entered into a license agreement (the “License”) with MUSC Foundation for Research Development (the “Foundation”). The License allows the Company to develop and commercialize certain patent rights relating to methods of discovery of human monoclonal antibodies and compositions of matter thereof. The Company incurred fees and

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

patent costs of $4,167 to the Foundation during the period ended October 20, 2011 for the License. All license fees have been recorded as research and development expense in these financial statements.

The License requires the Company to reimburse the Foundation for the maintenance of U.S. and foreign patent rights. The Corporate License is a worldwide sublicenseable agreement and remains in full effect for the life of the last-to-expire patents included in the patent rights, which is approximately ten years. The License requires Foundation approval for certain sublicenses and minimum royalties of at least 0.5% to the Foundation to be included in the sublicense agreements.

The License requirements include that the Company raise $200,000 in grant, debt and/or equity financing by the first anniversary of the License, and an additional $200,000 by the second anniversary; establish and maintain a scientific advisory board; enter a laboratory lease; complete a pilot run of licensed method within nine months; and execute at least 15 contracts for the provision of services or grant of rights within five years.

During the term of the License, the Company must pay all fees and costs relating to the filing, prosecution and maintenance of the patent rights. The Company did not incur any patent legal fees related to this license from the effective date through October 20, 2011 other than those included in the reimbursement amount paid to the Foundation above.

The Company has issued 483,402 shares of common stock to the Foundation, representing 12% of the Company’s then issued and outstanding capital stock. Additional shares are required to be issued to maintain the 12% ownership until the Company raised $3,000,000 of equity capital. In accordance with the anti-dilution provision, the Company issued 32,622 additional shares of common stock in 2011. The fair value of the 483,402 shares of common stock issued to the Foundation of $72,510 was recorded as research and development expense.

The License may be terminated by the Foundation if the Company fails to meet certain milestones within specified timeframes. As of October 20, 2011, the Company was in compliance with its obligations.

The Company is required to use commercially-reasonable efforts to develop three specified products or processes and introduce them into commercial markets. The Foundation will earn a royalty equal to a specified percentage of net sales, subject to the following minimum annual royalties starting on the first anniversary of the license agreement (March 10th of each year):

Minimum royalty

First anniversary	$25,000
Second anniversary	$75,000
Third anniversary	$200,000
Fourth anniversary	$400,000
Fifth anniversary and each anniversary thereafter	$750,000

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

Sales of licensed products or services since the effective date through October 20, 2011 have not met a level which would exceed the minimum royalty.

The terms of the License were renegotiated and amended in conjunction with the Company’s merger.

6. Convertible Preferred Stock

The table below represents a rollforward of the Convertible Preferred Stock:

	Series A convertible preferred stock		Series B convertible preferred stock
	Shares	Amount	Shares	Amount

Balances as of December 31, 2010	1,099,721	$1,087,073	—	$—
Issuance of Series B Convertible Preferred Stock	—	—	228,135	250,948
Stock issuance costs	—	—	—	(4,242)
Accretion to redemption value on convertible preferred stock	—	3,270,509	—	680,129

Balances as of October 20, 2011	1,099,721	$4,357,582	228,135	$926,835

The Company reserves a number of shares of unissued common stock sufficient to effect the conversion of its issued and outstanding shares of convertible preferred stock.

Preferred Stock

Series A Convertible Preferred Stock (the “Series A”)

Dividends

The holders of the Series A are entitled to receive noncumulative cash dividends, on each issued and outstanding share of Series A when and as declared by the Board of Directors. Any declared but unpaid dividends are payable upon a Liquidation Event or conversion of the applicable shares of preferred stock to common stock. No dividends have been declared on the Series A, and there were no declared but unpaid dividends on Series A as of October 20, 2011.

Voting rights

The holders of the Series A are entitled to a number of votes equal to the number of shares of common stock into which their shares can be converted. Together with the holders of the common stock, the holders of the Series A, voting together as a single class, are entitled to elect two members of the Board of Directors.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

Liquidation preference

In the event of a liquidation, dissolution, or winding up of the Company, or in the event the Company merges with or is acquired by another entity, the holders of the Series A are entitled to be paid an amount equal to $1.00 per share, plus any declared but unpaid dividends. Once the preceding liquidation preferences have been paid, any remaining assets would be distributed pro rata among the holders of the Series A and common stock.

Conversion

At any time at the option of the holder, each share of Series A is convertible into one share of common stock, subject to certain antidilution adjustments. In the event of an initial public offering of at least $25,000,000 or the vote of at least a majority of the outstanding holders of Series A, the Series A will be automatically converted.

Protective Provisions

Approval of holders of at least a majority of the preferred stock is required for certain significant corporate actions.

Series B Convertible Preferred Stock (the “Series B”)

Dividends

The holders of the Series B are entitled to receive noncumulative cash dividends, on each issued and outstanding share of Series B when and as declared by the Board of Directors. Any declared but unpaid dividends are payable upon a Liquidation Event or conversion of the applicable shares of preferred stock to common stock. No dividends have been declared on the Series B, and there were no declared but unpaid dividends on Series B as of October 20, 2011.

Voting rights

The holders of the Series B are entitled to a number of votes equal to the number of shares of common stock into which their shares can be converted. Together with the holders of the common stock, the holders of the Series A, the holders of Series B voting together as a single class, are entitled to elect two members of the Board of Directors.

Liquidation preference

In the event of a liquidation, dissolution, or winding up of the Company, or in the event the Company merges with or is acquired by another entity, the holders of the Series B are entitled to be paid an amount equal to $1.10 per share, plus any declared but unpaid dividends. Once the preceding liquidation preferences have been paid, any remaining assets would be distributed pro rata among the holders of the Series A, Series B, and common stock.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

Conversion

At any time at the option of the holder, each share of Series B is convertible into one share of common stock, subject to certain antidilution adjustments. In the event of an initial public offering of at least $25,000,000 or the vote of at least a majority of the outstanding holders of Series B, the Series B will be automatically converted.

Protective Provisions

Approval of holders of at least a majority of the preferred stock is required for certain significant corporate actions.

As discussed in Note 1, the Company was acquired by Intrexon on October 21, 2011. This acquisition is considered a deemed liquidation event requiring redemption. As the Company deemed that this liquidation event was probable to occur on October 20, 2011, the Company accreted the Series A and Series B values to the respective redemption values as of October 20, 2011.

7. Stock Option Plan

During 2010, the Company adopted the 2010 Stock Plan (the “Plan”). The total number of shares authorized under the Plan as of October 20, 2011 was 200,000. Of this amount, 51,120 shares are available for future grants as of October 20, 2011. Eligible participants include employees, directors and consultants. The Plan permits the granting of incentive stock options, nonstatutory stock options, stock awards, and stock purchase rights. The terms of the agreements are determined by the Company’s Board of Directors. The Company’s awards vest based on the terms in the agreements and generally vest over four years and have a term of ten years. As of October 20, 2011 all awards are fully vested and approximately $45,723 of total unrecognized compensation cost related to unvested stock options was recorded due to a change in control (Note 1).

The following summarizes the award activity for the period ending October 20, 2011:

	Available for grants	Grants outstanding	Weighted-average exercise price

Balances as of December 31, 2010	51,120	124,080	$.15
Options granted in 2011	(1,000)	1,000	$.15
Options cancelled in 2011	1,000	(1,000)	$.15
Exercised in 2011	—	(11,100)	$.15

Balances as of October 20, 2011	51,120	112,980	$.15

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

The following summarizes certain information about stock options vested and expected to vest as of October 20, 2011:

	Number of options	Weighted-average remaining contractual life	Weighted-average exercise price

		(in years)
Outstanding	112,980	0	$0.15
Exercisable	112,980	0	$0.15

The following table summarizes certain information about all stock options outstanding as of October 20, 2011:

Exercise Price	Number of options	Weighted-average remaining contractual life	Number of options exercisable

		(in years)
$ 0.15	112,080	0	112,080

As of October 20, 2011, the total fair value and intrinsic value of vested shares was $338,940 and $321,993 respectively.

8. Income Taxes

There is no income tax benefit recognized for the period ended October 20, 2011 due to the Company’s history of net losses combined with an inability to confirm recovery of the tax benefits of the Company’s losses and other net deferred tax assets. Income tax benefit for the period ended October 20, 2011 differed from amounts computed by applying the applicable U.S. federal corporate income tax rate of 34% to loss before income taxes as a result of the following:

Income tax benefit at statutory rate	$(356,988)
State taxes (net of federal benefit)	(36,899)
Stock-based compensation	(93,933)
Research and development tax credits	(22,381)
Other, net	70,753
Change in valuation allowance	439,448

Total income tax provision	$—

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

The tax effects of temporary differences that comprise the deferred tax assets as of October 20, 2011 are as follows:

Property and equipment	$715
Intangible assets	56,952
Net operating loss carryforwards	601,968
Federal and state research and development tax credits	36,344

Total deferred tax assets	695,979
Less: valuation allowance	(695,979)

Net deferred tax assets	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased by $439,448 during the period ended October 20, 2011.

As of October 20, 2011, the Company has net operating loss carryforwards of approximately $1.6 million and federal and state research and development tax credits of $36,344 available to offset future federal and state taxable income which begin to expire in 2030. If the Company’s net operating loss carryforwards are limited and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

The Company adopted the provisions of ASC 740-10 related to uncertain tax positions effective January 1, 2009. The Company determined that no liability related to unrecognized tax benefits was required as of January 1, 2009. As of October 20, 2011, the Company continues to have no unrecognized tax benefits. The Company does not reasonably expect any change to the amount of unrecognized tax benefits within the next twelve months.

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption and as of October 20, 2011, the Company had no interest or penalties related to uncertain tax positions.

Tax years from 2008 and forward are open to examination by federal tax and state tax authorities. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years is under examination as of October 20, 2011.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

9. Commitments

Leases

In 2010, the Company entered into leases for office and laboratory space in Charleston, South Carolina (the “Lease”) from SCRA (a shareholder) and certain other office equipment under operating leases. The Company also leases lab equipment under capital leases. Future minimum lease payments under the above lease agreements in the aggregate for the period from October 21, 2011 through December 31, 2011, and years remaining beginning January 1, 2012:

	Operating leases	Capital leases

Remaining in 2011	$6,486	$4,097
2012	8,166	24,583
2013	2,016	24,583
2014	2,016	24,583
2015	1,680	10,243

	$20,364	88,089

Less: Amounts representing interest (9%)		(12,741)

Total obligation under capital leases		75,348
Less: Current portion of obligation under capital leases		(18,711)

Long-term obligation under capital leases		$56,637

The Company incurred rent expense of approximately $30,750 in the period ended October 20, 2011 on the noncancelable operating leases.

The equipment under capital leases had a cost of $99,040 and accumulated depreciation of $24,760 as of October 20, 2011. Depreciation expense on these capital leases for the period ended October 20, 2011 was $15,944.

Employment contracts

In 2010, the Company entered into employment contracts with three officers that provide for severance and continuation of benefits in the event of termination by the Company without cause or by the employee for good reason, both as defined in the agreement, upon execution of a release.

10. Related party transactions

During the period ended October 20, 2011, the Company had consulting agreements with three shareholders for a total expense of approximately $6,250 payable in cash. As of October 20, 2011, all expenses had been paid.

Immunologix, Inc.

Notes to Financial Statements

Period ended October 20, 2011

During the period ended October 20, 2011, the Company issued 32,622 shares of common stock to the Foundation, at no cost, subject to stock agreements. The Company recorded $4,894 in expense based on a fair value of $0.15 per share.

11. Subsequent events

Other than the Company’s merger discussed in Note 1, there have been no subsequent events.

ZIOPHARM Oncology, Inc.

(a development stage enterprise)

Financial Statements

December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

ZIOPHARM Oncology, Inc.

Boston, Massachusetts

We have audited the accompanying balance sheets of ZIOPHARM Oncology, Inc. (a development stage company) as of December 31, 2012 and 2011, and the related statements of operations, changes in preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2012 and for the period from inception from September 9, 2003 (date of inception) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from September 9, 2003 (date of inception) to December 31, 2009 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ZIOPHARM Oncology, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, and from September 9, 2003 (date of inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the annual financial statements, the Company has incurred recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey LLP

Boston, Massachusetts

March 18, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

ZIOPHARM Oncology, Inc.

Boston, Massachusetts

We have audited the statements of operations, changes in preferred stock and stockholders’ equity (deficit) and cash flows of ZIOPHARM Oncology, Inc. (a development stage company) for the period from September 9, 2003 (date of inception) through December 31, 2009 (not separately presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of ZIOPHARM Oncology, Inc. and its cash flows from September 9, 2003 (date of inception) through December 31, 2009 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America.

/s/ Caturano and Company, P.C.

Boston, Massachusetts

March 17, 2010

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Balance Sheets

(in thousands, except share and per share data)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$73,306	$104,713
Receivables	58	79
Prepaid expenses and other current assets	6,912	1,313

Total current assets	80,276	106,105
Property and equipment, net	1,994	1,141
Deposits	133	91
Other non current assets	1,001	771

Total assets	$83,404	$108,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,509	$1,727
Accrued expenses	16,516	10,821
Deferred revenue — current portion	800	800
Deferred rent — current portion	39	15

Total current liabilities	18,864	13,363
Deferred revenue	2,733	3,533
Deferred rent	400	180
Warrant liabilities	12,962	19,425

Total liabilities	34,959	36,501

Commitments and contingencies (note 8)

Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized; 83,236,840 and 69,206,044 shares issued and outstanding at December 31, 2012 and 2011, respectively	83	69
Preferred stock, $0.001 par value; 30,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital — common stock	325,177	246,519
Additional paid-in capital — warrants issued	6,909	12,611
Deficit accumulated during the development stage	(283,724)	(187,592)

Total stockholders’ equity	48,445	71,607

Total liabilities and stockholders’ equity	$83,404	$108,108

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Operations

(in thousands, except share and per share data)

	For the year ended December 31,			Period from September 9, 2003 (date of inception) through December 31, 2012
	2012	2011	2010

Revenue	$800	$667	$—	$1,467

Operating expenses:
Research and development	83,446	57,083	12,910	212,345
General and administrative	19,523	14,984	11,636	88,318

Total operating expenses	102,969	72,067	24,546	300,663

Loss from operations	(102,169)	(71,400)	(24,546)	(299,196)
Other income, net	(13)	39	765	4,701
Change in fair value of warrants	6,050	7,583	(8,889)	10,771

Net loss	$(96,132)	$(63,778)	$(32,670)	$(283,724)

Basic and diluted net loss per share	$(1.22)	$(0.97)	$(0.71)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	78,546,112	66,003,789	46,003,996

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Preferred Stock

and Stockholders’ Equity (Deficit)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Preferred stock and warrants			Stockholder’s equity (deficit)
	Series A preferred stock		Warrants to purchase Series A preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Stockholders’ contribution, September 9, 2003	—	$—	$—	250,487	$—	$500	$—	$—	$500
Net loss	—	—	—	—	—	—	—	(160)	(160)

Balance at December 31, 2003	—	—	—	250,487	—	500	—	(160)	340
Issuance of common stock	—	—	—	2,254,389	2	4,498	—	—	4,500
Issuance of common stock for services	—	—	—	256,749	1	438	—	—	439
Fair value of options/warrants issued for nonemployee services	—	—	—	—	—	13	251	—	264
Net loss	—	—	—	—	—	—	—	(5,687)	(5,687)

Balance at December 31, 2004	—	—	—	2,761,625	3	5,449	251	(5,847)	(144)

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Convertible Preferred Stock

and Stockholders’ Equity (Deficit) (Cont.)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Convertible preferred stock and warrants			Stockholder’s equity (deficit)
	Series A convertible preferred stock		Warrants to purchase series A convertible preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Issuance of Series A convertible preferred stock (net of expenses of $1,340 and warrant cost of $1,683)	4,197,946	15,077	—	—	—	—	—	—	15,077
Fair value of warrants to purchase Series A convertible preferred stock	—	—	1,683	—	—	—	—	—	1,683
Issuance of common stock to EasyWeb Stockholders	—	—	—	189,922	—	—	—	—	—
Conversion of Series A convertible preferred stock @ $0.001 into $0.001 common stock on September 13, 2005 at an exchange ratio of .500974	(4,197,946)	(15,077)	(1,683)	4,197,823	4	15,073	1,683	—	—
Issuance of common stock for options	—	—	—	98,622	—	4	—	—	4
Fair value of options/warrants issued for nonemployee services	—	—	—	—	—	54	45	—	99
Net loss	—	—	—	—	—	—	—	(9,517)	(9,517)

Balance at December 31, 2005	—	—	—	7,247,992	7	20,580	1,979	(15,364)	7,202

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Preferred Stock

and Stockholders’ Equity (Deficit) (Cont.)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Preferred stock and warrants			Stockholder’s equity (deficit)
	Series A preferred stock		Warrants to purchase series A preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Issuance of common stock in private placement, net of expenses $2,719	—	—	—	7,991,256	8	21,180	—	—	21,188
Issuance of warrants	—	—	—	—	—	—	13,092	—	13,092
Issuance of common stock for services rendered	—	—	—	25,000	—	106	—	—	106
Stock-based compensation for employees	—	—	—	—	—	2,777	—	—	2,777
Issuance of common stock due to exercise of stock options	—	—	—	5,845	—	25	—	—	25
Issuance of common stock due to exercise of stock warrants	—	—	—	2,806	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(17,857)	(17,857)

Balance at December 31, 2006	—	—	—	15,272,899	15	44,668	15,071	(33,221)	26,533
Issuance of common stock in private placement, net of expenses $1,909	—	—	—	5,910,049	6	23,532	—	—	23,538
Issuance of warrants	—	—	—	—	—	—	5,433	—	5,433
Stock-based compensation for employees	—	—	—	—	—	1,318	—	—	1,318
Stock-based compensation for non-employee	—	—	—	—	—	120	—	—	120
Issuance of common stock for stock options	—	—	—	46,016	—	36	—	—	36
Issuance of restricted stock	—	—	—	70,000	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—	(26,608)	(26,608)

Balance at December 31, 2007	—	—	—	21,298,964	21	69,674	20,504	(59,829)	30,370

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Preferred Stock

and Stockholders’ Equity (Deficit) (Cont.)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Preferred stock and warrants			Stockholder’s equity (deficit)
	Series A preferred stock		Warrants to purchase series A preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Stock-based compensation	—	—	—	—	—	1,600	—	—	1,600
Issuance of restricted common stock	—	—	—	586,500	1	(1)	—	—	—
Forfeiture of unvested restricted common stock	—	—	—	(25,000)	—	—	—	—	—
Other	—	—	—	—	—	1	—	(1)	—
Net loss	—	—	—	—	—	—	—	(25,231)	(25,231)

Balance at December 31, 2008	—	—	—	21,860,464	22	71,274	20,504	(85,061)	6,739
Cumulative effect of a change in accounting principle - January 1, 2009 reclassification of warrants to warrant liabilities	—	—	—	—	—	—	(1,638)	1,566	(72)
Stock-based compensation	—	—	—	—	—	2,181	—	—	2,181
Forfeiture of unvested restricted common stock	—	—	—	(69,500)	—	—	—	—	—
Issuance of common stock and warrants in a private placement, net of expenses $465	—	—	—	2,772,337	3	385	4,207	—	4,595
Issuance of common stock and warrants in a registered direct offering, net of commission and expenses of $2,802 and warrants of $22,860	—	—	—	15,484,000	15	22,323	—	—	22,338
Exercise of warrants to purchase common stock	—	—	—	136,986	—	279	—	—	279
Exercise of employee stock options	—	—	—	102,564	—	73	—	—	73
Issuance of restricted common stock	—	—	—	1,400,500	2	(2)	—	—	—
Repurchase of shares of restricted common stock	—	—	—	(103,823)	—	(380)	—	—	(380)
Net loss	—	—	—	—	—	—	—	(7,649)	(7,649)

Balance at December 31, 2009	—	—	—	41,583,528	42	96,133	23,073	(91,144)	28,104

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Preferred Stock

and Stockholders’ Equity (Deficit) (Cont.)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Preferred stock and warrants			Stockholder’s equity (deficit)
	Series A preferred stock		Warrants to purchase Series A preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Stock-based compensation	—	—	—	—	—	3,637	—	—	3,637
Issuance of common stock in a registered direct offering, net of commission and expenses of $2,203	—	—	—	7,000,000	7	32,797	—	—	32,804
Exercise of warrants to purchase common stock	—	—	—	39,225	—	360	(239)	—	121
Exercise of employee stock options	—	—	—	196,167	—	225	—	—	225
Issuance of restricted common stock	—	—	—	115,000	—	—	—	—	—
Repurchase of shares of restricted common stock	—	—	—	(416,108)	(1)	(1,667)	—	—	(1,668)
Cancelled restricted stock	—	—	—	(51,250)	—	—	—	—	—
Expired warrants	—	—	—	—	—	45	(45)	—	—
Net loss	—	—	—	—	—	—	—	(32,670)	(32,670)

Balance at December 31, 2010	—	—	—	48,466,562	48	131,530	22,789	(123,814)	30,553
Stock-based compensation	—	—	—	—	—	2,759	—	—	2,759
Issuance of common stock in a securities offering, net of commission and expenses of $245	—	—	—	11,040,000	11	59,795	—	—	59,806
Issuance of common stock in a collaboration agreement net of commission and expenses of $86	—	—	—	6,063,161	6	28,852	—	—	28,858
Exercise of warrants to purchase common stock	—	—	—	2,377,571	2	21,766	(9,067)	—	12,701
Exercise of employee stock options	—	—	—	479,666	1	980	—	—	981
Exercise of non-employee stock options	—	—	—	6,904	—	—	—	—	—
Issuance of restricted common stock	—	—	—	848,406	1	(1)	—	—	—
Repurchase of shares of restricted common stock	—	—	—	(59,559)	—	(273)	—	—	(273)
Cancelled restricted stock	—	—	—	(16,667)	—	—	—	—	—
Expired warrants	—	—	—	—	—	1,111	(1,111)	—	—
Net loss	—	—	—	—	—	—	—	(63,778)	(63,778)

Balance at December 31, 2011	—	—	—	69,206,044	69	246,519	12,611	(187,592)	71,607

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Changes in Preferred Stock

and Stockholders’ Equity (Deficit) (Cont.)

For the Period September 9, 2003 (date of inception) to December 31, 2012

(in thousands, except share and per share data)

	Preferred stock and warrants			Stockholder’s equity (deficit)
	Series A preferred stock		Warrants to purchase Series A preferred stock	Common stock		Additional paid-in capital common stock	Additional paid-in capital warrants	Deficit accumulated during the development stage	Total stockholders’ equity/ (deficit)
	Shares	Amount	Warrants	Shares	Amount

Stock-based compensation	—	—	—	—	—	4,880	—	—	4,880
Issuance of common stock in a registered direct offering, net of commission and expenses of $3,426	—	—	—	10,114,401	11	49,159	—	—	49,170
Exercise of warrants to purchase common stock	—	—	—	259,660	—	1,011	(269)	—	742
Exercise of employee stock options	—	—	—	8,300	—	30	—	—	30
Issuance of restricted common stock	—	—	—	258,032	—	—	—	—	—
Repurchase of shares of restricted common stock	—	—	—	(123,153)	—	(546)	—	—	(546)
Cancelled restricted stock	—	—	—	(123,370)	—	—	—	—	—
Expired warrants	—	—	—	—	—	5,433	(5,433)	—	—
Issuance of common stock in a collaboration agreement	—	—	—	3,636,926	3	18,691	—	—	18,694
Net Loss								(96,132)	(96,132)

Balance at December 31, 2012	—	$—	$—	83,236,840	$83	$325,177	$6,909	$(283,724)	$48,445

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Statements of Cash Flows

(in thousands)

	For the year ended December 31,			Period from September 9, 2003 (date of inception) through December 31, 2012
	2012	2011	2010

Cash flows from operating activities:
Net loss	$(96,132)	$(63,778)	$(32,670)	$(283,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	658	268	188	2,574
Stock-based compensation	4,880	2,759	3,637	20,181
Change in fair value of warrants	(6,050)	(7,583)	8,889	(10,771)
Loss on disposal of fixed assets	48	—	—	57
Common stock issued in exchange for in-process research and development	18,694	17,457	—	36,151
Change in operating assets and liabilities:
(Increase) decrease in:
Collaboration receivable	21	(79)	—	(58)
Prepaid expenses and other current assets	(5,599)	(889)	(70)	(6,912)
Other noncurrent assets	(230)	(407)	(122)	(1,001)
Deposits	(43)	(4)	(41)	(134)
Increase (decrease) in:
Accounts payable	(218)	696	(758)	1,509
Accrued expenses	5,695	8,283	1,277	16,516
Deferred revenue	(800)	4,333	—	3,533
Deferred rent	244	109	(24)	439

Net cash used in operating activities	(78,832)	(38,835)	(19,694)	(221,640)

Cash flows from investing activities:
Purchases of property and equipment	(1,559)	(1,156)	(186)	(4,626)
Proceeds from sale of property and equipment	—	—	—	1

Net cash used in investing activities	(1,559)	(1,156)	(186)	(4,625)

Cash flows from financing activities:
Stockholders’ capital contribution	—	—	—	500
Proceeds from exercise of stock options	30	980	225	1,373
Payments to employees for repurchase of restricted common stock	(546)	(274)	(1,668)	(2,867)
Proceeds from exercise of warrants	330	12,399	72	13,079
Proceeds from issuance of common stock and warrants, net	49,170	71,207	32,804	270,726
Proceeds from issuance of preferred stock, net	—	—	—	16,760

Net cash provided by financing activities	48,984	84,312	31,433	299,571

Net increase (decrease) in cash and cash equivalents	(31,407)	44,321	11,553	73,306
Cash and cash equivalents, beginning of period	104,713	60,392	48,839	—

Cash and cash equivalents, end of period	$73,306	$104,713	$60,392	$73,306

Supplementary disclosure of cash flow information:
Cash paid for interest	$—	$—	$—	$—

Cash paid for income taxes	$—	$—	$—	$—

Supplementary disclosure of noncash investing and financing activities:
Warrants issued to placement agents and investors	$—	$—	$—	$47,276

Preferred stock conversion to common stock	$—	$—	$—	$16,760

Exercise of equity-classified warrants to common shares	$269	$9,067	$239	$9,324

Exercise of liability-classified warrants to common shares	$412	$303	$49	$352

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

1. Organization

ZIOPHARM Oncology, Inc., which we refer to as “ZIOPHARM” or the “Company”, is a biopharmaceutical company that seeks to acquire, develop and commercialize, on its own or with other commercial partners, products for the treatment of important unmet medical needs in cancer.

The Company’s operations to date have consisted primarily of raising capital and conducting research and development. Accordingly, the Company is considered to be in the development stage at December 31, 2012. The Company’s fiscal year ends on December 31.

The Company has operated at a loss since its inception in 2003 and had no significant revenues. The Company anticipates that losses will continue for the foreseeable future. At December 31, 2012, the Company’s accumulated deficit was approximately $283.7 million. The Company currently believes that its existing cash resources at December 31, 2012, will be sufficient to fund its operations into the second half of 2013. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has a variety of ongoing clinical trials, the outcomes of which will have an impact on managements’ plans to improve liquidity. The Company has various dilutive and non-dilutive funding alternatives if the results are positive and if the results are negative, alternative cost-cutting efficiencies are planned in an attempt to extend the Company’s cash resources as long as possible. There is no assurance that any fundraising or any cost-cutting alternative would be realized. In addition, changes may occur that would consume the Company’s existing capital prior to the second half of 2013, including expansion of the scope of, and/or slower than expected progress of, the Company’s research and development efforts and changes in governmental regulation. Actual costs may ultimately vary from the Company’s current expectations, which could materially impact the Company’s use of capital and the Company’s forecast of the period of time through which the Company’s financial resources will be adequate to support the Company’s operations. The Company has also assumed responsibility for the advancement of two product candidates in the clinic under its exclusive channel partnership with Intrexon Note 2 and the Company expects that the costs associated with these and additional product candidates will increase the level of its overall research and development expenses significantly going forward. Although the Company’s forecasts for expenses and the sufficiency of its capital resources takes into account its plans to develop the Intrexon products, the Company assumed development responsibility for these products on January 6, 2011, and the actual costs associated therewith may be significantly in excess of forecasted amounts. In addition to above factors, the Company’s actual cash requirements may vary materially from the Company’s current expectations for a number of other factors that may include, but are not limited to, changes in the focus and direction of its research and development programs, competitive and technical advances, costs associated with the development of the Company’s product candidates, its ability to secure partnering arrangements, and costs of filing, prosecuting, defending and enforcing the Company’s intellectual property rights. If the Company exhausts its capital reserves more quickly than anticipated, regardless of the reason, and the Company is unable to obtain additional financing on terms acceptable to it or at all, the Company will be unable to proceed with development of some or all of our product candidates on expected timelines and will be forced to prioritize among them. Moreover, if the Company fails to advance one or more of its current product candidates to later-stage clinical

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

trials, successfully commercialize one or more of its product candidates, or acquire new product candidates for development, the Company may have difficulty attracting investors that might otherwise be a source of additional financing.

In the current economic environment, the Company’s need for additional capital and limited capital resources may force it to accept financing terms that could be significantly more dilutive to existing stockholders than if the Company were raising capital when the capital markets were more stable. To the extent that the Company raises additional capital by issuing equity securities, its stockholders may experience dilution. In addition, the Company could grant future investors rights superior to those of its existing stockholders. If the Company raises additional funds through collaborations and licensing arrangements, it could be necessary to relinquish some rights to its technologies, product candidates or products, or grant licenses on terms that are not favorable to the Company. If it raises additional funds by incurring debt, the Company could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which the Company conducts its business.

2. Financings

On January 20, 2012, the Company entered into an underwriting agreement with J. P. Morgan Securities LLC, as representative of the several underwriters named therein, relating to the issuance and sale of 9,650,000 shares of our common stock. The price to the public in the offering was $5.20 per share, and the underwriters agreed to purchase the shares from the Company pursuant to the underwriting agreement at a purchase price of $4.888 per share. Under the terms of the underwriting agreement, the Company also granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 1,447,500 shares of common stock at a purchase price of $4.888 per share. The offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-177793) previously filed with the SEC, and a prospectus supplement thereunder. The underwriters purchased the 9,650,000 shares on January 25, 2012 and purchased an additional 464,401 shares on January 31, 2012 pursuant to the partial exercise of their option to purchase additional shares, resulting in our issuing a total of 10,114,401 shares. The net proceeds from the offering were approximately $49.2 million after deducting underwriting discounts and estimated offering expenses payable by the Company.

On February 3, 2011, the Company entered into an underwriting agreement with Barclays Capital Inc., or Barclays, relating to the issuance and sale of 9,600,000 shares of the Company’s common stock in a public offering. The price to the public in the offering was $5.75 per share, and Barclays, as the sole underwriter for the offering, agreed to purchase the shares from the Company pursuant to the underwriting agreement at a purchase price of $5.425 per share. Under the terms of the underwriting agreement, the Company also granted Barclays an option, exercisable for 30 days, to purchase up to an additional 1,440,000 shares of the Company’s common stock at a purchase price of $5.425 per share. On February 8, 2011, the transactions contemplated by the underwriting agreement were completed. In connection with the closing, Barclays exercised in full its option to purchase the additional 1,440,000 shares, resulting in the Company issuing a total of 11,040,000 shares at the closing. The net proceeds from the offering were approximately $59.8 million after deducting underwriting discounts and offering expenses.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

On January 6, 2011, and in conjunction with the Company’s execution and delivery of the Channel Agreement with Intrexon Corporation, or Intrexon, the Company entered into a Stock Purchase Agreement and Registration Rights Agreement with Intrexon. On January 12, 2011, and pursuant to that Stock Purchase Agreement, Intrexon purchased 2,426,235 shares of the Company’s common stock in a private placement for a total purchase price of $11,645,928, or $4.80 per share. The Company simultaneously issued to Intrexon an additional 3,636,926 shares of its common stock for a cash purchase price equal to the $0.001 par value of such shares, which price was deemed paid in partial consideration for the execution and delivery of the Channel Agreement. This resulted in a non-cash expense of approximately $17.5 million for the in process research and development. Under the terms of the Stock Purchase Agreement, the Company agreed to issue to Intrexon an additional 3,636,926 shares of its common stock under certain conditions upon dosing of the first patient in a ZIOPHARM-conducted Phase 2 clinical trial in the Unites States, or similar study as the parties may agree in a country other than the United States, of a product candidate that is created, produced, developed or identified directly or indirectly by us during the term of the Channel Agreement and that, subject to certain exceptions, involves DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer. These shares were issued on November 7, 2012 (See Note 11 to the financial statements, Preferred Stock and Stockholders’ Equity), and when issued, the purchase price for such shares was equal to the $0.001 par value of such shares, which price was deemed paid in partial consideration for the execution and delivery of the Channel Agreement, in accordance with the terms of the Stock Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company has filed a registration statement with the SEC registering the resale of the shares that we have issued or may issue to Intrexon under the Stock Purchase Agreement.

Also under the Stock Purchase Agreement, if requested by the Company and subject to certain conditions, restrictions and limitations, Intrexon has agreed to purchase the Company’s securities in conjunction with ‘‘qualified’’ securities offerings that are conducted by the Company while the Channel Agreement remains in effect. In conjunction with a qualified offering, Intrexon has committed to purchase up to 19.99% of the securities offered and sold therein (exclusive of Intrexon’s purchase) if requested to do so by the Company. Intrexon will not be obligated to purchase securities in a ‘‘qualified’’ securities offering unless the Company is then in substantial compliance with its obligations under the Channel Agreement and, with respect to a ‘‘qualified’’ offering that is completed following January 6, 2012, the Company confirms its intent that 40% of the offering’s net proceeds shall have been spent, or in the next year will be spent, by the Company under the Channel Agreement. In the case of a ‘‘qualified’’ offering that is completed after January 6, 2013, Intrexon’s purchase commitment will be further limited to an amount equal to one-half of the proceeds spent or to be spent by the Company under the Channel Agreement. Intrexon’s aggregate purchase commitment for all future qualified offerings is capped at $50.0 million. The Company and Intrexon subsequently amended the Stock Purchase Agreement to clarify that gross proceeds from the sale of Company securities to Intrexon in a qualified offering will apply against Intrexon’s $50.0 million purchase commitment regardless of whether Intrexon participates voluntarily or at the request of the Company. As a result of Intrexon’s purchase of securities in our February 2012 public offering, the remaining maximum amount of Intrexon’s equity purchase commitment is approximately $29.0 million.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

On May 27, 2010, the Company entered into an underwriting agreement with Jefferies & Company, Inc. (the “Representative”) relating to the issuance and sale of 7,000,000 shares of the Company’s common stock, par value $0.001 per share. The Representative, on behalf of itself and JMP Securities LLC, as underwriters for the offering, purchased 7,000,000 shares from the Company pursuant to the underwriting agreement and offered the shares to the public at a price of $5.00, and to certain dealers at that price less a concession not in excess of $0.18 per share of common stock. The net proceeds to the Company from this offering were $32.8 million, after deducting underwriting discounts, commissions and other offering expenses of $2.2 million. The offering was completed on June 2, 2010. Under the terms of the underwriting agreement, the Company granted the Representative an option, exercisable for 30 days, to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments, if any. The overallotment expired on July 2, 2010, without being exercised.

On December 4, 2009, the Company entered into an underwriting agreement in which JMP Securities LLC and Rodman & Renshaw, LLC agreed to serve as co-lead managers (together, the “Underwriters”) in connection with a public offering and sale by the Company of 15,484,000 units at a price to the public of $3.10 per unit for gross proceeds of $48.0 million. The Company paid $2.8 million in commissions and offering expenses and expects to use the remaining net proceeds of $45.2 million for general corporate purposes, which include ongoing research and development activities. Each unit sold in the offering consisted of one share of our common stock and an investor warrant to purchase 0.5 of a share of common stock. The shares of common stock and investor warrants were immediately separable. The closing of the transaction occurred on December 9, 2009.

In connection with a 2009 underwritten public offering, the Company issued warrants to purchase an aggregate of 8,206,520 shares of common stock (including the investor warrants and 464,520 warrants issued to the Underwriters). The investor warrants are exercisable immediately and the underwriter warrants exercisable six months after the date of issuance. The warrants have an exercise price of $4.02 per share and have a five year term. The fair value of the warrants was estimated at $22.9 million using a Black-Scholes model with the following assumptions: expected volatility of 105%, risk free interest rate of 2.14%, expected life of five years and no dividends.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were not indexed to the Company’s own stock in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Derivatives and Hedging . As such, the Company has concluded the warrants did not meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified as liabilities (see Note 9 to the financial statements, Warrants).

On September 9, 2009, the Company entered into a securities purchase agreement with certain investors pursuant to which it sold a total of 2,772,337 units (the “2009 Private Placement”), each unit consisting of one share of common stock and a warrant to purchase one share of common stock for a purchase price of $1.825 per unit. The closing of the transaction occurred on September 15, 2009. In connection with the 2009 Private Placement, the Company raised approximately $5.1 million in gross proceeds. After paying $455 thousand in placement agent fees and offering expenses, the net proceeds were $4.6 million.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

In connection with a 2009 private placement, the Company issued warrants to purchase an aggregate of 2,910,954 shares of common stock (including 138,617 warrants issued to the placement agents) which are exercisable immediately. The warrants have an exercise price of $2.04 per share and have a five year term. The fair value of the warrants was estimated at $4.2 million using a Black-Scholes model with the following assumptions: expected volatility of 105%, risk free interest rate of 2.41%, expected life of five years and no dividends. The fair value of the warrants was recorded in the equity section of the balance sheet.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were indexed to the Company’s own stock in accordance with FASB ASC Topic 815, Derivatives and Hedging . As such, the Company has concluded the warrants meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified in stockholders’ equity.

In connection with the 2009 Private Placement, the Company entered into a registration rights agreement with each of the investors. The registration rights agreement requires that the Company file a “resale” registration statement covering all of the shares issued in the 2009 Private Placement and the shares issuable upon exercise of the warrants issued in the 2009 Private Placement, up to the maximum number of shares able to be registered pursuant to applicable Securities and Exchange Commission (“SEC”) regulations, within 30 days of the closing of the 2009 Private Placement. The Company filed the registration statement with the SEC on September 28, 2009 (File No. 333-162160). Under the terms of the registration rights agreement, the Company is obligated to maintain the effectiveness of the “resale” registration statement until all securities therein are sold or are otherwise can be sold pursuant to Rule 144, without any restrictions. A cash penalty at the rate of 1% of the purchase price per month, capped at a maximum of 10% of the purchase price (or $506 thousand), will be triggered for any filing or effectiveness failures or if, at any time after six months following the closing of the 2009 Private Placement, the Company ceases to be current in periodic reports with the SEC.

In December 2006, the FASB issued an accounting standard, which addresses an issuer’s accounting for registration payment arrangements. The accounting standard specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB guidance in Accounting for Contingencies. The accounting standard further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with US GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. The Company applied the recognition and measurement provisions of the accounting standard to the registration rights associated with the registration rights agreement. As result, the Company believes that the contingent obligation to make future payments is not probable and as such has recorded no liability associated with these registration rights.

On February 23, 2007, pursuant to subscription agreements between the Company and certain institutional and other accredited investors, the Company completed the sale of an aggregate of 5,910,049 shares of the Company’s common stock at a price of $5.225 per share in a private

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

placement (the “2007 Offering”). In addition to these shares sold in the 2007 Offering, the Company also issued to each investor a five-year warrant to purchase, at an exercise price of $5.75 per share, an additional number of shares of common stock equal to 20 percent of the shares purchased by such investor in the 2007 Offering. In the aggregate, these warrants entitle investors to purchase an additional 1,182,015 shares of common stock. The Company estimated the fair value of these warrants at $4.7 million using the Black-Scholes model, using an assumed risk-free rate of 4.71% and an expected life of 5 years, volatility of 93%, and a dividend yield of 0%. The total gross proceeds resulting from the 2007 Offering was approximately $30.9 million, before deducting selling commissions and expenses.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were indexed to the Company’s own stock in accordance with ASC Topic 815, Derivatives and Hedging . As such, the Company has concluded the warrants meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified in stockholders’ equity.

The Company engaged Paramount BioCapital, Inc. (“Paramount”), Oppenheimer & Co. Inc., and Griffin Securities, Inc. (together, the “2007 Placement Agents”) as placement agents in connection with the 2007 Offering. In consideration for their services, the Company paid the 2007 Placement Agents aggregate cash commissions of $1.6 million (of which $1.0 million was paid to Paramount; see Note 7 to the financial statements, Related Party Transactions) and issued 5-year warrants to the 2007 Placement Agents and their designees to purchase an aggregate of 156,058 shares of the Company’s common stock at an exercise price of $5.75 per share. In connection with the 2007 Offering, the Company also made cash payments of $222 thousand and issued 5-year warrants to purchase 21,244 shares of the Company’s common stock, at an exercise price of $5.75 per share, to a financial consultant pursuant to the non-circumvention provision of a prior agency agreement. The Company estimated the fair value of these 177,302 warrants at $709 thousand using the Black-Scholes model, using an assumed risk-free rate of 4.71% and an expected life of 5 years, volatility of 93%, and a dividend yield of 0%.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were indexed to the Company’s own stock in accordance with ASC Topic 815, Derivatives and Hedging . As such, the Company has concluded the warrants meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified in stockholders’ equity.

Pursuant to the 2007 Offering, the Company agreed to use its best efforts to (i) file a registration statement covering the resale of the shares sold in the 2007 Offering and the common stock issuable upon exercise of the investor warrants and placement agent warrants issued in the 2007 Offering within 45 days following the closing date of the 2007 Offering, and (ii) use reasonable commercial efforts to cause the registration statement to be effective within 120 days after such final closing date.

With respect to each investor in the 2007 Offering, the Company also agreed to use reasonable commercial efforts to cause the registration statement to remain effective until the earliest of (i) the date on which the investor may sell all of the shares and shares issuable upon exercise of

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

the warrants then held by the investor pursuant to then-Rule 144 of the Securities Act of 1933 without regard to volume restrictions; and (ii) such time as all of the securities held by the investor and registered under the registration statement have been sold pursuant to a registration statement, or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(1) thereof so that all transfer restrictions and restrictive legends are removed upon the consummation of such sale. The 2007 Placement Agents have been afforded equivalent registration rights as the investors in the 2007 Offering with respect to the shares issuable upon exercise of the placement agent warrants. Effective January 1, 2007, the Company adopted a new accounting standard which requires that instruments subject to registration payments are accounted for without regard to the contingent obligation to make registration payments. As a result, the Company has determined that no contingent loss exists based on its history of timely annual, quarterly and registration filings. The Company intends to continue the timely compliance with all SEC filing requirements, which will keep the Company current and the shares registered. On March 1, 2007, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement was declared effective on March 26, 2007, rendering the resale of the shares issued in the 2007 Offering registered under the Securities Exchange Act of 1933 and no penalty was recorded.

On May 3, 2006, pursuant to subscription agreements, the Company and certain institutional and other accredited investors, the Company completed the sale of an aggregate of 7,991,256 shares of the Company’s common stock at a price of $4.63 per share in a private placement (the “2006 Offering”). In addition to the shares, the Company also issued to each investor a five-year warrant to purchase, at an exercise price of $5.56 per share, an additional number of shares of common stock equal to 30 percent of the shares purchased by such investor in the 2006 Offering. In the aggregate, these Warrants entitle investors to purchase an additional 2,397,392 shares of common stock. The Company estimated the fair value of these warrants at $9.6 million using the Black-Scholes model, using an assumed risk-free rate of 5.01% and an expected life of 5 years, volatility of 100%, and a dividend yield of 0%. The total gross proceeds resulting from the 2006 Offering was approximately $37 million, before deducting selling commissions and expenses.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were both (1) indexed to the Company’s own stock and (2) classified in stockholders’ equity in accordance with ASC Topic 815, Derivatives and Hedging. As such, the Company has concluded the warrants meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified in stockholders’ equity.

The Company engaged Paramount BioCapital, Inc. and Griffin Securities, Inc. (together, the “2006 Placement Agents”) as co-placement agents in connection with the 2006 Offering. In consideration for their services, the Company paid the 2006 Placement Agents and certain selected dealers engaged by the 2006 Placement Agents and their designees aggregate cash commissions of $2.6 million (of which $1.7 million was paid to Paramount; see Note 7 to the financial statements, Related Party Transactions) and issued 7-year warrants to the 2006 Placement Agents and their designees to purchase an aggregate of 799,126 shares of the Company’s common stock (10 percent of the shares sold in the 2006 Offering) at an exercise price of $5.09 per share. The Company

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

estimated the fair value of these warrants at $3.5 million using the Black-Scholes model, using an assumed risk-free rate of 5.01% and an expected life of 7 years, volatility of 100% and a dividend yield of 0%. The Company made reimbursements of $100 thousand to the 2006 Placement Agents for their expenses incurred in connection with the 2006 Offering.

Pursuant to the 2006 Offering, the Company agreed to use its best efforts to (i) file a registration statement covering the resale of the shares issued in the 2006 Offering and the common stock issuable upon exercise of the warrants issued in the 2006 Offering (including the placement agent warrants) within 30 days following the closing date of the 2006 Offering, and (ii) use its reasonable commercial efforts to cause the registration statement to be effective within 120 days after such final closing date.

With respect to each investor in the 2006 Offering, the Company also agreed to use its reasonable commercial efforts to cause the registration statement to remain effective until the earliest of (i) the date on which the investor may sell all of the shares issued in the 2006 Offering and shares issuable upon exercise of the warrants then held by the investor pursuant to then-Rule 144 of the Securities Act of 1933 without regard to volume restrictions; and (ii) such time as all of the securities held by the investor and registered under the registration statement have been sold pursuant to a registration statement, or in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(1) thereof so that all transfer restrictions and restrictive legends are removed upon the consummation of such sale. The 2006 Placement Agents have been afforded equivalent registration rights as the investors in the 2006 Offering with respect to the shares issuable upon exercise of the placement agent warrants. Warrants issued in the 2006 Offering are classified as equity. On May 19, 2006, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement was declared effective on May 30, 2006, rendering the resale of the shares issued in the 2006 Offering registered under the Securities Exchange Act of 1933 and no penalties were recorded.

On August, 3, 2005, the Company entered into an Agreement and Plan of Merger dated as of August 3, 2005 (the “Merger Agreement”) with EasyWeb, Inc., a Delaware corporation (“EasyWeb”), and ZIO Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of EasyWeb (“ZIO Acquisition”). EasyWeb was a company that was incorporated in September 1998 and had been in the business of designing, marketing, selling and maintaining customized and template turnkey sites on the Internet that are hosted by third parties. At the time of the Merger (as defined below), however, EasyWeb had no operating business and had limited assets and liabilities. Pursuant to the Merger Agreement, ZIO Acquisition merged with and into ZIOPHARM, with ZIOPHARM remaining as the surviving company and a wholly-owned subsidiary of EasyWeb (the “Merger”). In connection with the Merger, which was effective as of September 13, 2005, ZIO Acquisition ceased to exist and the surviving company changed its corporate name to ZIOPHARM, Inc. Based upon an Exchange Ratio, as defined in the Merger Agreement, in exchange for all of their shares of capital stock in ZIOPHARM, the ZIOPHARM stockholders received a number of shares of common stock of EasyWeb such that, upon completion of the Merger, the then-current ZIOPHARM stockholders held approximately 96.8% of the outstanding shares of common stock of EasyWeb on a fully-diluted basis. Upon completion of the Merger, EasyWeb ceased all of its remaining operations and adopted and continued implementing the

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

business plan of ZIOPHARM. Further, effective upon the Merger, the then current officers and directors of EasyWeb resigned, and the then current officers and directors of ZIOPHARM were appointed officers and directors of EasyWeb. In conjunction with the Merger, ZIOPHARM made payments of approximately $425,000 to certain affiliates of EasyWeb in the third quarter of 2005. Subsequently, on September 14, 2005, ZIOPHARM merged into EasyWeb, and EasyWeb changed its name to ZIOPHARM Oncology, Inc.

Although EasyWeb was the legal acquirer in the transaction, ZIOPHARM became the registrant with the Securities and Exchange Commission. Under generally accepted accounting principles, the transaction was accounted for as a reverse acquisition, whereby ZIOPHARM was considered the acquirer of EasyWeb for financial reporting purposes because ZIOPHARM’s stockholders controlled more than 50% of the post-transaction combined entity, the management and the board were that of ZIOPHARM after the transaction, EasyWeb had no operating activity and limited assets and liabilities as of the transaction date, and the continuing operations of the entity are those of ZIOPHARM.

Accordingly, the equity of EasyWeb was adjusted to reflect a recapitalization of the stock and the equity of ZIOPHARM was adjusted to reflect a financing transaction with the proceeds equal to the net asset value of EasyWeb immediately prior to the Merger. The historical financial statements of ZIOPHARM became the historical financial statements of the Company. The historical stockholders’ equity was retroactively restated to adjust for the exchange of shares pursuant to the Merger Agreement. All share and per share information included in the accompanying financial statements and notes give effect to the exchange, except as otherwise stated.

On June 6, 2005, the Company completed an offering (the “2005 Offering”) of Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Company issued 4,197,946 shares at $4.31 for gross proceeds of approximately $18.1 million. In connection with the 2005 Offering, the Company compensated Paramount, placement agent for the 2005 Offering, or its affiliates for its services through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire 419,794 shares of Series A Preferred Stock (the “Series A Stock Warrants”), exercisable for a period of 7 years from the closing date at a per-share exercise price equal to 110% of the price per share sold in the 2005 Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also paid Paramount an expense allowance of $50 thousand to reimburse Paramount for its out-of-pocket expenses. Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for any private sale of the Company’s securities. On September 13, 2005, the Series A Preferred Stock was converted to 4,197,946 of the company’s common stock. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act (see Note 7 to the financial statements, Related Party Transactions).

The Company valued the Series A Stock Warrants using the Black-Scholes model and recorded a charge of $1.7 million against additional paid-in capital. The Company has estimated the fair

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

value of such warrants using the Black-Scholes model, using an assumed risk-free rate of 3.93% and expected life of 7 years, volatility of 134% and dividend yield of 0%. The net proceeds from the 2005 Offering were used for research and development, licensing fees and expenses, and for working capital and general corporate purposes.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

The Company’s most significant estimates and judgments used in the preparation of our financial statements are:

•	Clinical trial expenses;
•	Fair value measurements for stock based compensation and warrants; and
•	Income taxes.

Subsequent Events

The Company evaluated all events and transactions that occurred after the balance sheet date through the date of this filing. During this period, the Company did not identify any material events that require accounting or disclosure in these financial statements.

Cash and Cash Equivalents

Cash equivalents consist primarily of demand deposit accounts and deposits in short-term U.S. treasury money market mutual funds. Cash equivalents are stated at cost, which approximates fair market value.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash accounts in

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

commercial banks, which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements are capitalized. Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets, which is between three and five years. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are eliminated from the balance sheets and related gains or losses are reflected in the statements of operations.

Restricted Cash

Other non-current assets include cash of $691 thousand that is restricted as collateral for the Company’s facility leases.

Long-Lived Assets

In accordance with FASB accounting standards, the Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs to sell.

Warrants

The Company applies the accounting standard which provides guidance in assessing whether an equity-based financial instrument is indexed to an entity’s own stock for purposes of determining whether a financial instrument should be treated as a derivative. In applying the methodology the Company concluded that certain warrants issued by the Company have terms that do not meet the criteria to be considered indexed to the Company’s own stock and therefore are classified as liabilities in the Company’s balance sheet. The liability classified warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of Other income, net in the accompanying Statement of Operations. Fair value is measured using the binomial valuation model. In December 2011, the Company switched from the Black-Scholes valuation model to the binomial valuation model as it provides a better evaluation of the fair market value of the Company’s liability-classified warrants.

Fair Value Measurements

The Company accounts for fair value measurements of its financial assets and liabilities and non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value on a recurring basis. The accounting standard defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the exchange

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 are as follows:

($ in thousands)		Fair value measurements at reporting date using
Description	Balance as of December 31, 2012	Quoted prices in active markets for identical assets/liabilities (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Cash equivalents	$72,002	$72,002	$—	$—

Warrant liability	$12,962	$—	$12,962	$—

($ in thousands)		Fair value measurements at reporting date using
Description	Balance as of December 31, 2011	Quoted prices in active markets for identical assets/liabilities (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)

Cash equivalents	$103,736	$103,736	$—	$—

Warrant liability	$19,425	$—	$19,425	$—

The cash equivalents represent deposits in a short term U.S. treasury money market mutual fund. The warrants were valued using a binomial valuation model. See Note 9 to the financial statements, Warrants, for additional disclosure on the valuation methodology and significant assumptions.

Revenue Recognition

The Company receives revenue from a collaboration agreement (see Note 4 to the financial statements, Collaborations and Alliances). Collaboration arrangements typically include payments

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

for one or more of the following: non-refundable, upfront license fees, funding of research and development efforts, milestone payments if specified objectives are achieved and/or profit-sharing or royalties on product sales. Arrangements containing multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the collaborative partner. The consideration received is then allocated among the separate units based on their respective fair values and the applicable revenue recognition criteria are applied to each of the separate units.

Revenue from non-refundable, upfront research and development fees is reported as research and development revenue and is recognized on a straight-line basis over the contracted or estimated period of performance, which is typically the development term. Research and development funding is earned over the period of effort.

Milestone payments are recognized as research and development revenue upon achievement of the milestone only if (1) the milestone payment is non-refundable, (2) substantive effort is involved in achieving the milestone and (3) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payment is deferred and recognized as revenue over the estimated remaining period of performance under the contract as the Company completes its performance obligations.

Research and Development Costs

Research and development expenditures are charged to the statement of operations as incurred. Such costs include proprietary research and development activities, purchased research and development, and expenses associated with research and development contracts, whether performed by the Company or contracted with independent third parties.

Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. The Company evaluates the realizability of our deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates this tax position on an annual basis. The Company also accrues for potential interest and penalties, related to unrecognized tax benefits in income tax expense (see Note 10 to the financial statements, Income Taxes).

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Accounting for Stock-Based Compensation

Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. Stock-based compensation expense is based on the number of awards ultimately expected to vest and is therefore reduced for an estimate of the awards that are expected to be forfeited prior to vesting. Consistent with prior years, the Company uses the Black-Scholes option pricing model which requires estimates of the expected term option holders will retain their options before exercising them and the estimated volatility of the Company’s common stock price over the expected term.

The Company recognizes the full impact of its share-based employee payment plans in the statements of operations for each of the years ended December 31, 2012, 2011, and 2010 and did not capitalize any such costs on the balance sheets. The Company recognized $3.1 million, $2.1 million, and $1.3 million of compensation expense related to vesting of employee stock options during the years ended December 31, 2012, 2011, and 2010, respectively. In the years ended December 31, 2012, 2011, and 2010, the Company recognized $1.7 million, $635 thousand, and $2.4 million of compensation expense, respectively, related to vesting of restricted stock (see Note 12 to the financial statements, Stock Option Plan). In the years ended December 31, 2012, 2011, and 2010, the Company recognized $4.9 million, $2.8 million, and $3.6 million of compensation expense, respectively, related to vesting of employee and director awards. In the year ended December 31, 2010, the Company recognized $27 thousand of compensation expense related to non-employee milestone awards. The following table presents share-based compensation expense included in the Company’s Statements of Operations:

	Year ended December 31,
(in thousands)	2012	2011	2010

Research and development	$1,917	$890	$690
General and administrative	2,963	1,869	2,947

Share based employee compensation expense before tax	4,880	2,759	3,637
Income tax benefit	—	—	—

Net share based employee compensation expense	$4,880	$2,759	$3,637

Prior to the adoption of the current accounting standards in 2006, the Company previously accounted for stock-based awards to employees using the intrinsic value method and had elected the disclosure-only alternative. All stock-based awards to nonemployees were accounted for at their fair value. The Company had recorded the fair value of each stock option issued to non-employees as determined at the date of grant using the Black-Scholes option pricing model.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of current accounting standards to stock-based awards from September 9, 2003 (date of inception) to December 31, 2005:

(in thousands, except per share data)	September 9, 2003 (date of inception) to December 31, 2005

Net loss:
As reported	$(15,364)
Stock-based compensation expense included in reported net loss	802
Stock-based compensation expense under the fair-value based method	(1,756)

Pro forma net loss	$(16,318)

Basic and diluted net loss per share:
As reported	$(3.75)
Pro forma	$(3.98)

The fair value of each stock option is estimated at the date of grant using the Black-Scholes option pricing model. The estimated weighted-average fair value of stock options granted to employees in 2012, 2011, and 2010 was approximately $3.06, $4.04, and $3.26 per share, respectively. Assumptions regarding volatility, expected term, dividend yield and risk-free interest rate are required for the Black-Scholes model. The volatility assumption is based on the Company’s historical experience. The risk-free interest rate is based on a U.S. treasury note with a maturity similar to the option award’s expected life. The expected life represents the average period of time that options granted are expected to be outstanding. The Company calculated volatility using the simplified method described in SEC Staff Accounting Bulletin, or SAB, No. 107 and No. 110. The assumptions for volatility, expected life, dividend yield and risk-free interest rate are presented in the table below:

	2012	2011	2010

Weighted average risk-free interest rate	0.79—1.13%	1.09—2.69%	1.13—2.75%
Expected life in years	6	6	5
Expected volatility	83.36—83.53%	83.26—87.29%	89.2—90.6%
Expected dividend yield	0	0	0

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company’s potential dilutive shares, which include outstanding common stock options, unvested restricted stock and warrants, have not been included in the computation of diluted net loss per share for any of the periods presented as the result would be antidilutive. Such potential common shares at December 31, 2012, 2011, and 2010 consist of the following:

	December 31,
	2012	2011	2010

Stock options	7,147,303	5,138,486	4,566,935
Unvested restricted stock	733,739	950,906	348,753
Warrants	11,197,454	13,117,264	15,912,142

	19,078,496	19,206,656	20,827,830

New Accounting Pronouncements

In January 2011, the Company adopted Accounting Standards Update, or ASU, No. 2010-06, “Improving Disclosures About Fair Value Measurements” which requires additional disclosure about the amounts of and reasons for significant transfers in and out of Level 1 and Level 2 fair value measurements. In addition, effective for interim and annual periods beginning after December 15, 2010, this standard further requires an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than as one net amount. As this accounting standard only requires enhanced disclosure, the adoption of this newly issued accounting standard did not impact our financial position or results of operations.

In May 2011, the Financial Accounting Standards Board, or FASB, issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for us is January 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220) Presentation of Comprehensive Income . This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This ASU is required to be applied retrospectively and is effective for fiscal years and interim periods

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

within those years beginning after December 15, 2011. As this accounting standard only requires enhanced disclosure, the adoption of this standard did not impact our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11 Balance Sheet (Topic 210): Disclosures About Offsetting Assets and Liabilities which require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This update is effective for periods beginning after January 1, 2013. The adoption of this standard will not have an impact on our financial position or results of operations.

4. Collaborations and Alliances

On March 7, 2011, the Company entered into a License and Collaboration Agreement with Solasia Pharma K.K., or Solasia.

Pursuant to the License and Collaboration Agreement, the Company granted Solasia an exclusive license to develop and commercialize darinaparsin in both IV and oral forms and related organic arsenic molecules, in all indications for human use in a pan- Asian/Pacific territory comprised of Japan, China, Hong Kong, Macau, Republic of Korea, Taiwan, Singapore, Australia, New Zealand, Malaysia, Indonesia, Philippines and Thailand.

As consideration for the license, the Company received an upfront payment of $5 million to be used exclusively for further clinical development of darinaparsin outside of the pan-Asian/Pacific territory, and will be entitled to receive additional payments of up to $32.5 million in development-based milestones and up to $53.5 million in sales-based milestones. The Company will also be entitled to receive double digit royalty payments from Solasia based upon net sales of licensed products in the applicable territories, once commercialized, and a percentage of sublicense revenues generated by Solasia.

The upfront payment for research and development funding is earned over the period of effort. The Company currently estimates this period to be 75 months, which could be adjusted in the future.

Under the License and Collaboration Agreement, the Company provides Solasia with drug product to conduct clinical trials. These transfers are accounted for as a reduction of research and development costs and an increase in collaboration receivables.

The License and Collaboration Agreement provides that Solasia will be responsible for the development and commercialization of darinaparsin in the pan-Asian/Pacific territory.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

5. Property and Equipment, net

Property and equipment, net consist of the following:

	December 31,
(in thousands)	2012	2011

Office and computer equipment	$1,552	$1,021
Software	856	399
Leasehold improvements	1,357	890
Manufacturing equipment	153	156

	3,918	2,466
Less accumulated depreciation	(1,924)	(1,325)

Property and equipment, net	$1,994	$1,141

Depreciation and amortization charged to the Statement of Operations for the years ended December 31, 2012, 2011, 2010 and from September 9, 2003 (date of inception) to December 31, 2012 (in thousands) was: $658, $268, $188, and $2,574, respectively.

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
(in thousands)	2012	2011

Professional services	$835	$1,131
Clinical consulting services	9,628	6,913
Preclinical services	411	1,093
Manufacturing services	3,217	767
Accrued vacation	452	307
Other consulting services	903	347
Payroll taxes and benefits	585	263
Severance	474	—
Employee compensation	11	—

Accrued expenses	$16,516	$10,821

7. Related Party Transactions

During 2005, the Company engaged Paramount to assist in placing shares of Series A Preferred Stock on a “best efforts” basis. Lindsay A. Rosenwald, M.D. is Chairman and Chief Executive Officer of Paramount. Dr. Rosenwald is also a managing member of Horizon BioMedical Ventures, LLC, or Horizon. On December 30, 2004, Horizon authorized the distribution of 2,428,911(4,848,376 pre-Merger) shares of the Company’s common stock (such shares, the “Horizon Distributed Shares”), in equal installments of 1,214,456 (2,424,188 pre-Merger) shares of common stock to Mibars, LLC, or Mibars, and to Dr. Rosenwald and his designees, which we

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

refer to as the “Designated Shares”. The disposition of the Designated Shares will be subject to certain restrictions as agreed to among Dr. Rosenwald and Dr. Rosenwald’s designees. Among other things, under certain circumstances set forth in pledge agreements between Dr. Rosenwald and his designees, Dr. Rosenwald has the right to re-acquire the Designated Shares from his designees. As a result of those rights, Dr. Rosenwald may be deemed to be an affiliate of the Company.

In connection with the December 22, 2004 Option Agreement with Southern Research Institute, or SRI, the Company entered into a Finders Agreement, dated December 23, 2004, with Paramount pursuant to which the Company has agreed to compensate Paramount, for services in connection with the Company’s introduction to SRI through the payment of (a) a cash fee of $60 thousand and (b) warrants to purchase 62,621 (125,000 pre-Merger) shares of the Company’s common stock at a price equal to $4.75 ($2.38 pre-Merger) per share. The Company has estimated the fair value of such warrants using the Black-Scholes model, using an assumed risk-free rate of 3.93%, and expected life of 7 years, volatility of 134% and dividend yield of 0%. In December 2004, the Company expensed the $60 thousand that was payable to Paramount and recognized compensation expense in the amount of $251 thousand for the issuance of the warrants. These warrants expired on December 23, 2011.

In connection with the Series A Preferred Stock Offering, the Company and Paramount entered into an Introduction Agreement in January 2005, pursuant to which the Company had agreed to compensate Paramount for its services in connection with the Offering through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire a number of shares of Series A Preferred Stock equal to 10% of the number of shares of Series A Preferred Stock issued in the Offering, exercisable for a period of 7 years from the Closing Date at a per Share exercise price equal to 110% of the price per Share sold in the Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also agreed to pay to Paramount a non-accountable expense allowance of $50 thousand to reimburse Paramount for its out-of-pocket expenses. Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for the private sale of the Company’s securities. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

In connection with the 2006 Offering, on May 3, 2006, the Company paid Paramount a cash commission equal to 7% of the gross proceeds from the sale of the Shares sold by Paramount in the 2006 Offering, resulting in a cash payment of approximately $1.7 million. In addition, the Company issued 7-year warrants to the 2006 Placement Agents and their designees to purchase an aggregate of 799,126 shares (10 percent of the Shares sold in the Offering) of the Company’s common stock, of which 532,750 were issued to Paramount at an exercise price of $5.09 per share.

On December 18, 2006 the Company paid Paramount a cash settlement of $180 thousand in exchange for Paramount’s agreement to terminate certain of its rights under the 2005 and 2004 agreements. This amount was expensed in the year ended December 31, 2006.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Mr. Timothy McInerney, who is a member of the Board of Directors of the Company, was a full-time employee of Paramount from 1992 through March 2007. In addition, Michael Weiser, a current member of the Board of Directors of the Company, and David M. Tanen, who was a member of the Board of Directors of the Company, were full-time employees of Paramount from July 1998 through November 2006, and July 1996 through August 2004, respectively. Mr. John Knox, our former Treasurer, was also a full-time Paramount employee.

In connection with the 2007 Offering, on February 23, 2007, the Company paid Paramount cash commissions equal to 6% of the gross proceeds from the sale of the shares sold by Paramount in the 2007 Offering, resulting in a cash payment of approximately $1.0 million. In addition, the Company issued 5-year warrants to the placement agents in the 2007 Offering and their designees to purchase an aggregate of 177,302 shares (3% of the shares sold in the 2007 Offering) of the Company’s common stock at an exercise price of $5.75 per share, of which 97,536 were issued to Paramount.

During the year ended December 31, 2008, there were no related party transactions.

Mr. Timothy McInerney, who is a member of the Board of Directors of the Company, has been a Partner at Riverbank Capital Securities, Inc. since June 2007. In connection with the 2009 Private Placement, on September 15, 2009, the Company paid Riverbank Capital Securities, Inc. cash commissions equal to 3.325% of the gross proceeds from the sale of the shares sold by Riverbank Capital Securities, Inc. in the 2009 Private Placement, resulting in a payment of approximately $168 thousand. In addition, the Company issued 5-year warrants to the placement agents in the 2009 Private Placement and their designees to purchase an aggregate of 138,617 shares of the Company’s common stock (5% of the shares sold in the September 2009 Offering) at an exercise price of $2.04 per share, of which 65,843 were issued to Riverbank Capital Securities, Inc.

On January 6, 2011, the Company entered into an Exclusive Channel Partner Agreement, or Channel Agreement, with Intrexon Corporation, or Intrexon (see Note 8 to the financial statements, Commitments and Contingencies, for additional disclosure relating to the Channel Agreement). Our director, Randal J. Kirk, is the CEO, a director, and the largest stockholder of Intrexon. During the year ended December 31, 2012, the Company paid Intrexon approximately $11.4 million, of which $6.5 million was for services already incurred and the remaining $4.9 million was for services expected to be incurred within a year. This amount has been included as part of prepaid expenses and other current assets on the accompanying balance sheet as of December 31, 2012. The Company does not owe any amounts to Intrexon that have not already been accrued for as of December 31, 2012.

On January 25, 2012, Intrexon purchased 1,923,075 shares of common stock in the Company’s public offering (see Note 2 to the financial statements, Financings).

On November 7, 2012, the Company issued 3,636,926 shares of common stock to Intrexon (see Note 11 to the financial statements, Preferred Stock and Stockholders’ Equity).

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

8. Commitments and Contingencies

Operating Leases

Prior to December 31, 2011, the Company entered into an operating lease in New York, NY, consisting of 6,251 square feet of office space. In accordance with this agreement, the Company entered into a letter of credit in the amount of $388 thousand, naming the Company’s landlord as beneficiary. In January 2012, the Company amended the lease agreement, adding 1,008 square feet of office space. As of December 31, 2012, the Company occupies 7,259 square feet of space in New York, NY, and maintains a $388 thousand letter of credit. The collateral for the letter of credit is recorded in other non-current assets on the balance sheet as of December 31, 2012. The lease for office space in New York, NY expires in October 2018.

Prior to December 31, 2011, the Company entered into separate operating lease agreements for various spaces in a building in Boston, MA. That space consisted of 5,249 square feet on the first floor, 8,538 square feet on the second floor, and 6,959 square feet on the third floor. As of December 31, 2011, the Company had paid a total of $86 thousand to its landlord for security deposits for these agreements. In June 2012, the Company re-negotiated a master lease for the entire Boston office space, added 9,800 square feet of office space on the fourth floor, surrendered 4,113 square feet from the second floor, and incorporated all floors’ lease agreements under the same master agreement expiring in August 2016. The Company provided an additional $41 thousand security deposit for the additional space on the fourth floor. As of December 31, 2012, the Company occupies 26,433 square feet of space in its Boston, MA office and has paid a total of $127 thousand for security deposits, which are recorded in other non-current assets on the balance sheet.

In April 2011, the Company entered into an operating lease for office space in Germantown, MD, consisting of 2,227 square feet. As December 31, 2011, the Company recorded the $4 thousand security deposit in other non-current assets on the balance sheet. The lease expires in March 2014. On July 16, 2012, the Germantown, Maryland office was closed.

Future minimum lease payments under operating leases as of December 31, 2012 are as follows (in thousands):

2013	$1,200
2014	1,209
2015	1,236
2016	997
2017	501
2018 and later	424

Total future minimum lease payments	$5,567

Total rent expense was approximately $1.1 million, $647 thousand, $398 thousand, and $4.2 million for the years ended December 31, 2012, 2011, 2010 and from September 9, 2003 (date of inception) to December 31, 2012, respectively.

The Company records rent expense on a straight-line basis over the term of the lease. Accordingly, the Company has recorded a liability for deferred rent at December 31, 2012 and

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

2011 of $439 thousand ($39 thousand current and $400 thousand long-term) and $195 thousand ($15 thousand current and $180 thousand long-term), respectively, which is recorded in deferred rent on the balance sheet.

License Agreements

Patent and Technology License Agreement — The University of Texas M. D. Anderson Cancer Center and the Texas A&M University System.

On August 24, 2004, the Company entered into a patent and technology license agreement with The Board of Regents of the University of Texas System, acting on behalf of The University of Texas M. D. Anderson Cancer Center and the Texas A&M University System, which the Company refers to, collectively, as the Licensors.

Under this agreement, the Company was granted an exclusive, worldwide license to rights (including rights to U.S. and foreign patent and patent applications and related improvements and know-how) for the manufacture and commercialization of two classes of organic arsenicals (water- and lipid-based) for human and animal use. The class of water-based organic arsenicals includes darinaparsin.

As partial consideration for the license rights obtained, the Company made an upfront payment in 2004 of $125 thousand and granted the Licensors 250,487 shares of the Company’s common stock. In addition, the Company issued options to purchase an additional 50,222 shares outside the 2003 Stock Option Plan for $0.002 per share following the successful completion of certain clinical milestones, which vested with respect to 12,555 shares upon the filing of an Investigation New Drug application, or IND, for darinaparsin in 2005 and vested with respect to another 25,111 shares upon the completion of dosing of the last patient for both Phase 1 clinical trials in 2007. The Company recorded $120 thousand of stock based compensation expense related to the vesting in 2007. The remaining 12,556 shares will vest upon enrollment of the first patient in a multi-center pivotal clinical trial i.e. a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable New Drug Application, or NDA. In addition, the Licensors are entitled to receive certain milestone payments, including $100 thousand that was paid in 2005 upon the commencement of Phase 1 clinical trial and $250 thousand that was paid in 2006 upon the dosing of the first patient in the Registrant-sponsored Phase 2 clinical trial for darinaparsin. The Company may be required to make additional payments upon achievement of certain other milestones in varying amounts which on a cumulative basis could total up to an additional $4.5 million. In addition, the Licensors are entitled to receive single digit percentage royalty payments on sales from a licensed product and will also be entitled to receive a portion of any fees that the Company may receive from a possible sublicense under certain circumstances. In addition, the Company also paid the Licensors $100 thousand in 2006 and 2007 to conduct scientific research with the Company obtaining exclusive right to all resulting intellectual property rights. The sponsored research agreements governing this research and any related extensions expired in February 2008 with no payments being made subsequent to that date.

The license agreement also contains other provisions customary and common in similar agreements within the industry, such as the right to sublicense the Company rights under the

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

agreement. However, if the Company sublicenses its rights prior to the commencement of a pivotal study i.e. a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA, the Licensors will be entitled to receive a share of the payments received by the Company in exchange for the sublicense (subject to certain exceptions). The term of the license agreement extends until the expiration of all claims under patents and patent applications associated with the licensed technology, subject to earlier termination in the event of defaults by the Company or the Licensors under the license agreement, or if the Company becomes bankrupt or insolvent. No milestones under the license agreement were reached or expensed during the years ended December 31, 2010, 2011 or 2012.

License Agreement with DEKK-Tec, Inc.

On October 15, 2004, the Company entered into a license agreement with DEKK-Tec, Inc., pursuant to which it was granted an exclusive, worldwide license for palifosfamide. As part of the signing of license agreement with DEKK-Tec, the Company expensed an upfront $50 thousand payment to DEKK-Tec in 2004.

In consideration for the license rights, DEKK-Tec is entitled to receive payments upon achieving certain milestones in varying amounts which on a cumulative basis may total $4.0 million. Of the aggregate milestone payments, most will be creditable against future royalty payments as referenced below. The Company expensed a $100 thousand milestone payment upon achieving Phase 2 milestones during the year ended December 31, 2006.

Additionally, in 2004 the Company issued DEKK-Tec an option to purchase 27,616 shares of the Company’s common stock for $0.02 per share. Upon the execution of the license agreement, 6,904 shares vested and were subsequently exercised in 2005 and the remaining options will vest upon certain milestone events, culminating with final FDA approval of the first NDA submitted by the Company (or by its sublicensee) for palifosfamide. DEKK-Tec is entitled to receive single digit percentage royalty payments on the sales of palifosfamide should it be approved for commercial sale. On March 16, 2010, the Company expensed a $100 thousand milestone payment upon receiving a United States Patent for palifosfamide. There were no payments made during 2009. In December 2010, the Company expensed a $300 thousand milestone payment and vested 6,904 stock options upon achieving Phase 3 milestones. These options were subsequently exercised in 2011. The Company’s obligation to pay royalties will terminate on a country-by-country basis upon the expiration of all valid claims of patents in such country covering licensed product, subject to earlier termination in the event of defaults by the parties under the license agreement. No milestones under the license agreement have been reached or expensed since 2010.

License Agreement with Southern Research Institute

On December 22, 2004, the Company entered into an Option Agreement with the Southern Research Institute, or SRI, pursuant to which the Company was granted an exclusive option to obtain an exclusive license to SRI’s interest in certain intellectual property, including exclusive rights related to certain isophosphoramide mustard analogs.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Also on December 22, 2004, the Company entered into a Research Agreement with SRI pursuant to which the Company agreed to spend a sum not to exceed $200 thousand between the execution of the agreement and December 21, 2006, including a $25 thousand payment that was made simultaneously with the execution of the agreement, to fund research and development work by SRI in the field of isophosphoramide mustard analogs. The option agreement was exercised on February 13, 2007. Under the license agreement entered into upon exercise of the option, the Company is required to remit minimum annual royalty payments of $25 thousand until the first commercial sale of a licensed product. These payments were made for the years ended December 31, 2008, 2009, 2010, 2011 and 2012. The Company may be required to make payments upon achievement of certain milestones in varying amounts which on a cumulative basis could total up to $775,000. In addition, SRI will be entitled to receive single digit percentage royalty payments on the sales of a licensed product in any country until all licensed patents rights in that country which are utilized in the product have expired. No milestones under the license agreement were reached or expensed since the agreement’s inception.

License Agreement with Baxter Healthcare Corporation

On November 3, 2006, the Company entered into a definitive Asset Purchase Agreement for indibulin and a License Agreement to proprietary nanosuspension technology with affiliates of Baxter Healthcare S.A. The purchase included the entire indibulin intellectual property portfolio as well as existing drug substance and capsule inventories. The terms of the Asset Purchase Agreement included an upfront cash payment of approximately $1.1 million and an additional $100 thousand payment for existing inventory, both of which were expensed in 2006. In addition to the upfront costs, the Asset Purchase Agreement includes additional diligence and milestone payments that could amount to approximately $8 million in the aggregate and royalties on net sales of products covered by a valid claim of a patent for the life of the patent on a country-by-country basis. The Company expensed a $625 thousand milestone payment upon the successful U.S. IND application for indibulin in 2007. The License Agreement requires payment of a $15 thousand annual patent and license prosecution/maintenance fee through the expiration of the last of the licensed patents which is expected to expire in 2025, and single digit royalties on net sales of licensed products covered by a valid claim of a patent for the life of the patent on a country-by-country basis. The term of the license agreement extends until the expiration of the last to expire of the patents covering the licensed products, subject to earlier termination in the event of defaults by the parties under the license agreement.

In October 2009, the Baxter License Agreement was amended to allow the Company to manufacture indibulin. No milestones under the license agreement were reached or expensed during the years ended December 31, 2010 or 2011. During the year ended December 31, 2012, a milestone of $250 thousand was reached and expensed.

Exclusive Channel Partner Agreement with Intrexon Corporation

On January 6, 2011, we entered into an Exclusive Channel Partner Agreement, or the Channel Agreement, with Intrexon that governs a “channel partnering” arrangement in which we use Intrexon’s technology directed towards in vivo expression of effectors in connection with the

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

development of ZIN-CTI-001 and ZIN-ATI-001 and generally to research, develop and commercialize products, in each case in which DNA is administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer, which we collectively refer to as the Cancer Program. The Channel Agreement establishes committees comprised of representatives of us and Intrexon that govern activities related to the Cancer Program in the areas of project establishment, chemistry, manufacturing and controls, clinical and regulatory matters, commercialization efforts and intellectual property.

The Channel Agreement grants us a worldwide license to use patents and other intellectual property of Intrexon in connection with the research, development, use, importing, manufacture, sale, and offer for sale of products involving DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer, which we collectively refer to as the ZIOPHARM Products. Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of ZIOPHARM Products, and otherwise is non-exclusive. Subject to limited exceptions, we may not sublicense the rights described without Intrexon’s written consent.

Under the Channel Agreement, and subject to certain exceptions, we are responsible for, among other things, the performance of the Cancer Program, including development, commercialization and certain aspects of manufacturing of ZIOPHARM Products. Intrexon is responsible for the costs of establishing manufacturing capabilities and facilities for the bulk manufacture of products developed under the Cancer Program, certain other aspects of manufacturing and costs of discovery-stage research with respect to platform improvements and costs of filing, prosecution and maintenance of Intrexon’s patents.

Subject to certain expense allocations and other offsets provided in the Channel Agreement, we will pay Intrexon on a quarterly basis 50% of net profits derived in that quarter from the sale of ZIOPHARM Products, calculated on a ZIOPHARM Product-by- ZIOPHARM Product basis. We have likewise agreed to pay Intrexon on a quarterly basis 50% of revenue obtained in that quarter from a sublicensor in the event of a sublicensing arrangement. In addition, in partial consideration for each party’s execution and delivery of the Channel Agreement, we entered into a Stock Purchase Agreement with Intrexon. (see Note 2 to the financial statements, Financings)

Following the first 24 months of the agreement, Intrexon may terminate the Channel Agreement if we fail to use diligent efforts to develop and commercialize ZIOPHARM Products or if we elect not to pursue the development of a Cancer Program identified by Intrexon that is a “Superior Therapy” as defined in the Channel Agreement. Also following the first 24 months of the agreement, we may voluntarily terminate the Channel Agreement upon 90 days written notice to Intrexon.

Upon termination of the Channel Agreement, we may continue to develop and commercialize any ZIOPHARM Product that, at the time of termination:

•	is being commercialized by us;

•	has received regulatory approval;

•	is a subject of an application for regulatory approval that is pending before the applicable regulatory authority; or

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

•

is the subject of at least an ongoing Phase 2 clinical trial (in the case of a termination by Intrexon due to an uncured breach or a voluntary termination by us), or an ongoing Phase 1 clinical trial in the field (in the case of a termination by us due to an uncured breach or a termination by Intrexon following an unconsented assignment by us or our election not to pursue development of a Superior Therapy).

Our obligation to pay 50% of net profits or revenue described above with respect to these “retained” products will survive termination of the Channel Agreement.

Collaboration Agreement with Harmon Hill, LLC

On April 8, 2008, the Company signed a collaboration agreement for Harmon Hill, LLC (“Harmon Hill”) to provide consulting and other services for the development and commercialization of oncology therapeutics by ZIOPHARM. Under the agreement the Company has agreed to pay Harmon Hill $20 thousand per month for the consulting services and has further agreed to pay Harmon Hill (a) $500 thousand upon the first patient dosing of the Specified Drug in a pivotal trial, which trial uses a dosing Regime introduced by Harmon Hill; and (b) provided that the Specified Drug receives regulatory approval from the FDA, the European Medicines Agency or another regulatory agency for the marketing of the Specified Drug, a 1% royalty of the Company’s net sales will be awarded to Harmon Hill. If the Specified Drug is sublicensed to a third party, the agreement entitles Harmon Hill to 1% award of royalties or other payments received from a sublicense. Subject to renewal or extension by the parties, the term of the agreement was for a one year period that expired April 8, 2009. Following such expiration, the parties continued to operate under the terms of the agreement and, during 2010, the agreement was formally extended through April 8, 2011 and again through April 8, 2012. The agreement was extended through November 8, 2012 and has now expired. The Company expensed $240 thousand during the years ended December 31, 2010 and 2011 and expensed $200 thousand during the year ended December 31, 2012 for consulting services per the aforementioned agreement. No milestones under the collaboration agreement were reached or expensed during the years ended December 31, 2010, 2011 or 2012.

Collaboration Agreement with Solasia Pharma K.K.

On March 7, 2011, the Company entered into a License and Collaboration Agreement with Solasia Pharma K.K., or Solasia.

Pursuant to the License and Collaboration Agreement, the Company granted Solasia an exclusive license to develop and commercialize darinaparsin in both IV and oral forms and related organic arsenic molecules, in all indications for human use in a pan- Asian/Pacific territory comprised of Japan, China, Hong Kong, Macau, Republic of Korea, Taiwan, Singapore, Australia, New Zealand, Malaysia, Indonesia, Philippines and Thailand.

As consideration for the license, the Company received an upfront payment of $5.0 million to be used exclusively for further clinical development of darinaparsin outside of the pan-Asian/Pacific territory, and will be entitled to receive additional payments of up to $32.5 million in development-based milestones and up to $53.5 million in sales-based milestones. The Company

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

will also be entitled to receive double digit royalty payments from Solasia based upon net sales of licensed products in the applicable territories, once commercialized, and a percentage of sublicense revenues generated by Solasia.

The upfront payment for research and development funding is earned over the period of effort. The Company currently estimates this period to be 75 months, which could be adjusted in the future.

Under the License and Collaboration Agreement, the Company provides Solasia with drug product to conduct clinical trials. These transfers are accounted for as a reduction of research and development costs and an increase in collaboration receivables.

The agreement provides that Solasia will be responsible for the development and commercialization of darinaparsin in the pan-Asian/Pacific territory.

CRO Services Agreement with PPD Development, L. P.

The Company is party to a Master Clinical Research Organization Services Agreement with PPD Development, L. P., or PPD, dated January 29, 2010, a related work order dated June 25, 2010 and a related work order dated April 8, 2011 under which PPD provides clinical research organization, or CRO, services in support of the Company’s clinical trials. PPD is entitled to cumulative payments of up to $23.0 million under these arrangements, which is payable by the Company in varying amounts upon PPD achieving specified milestones. During the year ended December 31, 2010, the Company expensed $1.8 million upon contract execution and $1.1 million upon a clinical study commencement of enrollment in North America. During the year ended December 31, 2011, additional milestones related to commencing enrollment in Europe, Latin America and Asia along with enrollment based milestones were met and the Company recorded an aggregate $4.0 million expense. During the year ended December 31, 2012, additional enrollment-based and contract modification milestones were met and expensed totaling $3.8 million.

CRO Services Agreement with Pharmaceutical Research Associates, Inc.

On December 13, 2011, we entered into a Master Clinical Research Organization Services Agreement with Pharmaceutical Research Associates, Inc., or PRA, under which PRA provides CRO services in support of our clinical trials. PRA is entitled to cumulative payments of up to $19.7 million under these arrangements, which is payable by us in varying amounts upon PRA achieving specified milestones. During the year ended December 31, 2012, we expensed $7.3 million upon the achievement of various letter of intent and enrollment-based milestones.

CRO Services Agreement with Novella Clinical, Inc.

On December 4, 2008, we entered into a Master Clinical Research Organization Services Agreement with Novella Clinical, Inc., or Novella, under which PRA provides CRO services in support of our clinical trials. The work order for the newest trial being conducted by Novella was signed on November 2, 2012. Novella is entitled to cumulative payments of up to $789 thousand

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

under these arrangements, which is payable by us in varying amounts upon Novella achieving specified milestones. During the year ended December 31, 2012, we expensed $256 thousand upon the achievement of various milestones.

9. Warrants

The Company has issued both warrants that are accounted for as liabilities and warrants that are accounted for as equity instruments.

The Company follows accounting standards that provide guidance in assessing whether an equity-issued financial instrument is indexed to an entity’s own stock for purposes of determining whether a financial instrument should be treated as a derivative and classified as a liability. Accounting standards require that liability classified warrants be recorded at their fair value at each financial reporting period and the resulting gain or loss be recorded as other income (expense) in the Statements of Operations. Fair value is measured using the binomial valuation model.

In May 2005, the Company issued 419,786 warrants to placement agents for services performed in connection with the 2005 Offering, 11,083 of which were subsequently exercised. The remaining 408,703 warrants were originally valued at $1.6 million. Subject to certain exceptions, these warrants provide for anti-dilution protection should common stock or common stock equivalents be subsequently issued at a price less than the exercise price of the warrants then in effect, which was initially $4.75 per share. This provision was triggered in 2006 when stock was sold at $4.63 per share in the 2006 Offering. Accordingly, the warrants were re-priced at $4.69. The provision was triggered a second time with 2009 Private Placement when stock was sold at $1.825 per share and the warrants were subsequently re-priced at $4.25. The provision was triggered again with the Company’s December 2009 public offering when stock was sold at $3.10 per share and the warrants were subsequently re-priced at $3.93. Using a Black-Scholes model, the warrants were valued at $72 thousand on January 1, 2009, when the accounting standard was adopted. The reclassification attributed to adoption of the standard had the following cumulative effect on the Balance Sheets:

	Liabilities	Stockholders’ equity
(in thousands)	Warrants	Warrants	Deficit accumulated during the development stage

As reported on December 31, 2008	$—	$20,504	$(85,061)
Re-classification	72	(1,638)	1,566

Balance on January 1, 2009	$72	$18,866	$(83,495)

The following Black-Scholes pricing assumptions were used at January 1, 2009:

January 1, 2009

Risk-free interest rate	1.55%
Expected life in years	3.42
Expected volatility	102%
Expected dividend yield	0

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Also, in connection with the December 2009 public offering, the Company issued warrants to purchase an aggregate of 8,206,520 shares of common stock (including the investor warrants and 464,520 warrants issued to the Underwriters). The investor warrants are exercisable immediately and the underwriter warrants exercisable six months after the date of issuance. The warrants have an exercise price of $4.02 per share and have a five year term. The fair value of the warrants was estimated at $22.9 million using a Black-Scholes model with the following assumptions: expected volatility of 105%, risk free interest rate of 2.14%, expected life of five years and no dividends.

The Company assessed whether the warrants require accounting as derivatives. The Company determined that the warrants were not indexed to the Company’s own stock in accordance with accounting standards codification Topic 815, Derivatives and Hedging. As such, the Company has concluded the warrants did not meet the scope exception for determining whether the instruments require accounting as derivatives and should be classified in liabilities.

On December 31, 2010, the liability-classified warrants were valued at $27.3 million using a Black-Scholes valuation model. The increase in the fair value of the warrant liabilities of $8.9 million for the year ended December 31, 2010 was credited to Other income, net in the Statements of Operations.

In December 2011, the Company changed from using a Black-Scholes pricing model to estimate the value of the liability-classified warrants to a Binomial/Monte Carlo pricing model. Accordingly, on December 31, 2011, the liability-classified warrants were valued at $19.4 million using the Binomial/Monte Carlo valuation model. The decrease in the fair value of the warrant liabilities of $7.6 million for the year ended December 31, 2011 was charged to Other income, net in the Statements of Operations. Additionally, $0.3 million of the decrease resulted from the exercise of warrants.

On December 31, 2012, the liability-classified warrants were valued at $13.0 million using a Binomial/Monte Carlo valuation model. The decrease in the fair value of the warrant liabilities of $6.1 million for the year ended December 31, 2012 was charged to Other income, net in the Statements of Operations.

The following pricing assumptions were used in the Binomial/Monte Carlo valuation model at December 31, 2012 and 2011 and the Black-Scholes valuation model at December 31, 2010:

	December 31, 2012	December 31, 2011	December 31, 2010

Risk-free interest rate	0.25%	0.05—0.35%	0.42—1.48%
Expected life in years	1.94	0.42—2.92	1.42—3.92
Expected volatility	70%	64—80%	75—116%
Expected dividend yield	0	0	0

Warrants accounted for as equity instruments include the following issuances:

During 2004, the Company issued warrants to purchase 62,621 shares of the Company’s common stock to Paramount as compensation for services rendered in connection with our entering into an option agreement with Southern Research Institute. In connection with the warrants issued,

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

the Company recorded a charge of $251 thousand to general and administrative expense. The Company has estimated the fair value of such options using the Black-Scholes model, using an assumed risk-free rate of 3.93%, and expected life of 7 years, volatility of 134% and dividend yield of 0%.

In 2005, the Company issued performance warrants to purchase 50,000 shares of the Company’s common stock for services to be rendered to its investor relations consultant as compensation. In connection with the warrant issuance, 12,500 shares were exercisable immediately and the Company recorded a charge of $45 thousand to general and administrative expense in the year ended December 31, 2005. The Company has estimated the fair value of such options using the Black-Scholes model, using an assumed risk-free rate of 4.39%, an expected life of 5 years, volatility of 109%, and dividend yield of 0%. The remaining 37,500 warrants were cancelled in the year ended December 31, 2006 due to performance objectives not being obtained at the expiration of agreement.

In connection with the 2006 Offering completed on May 3, 2006, the Company issued warrants to purchase 2,397,392 shares of common stock to investors and 799,126 warrants to purchase common stock to the 2006 Placement Agents and their designees. The Company estimated the fair value of the warrants at $9.6 million and $3.5 million, respectively, using the Black-Scholes model, using an assumed risk-free rate of 5.01% and an expected life of 5 and 7 years, volatility of 100% and a dividend yield of 0%.

On February 23, 2007, as part of the 2007 Offering, the Company issued warrants to purchase 1,182,015 shares of common stock to investors and 177,302 warrants to purchase common stock to the placement agents in connection with the Company’s 2007 private placement, their designees and a previously-engaged financial consultant. The Company estimated the fair value of the warrants at $4.7 million and $709 thousand respectively, using the Black-Scholes model, using an assumed risk-free rate of 4.71% and an expected life of 5 years, volatility of 93% and a dividend yield of 0%.

In connection with its 2009 private placement, the Company issued warrants to purchase an aggregate of 2,910,954 shares of common stock (including 138,617 warrants issued to the placement agents) which were exercisable immediately. The warrants have an exercise price of $2.04 per share and have a five year term. The fair value of the warrants was estimated at $4,207 thousand using a Black-Scholes model with the following assumptions: expected volatility of 105%, risk free interest rate of 2.41%, expected life of five years and no dividends. The fair value of the warrants was recorded in the equity section of the balance sheet. In October 2009, 136,986 of these warrants were exercised.

During 2010, no new warrants were issued. However, 95,505 warrants were exercised for 39,225 shares of common stock. Of these warrants, 70,738 were equity-classified and 24,767 were liability-classified. Additionally, 12,500 equity-classified warrants expired without being exercised.

During 2011, no new warrants were issued. However, 2,516,968 warrants were exercised for 2,377,571 shares of common stock. Of these warrants, 2,351,417 were equity-classified and 165,551 were liability-classified. Additionally, 277,910 equity-classified warrants expired without being exercised.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

During 2012, no new warrants were issued. However, 553,914 warrants were exercised for 259,660 shares of common stock. Of these warrants, 186,297 were equity-classified and 373,617 were liability-classified. Additionally, 1,359,317 equity-classified warrants and 579 liability-classified warrants expired without being exercised.

The following is a summary of warrants outstanding as of December 31, 2012.

Number of warrants	Issued in connection with	Exercise price	Expiration date

706,708	Placement warrants for services performed	$5.09	May 3, 2013
2,399,739	Investor warrants	$2.04	September 15, 2014
40,298	Placement warrants for services performed	$2.04	September 15, 2014
7,726,000	Investor warrants	$4.02	December 9, 2014
324,709	Underwriter warrants for services performed	$4.02	December 9, 2014

11,197,454

10. Income Taxes

There is no provision for income taxes because the Company has incurred operating losses since inception. The reported amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of the changes in the valuation allowance. Significant components of the Company’s deferred tax assets at December 31, 2012 and 2011 are as follows:

	December 31,
(in thousands)	2012	2011

Net operating loss carryforwards	$42,715	$18,283
Start-up and organizational costs	44,262	40,047
Research and development credit carryforwards	18,388	8,885
Stock compensation	991	702
Capitalized acquisition costs	13,270	6,400
Deferred revenue	1,388	—
Depreciation	331	170
Other	998	306

	122,343	74,793
Less valuation allowance	(122,343)	(74,793)

Net deferred tax assets	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2012, the Company has aggregate net operating loss carryforwards for federal tax purposes of approximately $111.5 million available to offset future federal taxable income to the extent permitted under the Internal Revenue Code of 1986, as amended, or IRC, expiring in varying amounts through 2031. Additionally, the Company has approximately $20.0 million of research and development credits at December 31, 2012, expiring

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

in varying amounts through 2031, which may be available to reduce future taxes. The research and development credit expired at the end of December 31, 2011, as a result, the Company cannot recognize a benefit for the year ended December 31, 2012 related to the credits generated by qualified research expenditures, or QRE’s, paid or incurred after December 31, 2011. The credit was reinstated in January 2013; a resulting benefit for the credit will be recorded in the first quarter of 2013.

Under the IRC Section 382, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards that can be utilized in any one year to offset future taxable income. The net operating loss carryforwards for the year ended December 31, 2012 includes approximately $4.1 million resulting from excess tax deductions from stock options. Pursuant to ASC 740, the deferred tax asset relating to excess tax benefits generated from exercises of stock options was not recognized for financial statement purposes.

Section 382 of the IRC provides limits to which a corporation that has undergone a change in ownership (as defined) can utilize any net operating loss, or NOL, and general business tax credit carryforwards it may have. The Company commissioned an analysis to determine whether Section 382 could limit the use of its carryforwards in this manner. After completing the analysis, it was determined an ownership change had occurred in February 2007. As a result of this change, the Company’s NOL’s and general business tax credits from February 23, 2007 and prior would be completely limited under IRC Section 382. The deferred tax assets related to NOL’s and general business credits have been reduced by $11.2 million and $636 thousand, respectively, as a result of the change. The losses may be further limited under Section 382 as the analysis has not been updated through 2012.

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized. However, these deferred tax assets may be available to offset future income tax liabilities and expenses. The valuation allowance increased by $47.6 million primarily due to net operating loss carryforwards, start-up and organizational costs, and the increase in research and development credits.

A reconciliation of income tax expense/(benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	Year ended December 31,
(in thousands)	2012	2011	2010

Federal income tax at statutory rates	34.0%	34.0%	34.0%
State income tax, net of federal tax benefit	4.6%	6.0%	4.3%
Research and development credits	9.7%	11.1%	0.0%
Stock compensation	(1.0)%	(0.5)%	(0.1)%
Uncertain tax position adjustment	0.0%	0.0%	(15.4)%
Change in warrant value	2.1%	3.7%	(9.3)%
Federal R&D tax grant	0.0%	0.0%	0.8%
Other	0.0%	0.0%	1.5%
Increase in valuation allowance	(49.4)%	(54.2)%	(15.8)%

Effective tax rate	0.0%	0.0%	0.0%

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

The Company adopted ASC740, “Accounting for Uncertain Tax Positions” on January 1, 2007. ASC740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” ASC 740 prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a tax return. The Company did not establish any additional reserves for uncertain tax liabilities upon adoption of ASC 740. A summary of the company’s adjustments to its uncertain tax positions in the years ended December 31, 2012, 2011, and 2010 are as follows:

(in thousands)

Balance at December 31, 2009	$238
Increase/Decrease for tax positions related to the current year	—
Increase/Decrease for tax positions related to prior years	37
Decreases for settlements with applicable taxing authorities	—
Decreases for lapses of statute of limitations	—

Balance at December 31, 2010	275
Increase/Decrease for tax positions related to the current year	—
Increase/Decrease for tax positions related to prior years	—
Decreases for settlements with applicable taxing authorities	—
Decreases for lapses of statute of limitations	—

Balance at December 31, 2011	$275
Increase/Decrease for tax positions related to the current year	—
Increase/Decrease for tax positions related to prior years	—
Decreases for settlements with applicable taxing authorities	—
Decreases for lapses of statute of limitations	—

Balance at December 31, 2012	$275

The Company has not recognized any interest and penalties in the statement of operations because of the Company’s net operating losses and tax credits that are available to be carried forward. When necessary, the Company will account for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. The Company does not expect the amounts of unrecognized benefits will change significantly within the next twelve months.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state jurisdictions for the years ended December 31, 1999 through 2012.

11. Preferred Stock and Stockholders’ Equity

On April 26, 2006, the date of the Company’s annual stockholders meeting that year, the shareholders approved the adoption of an Amended and Restated Certificate of Incorporation pursuant to which the Company has 280,000,000 shares of authorized capital stock, of which 250,000,000 shares are designated as common stock (par value $.001 per share), and 30,000,000 shares are designated as preferred stock (par value $.001 per share), which the Company refers to as the Preferred Stock.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Common Stock

In September 2003, the Company issued 1,001,949 shares of common stock at $0.50 per share for gross proceeds of $500 thousand.

In January 2004, the Company issued 9,017,538 shares of common stock at $0.50 per share for gross proceeds of $4.5 million.

In February 2004, the Company amended its articles of incorporation to provide for the combination of the Company’s common stock, par value $0.001 per share on a 1-for-4 basis.

On June 6, 2005, the Company completed the 2005 Offering (see Note 2 to the financial statements, Financings). As a result of the Merger, all shares of the Series A Preferred Stock were automatically converted into the number of shares of common stock that the holders of Series A Preferred Stock would have received if their shares of Series A Preferred Stock had been converted into common stock immediately prior to the Merger.

On May 3, 2006, pursuant to subscription agreements between the Company and certain institutional and other accredited investors, the Company completed the sale of an aggregate of 7,991,256 shares of the Company’s common stock at a price of $4.63 per share in the 2006 Offering. The total gross proceeds resulting from the 2006 Offering was approximately $37 million, before deducting selling commissions and expenses.

On February 23, 2007, pursuant to subscription agreements between the Company and certain institutional and other accredited investors, the Company completed the sale of an aggregate of 5,910,049 shares of the Company’s common stock at a price of $5.225 per share in a private placement. The total gross proceeds resulting from the 2007 Offering was approximately $30.9 million, before deducting selling commissions and expenses.

On September 15, 2009, pursuant to subscription agreements between the Company and certain institutional and other accredited investors, the Company completed the sale of an aggregate of 2,772,337 shares of the Company’s common stock at a price of $1.825 per share in a private placement. The total gross proceeds resulting from the September 2009 Offering was approximately $5.1 million, before deducting selling commissions and expenses (see Note 2 to the financial statements, Financings).

On December 9, 2009, pursuant to underwriting agreement between the Company and certain brokers, the Company completed the sale of an aggregate of 15,484,000 shares of the Company’s common stock at a price of $3.10 per share in a private placement. The total gross proceeds resulting from the 2009 public offering was approximately $48.0 million, before deducting selling commissions and expenses (see Note 2 to the financial statements, Financings).

On June 2, 2010, pursuant to underwriting agreement between the Company and certain brokers, the Company completed the sale of an aggregate of 7,000,000 shares of the Company’s common stock at a price of $5.00 per share in a public offering. The total gross proceeds resulting from the 2010 public offering were approximately $35.0 million, before deducting selling commissions and expenses (see Note 2 to the financial statements, Financings).

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

On January 6, 2011, and in conjunction with the Company’s execution and delivery of a Channel Agreement, the Company entered into a Stock Purchase Agreement and Registration Rights Agreement. On January 12, 2011, and pursuant to that Stock Purchase Agreement, the Company sold 2,426,235 shares of the Company’s common stock in a private placement for a total purchase price of $11.6 million, or $4.80 per share. The Company simultaneously issued an additional 3,636,926 shares of its common stock for a cash purchase price equal to the $0.001 par value of such shares, which price was deemed paid in partial consideration for the execution and delivery of the Channel Agreement (see Note 2, Financings).

On February 3, 2011, pursuant to underwriting agreement between the Company and certain brokers, the Company completed the sale of an aggregate of 11,040,000 shares of the Company’s common stock at a price of $5.75 per share in a public offering. The total gross proceeds resulting from the 2011 public offering were approximately $63.5 million, before deducting selling commissions and expenses (see Note 2 to the financial statements, Financings).

On January 20, 2012, pursuant to an underwriting agreement between the Company and J. P. Morgan Securities LLC, as representative of the several underwriters named therein, the Company completed the sale of an aggregate 10,114,401 shares of the Company’s common stock at a price of $5.20 per share in a public offering. The total gross proceeds resulting from the 2012 public offering were approximately $52.6 million, before deducting selling commissions and expenses (see Note 2 to the financial statements, Financings).

On November 7, 2012, the Company issued 3,636,926 shares of our common stock, which we refer to as the Milestone Shares, to Intrexon under the terms of its Stock Purchase Agreement with Intrexon dated January 6, 2011. Under the terms of the Stock Purchase Agreement with Intrexon, the Company agreed to issue the Milestone Shares under certain conditions upon dosing of the first patient in a ZIOPHARM-conducted Phase 2 clinical trial in the Unites States, or similar study as the parties may agree in a country other than the United States, of a product candidate that is created, produced, developed or identified directly or indirectly by us during the term of the Channel Agreement and that, subject to certain exceptions, involves DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer. On October 24, 2012, the Company initiated dosing in a Phase 2 study of ZIN-ATI-001 for unresectable Stage III or IV melanoma, triggering the issuance of the Milestone Shares.

As of December 31, 2012, the Company had 83,236,840 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Series A Preferred Stock

All shares of Series A Preferred Stock have been converted into shares of common stock of the Company.

Preferred Stock

The Company’s Board of Directors are authorized to designate any series of Preferred Stock, to fix and determine the variations in relative rights, preferences, privileges and restrictions as between and among such series.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

12. Stock Option Plan

The Company adopted the 2003 Stock Option Plan, or the 2003 Plan, in 2003, under which the Company initially reserved for the issuance of 1,252,436 shares of its common stock. The 2003 Plan was approved by the Company’s stockholders on December 21, 2004. On June 23, 2010, June 4, 2009, April 25, 2007 and April 26, 2006, the dates of the Company’s annual stockholders meetings during such years, the Company’s stockholders approved amendments to the 2003 Plan increasing the total shares reserved by 3,000,000, 2,000,000, 2,000,000 and 750,000 shares, respectively, for a total of 9,002,436 shares. Upon approval of the 2012 Equity Incentive Plan, no additional stock awards may be granted under the 2003 Plan.

The Company adopted the 2012 Equity Incentive Plan, or the 2012 Plan, in May 2012, under which the Company initially reserved for the issuance of 4,000,000 shares of its common stock. The 2012 Plan was approved by the Company’s stockholders on June 20, 2012.

As of December 31, 2012, the Company had outstanding options issued to its employees to purchase up to 6,284,408 shares of the Company’s common stock, to its directors to purchase up to 862,645 shares of the Company’s common stock, as well as options to consultants in connection with services rendered to purchase up to 250 shares of the Company’s common stock.

Stock options to employees generally vest ratably over three years and have contractual terms of ten years. Stock options to directors generally vest ratably over two or three years and have contractual terms of ten years. Stock options are valued using the Black-Scholes option pricing model and compensation is recognized based on such fair value over the period of vesting on a straight-line basis. The Company has also reserved an aggregate of 45,823 additional shares for issuance under options granted outside of the 2003 Stock Option Plan. The options were granted to The University of Texas M. D. Anderson Cancer Center and DEKK-Tec, Inc. (see Note 8 to the financial statements, Commitments and Contingencies). During the year ended December 31, 2007, the Company recorded a $120 thousand stock compensation expense in connection with the Company achieving a predetermined development milestone, which triggered the vesting of 25,111 of the options granted outside of the 2003 Stock Option Plan. The 25,111 options were exercised on August 13, 2007. Proceeds from this exercise amounted to $50 thousand and the intrinsic value of these options amounted to $104 thousand. During 2010, the Company recorded an expense of $27 thousand when 6,904 DEKK-Tec stock options vested upon achieving Phase 3 milestones.

Proceeds from the 2012, 2011, and 2010 exercises amounted to $30 thousand, $980 thousand, and $225 thousand, respectively. The intrinsic value of these options amounted to $11 thousand, $2.5 million and $880 thousand for years ended December 31, 2012, 2011 and 2010, respectively.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

Transactions under the Plan for the years ending December 31, 2012, 2011, and 2010 were as follows:

(in thousands, except share and per share data)	Number of shares	Weighted- average exercise price	Weighted- average contractual term (years)	Aggregate intrinsic value

Outstanding, December 31, 2009	3,534,686	$2.82
Granted	1,293,000	4.55
Exercised	(196,167)	1.19
Cancelled	(64,584)	4.36

Outstanding, December 31, 2010	4,566,935	2.82
Granted	1,894,300	5.65
Exercised	(479,666)	2.04
Cancelled	(843,083)	5.01

Outstanding, December 31, 2011	5,138,486	4.08
Granted	2,309,650	4.36
Exercised	(8,300)	3.61
Cancelled	(292,533)	5.70

Outstanding, December 31, 2012	7,147,303	$4.11	7.26	$3,973

Vested and unvested expected to vest at December 31, 2012	7,096,125	$3.56	5.28	$3,944

Options exercisable, December 31, 2012	3,683,786	$3.56	5.28	$3,972

Options exercisable, December 31, 2011	2,911,186	$3.21	5.52	$4,232

Options available for future grant	1,706,020

At December 31, 2012, total unrecognized compensation costs related to non-vested stock options outstanding amounted to $9.9 million. The cost is expected to be recognized over a weighted-average period of 1.73 years.

Restricted Stock

In March and April 2010, the Company issued 90,000 and 25,000 shares of restricted stock to its non-employee directors, respectively, all of which vested in their entirety on the one year anniversary of the grant date. In December 2009, the Company issued 347,500 shares of restricted stock to employees and 45,000 shares of restricted stock to its non-employee directors, which vested ratably in annual installments over three and two years, respectively, commencing on the first anniversary of the grant date. In September 2009, the Company issued 828,000 shares of restricted stock to employees and 180,000 shares of restricted stock to its board of directors, all of which vested in their entireties on the one year anniversary of the grant date. In December 2008, the Company issued 396,500 shares of restricted stock to employees and 90,000 shares of restricted stock to its board of directors, all of which vested in December 2009. Also, in January 2008, the Company issued 100,000 shares of restricted stock to one employee which vested

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

ratably over a three-year period. In 2007, the Company issued 70,000 shares of restricted stock to several employees which vested in December 2008. During the years ended December 31, 2012, 2011 and 2010, $1.7 million, $635 thousand and $2.4 million of compensation expense was recognized, respectively.

In July and December 2012, the Company repurchased 15,740 and 107,413 shares at $6.06 and $4.19 per share, respectively, to cover payroll taxes. In January and December 2011, the Company repurchased 15,190 shares and 44,369 shares at $5.14 and $4.41 per share, respectively, to cover payroll taxes. In January, September and December 2010, the Company repurchased 15,283 shares, 349,710 shares and 51,116 shares at $3.10, $3.95 and $4.66 per share, respectively, to cover payroll taxes. In December 2009, the Company repurchased 103,823 shares of vested restricted stock from employees at $3.66 per share to cover payroll taxes. A summary of the status of non-vested restricted stock as of December 31, 2012, 2011 and 2010 is as follows:

	Number of shares	Weighted-average grant date fair value

Non-vested, December 31, 2009	1,467,167	$2.30
Granted	115,000	5.15
Vested	(1,182,164)	2.19
Cancelled	(51,250)	4.40

Non-vested, December 31, 2010	348,753	2.30
Granted	848,406	4.52
Vested	(229,586)	3.56
Cancelled	(16,667)	2.85

Non-vested, December 31, 2011	950,906	4.34
Granted	258,032	4.39
Vested	(351,829)	4.32
Cancelled	(123,370)	4.34

Non-vested, December 31, 2012	733,739	$4.37

As of December 31, 2012, there was $2.8 million of total unrecognized stock-based compensation expense related to non-vested restricted stock arrangements. The expense is expected to be recognized over a weighted-average period of 1.53 years.

13. Employee Benefit Plan

The Company sponsors a qualified 401(k) Retirement Plan under which employees are allowed to contribute certain percentages of their pay, up to the maximum allowed under Section 401(k) of the IIRC. The Company may make contributions to this plan at its discretion. The Company contributed approximately $266 thousand, $38 thousand, and $21 thousand to this plan during the years ended December 31, 2012, 2011, and 2010, respectively.

ZIOPHARM Oncology, Inc. (a development stage enterprise)

Notes to Financial Statements

14. Selected Quarterly Information (Unaudited)

(in thousands, except per share amount) Year ended December 31, 2012	First quarter	Second quarter	Third quarter	Fourth quarter

Revenue	$200	$200	$200	$200
Total operating expenses	18,833	23,166	21,927	39,043
Loss from operations	(18,633)	(22,966)	(21,727)	(38,843)
Change in fair value of warrants	(5,811)	(650)	3,945	8,566
Net (loss)	(24,470)	(23,613)	(17,824)	(30,225)
Loss per share, basic and diluted	$(0.32)	$(0.30)	$(0.23)	$(0.37)

Year ended December 31, 2011	First quarter	Second quarter	Third quarter	Fourth quarter

Revenue	$67	$200	$200	$200
Total operating expenses	27,993	13,048	14,409	16,617
Loss from operations	(27,926)	(12,848)	(14,209)	(16,417)
Change in fair value of warrants	(11,080)	2,115	13,388	3,160
Net (loss)	(39,008)	(10,724)	(802)	(13,244)
Loss per share, basic and diluted	$(0.65)	$(0.16)	$(0.01)	$(0.19)

8,333,333 Shares

Common Stock

J.P. Morgan	Barclays

Griffin Securities	Mizuho Securities

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

	Amount to be paid

SEC registration fee	$	20,915
FINRA filing fee		19,250
NYSE filing fee		250,000
Printing and engraving expenses		225,000
Legal fees and expenses		1,400,000
Accounting fees and expenses		700,000
Transfer agent and registrar fees and expenses		10,000
Miscellaneous expenses		174,835

Total	$	2,800,000

Item 14. Indemnification of directors and officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended, or the Virginia Stock Corporation Act, permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Virginia Stock Corporation Act and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer. In addition, the Virginia Stock Corporation Act permits a Virginia corporation to limit the personal liability of an officer or director in any proceeding brought by or in the name of the corporation or its shareholders, except if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities laws, including insider trading or market manipulation.

We are a Virginia corporation. Our Amended and Restated Articles of Incorporation contain provisions limiting the liability of and indemnifying our directors and officers to the extent not prohibited by Virginia law.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Included is the consideration, if any, we received for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of convertible preferred stock

(i) On or about February 19, 2010, we sold 5,250,083 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $17,745,281.

(ii) On or about October 29, 2010, we sold 5,990,711 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $20,248,603.

(iii) On or about January 6, 2011, we sold 5,313,629 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $17,960,074.

(iv) Between February 18, 2011 and February 25, 2011, we sold 3,249,262 shares of our Series D preferred stock at a purchase price per share of $3.38 for an aggregate purchase price of $10,982,502.

(v) On or about May 26, 2011, we sold 19,047,619 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $100,000,000 less $2,617,235 paid to Perella Weinberg Partners as placement agent.

(vi) On or about January 10, 2012, we sold 9,523,810 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $50,000,000.

(vii) On or about April 12, 2012, we sold 4,761,905 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $25,000,001.

(viii) Between October 26, 2012 and November 13, 2012, we sold 4,761,905 shares of our Series E preferred stock at a purchase price per share of $5.25 for an aggregate purchase price of $25,000,001.

(ix) On or about March 1, 2013, we sold 8,178,964 shares of our Series F preferred stock at a purchase price per share of $7.88 for an aggregate purchase price of $64,409,342 less $1,199,433 paid to Barclays as placement agent and $300,000 to White Rock Capital, Inc. as client referral fees.

(x) On or about April 30, 2013, we sold 10,868,655 shares of our Series F preferred stock at a purchase price per share of $7.88 for an aggregate purchase price of $85,590,658 less $100,000 paid to Griffin Securities, Inc. as placement agent and $1,500,000 to White Rock Capital, Inc. as client referral fees.

Other than the placement agents identified above, no underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Stock option grants

Between January 1, 2010 and July 15, 2013, we granted options to purchase an aggregate of 4,122,826 shares of common stock, with exercise prices ranging from $0.38 to $9.67 per share, to employees, directors and consultants pursuant to our 2008 Equity Incentive Plan. Between January 1, 2010 and July 15, 2013, we issued an aggregate of 276,738 shares of common stock upon the exercise of options for aggregate consideration of $676,000.

The stock options, the common stock issuable upon the exercise of such options and the common stock issued in connection with awards of restricted stock as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c) Warrant issuances

On January 26, 2011, we issued warrants to purchase an aggregate of 422,990 shares of our common stock at a price of $0.79 per share to three individuals. On November 7, 2011, we issued warrants to purchase an aggregate of 88,108 shares of common stock at a price of $0.79 per share to the same three individuals.

The warrants described in this section (b) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All persons who received warrants described above represented to us in connection with the issuance that they were accredited investors and were acquiring the warrants, and the common stock issuable upon exercise of the warrants, for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The persons received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

All of the securities described in paragraphs (a), (b) and (c) of this Item 15 are deemed restricted securities for purposes of the Securities Act. All of the certificates representing such securities included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit index attached hereto and incorporated by reference herein.

(b) Financial statement schedules

Schedules have been omitted because the information required to be set forth herein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blacksburg, Commonwealth of Virginia, on July 29, 2013.

INTREXON CORPORATION

By:	/S/ RANDAL J. KIRK
Randal J. Kirk Chief Executive Officer and Chairman of the Board of Directors

Signature	Title	Date

/S/ RANDAL J. KIRK Randal J. Kirk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 29, 2013

/S/ RICK STERLING Rick Sterling	Chief Financial Officer (Principal Accounting and Financial Officer)	July 29, 2013

* Cesar L. Alvarez	Director	July 29, 2013

* Steven Frank	Director	July 29, 2013

* Larry D. Horner	Director	July 29, 2013

* Jeffrey B. Kindler	Director	July 29, 2013

* Dean J. Mitchell	Director	July 29, 2013

* Thomas D. Reed	Chief Science Officer and Director	July 29, 2013

* Robert B. Shapiro	Director	July 29, 2013

*By:	/s/ RANDAL J. KIRK
Randal J. Kirk
Attorney-in-fact

Exhibit index

Exhibit number	Description of exhibit

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation of the Company

3.2	Bylaws of the Company

4.1	Specimen certificate evidencing shares of common stock

4.2	Warrants to purchase shares of common stock

4.3*	Eighth Amended and Restated Investors’ Rights Agreement, dated March 1, 2013, by and among the Company and the holders of the Company’s preferred stock and certain holders of the Company’s common stock and Joinder thereto

5.1	Opinion of Troutman Sanders LLP

10.1†	Intrexon Corporation Amended and Restated 2008 Equity Incentive Plan and Form of Incentive Stock Option Agreement

10.2†	Intrexon Corporation 2013 Omnibus Incentive Plan and Forms of Award Agreements

10.3#*	Exclusive Channel Partner Agreement, dated as of January 6, 2011, between the Company and ZIOPHARM Oncology, Inc., as amended

10.4*	Stock Purchase Agreement, dated as of January 6, 2011, between the Company and ZIOPHARM Oncology, Inc.

10.5#*	Exclusive Channel Collaboration Agreement, dated as of November 28, 2011, between the Company and Elanco Animal Health, a division of Eli Lilly and Company

10.6#*	Exclusive Channel Collaboration Agreement, dated as of June 5, 2012, between the Company and Oragenics, Inc.

10.7#*	Exclusive Channel Collaboration Agreement, dated as of August 6, 2012, between the Company and Synthetic Biologics, Inc.

10.8#*	Exclusive Channel Collaboration Agreement, dated as of October 5, 2012, between the Company and Fibrocell Science, Inc.

10.8A*	First Amendment to Exclusive Channel Collaboration Agreement, dated as of June 28, 2013, between the Company and Fibrocell Science, Inc.

10.9#*	Exclusive Channel Collaboration Agreement, dated as of February 14, 2013, between the Company and AquaBounty Technologies, Inc.

10.10*	Relationship Agreement, dated as of December 5, 2012, between the Company and AquaBounty Technologies, Inc.

10.11#*	Exclusive Channel Collaboration Agreement, dated as of March 29, 2013, between the Company and Ampliphi Biosciences Corporation

10.12#*	Exclusive Channel Collaboration Agreement, dated as of March 29, 2013, between the Company and Genopaver, LLC

10.13#*	Exclusive Channel Collaboration Agreement, dated as of April 27, 2013, between the Company and Soligenix, Inc.

10.14#†	Second Amended and Restated Employment Agreement, dated as of August 31, 2006, between the Company and Thomas D. Reed

10.15#*	Exclusive Research Collaboration Agreement, dated as of August 1, 2012, between the Company and BioLife Cell Bank, Inc.

Exhibit number	Description of exhibit

10.16#*	Collaboration and License Agreement, dated as of June 6, 2011, between the Company and Halozyme, Inc.

21.1*	List of Subsidiaries of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of McGladrey LLP

23.5	Consent of Caturano and Company, Inc.

23.6	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Previously filed
†	Indicates management contract or compensatory plan.
#	Portions of the exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.